UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14C-5(d)(2))

☐	Definitive Information Statement

SEARS HOMETOWN AND OUTLET STORES, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies: common stock, par value $0.01 per share

	(2)	Aggregate number of securities to which transaction applies: 11,049,361 shares of common stock (including 781,618 restricted stock units)

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$3.25 per share of common stock

	(4)	Proposed maximum aggregate value of transaction: $35,910,423.25

	(5)	Total fee paid: $4,352.34 (determined by multiplying 0.0001212 by the proposed maximum aggregate value of the transaction of $35,910,423.25)

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: $2,797.13

	(2)	Form, Schedule or Registration Statement No.: Schedule 14C

	(3)	Filing Party: Sears Hometown and Outlet Stores, Inc.

	(4)	Date Filed: July 26, 2019

PRELIMINARY COPY – SUBJECT TO COMPLETION

SEARS HOMETOWN AND OUTLET STORES, INC.

5500 Trillium Boulevard, Suite 501

Hoffman Estates, Illinois 60192

NOTICE OF ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY.

[                    ], 2019

Dear Stockholders:

This notice of action by written consent and appraisal rights and the accompanying information statement are being furnished to the holders of common stock of Sears Hometown and Outlet Stores, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of June 1, 2019 (the “Merger Agreement”), among the Company, Transform Holdco LLC, a Delaware limited liability company (“Transform”), and Transform Merger Corporation, a Delaware corporation (“Merger Subsidiary”), pursuant to which Merger Subsidiary will merge with and into the Company (the “Merger”). A copy of the Merger Agreement is attached as Annex A to the accompanying information statement.

Prior to completion of the Merger, the Company has been afforded an opportunity to market and sell the Company’s Sears Outlet and Buddy’s Home Furnishing Stores businesses to a third party (an “Outlet Sale”). On August 27, 2019, the Company entered into an Equity and Asset Purchase Agreement (the “Liberty Purchase Agreement”) with Franchise Group Newco S, LLC (the “Outlet Purchaser”) and, solely for purposes of a performance and payment guarantee on behalf of the Outlet Purchaser, Liberty Tax, Inc., to effect an Outlet Sale to the Outlet Purchaser (the “Liberty Sale”). A copy of the Liberty Purchase Agreement is attached as Annex B to the accompanying information statement.

If the Merger is completed, each share of common stock, par value $0.01, of the Company (“Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (except for shares (i) owned by the Company as treasury stock or by any subsidiary of either the Company or Transform, (ii) owned by ESL Investments, Inc. or its investment affiliates, including Edward S. Lampert (together, “ESL”), or Transform, or (iii) held by stockholders who are entitled to demand and who properly demand appraisal under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) for such shares) will be cancelled and converted automatically into the right to receive $2.25 in cash, without interest, subject to an upward adjustment (as described in more detail in the accompanying information statement) in the event that the Liberty Sale is completed prior to the closing of the Merger (the “Merger Consideration”). If the Liberty Sale is consummated prior to the closing of the Merger, the Merger Consideration is currently estimated to be approximately $3.25 per share of Common Stock, although such amount could be lower under certain circumstances, as described more fully in the accompanying information statement. Any payment of the Merger Consideration will be subject to any required withholding taxes.

Concurrently with the execution of the Merger Agreement, the Company entered into a letter agreement with Edward S. Lampert (the “ESL Letter Agreement”), pursuant to which Edward S. Lampert has agreed, among other things, not to, and to cause ESL not to, effect any amendment of the Company’s bylaws or take any other stockholder action that is inconsistent with the terms of the Merger Agreement or that would reasonably be expected to frustrate the transactions contemplated thereby, any Outlet Sale conducted in accordance with the terms of the Merger Agreement, or the sale process related thereto. A copy of the ESL Letter Agreement is attached as Annex C to the accompanying information statement.

The Company’s board of directors (the “Board of Directors”) duly established and authorized a special committee of the Board of Directors (the “Special Committee”) currently composed of one independent and disinterested member of the Board of Directors to review, consider, evaluate, negotiate, reject or recommend or not recommend to the Board of Directors a potential negotiated transaction involving the Company and Transform, or any alternative potential transactions. On May 31, 2019, the Special Committee (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders (other than ESL), (ii) approved the Merger Agreement and the transactions contemplated thereby and declared the Merger Agreement advisable and (iii) recommended that the Board of Directors adopt resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated thereby and recommending that the Merger Agreement be adopted by the stockholders of the Company. Thereafter, at a meeting of the Board of Directors convened to act on the Special Committee’s recommendations, the Board of Directors unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and its stockholders (other than ESL), (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, (iii) directed that the Merger Agreement be submitted to the stockholders of the Company for their adoption and approval and (iv) recommended that the Merger Agreement be adopted by the stockholders of the Company.

Under Section 251 of the DGCL and the applicable provisions of the Company’s Certificate of Incorporation (as amended) and Amended and Restated Bylaws, the adoption of the Merger Agreement by the Company’s stockholders required the affirmative vote or written consent of the holders of a majority of the outstanding shares of Common Stock. On June 1, 2019, immediately following execution of the Merger Agreement, Edward S. Lampert and his investment affiliate ESL Partners, L.P. (together, the “Principal Stockholders”) caused to be delivered to the Company an irrevocable written consent (the “Written Consent”) adopting and approving the Merger Agreement and the transactions contemplated thereby, including the Merger, and approving any Outlet Sale to the extent such Outlet Sale would constitute a sale of substantially all of the Company’s property and assets and be subject to the stockholder approval requirements of Section 271(a) of the DGCL (a “Section 271 Sale”), in respect of 13,226,598 shares of Common Stock, representing approximately 58.3% of the outstanding shares of Common Stock entitled to act by written consent with respect to the adoption of the Merger Agreement and any Outlet Sale. A copy of the Written Consent is attached as Annex D to the accompanying information statement

In connection with the Company’s entry into the Liberty Purchase Agreement, the Principal Stockholders executed and delivered to the Company an irrevocable written consent (the “Liberty Consent”) confirming the Principal Stockholders’ approval of an Outlet Sale consummated in all material respects in accordance with the terms set forth in the Liberty Purchase Agreement, to the extent such sale constitutes a Section 271 Sale, in respect of 12,535,679 shares of Common Stock, representing approximately 55.2% of the outstanding shares of Common Stock entitled to act by written consent with respect to the adoption of the Liberty Sale. A copy of the Liberty Consent is attached as Annex E to the accompanying information statement.

Accordingly, the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, and any Outlet Sale became effective on June 1, 2019, and the approval of the Liberty Sale specifically was confirmed on August 27, 2019. No further approval of the stockholders of the Company is required to adopt or approve the Merger Agreement or the transactions contemplated thereby, including the Merger, or the Liberty Sale. As a result, the Company has not solicited and will not be soliciting your vote for the adoption or approval of the Merger Agreement or the transactions contemplated thereby, including the Merger, or the Liberty Sale, and does not intend to call a meeting of stockholders for the purpose of voting on the adoption of the Merger Agreement or the transactions contemplated thereby, including the Merger, or the Liberty Sale.

This notice of action by written consent and appraisal rights and the accompanying information statement constitute notice to you from the Company of the Principal Stockholders’ action by written consent to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and the Liberty Sale to the extent the Liberty Sale would constitute a Section 271 Sale.

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Common Stock (other than the Principal Stockholders) will have the right to demand an appraisal for, and be paid the “fair value” of, their shares of Common Stock as determined by the Court of Chancery of the State of Delaware instead of receiving the per share Merger Consideration if the Merger is completed, but only if they strictly comply with the procedures and requirements set forth under Section 262 of the DGCL. In order to exercise your appraisal rights, you must submit a written demand for an appraisal of your shares no later than 20 days after the date of mailing of this notice and the accompanying information statement, or [                    ], 2019, and precisely comply with other procedures set forth under Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is also attached as Annex H to the accompanying information statement.

This notice and the accompanying information statement constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL and of action by written consent pursuant to Section 228(e) of the DGCL.

The information statement accompanying this notice provides you with more specific information concerning the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. We urge you to read the entire accompanying information statement carefully. Please do not send in your shares of Common Stock at this time. If the Merger is completed, you will receive instructions regarding the surrender of and payment for your shares of Common Stock.

By order of the Board of Directors,

Charles J. Hansen

Vice President, General Counsel and Secretary

Neither the Securities and Exchange Commission nor any state securities or other regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The information statement is dated [                    ], 2019, and is first being mailed to stockholders on or about [                    ], 2019.

SEARS HOMETOWN AND OUTLET STORES, INC.

5500 Trillium Boulevard, Suite 501

Hoffman Estates, Illinois 60192

INFORMATION STATEMENT

i

Annexes

ii

SUMMARY TERM SHEET

The following summary term sheet, together with the following section entitled “Questions and Answers About the Merger and the Liberty Sale” beginning on page 14 of this information statement, highlights selected information from this information statement. Because this summary may not contain all of the information that is important to you, you should carefully read this entire information statement and the other documents to which this information statement refers you for a more complete understanding of the Merger, including, in particular, the copy of the Merger Agreement, the Liberty Sale Agreement, the ESL Letter Agreement, the Written Consent the Liberty Consent, the Liberty Sale Letter Agreement and the PJ Solomon Opinion (each as defined below) that are attached to this information statement as Annex A, Annex B, Annex C, Annex D, Annex E, Annex F and Annex G respectively. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

In this information statement, all references to the “Company”, “we”, “our” and “us” refer to Sears Hometown and Outlet Stores, Inc., a Delaware corporation, and, where appropriate, its subsidiaries; all references to “Transform” refer to Transform Holdco LLC, a Delaware limited liability company; all references to “Merger Subsidiary” refer to Transform Merger Corporation, a Delaware corporation; all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of June 1, 2019, among Transform, Merger Subsidiary and the Company, as it may be amended from time to time, a copy of which is attached as Annex A to this information statement; all references to the “Merger” refer to the merger of Merger Subsidiary with and into the Company as contemplated by the Merger Agreement; all references to the “Board of Directors” refer to the Company’s Board of Directors; and all references to “Company Common Stock” refer to the Company’s common stock, par value $0.01 per share.

Parties Involved in the Merger (page 83)

Sears Hometown and Outlet Stores, Inc.

The Company is a national retailer primarily focused on selling home appliances, lawn and garden equipment, tools and hardware. In addition to merchandise, we provide our customers with access to a full suite of related services, including home delivery, installation and extended-service plans. As of July 6, 2019, the Company and its independent dealers and franchisees operated a total of 601 stores across 49 states, Puerto Rico and Bermuda.

The Company’s principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192, and its telephone number is (847) 286-7000. The Company’s website is www.shos.com.

As of September 3, 2019, the most recent practicable date before the filing of this information statement, there were 22,702,132 shares of Company Common Stock issued and outstanding.

Shares of the Company Common Stock are listed with, and trade on, NASDAQ under the symbol “SHOS”.

Transform Holdco LLC

Transform is a privately held company that acquired most of the operating assets of Sears Holdings Corporation out of bankruptcy. Transform is organized as a Delaware limited liability company and is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve its members. Transform is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears, Kmart, the Company, and other retail partners. Transform operates through its subsidiaries with full-line and specialty retail stores across the United States. Transform is a privately held affiliate of ESL Investments, Inc. and its investment affiliates, including Edward S. Lampert (together, “ESL”).

Transform’s principal executive offices are located at 3333 Beverly Road, Hoffman Estates, Illinois 60179, and its telephone number is (847) 286-2500.

Transform Merger Corporation

Merger Subsidiary is a Delaware corporation formed for the sole purpose of completing the merger with the Company. Merger Subsidiary is a wholly owned subsidiary of Transform. Merger Subsidiary has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in furtherance of the transactions contemplated by the Merger Agreement.

Merger Subsidiary’s principal executive offices are located at 3333 Beverly Road, Hoffman Estates, Illinois 60179, and its telephone number is (847) 286-2500 .

The Merger (page 84)

Pursuant to the terms and subject to the conditions provided in the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the effective time of the Merger, Merger Subsidiary will merge with and into the Company, with the Company continuing as the surviving corporation. Because the Merger Consideration will be paid in cash, after the effective time of the Merger the stockholders other than the Principal Stockholders (as defined below) will have no direct or indirect equity interest in the Company.

As a result of the Merger, the Company will cease to be an independent, publicly traded company and will become wholly owned by Transform and/or ESL.

Merger Consideration (page 84)

Upon completion of the Merger, each issued and outstanding share of Company Common Stock (except for shares (i) owned by the Company as treasury stock or by any subsidiary of either the Company or Transform, (ii) owned by Transform or ESL or (iii) held by stockholders who are entitled to demand and who properly demand appraisal under Section 262 of the DGCL for such shares) will automatically be cancelled and will cease to exist and will be converted into the right to receive $2.25 in cash, without interest (the “Base Merger Consideration”), subject to an upward adjustment (as described in more detail below) in the event that a sale (an “Outlet Sale”) of our Sears Outlet and Buddy’s Home Furnishing Stores businesses (together, the “Outlet Segment”) that satisfies the criteria specified in the Merger Agreement is completed prior to the closing of the Merger (the “Merger Consideration”).

The Base Merger Consideration will be increased if an Outlet Sale satisfying the criteria specified in the Merger Agreement is completed prior to the closing of the Merger and the Outlet Sale results in net proceeds (which will be calculated as the cash proceeds of such Outlet Sale after taking into account certain transaction costs, including all fees, out-of-pocket expenses and taxes (as such taxes may be reduced by any net operating losses or other applicable tax attributes of the Company) incurred by the Company in connection with the sale, and any net working capital transferred to the buyer of the Outlet Segment in excess of $75,000,000) to the Company (the “Net Proceeds”), in excess of $97,500,000. In that case, the Base Merger Consideration will be increased by an amount equal to the quotient of (i) the excess of the Net Proceeds over $97,500,000 divided by (ii) the sum of the aggregate number of shares of Company Common Stock and unvested Company restricted stock units issued and outstanding as of the closing date of the Merger.

On August 27, 2019, the Company entered into an Equity and Asset Purchase Agreement (the “Liberty Purchase Agreement”) with Franchise Group Newco S, LLC (the “Outlet Purchaser”) and, solely for purposes of a performance and payment guarantee on behalf of the Outlet Purchaser, Liberty Tax, Inc. (“Liberty”), to effect an Outlet Sale to the Outlet Purchaser (the “Liberty Sale”) for aggregate consideration (the “Liberty Purchase Price”) equal to the sum of $121,000,000 in cash, subject to a customary working capital adjustment, plus an additional amount of up to $11,900,000 (the “Cap”) to reimburse the Company for certain costs it incurs in connection with the Liberty Sale (“Liberty Sale Costs”) and certain employee payments and insurance costs incurred by the Company in connection with the Merger (the “Merger Costs”) that, if not reimbursed by the Outlet Purchaser, would otherwise reduce the calculation under the Merger Agreement of Net Proceeds received by the Company as a result of the Liberty Sale. If the Liberty Sale is consummated prior to the closing of the Merger, it is currently estimated to result in Net Proceeds to the Company of approximately $121,000,000 and, pursuant to the Merger Agreement, a corresponding increase in the Base Merger Consideration of approximately $1.00 per share of Company Common Stock (being the quotient of (i) Net Proceeds of $121,000,000 minus $97,500,000, divided by (ii) the sum of 22,702,132 shares of Company Common Stock and 781,618 shares of restricted stock units expected to be issued and outstanding as of the closing date of the Merger), resulting in Merger Consideration of approximately $3.25 per share of Company Common Stock, although such amount could be lower under certain circumstances, as described more fully in the section entitled “The Merger Agreement – Merger Consideration” beginning on page 84 of this information statement. Under no circumstances can the Liberty Sale result in Net Proceeds of more than $121,000,000 or Merger Consideration of more than $3.25 per share of Company Common Stock.

If the Liberty Sale is not consummated prior to the closing of the Merger or if the Liberty Sale is consummated prior to the closing of the Merger but the Net Proceeds are less than or equal to $97,500,000, the Base Merger Consideration of $2.25 per share of Company Common Stock will not be increased.

Closing and Effective Time of the Merger (page 87 and Annex F)

Concurrently with the execution of the Liberty Purchase Agreement, the Company, Transform and Merger Subsidiary entered into a letter agreement (the “Liberty Sale Letter Agreement’), which provides, among other things, that the Merger will, subject to satisfaction of certain conditions, close substantially concurrently with the closing of the Liberty Sale. Pursuant to the terms of the Liberty Purchase Agreement and the Liberty Sale Letter Agreement, the concurrent closings of the Merger and the Liberty Sale will not occur prior to October 11, 2019. In addition, Transform has the right under the Liberty Sale Letter Agreement to defer the closing of the Merger by up to 7 business days upon written notice to the Company (the “Merger Closing Extension Right”), in which case the Company must exercise its right under the Liberty Purchase Agreement to defer the closing of the Liberty Sale by the same number of business days. A copy of the Liberty Sale Letter Agreement is attached as Annex F of this information statement.

If the Liberty Purchase Agreement is terminated, the closing of the Merger will occur no earlier than the later of (i) 45 days after Transform is notified of such termination and (ii) three business days following the date on which Transform receives certain financing information from the Company as further described in the Merger Agreement.

At the closing of the Merger, Transform and the Company will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL. The Merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware or on such later date and time as may be agreed upon by the parties and specified in the certificate of merger.

ESL Letter Agreement (Annex C)

Concurrently with the execution of the Merger Agreement, the Company entered into a letter agreement with Edward S. Lampert (the “ESL Letter Agreement”). Pursuant to the ESL Letter Agreement, Mr. Lampert has agreed, among other things, not to, and to cause ESL not to, effect any amendment of the Company’s bylaws or take any other stockholder action that is inconsistent with the terms of the Merger Agreement or that would reasonably be expected to frustrate the transactions contemplated thereby, any Outlet Sale conducted in accordance with the terms of the Merger Agreement, or the sale process related thereto. A copy of the ESL Letter Agreement is attached as Annex C to this information statement.

The Written Consents of Stockholders (Annex D and Annex E)

Under the DGCL and the applicable provisions of the Company’s Certificate of Incorporation (as amended) and Amended and Restated Bylaws, the adoption of the Merger Agreement by the Company’s stockholders may be provided without a meeting by written consent of the stockholders holding a majority of the voting power of the outstanding shares of Company Common Stock.

On June 1, 2019, the record date for determining stockholders of the Company entitled to act by written consent with respect to the adoption of the Merger Agreement and approval of any Outlet Sale to the extent such Outlet Sale would constitute a sale of substantially all of the Company’s property and assets and be subject to the stockholder approval requirements of Section 271(a) of the DGCL (a “Section 271 Sale”), there were 22,702,132 shares of Company Common Stock outstanding and entitled to vote.

On June 1, 2019, immediately following execution of the Merger Agreement, Edward S. Lampert and his investment affiliate ESL Partners, L.P. (together, the “Principal Stockholders”) caused to be delivered to the Company an irrevocable written consent (the “Written Consent”) adopting and approving the Merger Agreement, the terms and conditions set forth therein and the transactions contemplated thereby, including the Merger, and approving any Outlet Sale to the extent such Outlet Sale would constitute a Section 271 Sale. A copy of the Written Consent is attached as Annex D to this information statement.

On August 27, 2019, concurrently with the execution of the Liberty Purchase Agreement, the Principal Stockholders caused to be delivered to the Company an irrevocable written consent (the “Liberty Consent”) confirming the Principal Stockholders’ approval of an Outlet Sale consummated in all material respects in accordance with the terms set forth in the Liberty Purchase Agreement, to the extent such sale constitutes a Section 271 Sale. On August 27, 2019, the record date for determining stockholders of the Company entitled to act by written consent with respect to the adoption of the Liberty Sale to the extent such sale would constitute a Section 271 Sale, there were 22,702,132 shares of Company Common Stock outstanding and entitled to vote. A copy of the Liberty Consent is attached as Annex E to this information statement.

As of June 1, 2019, the Principal Stockholders held shares of Company Common Stock representing approximately 58.3% of the voting power of the shares of Company Common Stock entitled to vote on the adoption of the Merger Agreement. Accordingly, the adoption and approval of the Merger Agreement by the Company’s stockholders was effected in accordance with Sections 228 and 251 of the DGCL and the approval of any Outlet Sale was effected, to the extent applicable, in accordance with Sections 228 and 271(a) of the DGCL on June 1, 2019. As of August 27, 2019, the Principal Stockholders held shares of Company Common Stock representing approximately 55.2% of the outstanding shares of Common Stock entitled to act by written consent with respect to the adoption of the Liberty Sale, to the extent such sale constitutes a Section 271 Sale. Accordingly, the approval of the Liberty Sale was confirmed, to the extent applicable, in accordance with Sections 228 and 271(a) of the DGCL on August 27, 2019.

No further approval of the stockholders of the Company is required to adopt or approve the Merger Agreement or the transactions contemplated thereby, including the Merger, or the Liberty Sale. As a result, the Company has not solicited and will not be soliciting your vote for the adoption of the Merger Agreement or the transactions contemplated thereby, including the Merger, or the Liberty Sale, and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the Merger Agreement or the transactions contemplated thereby, including the Merger, or the Liberty Sale.

We are not asking you for a proxy and you are requested not to send us a proxy.

Federal securities laws state that neither the Merger nor any Outlet Sale that is required to be approved by the Company’s stockholders under Section 271(a) of the DGCL may be completed until 20 days after the date of mailing of this information statement to the Company’s stockholders. Therefore, notwithstanding the execution and delivery of the Written Consent and the Liberty Consent, neither the Merger nor the Liberty Sale will occur until that time has elapsed. We expect the Merger and the Liberty Sale to be completed in October 2019, subject to the satisfaction of other conditions to closing set forth in the Merger Agreement and the Liberty Purchase Agreement. However, there can be no assurance that the Merger or the Liberty Sale will be completed at that time, or at all.

When stockholder action is taken without a meeting by written consent of less than all of the stockholders entitled to vote on a matter, Section 228(e) of the DGCL requires that notice of the action be provided to those stockholders who did not consent and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation as provided in subsection (c) of Section 228 of the DGCL. This information statement and the notice attached hereto constitute notice to you of action by written consent as required by Section 228(e) of the DGCL.

Recommendation of the Special Committee (page 40)

The Board of Directors duly established and authorized a special committee of the Board of Directors (the “Special Committee”) currently composed of one independent and disinterested member of the Board of Directors to review, consider, evaluate, negotiate, reject or recommend or not recommend to the Board of Directors a potential negotiated transaction involving the Company and Transform, or any alternative potential transactions. On May 31, 2019, the Special Committee, after careful consideration:

•	determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders (other than ESL);

•	approved the Merger Agreement and the transactions contemplated thereby and declared the Merger Agreement advisable; and

•

recommended that the Board of Directors adopt resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated thereby and recommending that the Merger Agreement be adopted by the stockholders of the Company.

For a discussion of the material factors considered by the Special Committee in reaching its conclusions, see the section entitled “Special Factors—Recommendation of the Special Committee and Reasons for Recommendation” beginning on page 40 of this information statement.

Recommendation of the Board of Directors (page 44)

Our Board of Directors, at a meeting convened on May 31, 2019 to act on the Special Committee’s recommendation, after careful consideration:

•	determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders (other than ESL);

•	approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, in accordance with the requirements of the DGCL;

•	directed that the Merger Agreement be submitted to the stockholders of the Company for their adoption and approval; and

•	resolved to recommend that the Merger Agreement be adopted by the stockholders of the Company.

For a discussion of the material factors considered by the Board of Directors in reaching their conclusions, see the section entitled “Special Factors—Recommendation of the Board of Directors and Reasons for Recommendation” beginning on page 44 of this information statement.

Record Dates (page 68)

On June 1, 2019, the record date for determining stockholders of the Company entitled to act by written consent with respect to the adoption of the Merger Agreement, there were 22,702,132 shares of Company Common Stock outstanding and entitled to vote.

On June 1, 2019, the Company received the Written Consent adopting and approving the Merger Agreement and the transactions contemplated thereby, including the Merger, and approving any Outlet Sale to the extent such Outlet Sale would constitute a Section 271 Sale. The Written Consent was executed by the holders of the requisite number of shares of Company Common Stock in accordance with Sections 228, 251 and 271(a) of the DGCL.

On August 27, 2019, the record date for determining stockholders of the Company entitled to act by written consent with respect to the approval of the Liberty Sale to the extent such sale constitutes a Section 271 Sale, there were 22,702,132 shares of Company Common Stock outstanding and entitled to vote.

On August 27, 2019, the Company received the Liberty Consent approving the Liberty Sale to the extent such sale would constitute a Section 271 Sale. The Liberty Sale was executed by the holders of the requisite number of shares of Company Common Stock in accordance with Sections 228 and 271(a) of the DGCL.

The Board of Directors has not set a record date for determining stockholders entitled to receive notice that appraisal rights are available in connection with the Merger. Accordingly, pursuant to Section 262(d)(2) of the DGCL, the record date for determining stockholders entitled to receive notice that appraisal rights are available in connection with the Merger is the close of business on [                    ], 2019, the day preceding the date on which this information statement and accompanying notice are mailed to holders of Company Common Stock.

Opinion of PJ Solomon (page 45 and Annex G)

In connection with the Merger, the Special Committee and the Board of Directors received an opinion (the “PJ Solomon Opinion”), dated May 31, 2019, from PJ Solomon Securities, LLC (“PJ Solomon”). The Special Committee retained PJ Solomon to act as its financial and strategic advisor to the Special Committee in connection with the Merger. The Special Committee selected PJ Solomon to act as its financial and strategic advisor on the basis of PJ Solomon’s knowledge of the Company and its industry and business, PJ Solomon’s experience and reputation advising public companies in transactions similar to the Merger and its reputation in the investment community, among other things.

At May 31, 2019 meetings to consider the approval and adoption of the Merger Agreement, the Special Committee and the Board of Directors each received an oral opinion, which was confirmed in writing, from PJ Solomon, to the effect that, as of May 31, 2019, and based upon and subject to various assumptions and limitations described in its opinion, the $2.25 per share in cash of Base Merger Consideration to be paid to the holders of shares of Company Common Stock (other than ESL or Transform) pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of PJ Solomon’s written opinion, which is attached to this information statement as Annex G and is incorporated by reference in its entirety into this information statement, sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by

PJ Solomon. Holders of shares of Company Common Stock are urged to read this opinion carefully and in its entirety. PJ Solomon’s opinion was provided for the information of the Special Committee and the Board of Directors in connection with their evaluation of the Merger Consideration from a financial point of view and did not address any other aspects or implications of the Merger. PJ Solomon’s opinion is not intended to be, and does not constitute, a recommendation to any stockholder as to how such stockholder should act on any matters relating to the Merger or otherwise. For a more complete description of PJ Solomon’s opinion, see the section entitled “Special Factors—Opinion of PJ Solomon” beginning on page 45 of this information statement.

Interests of Directors and Executive Officers in the Merger (page 70)

Some of our executive officers and the members of our Board of Directors have interests in the Merger that are different from, or in addition to, the interests of the Company and our stockholders generally.

These interests include:

•

with respect to our executive officers, the possible accelerated vesting of, and the cancellation and conversion of, Company restricted stock units. If an Outlet Sale is not consummated at or prior to the closing of the Merger, except as provided under the applicable award, each Company restricted stock unit will be cancelled and converted into the right to receive an amount in cash equal to the Merger Consideration. With respect to restricted stock units scheduled to vest in January 2020, this amount will be paid, to the extent such restricted stock units have not been forfeited, at the effective time of the Merger, if held by any individual other than Will Powell or E.J. Bird, and on the date such restricted stock unit would otherwise have been paid in accordance with its terms (including terms providing for payment upon termination of employment), if held by Mr. Powell or Mr. Bird. With respect to restricted stock units scheduled to vest after January 2020 held by any individual, including the executive officers, this amount will be paid, to the extent such restricted stock units have not been forfeited, on the earlier of the date such restricted stock unit would otherwise have been paid in accordance with its terms (including terms providing for payment upon termination of employment) or no later than 60 days following the first anniversary of the closing of the Merger. If an Outlet Sale is consummated at or prior to the closing of the Merger, except as provided under the applicable award, each unvested Company restricted stock unit will be cancelled and converted into the right to receive, at the effective time of the Merger, an amount in cash equal to the Merger Consideration;

•

with respect to our executive officers, the cancellation of the outstanding portion (or unvested portion, in the event an Outlet Sale is consummated at or prior to the closing of the Merger) of any long term incentive award and conversion of such award into the right to receive a cash payment, at the effective time of the Merger, based on target (or, in the event an Outlet Sale is consummated at or prior to the closing of the Merger, actual) level of achievement, and in each case prorated to reflect the portion of the performance period that has lapsed at the effective time of the Merger;

•	with respect to our executive officers, the payment of guaranteed minimum bonuses; and

•

the right to continued indemnification and directors’ and officers’ liability insurance for our directors and officers by the surviving corporation for events occurring prior to the effective time of the Merger.

For the discussion of the interests described above, see the section entitled “Special Factors—Interests of Directors and Executive Officers in the Merger” beginning on page 70 of this information statement.

No Solicitation; No Change in Recommendation (page 96)

The Merger Agreement generally requires the Company to terminate any discussions or negotiations with any third party with respect to any acquisition proposal, terminate access to any physical or electronic data rooms related to a possible acquisition proposal and request that any such person and its representatives promptly return or destroy all confidential information concerning the Company and its subsidiaries. In addition, the Company may not, and must cause each of its subsidiaries and their respective representatives not to (in each case, other than in connection with any inquiries or proposals solely in connection with an Outlet Sale that comply with certain requirements set forth in the Merger Agreement):

•

solicit, initiate, facilitate or encourage any inquiries regarding, or the making or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•	conduct or engage in or otherwise participate in any discussions or negotiations with, or furnish any information to, any person that is making or is considering making an acquisition proposal;

•	approve or recommend any acquisition proposal; or

•	enter into any definitive agreement with respect to any acquisition proposal.

The Board of Directors is also restricted from taking certain actions with respect to, including effecting a change or modification of, its recommendation in favor of approval and adoption of the Merger and the Merger Agreement.

The Company has no right to terminate the Merger Agreement to accept a superior proposal.

Sale of the Outlet Segment (page 97)

During the period beginning on the date of the Merger Agreement and ending on August 24, 2019 (as such date was extended to September 3, 2019 by the Company by written notice to Transform in accordance with the Merger Agreement), the Company had the right to solicit inquiries, proposals and offers from third parties in connection with any Outlet Sale that complies with certain requirements set forth in the Merger Agreement, engage in negotiations with any third party regarding any such Outlet Sale or proposal therefor, otherwise cooperate with or facilitate any such proposal, enter into a definitive purchase agreement for an Outlet Sale satisfying the criteria set forth in the Merger Agreement (an “Outlet Purchase Agreement”), and consummate, any such Outlet Sale. Under the Merger Agreement, any Outlet Purchase Agreement must include certain terms (as further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Sale of the Outlet Segment” beginning on page 97 of this information statement).

Immediately following the public announcement of the execution of the Merger Agreement, the Special Committee’s financial advisor began marketing the Outlet Segment to more than 130 prospective buyers, including both strategic and financial buyers. The Company, with the assistance of the Special Committee’s financial and legal advisors, entered into confidentiality agreements with and provided certain non-public information relating to the Outlet Segment to 17 prospective buyers. Of those prospective buyers, only an affiliate of Liberty and the Outlet Purchaser submitted an offer to acquire the Outlet Segment.

On August 27, 2019, the Company, the Outlet Purchaser and, solely for purposes of a performance and payment guarantee on behalf of the Outlet Purchaser, Liberty, entered into the Liberty Purchase Agreement to effect the Liberty Sale. Pursuant to the Liberty Purchase Agreement, the Outlet Purchaser has agreed to acquire the Outlet Segment for the Liberty Purchase Price, consisting of an amount equal to $121,000,000 in cash, subject to a customary working capital adjustment, plus an additional amount of up to the Cap to compensate the Company for the Liberty Sale Costs and the Merger Costs.

Concurrently with the execution of the Liberty Purchase Agreement, the Company, Transform and Merger Subsidiary agreed in the Liberty Sale Letter Agreement that the Liberty Purchase Agreement, and any Outlet Sale consummated in accordance with and on the terms set forth in the Liberty Purchase Agreement, shall be deemed for all purposes under the Merger Agreement to satisfy and comply with the requirements in the Merger Agreement that any Outlet Purchase Agreement and any Outlet Sale comply with the terms set forth in Annex III of the Merger Agreement and otherwise be on commercially reasonable terms.

The employees of the Company that are primarily dedicated to the Outlet Segment are expected to transfer with the Outlet Segment in connection with the Liberty Sale, as are Will Powell, Chief Executive Officer of the Company, E.J. Bird, Chief Financial Officer of the Company, and Michael A. Gray, Chief Operating Officer of the Company.

The Outlet Purchaser has delivered to the Company an executed debt commitment letter that provides the Outlet Purchaser with debt financing for the Liberty Sale in an amount equal to $105,000,000. In addition, Liberty has received a commitment from an affiliate of Vintage Capital Management, LLC, to provide Liberty with up to $40,000,000 of equity financing for the Liberty Sale. The receipt of such debt or other financing is not a condition to the obligation of the Outlet Purchaser to close the Liberty Sale. Liberty has guaranteed the Outlet Purchaser’s performance of its obligations under the Liberty Purchase Agreement, including its payment obligations, which guarantee will terminate at the closing of the Liberty Sale.

The Liberty Purchase Agreement contains specified termination rights, including the right of each party to terminate the Liberty Purchase Agreement if the Liberty Sale has not been consummated by October 23, 2019 (extendable by up to 7 business days in connection with Transform’s exercise of the Merger Closing Extension Right and/or by the Company in certain circumstances by up to 15 additional days upon written notice to Transform certifying that (i) the Company and the Outlet Purchaser are working diligently and in good faith to consummate the Liberty Sale and (ii) the Company and the Outlet Purchaser have a reasonable expectation of doing so within such 15 day period) (the “Outlet Closing Deadline”).

In the event that the Liberty Sale does not close prior to the Outlet Closing Deadline, pursuant to the terms of the Merger Agreement, the Company must terminate the Liberty Purchase Agreement without any further liability or obligation to the Company, other than any liability for any breach by the Company of the Liberty Purchase Agreement prior to its termination.

In the event that the Liberty Sale is consummated prior to the closing of the Merger, the Company must cause the Net Proceeds of the Liberty Sale to be applied or reserved to pay down any debt outstanding under the Company’s credit agreements.

See the section entitled “The Merger Agreement—Other Covenants and Agreements—Sale of the Outlet Segment” beginning on page 97 of this information statement for a further description of the terms of the Liberty Purchase Agreement.

Conditions to the Merger (page 105)

As more fully described in this information statement and the Merger Agreement, the completion of the Merger depends on the satisfaction or waiver of a number of conditions. If these conditions are not satisfied or waived, the Merger will not be completed.

The conditions that each party must satisfy to consummate the Merger are more fully described in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 105 of this information statement.

Source and Amount of Funds (page 69)

The Merger is not contingent on the receipt of any proceeds from any financing. Concurrently with the execution of the Merger Agreement, ESL Investments, Inc. entered into a commitment letter pursuant to which it committed, subject to the terms and conditions set forth therein, to contribute approximately $21,000,000 to Transform to be used by Transform to pay the Merger Consideration.

Treatment of the Company’s Equity Awards and Other Incentive Compensation (page 89)

The Merger Agreement provides that, if an Outlet Sale is not consummated at or prior to the closing of the Merger, then, except as provided under the applicable award:

•

each restricted stock unit of the Company will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration. With respect to restricted stock units scheduled to vest in January 2020, this amount will be paid, to the extent such restricted stock units have not been forfeited, at the effective time of the Merger, if held by any individual other than Mr. Powell or Mr. Bird, and on the date such restricted stock unit would otherwise have been paid in accordance with its terms (including terms providing for payment upon termination of employment), if held by Mr. Powell or Mr. Bird. With respect to restricted stock units scheduled to vest after January 2020 held by any individual, including Mr. Powell or Mr. Bird, this amount will be paid, to the extent such restricted stock units have not been forfeited, on the earlier of the date such restricted stock unit would otherwise have been paid in accordance with its terms (including terms providing for payment upon termination of employment) or no later than 60 days following the first anniversary of the closing of the Merger;

•

the outstanding portion of any award under the Company’s long-term incentive plan will be cancelled and converted into the right to receive at the effective time of the Merger an amount in cash, based on the target level of achievement, prorated based on the number of completed months of the applicable performance period as of the effective time of the Merger; and

•

each participant in the Company’s annual incentive plan who has a guaranteed minimum bonus provided in such participant’s retention agreement will be paid an amount in cash equal to such guaranteed minimum bonus, and, in connection with that payment, any then unpaid installments of the special retention or incentive awards to which such participant was entitled under previous agreements will be reduced to zero and the participant will cease to have any further right to payment under those agreements.

The Merger Agreement provides that, if an Outlet Sale is consummated at or prior to the closing of the Merger, then, except as provided under the applicable award:

•

at the effective time of the Merger, each unvested restricted stock unit will be cancelled and converted into the right to receive at the effective time of the Merger an amount in cash, without interest, equal to the Merger Consideration;

•

the unvested portion of any award under the Company’s long-term incentive plan will be cancelled and converted into the right to receive at the effective time of the Merger an amount in cash, based on the actual level of achievement, prorated based on the number of completed months of the applicable performance period as of the effective time of the Merger; and

•

each participant in the Company’s annual incentive plan, whether or not that participant has a guaranteed minimum bonus pursuant to a retention agreement, will be paid a bonus for the portion of fiscal year 2019 that has been completed as of the effective time of the Merger in an amount equal to the greater of (i) the amount determined under the annual incentive plan using actual performance as of the date of the Merger Agreement (which was zero for each of the Named Executive Officers and all other employees, except for certain field employees), prorated based on the number of completed days in the fiscal year as of the effective time of the Merger, and (ii) if applicable, the guaranteed minimum bonus provided in such annual incentive plan participant’s retention agreement, and in connection with that payment, any then unpaid installments of the special retention or incentive awards to which such participant was entitled under previous agreements will be reduced to zero and the participant will cease to have any further right to payment under those agreements.

For a more detailed discussion of the above, see the section entitled “The Merger Agreement—Treatment of the Company’s Equity Awards and Other Incentive Compensation” beginning on page 89 of this information statement.

Termination of the Merger Agreement (page 106)

The Merger Agreement may be terminated and the transactions may be abandoned at any time prior to the effective time of the Merger:

•	by mutual written agreement of Transform and the Company (provided that any such termination has been approved by the Special Committee);

•	by either Transform or the Company (provided that any such termination by the Company has been approved by the Special Committee), if:

•

the Merger has not occurred on or before 5:00 p.m. (New York City time) on the End Date (as defined in the Merger Agreement), except this termination right is not available to any party whose breach of any provision of the Merger Agreement results in the failure of the Merger to be consummated by such time;

•

any applicable law or order by a governmental authority (which has become final and nonappealable) makes consummation of the Merger illegal or otherwise prohibits the consummation of the Merger, except this termination right is not available to a party whose breach of the Merger Agreement results in the existence of any such law or order;

•

by the Company if there is a breach or failure by Transform or Merger Subsidiary of any of their respective representations, warranties, covenants or agreements under the Merger Agreement that would cause the related condition to fail and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, Transform does not cure such breach or failure within 30 days after receipt of written notice from the Company of such breach or failure (or, if sooner, the End Date), except this termination right is not available if the Company is in material breach of any of its representations, warranties, covenants or agreements in the Merger Agreement;

•

by Transform if there is a breach or failure by the Company of any of its representations, warranties, covenants or agreements in the Merger Agreement that would cause the related condition to fail and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, the Company does not cure such breach or failure within 30 days after receipt of written notice from Transform of such breach or failure (or, if sooner, the End Date), except this termination right is not available if Transform is in material breach of any of its representations, warranties, covenants or agreements in the Merger Agreement or if failure of the Company’s condition related to the absence of any event of default under a credit agreement is solely a result of actions taken by Transform in violation of the Merger Agreement or ESL in violation of the ESL Letter Agreement.

If the Merger Agreement is validly terminated pursuant to the termination rights described above in this section, the Merger Agreement will become void and of no effect, without liability of any party (or any stockholder or representative of such party) to the other party except for liability for damages resulting from such party’s fraud or willful and material breach of the Merger Agreement prior to its termination and except for the provision regarding public announcements, provisions relating to the effect of termination and certain other specified general provisions of the Merger Agreement, each of which will survive the termination of the Merger Agreement.

Appraisal Rights (page 118)

The Company’s stockholders (other than the Principal Stockholders) did not vote to approve the adoption of the Merger Agreement and, under the DGCL, will have the right to demand an appraisal for and be paid the “fair value” of their shares of Company Common Stock as determined by the Court of Chancery of the State of Delaware (the “Court”) instead of receiving the per share Merger Consideration if the Merger is completed, but only if they strictly comply with the procedures and requirements set forth in Section 262 of the DGCL (“Section 262”). In order to exercise your appraisal rights, you must submit a written demand for an appraisal of your shares no later than 20 days after the date of mailing of this information statement and the accompanying notice, which 20th day is [                    ], 2019, and precisely comply with other procedures set forth in Section 262.

A copy of Section 262 is included as Annex H to this information statement. We urge you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to demand appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with all of the requirements of Section 262 may result in loss of the right of appraisal. You should be aware that the “fair value” of your shares of Company Common Stock as determined by the Court could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

For a more detailed discussion of the above, see the section entitled “Appraisal Rights” beginning on page 118 of this information statement.

Material U.S. Federal Income Tax Consequences of the Merger (page 76)

The exchange of shares of Company Common Stock for the Merger Consideration pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a Company stockholder that is a “U.S. holder” (as defined in the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 76 of this information statement) will recognize taxable gain or loss in an amount equal to the difference, if any, between (i) the Merger Consideration received by such U.S. holder in the Merger and (ii) such U.S. holder’s adjusted tax basis in the shares of Company Common Stock exchanged therefor. With respect to a Company stockholder that is a “non-U.S. holder” (as defined in the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 76 of this information statement), the exchange of shares of Company Common Stock for the Merger Consideration pursuant to the Merger generally will not result in U.S. federal income tax to such non-U.S. holder unless such non-U.S. holder has certain connections with the United States. Backup withholding may apply to the cash payment made pursuant to the Merger unless the Company stockholder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed U.S. Internal Revenue Service (“IRS”) Form W-9 or IRS Form W-8 or applicable successor form).

You are urged to read the discussion in the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 76 of this information statement and to consult your tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to you of the Merger.

De-listing and De-registration of Company Common Stock (page 80)

If the Merger is completed, the Company Common Stock will be de-listed from NASDAQ and de-registered under the Exchange Act. As such, following completion of the Merger and such de-registration, the Company will no longer file periodic and other reports with the Securities and Exchange Commission (“SEC”).

Expenses (page 108)

Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense.

Specific Performance (page 107)

The Company, Transform and Merger Subsidiary have agreed that they will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specifically enforce the terms and provisions of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Market Price of Company Common Stock and Dividend Data (page 111)

The Company Common Stock is listed with, and trades on, NASDAQ under the symbol “SHOS”. The closing sale price of the Company Common Stock on April 5, 2019, the last trading day prior to the Company’s announcement that it had received an acquisition proposal from Transform, was $1.90 per share. The closing sale price of the Company Common Stock on May 31, 2019, the last trading day prior to the execution of the Merger Agreement, was $2.18 per share. The closing sale price of the Company Common Stock on September 3, 2019, the most recent practicable date before the filing of this information statement, was $3.43 per share. You are encouraged to obtain current market quotations for Company Common Stock.

Following completion of the Merger, there will be no further market for Company Common Stock, and Company Common Stock will be de-listed from NASDAQ and de-registered under the Exchange Act. As a result, following completion of the Merger and such de-registration, we will no longer file periodic and other reports with the SEC.

For a more complete description, please see the section entitled “Important Additional Information About the Company—Market Prices and Dividend Data” beginning on page 111 of this information statement.

* * *

Neither the SEC nor any state securities or other regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE LIBERTY SALE

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement, the Merger and the Liberty Sale. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the additional information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to in this information statement.

Q.	WHY DID I RECEIVE THIS INFORMATION STATEMENT?

A.

On June 1, 2019, the Company, Transform and Merger Subsidiary entered into the Merger Agreement, and immediately thereafter the Principal Stockholders adopted the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement, as well as any Outlet Sale to the extent such Outlet Sale would constitute a Section 271 Sale. Later, on August 27, 2019, the Company, the Outlet Purchaser and, solely for purposes of a performance and payment guarantee on behalf of the Outlet Purchaser, Liberty, entered into the Liberty Purchase Agreement to effect the Liberty Sale and the Principal Stockholders approved the Liberty Sale to the extent that such sale would constitute a Section 271 Sale.

Applicable provisions of the DGCL and certain securities regulations require us to provide you with information regarding the Merger and the Liberty Sale, even though your vote or consent is neither required nor requested to adopt the Merger Agreement or complete the Merger or the Liberty Sale. We are not asking you for a proxy and you are requested not to send us a proxy.

Q.	WHAT IS THE PROPOSED TRANSACTION?

A.

The proposed transaction is the acquisition by Transform of all shares of Company Common Stock not owned by ESL or Transform, by the Company as treasury stock or by any subsidiary of either the Company or Transform. The proposed transaction will be effected through a merger of Merger Subsidiary, a wholly owned subsidiary of Transform, with and into the Company, with the Company continuing as the surviving corporation. If the Merger is completed, the Company will become wholly owned by Transform and ESL and the Company Common Stock will cease to be listed on NASDAQ, will be de-registered with the SEC and will no longer be publicly traded.

In addition, prior to completion of the Merger, the Company has been afforded an opportunity to market and sell the Outlet Segment to a third party and has entered into the Liberty Purchase Agreement with the Outlet Purchaser and, solely for purposes of a performance and payment guarantee on behalf of the Outlet Purchaser, Liberty, to effect the Liberty Sale. In the event that the Liberty Sale is completed prior to the closing of the Merger, the amount of consideration paid for your shares of Company Common Stock in the Merger will be increased if the Liberty Sale results in Net Proceeds in excess of $97,500,000.

Q.	IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY SHARES OF COMPANY COMMON STOCK?

A.

If the Merger is completed, each share of Company Common Stock that is issued and outstanding (except for shares (i) owned by the Company as treasury stock or by any subsidiary of either the Company or Transform, (ii) owned by Transform or ESL or (iii) held by stockholders who are entitled to demand and who properly demand appraisal under Section 262 of the DGCL for such shares) will be converted into the right to receive the Merger Consideration, consisting of the Base Merger Consideration of $2.25 in cash per share, without interest, subject to an upward adjustment (as described in more detail below) in the event that a sale of the Outlet Segment that satisfies certain criteria specified in the Merger Agreement is completed prior to the closing of the Merger. As a result of the Merger, upon the surrender of your shares of Company Common Stock, you will receive a total amount of cash equal to the product obtained by multiplying the Merger Consideration by the number of shares of Company Common Stock that you own, unless you properly exercise and do not withdraw or fail to perfect appraisal rights as provided under Section 262 of the DGCL.

Q.	IS THE MERGER CONSIDERATION SUBJECT TO AN INCREASE?

A.

Yes, if the Liberty Sale is completed prior to the closing of the Merger. The Base Merger Consideration is $2.25 in cash per share, without interest. However, the Base Merger Consideration will be increased if the Liberty Sale is completed prior to the closing of the Merger and such Liberty Sale results in Net Proceeds in excess of $97,500,000. In that case, the Base Merger Consideration will be increased by an amount equal to the quotient of (i) the excess of the Net Proceeds over $97,500,000 divided by (ii) the sum of the aggregate number of shares of Company Common Stock and unvested Company restricted stock units issued and outstanding as of the closing date of the Merger. If completed, the Liberty Sale is currently estimated to result in Net Proceeds to the Company of approximately $121,000,000 and, pursuant to the Merger Agreement, a corresponding increase in the Base Merger Consideration of approximately $1.00 per share of Company Common Stock (being the quotient of (i) $121,000,000 minus $97,500,000, divided by (ii) the sum of 22,702,132 shares of Company Common Stock and 781,618 shares of restricted stock units expected to be issued and outstanding as of the closing date of the Merger), resulting in Merger Consideration of approximately $3.25 per share of Company Common Stock. The actual adjustment, if any, to the Base Merger Consideration is subject to the occurrence of the consummation of the Liberty Sale and to the actual amount of Net Proceeds received by the Company from such sale as calculated in accordance with the Merger Agreement, which may be lower than the current estimate of approximately $121,000,000 as a result of any downward working capital adjustment to the Liberty Purchase Price or if the Company’s actual Liberty Sale Costs together with the actual Merger Costs exceed the Cap. Under no circumstances can the Liberty Sale result in Net Proceeds of more than $121,000,000 or Merger Consideration of more than $3.25 per share of Company Common Stock. See the section entitled “The Merger Agreement—Merger Consideration” beginning on page 84 of this information statement.

Q.	DID THE BOARD OF DIRECTORS APPROVE THE MERGER AND THE MERGER AGREEMENT?

A.

Yes. After careful consideration and evaluation of the Merger, and in consideration of, among other things, the recommendation of the Special Committee that the Board of Directors adopt resolutions approving and declaring advisable the Merger Agreement and the opinion of PJ Solomon that, based upon and subject to the factors and assumptions set forth in such opinion, the Merger Consideration to be paid to holders of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than ESL or Transform), our Board of Directors approved and declared advisable the Merger Agreement and the Merger. To review our Board of Directors’ reasons for recommending and approving the Merger and the Merger Agreement, see the sections entitled “Special Factors—Recommendation of the Special Committee and Reasons for Recommendation” beginning on page 40 of this information statement and “Special Factors—Recommendation of the Board of Directors and Reasons for Recommendation” beginning on page 44 of this information statement.

Q.	DID THE BOARD OF DIRECTORS APPROVE THE LIBERTY SALE AND THE LIBERTY PURCHASE AGREEMENT?

A.

After careful consideration and evaluation of the Merger Agreement and the transactions contemplated thereby, including a potential Outlet Sale complying with the requirements set forth therein, and in consideration of, among other things, the recommendation of the Special Committee that the Board of Directors adopt resolutions approving and declaring advisable the Merger Agreement, our Board of Directors adopted a resolution recommending, in accordance with the provisions of the Company’s amended and restated bylaws, a potential Outlet Sale complying with the requirements set forth in the Merger Agreement. The Board of Directors then also specifically approved the Liberty Sale and the Liberty Purchase Agreement prior to its execution by the Company in consideration of, among other things, the recommendation of the Special Committee that the Board of Directors adopt resolutions approving the Liberty Sale and the Liberty Purchase Agreement.

Q.

IS THE APPROVAL OF STOCKHOLDERS NECESSARY TO ADOPT OR APPROVE THE MERGER AGREEMENT, THE MERGER OR THE LIBERTY SALE? WHY AM I NOT BEING ASKED TO VOTE ON THE MERGER AGREEMENT, THE MERGER OR THE LIBERTY SALE?

A.

The Merger requires the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock and, to the extent the Liberty Sale constitutes a Section 271 Sale, the Liberty Sale would require adoption by the holders of a majority of the outstanding shares of Company Common Stock under Section 271(a) of the DGCL. The requisite stockholder approvals were obtained on June 1, 2019 and August 27, 2019, the respective dates on which the Principal Stockholders caused to be delivered to the Company (i) an irrevocable written consent, in respect of approximately 58.3% of our outstanding Company Common Stock, adopting and approving the Merger Agreement and the transactions contemplated thereby, including the Merger, and approving any Outlet Sale to the extent such Outlet Sale would constitute a Section 271 Sale, and (ii) an irrevocable written consent, in respect of approximately 55.2% of our outstanding Company Common Stock, confirming the Principal Stockholders’ approval of an Outlet Sale consummated in all material respects in accordance with the terms set forth in the Liberty Purchase Agreement, to the extent such Outlet Sale would constitute a Section 271 Sale. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q.	ARE THERE ANY REQUIREMENTS FOR THE LIBERTY SALE?

A.

Yes. Under the Merger Agreement, any Outlet Purchase Agreement the Company enters into must include certain terms, including that the Net Proceeds of the Outlet Sale must be at least $97,500,000, the buyer of the Outlet Segment must assume all obligations and liabilities primarily arising out of or relating to the Outlet Segment, consideration for the Outlet Sale must be payable to the Company exclusively in cash at the closing of the Outlet Sale, and the Outlet Purchase Agreement must generally be terminable by the Company without any further liability or obligation from and after the Outlet Closing Deadline. Concurrently with the execution of the Liberty Purchase Agreement, the Company, Transform and Merger Subsidiary agreed in the Liberty Sale Letter Agreement that the Liberty Purchase Agreement, and any Outlet Sale consummated in accordance with and on the terms set forth in the Liberty Purchase Agreement, shall be deemed for all purposes under the Merger Agreement to satisfy and comply with the requirements in the Merger Agreement that any Outlet Purchase Agreement and any Outlet Sale comply with the terms set forth in Annex III of the Merger Agreement and otherwise be on commercially reasonable terms. See the section entitled “The Merger Agreement—Other Covenants and Agreements—Sale of the Outlet Segment” beginning on page 97 of this information statement.

Q.	IS THE MERGER SUBJECT TO THE FULFILLMENT OF CERTAIN CONDITIONS?

A.

Yes. Before completion of the Merger, the Company, Transform and Merger Subsidiary must fulfill or waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 105 of this information statement.

Q.	AM I ENTITLED TO APPRAISAL RIGHTS?

A.

Yes. Under the DGCL, stockholders who did not provide a consent to the adoption of the Merger Agreement (i.e., stockholders other than the Principal Stockholders) are entitled to appraisal rights in connection with the Merger with respect to their shares, so long as they precisely follow specific procedures to exercise their rights under the DGCL. See the section entitled “Appraisal Rights” beginning on page 118 of this information statement.

Q.	WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A.

We expect the Merger to be completed in October 2019, subject to satisfaction of the closing conditions set forth in the Merger Agreement; however, there can be no assurance that the Merger will be completed at that time, or at all. Pursuant to the Liberty Sale Letter Agreement, the Company, Transform and Merger Subsidiary have agreed, among other things, that the Merger will, subject to satisfaction of certain conditions, close substantially concurrently with the closing of the Liberty Sale. Pursuant to the terms of the Liberty Purchase Agreement and the Liberty Sale Letter Agreement, the closing of the Merger will not occur prior to October 11, 2019. In addition, pursuant to the Liberty Sale Letter Agreement, the Merger Closing Extension Right allows Transform to defer the closing of the Merger by up to 7 business days upon written notice to the Company, in which case the Company must exercise its right under the Liberty Purchase Agreement to defer the closing of the Liberty Sale by the same number of business days.

Q.	WHEN WILL THE LIBERTY SALE BE COMPLETED?

Pursuant to the terms of the Liberty Purchase Agreement, the closing of the Liberty Sale will not occur prior to October 11, 2019. In addition, if Transform exercises its Merger Closing Extension Right to defer the closing of the Merger by up to 7 business days, the Company must, pursuant to the terms of the Liberty Sale Letter Agreement, exercise its right under the Liberty Purchase Agreement to defer the closing of the Liberty Sale by the same number of business days. The Liberty Sale must be completed, if at all, by October 23, 2019. However, that deadline may be extended in certain circumstances, including by up to 7 business days in connection with Transform’s exercise of the Merger Closing Extension Right, and also, if certain conditions are met, by the Company by up to 15 additional days upon written notice to Transform certifying that (i) the Company and the Outlet Purchaser are working diligently and in good faith to consummate the Liberty Sale and (ii) the Company and the Outlet Purchaser have a reasonable expectation of doing so within such 15-day period. See the section entitled “The Merger Agreement—Other Covenants and Agreements—Sale of the Outlet Segment” beginning on page 97 of this information statement.

Q.	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A.

If the Merger is not completed for any reason, stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger. Instead, the Company will remain a publicly traded company, and shares of Company Common Stock will continue to trade on NASDAQ.

Q.	WHAT HAPPENS IF THE LIBERTY SALE IS NOT COMPLETED?

A.

If the Liberty Sale is not completed, the Merger Consideration will equal the Base Merger Consideration and the Outlet Segment will continue to be owned and operated by the Company following the closing of the Merger.

Q.	SHOULD I SURRENDER MY SHARES OF COMPANY COMMON STOCK NOW?

A.	No. After the Merger is completed, you will be sent detailed instructions for exchanging your shares of Company Common Stock for the Merger Consideration.

Q.	WILL I OWE TAXES AS A RESULT OF THE MERGER?

A.

The Merger will be a taxable transaction for U.S. holders of Company Common Stock. As a result, assuming you are a U.S. holder, any gain you recognize as a result of the Merger will be subject to U.S. federal income tax and also may be taxed under applicable state, local or other tax laws. In general, you will recognize gain or loss equal to the difference between (1) the Merger Consideration you receive and (2) the adjusted tax basis of the shares of Company Common Stock you surrender in the Merger. Assuming you are a non-U.S. holder, your exchange of shares of Company Common Stock for the Merger Consideration generally will not result in U.S. federal income tax unless you have certain connections with the United States. See the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 76 of this information statement for a more detailed explanation of the tax consequences of the Merger. You should consult your tax advisor on how specific tax consequences of the Merger apply to you.

Q.	WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANY?

A.

We file periodic reports and other information with the U.S. Securities and Exchange Commission (the “SEC”). Some of these reports are incorporated by reference into this information statement. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the SEC at www.sec.gov. For a more detailed description of the information available, please refer to the section entitled “Where You Can Find Additional Information” beginning on page 125 of this information statement.

Q.	WHO CAN HELP ANSWER MY QUESTIONS?

A.	If you have questions about the Merger after reading this information statement, please call the Office of the General Counsel, Sears Outlet and Hometown Stores, Inc., at (847) 286-7000.

SPECIAL FACTORS

The following section, together with the sections entitled “Summary Term Sheet”, “Questions and Answers about the Merger and the Liberty Sale”, “Cautionary Statements Regarding Forward-Looking Statements”, “Parties Involved in the Merger”, “The Merger Agreement”, “Important Additional Information Regarding the Company”, “Important Additional Information Regarding the ESL Filing Parties”, “Appraisal Rights”, “Householding”, “Future Stockholder Proposals” and “Where You Can Find Additional Information” constitutes a description of certain aspects of the Merger as required by applicable SEC regulations. Such description, however, may not contain all of the information that is important to you. We encourage you to read carefully this entire information statement, including the Merger Agreement attached as Annex A, for a more complete understanding of the Merger. You may obtain additional information without charge by following the instructions in the section entitled “Where You Can Find Additional Information” beginning on page 125 of this information statement.

Background of the Transaction

Since 2012, ESL has been the controlling stockholder of the Company and the largest holder of outstanding shares of common stock of Sears Holdings Corporation. ESL is also the controlling member of Transform. The Company has significant business relationships with Transform as a result of the February 2019 acquisition by Transform of most of the operating assets of Sears Holdings Corporation and its subsidiaries (together, the “Sears Holdings Companies”) in connection with the voluntary petitions filed in the United States Bankruptcy Court for the Southern District of New York in October 2018 by the Sears Holdings Companies seeking relief under Chapter 11 of Title 11 of the United States Code (the “SHC Bankruptcy Proceedings”). As part of this acquisition, various agreements (the “Separation Agreements”) between the Company, and its subsidiaries, on the one hand, and the Sears Holdings Companies, on the other hand, including agreements under which the Sears Holdings Companies provided the Company and its subsidiaries with merchandise and services, were assigned by the Sears Holdings Companies to, and assumed by, Transform. The Separation Agreements were originally entered into in connection with the Company’s 2012 separation from the Sears Holdings Companies. The Company and Transform regularly engage in commercial discussions related to matters arising under the Separation Agreements.

In November 2016, the Board of Directors established the Special Committee and delegated to it the exclusive power and authority to evaluate and determine a course of action with respect to certain matters that may arise from time to time involving ESL and the Sears Holdings Companies. Upon its formation, the Special Committee consisted of David Robbins and Kevin Longino, both of whom were independent and disinterested with respect to matters involving ESL and the Sears Holdings Companies. The Special Committee was formed in light of the open market purchases of Company Common Stock that had recently been made by ESL, the Company’s consideration at the time of a potential stock repurchase program, as well as the Board of Directors’ concern that the Sears Holdings Companies might engage in a financial restructuring or file for bankruptcy.

In December 2016, the Special Committee engaged PJ Solomon to provide it with certain financial advice and to perform valuation work. The Special Committee held four meetings between November 15, 2016 and January 6, 2017. At an in-person meeting of the Special Committee held on January 6, 2017, at which members of Company senior management and representatives of PJ Solomon and Shearman & Sterling LLP (“Shearman & Sterling”), counsel to the Special Committee, were present at the invitation of the Special Committee, representatives of PJ Solomon reviewed a preliminary financial analysis of the Company and alternative courses of action that were available to it, and members of Company senior management discussed the financial performance and position of the Company. During the meeting a potential transaction involving the acquisition of the Sears Home Services business from the Sears Holdings Companies was also discussed. The Company evaluated this potential transaction at the request of Mr. Lampert and engaged in related preliminary discussions with the Sears Holdings Companies, but did not ultimately pursue the potential transaction.

In early October 2018, Mr. Lampert contacted Will Powell, the Chief Executive Officer and President of the Company and a member of the Board of Directors, regarding the possibility of the Company operating, on behalf of ESL, certain Sears stores then operated by the Sears Holdings Companies, in the event that ESL were to acquire those stores. Mr. Powell and E.J. Bird, Chief Financial Officer of the Company and a member of the Board of Directors, engaged in preliminary discussions with Mr. Lampert on this topic and, at the request of Mr. Lampert, provided a preliminary estimate of the costs of the Company providing these operational services.

The SHC Bankruptcy Proceedings were commenced on October 15, 2018. From their commencement through Transform’s February 2019 acquisition of most of the operating assets of the Sears Holdings Companies, Company senior management, the Board of Directors and the Special Committee regularly monitored developments in the SHC Bankruptcy Proceedings and engaged in contingency planning, including with the Company’s lenders, for potential outcomes of those proceedings.

At a special meeting of the Board of Directors held on October 22, 2018, at which members of Company senior management who were not also directors and representatives of Shearman & Sterling were present at the invitation of the Board of Directors, Company senior management reviewed with the Board of Directors an assessment of the most likely outcomes of the SHC Bankruptcy Proceedings. In light of the pendency of these proceedings and that the potential outcomes could involve a transaction with the Company proposed by ESL, the Board of Directors at the meeting confirmed the prior establishment of the Special Committee and established that all matters relating to the SHC Bankruptcy Proceedings were within the power and authority of the Special Committee. The Board of Directors also designated William K. Phelan, then the Chairman of the Board of Directors and who was independent and disinterested with respect to matters involving ESL and the Sears Holdings Companies, to serve on the Special Committee with Mr. Longino and Mr. Robbins.

In early November 2018, Mr. Lampert contacted Mr. Powell to discuss the status of the SHC Bankruptcy Proceedings and to request that the Company senior management consider formulating a proposal for a potential management-led acquisition of the Company for ESL to review and consider funding. Representatives of Shearman & Sterling and Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”), counsel to ESL, also discussed Mr. Lampert’s request. Also in early November 2018, the Special Committee re-engaged PJ Solomon as its financial advisor.

At a meeting of the Special Committee held on November 9, 2018, at which Mr. Powell, Mr. Bird, representatives of PJ Solomon and representatives of Shearman & Sterling were present at the invitation of the Special Committee, Mr. Powell and representatives of Shearman & Sterling described the conversations that had recently occurred with Mr. Lampert and Cleary Gottlieb and the potential advantages and disadvantages of pursuing the potential transaction suggested by Mr. Lampert were discussed. Following this discussion, the Special Committee directed Shearman & Sterling to advise Cleary Gottlieb that Mr. Lampert should communicate directly with Mr. Robbins, then the Chairman of the Special Committee, if Mr. Lampert wished to potentially fund or otherwise pursue a transaction involving the Company, and directed Mr. Powell and Mr. Bird to refrain from devoting further time or attention to Mr. Lampert’s request unless and until Mr. Lampert had communicated to Mr. Robbins a serious intention to evaluate and pursue a potential transaction. Representatives of Shearman & Sterling spoke to representatives of Cleary Gottlieb later that evening and communicated the Special Committee’s directive.

On January 22, 2019, Mr. Lampert contacted Mr. Powell to advise Mr. Powell of the status of Transform’s bid to acquire assets of the Sears Holdings Companies through the SHC Bankruptcy Proceedings and to discuss possible future alternatives for the Company and any assets actually so acquired by Transform. No specific transaction proposals were made by Mr. Lampert during this communication. Mr. Powell notified Mr. Robbins and Mr. Phelan on the following day of his communication from Mr. Lampert and also described the communication at a regular meeting of the Board of Directors held on January 30, 2019.

On March 7, 2019, the Board of Directors held a special meeting at which members of Company senior management who were not also directors were present at the invitation of the Board of Directors. During the meeting, Company senior management updated the Board on recent developments that were adversely affecting the results of operations and financial condition of the Company’s Hometown Segment. Company senior management also reviewed with the Board of Directors potential courses of action to address these issues, including expense reductions and a liquidation of the Company’s Hometown Segment.

On March 12, 2019, Mr. Powell spoke separately with both Kunal Kamlani, President of ESL Investments, Inc., and Robert Riecker, Chief Financial Officer of Transform, to request that Transform agree to extend the term of certain of the Separation Agreements to February 1, 2023. An agreement between the Company and certain of its subsidiaries, on the one hand, and certain subsidiaries of Transform, on the other hand, memorializing this extension was executed on the same day.

On March 14, 2019, the Special Committee held a meeting at which members of Company senior management and representatives of Shearman & Sterling were present at the invitation of the Special Committee. At the meeting, Company senior management updated the Special Committee on their recent discussions with Mr. Kamlani and Mr. Riecker, and again reviewed the deteriorating financial condition of the Company’s Hometown Segment and noted that management’s likely recommendation would be that the Company liquidate its Hometown Segment unless a transaction involving the Company’s Hometown Segment (a “Hometown Transaction”) on terms acceptable to the Special Committee quickly materialized. In that regard, Company senior management also requested authorization from the Special Committee for Mr. Powell and Mr. Robbins to contact Mr. Lampert to gauge Mr. Lampert’s interest in a potential Hometown Transaction. After a discussion of relevant process considerations, the Special Committee provided its authorization.

On March 20, 2019, Mr. Powell, Mr. Robbins, Mr. Lampert and Mr. Kamlani spoke via telephone and discussed the state of the Company’s Hometown Segment, including the Company’s consideration of the liquidation of the Hometown Segment, a potential Hometown Transaction and potential next steps. Mr. Lampert indicated to Mr. Powell and Mr. Robbins that he would give the matter further consideration and would be back in contact to indicate whether or not he was interested in further exploring a potential Hometown Transaction.

During the weekend of March 23 and 24, 2019, representatives of Shearman & Sterling and Cleary Gottlieb, at the request of Mr. Lampert, discussed potential transaction structures that could be further explored and related process matters. In the course of these discussions, Cleary Gottlieb indicated that Mr. Lampert was likely to prefer a transaction in which ESL or an affiliated entity would acquire all of the outstanding shares of Company Common Stock not owned by ESL (a “Company Transaction”), as opposed to a Hometown Transaction, and that, based on Cleary Gottlieb’s experience in advising Mr. Lampert on other transactions, Mr. Lampert was likely going to believe that the per share consideration to be paid to the Company’s unaffiliated stockholders in a Company Transaction, were such a potential transaction to be explored, should be based on the Company’s current stock price plus a premium customary for acquisition transactions. Cleary Gottlieb also requested that the Company and ESL or an affiliated entity enter into a confidentiality agreement to permit it to receive non-public information that could inform its evaluation of a potential transaction.

On March 25, 2019, the Special Committee held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. At the meeting, the Special Committee discussed the conversations that had recently occurred between Shearman & Sterling and Cleary Gottlieb, including the request to enter into a confidentiality agreement. After discussing the benefits and risks of entering into a confidentiality agreement with ESL or an affiliated entity, the Special Committee determined that it would be advisable to do so and directed Shearman & Sterling to send a draft confidentiality agreement to Cleary Gottlieb for its review. Representatives of PJ Solomon also updated the Special Committee on the status of its valuation work.

Shearman & Sterling sent Cleary Gottlieb a draft confidentiality agreement on March 26, 2019. Shearman & Sterling and Cleary Gottlieb negotiated and exchanged subsequent drafts between March 27, 2019 and March 29, 2019, the date on which the Company and Transform entered into the confidentiality agreement. Following the entry into the confidentiality agreement and until the Merger Agreement was executed on June 1, 2019, Transform, ESL and their advisors conducted due diligence on the Company and its operations.

On March 27, 2019, the Board of Directors held a regular meeting at which members of Company senior management who were not also directors and representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Board of Directors. Company senior management updated the Board of Directors on the status of the Company’s Hometown Segment, the continuing decline of its business and financial condition and the significant risks to the Company and its stockholders that Company management believed existed as a result. Company senior management stated that they had completed their analysis of potential alternative courses of action to address those risks and had concluded that a complete liquidation of the Hometown Segment would be the best alternative for the Company and its stockholders in the absence of a Hometown Transaction on terms approved by the Special Committee, and explained the considerations that Company management had taken into account in reaching that conclusion (including the impact of a liquidation on the Company’s employees and Hometown dealers). Company senior management also reviewed their plan for implementing the liquidation if such transaction could not be achieved, including with respect to transition assistance that would be made available to Hometown dealers.

Representatives of Shearman & Sterling reviewed for the Board of Directors the recent activities of the Special Committee, and the Board of Directors discussed the timing of a potential transaction with ESL or an affiliated entity in light of the status of the Company’s Hometown Segment. Following that discussion, the Board of Directors, including all of the members of the Special Committee, directed Shearman & Sterling to advise Cleary Gottlieb that the interest of the Special Committee and the Board of Directors in entering into a definitive transaction agreement would likely not extend beyond April 15, 2019. The Board of Directors also adopted resolutions more specifically describing the Special Committee’s exclusive power and authority to review, consider, evaluate, negotiate or reject a potential negotiated transaction with Mr. Lampert or his affiliated entities, and to review, consider and evaluate potential alternative transactions.

Later in the day on March 27, 2019, the Special Committee held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. At the meeting, Shearman & Sterling reviewed with the Special Committee the status of negotiations with Cleary Gottlieb on the confidentiality agreement, and the Special Committee and its advisors discussed various process considerations in relation to further transaction discussions with ESL and its advisors. The Special Committee also confirmed the direction given to Shearman & Sterling at the earlier Board of Directors meeting to communicate to Cleary Gottlieb the April 15, 2019 deadline, and this communication occurred later on the same day.

On April 1, 2019, Mr. Lampert, Mr. Kamlani, representatives of PJ Solomon, Mr. Powell and Mr. Bird met at the offices of ESL Investments, Inc. to discuss the status of and outlook for the Company’s business. Mr. Powell, Mr. Bird and PJ Solomon reviewed for Mr. Lampert and Mr. Kamlani the significant issues affecting the Company’s Hometown Segment, the alternatives Company management had considered to address those issues and certain pro forma financial projections of the Company prepared by Company management that assumed that a liquidation of the Company’s Hometown Segment would be effected, as more fully described in the section entitled “Unaudited Projected Financial Information of the Company—Summary of the Pre-ESL Bylaw Amendment Projections” beginning on page 58 of this information statement. The meeting participants also discussed the process for further exploring a potential transaction, but did not discuss or exchange potential economic terms.

On April 3, 2019, at the direction of the Special Committee, representatives of PJ Solomon contacted Mr. Lampert to discuss potential valuation ranges of the Company in the context of a Company Transaction. PJ Solomon indicated to Mr. Lampert that it and the Special Committee believed that a per share range of “mid to high single digits” would be appropriate based on the expected financial performance of the Company following a liquidation of the Hometown Segment.

In the afternoon of April 5, 2019, Cleary Gottlieb sent a draft merger agreement in respect of a Company Transaction to Shearman & Sterling. In its transmittal, Cleary Gottlieb noted that the board of directors of Transform would be meeting later in the afternoon to discuss next steps with respect to its evaluation of a potential transaction involving the Company, that no decision had yet been made about whether the Transform board of directors would or would not make a transaction proposal and that the draft merger agreement, which did not include economic terms, was being provided in the interest of time. The draft merger agreement did not contain a majority-of-the-minority stockholder vote condition.

Later in the afternoon on April 5, 2019, the Special Committee held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. The Special Committee and its advisors discussed Shearman & Sterling’s receipt of the draft merger agreement from Cleary Gottlieb and the fact that a transaction proposal from Transform could be received later in the day. Representatives of PJ Solomon updated the Special Committee on the status of valuation analyses it was performing, and representatives of Shearman & Sterling updated the Special Committee on the Company’s progress on securing the lender waivers and amendments under the Company’s credit agreements that would be required if the Company were to elect to proceed to liquidate its Hometown Segment and that would also extend the maturity of the credit agreements.

Also in the afternoon on April 5, 2019, the Transform board of directors met to consider whether to make a transaction proposal to the Company, and the terms of such proposal. The Transform board of directors approved the submission of a proposal and in the evening of April 5, 2019, Cleary Gottlieb, on behalf of Transform, sent the following transaction proposal letter to Shearman & Sterling along with supporting presentation materials:

Transform Holdco LLC

3333 Beverly Road

Hoffman Estates, Illinois 60179

Board of Directors

Sears Hometown and Outlet Stores, Inc.

5500 Trillium Blvd., Suite 501

Hoffman Estates, IL 60192

Members of the Board:

Transform Holdco LLC is pleased to present this proposal to acquire all of the outstanding shares of Sears Hometown and Outlet Stores, Inc. (the “Company”) not already owned by ESL Investments, Inc. and its affiliates (“ESL”) for a purchase price of $2.25 per share in cash, a 23.6% premium to the volume weighted average price for the last five trading days ($1.82) through April 5, 2019.

We believe our proposal, which will provide certain value and liquidity at a considerable premium to the market price, presents a superior outcome for the Company’s stockholders as compared to the uncertain outcomes facing the Company if it continues on its current path as a stand-alone company. In addition to the immediate value provided to the Company’s stockholders, we believe that the transaction would benefit the Company’s other stakeholders, including employees, independent dealers and franchisees and the local communities that rely on them.

We would only intend to proceed with our proposal if it is approved by the full Board of Directors of the Company upon the recommendation of the special committee of independent directors that we understand has been formed to consider any proposal from us. We intend to finance the transaction with cash or loans from ESL and our other members.

Our proposal is non-binding and may be withdrawn at any time and for any or no reason. A binding agreement will only arise upon execution by all parties thereto of a definitive merger agreement.

Due to ESL’s obligations under the federal securities laws, ESL intends to promptly file an amendment to its Schedule 13D, including a copy of this letter, with the Securities and Exchange Commission.

We are prepared to immediately negotiate and finalize definitive agreements to implement our proposal, and look forward to working together to complete this transaction.

Best regards,

/s/ Edward S. Lampert
Edward S. Lampert
Chairman, Transform Holdco LLC

On April 6, 2019, representatives of Cleary Gottlieb and Shearman & Sterling discussed Transform’s transaction proposal.

Later in the day on April 6, 2019, the Special Committee held a meeting at which members of Company senior management and representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. At the request of the Special Committee, Company senior management discussed the supporting presentation materials that had been received the prior evening from Cleary Gottlieb with the Transform transaction proposal letter, as well as the preparations being undertaken by Company management in support of a Hometown Transaction should Mr. Lampert express an interest in pursuing that transaction. The members of Company senior management were then excused from the meeting.

Representatives of Shearman & Sterling reviewed for the Special Committee the proposal received from Transform and possible responses to it. Representatives of PJ Solomon then reviewed its financial analysis, which resulted in a range of implied equity values of $0.00 to $3.36 per share of Company Common Stock when using the last twelve months earnings before interest, taxes, depreciation and amortization, excluding non-recurring items, for the Company and of $5.96 to $9.58 per share of Company Common Stock when using Company senior management’s financial projections for the Company assuming a Hometown liquidation were to occur, as more fully described in the section entitled “Unaudited Projected Financial Information of the Company—Summary of the Pre-ESL Bylaw Amendment Projections” beginning on page 58 of this information statement. The Special Committee further discussed with its advisors Transform’s proposal and potential responses and alternatives to it, including a liquidation of the Company’s Hometown Segment. Following this discussion, the Special Committee directed Shearman & Sterling to communicate to Cleary Gottlieb that the Special Committee had reviewed Transform’s proposal and concluded that a transaction on the proposed terms would not be in the best interests of the Company’s unaffiliated stockholders.

Shearman & Sterling did so on April 7, 2019. Over the course of that day Shearman & Sterling and Cleary Gottlieb engaged in further discussions regarding Transform’s transaction proposal and potential alternative transactions, including a Company Transaction that would include a contingent value right feature, as well as a Hometown Transaction. Shearman & Sterling also indicated that the Board of Directors was considering a liquidation of the Hometown Segment and, in the absence of a negotiated transaction, expected to make a decision on such a liquidation around April 15, 2019. No agreement was reached on the terms of a potential transaction, and on Monday, April 8, 2019, both ESL and the Company made filings with the SEC prior to the commencement of trading on NASDAQ reporting Transform’s April 5, 2019 transaction proposal, the Special Committee’s response to that proposal and that the parties were continuing to discuss potential transactions.

From April 8, 2019 until April 15, 2019, Company management continued their preparations for the possible liquidation of the Hometown Segment, including by negotiating the terms of waivers and amendments under the Company’s credit agreements that would be required from the Company’s lenders to proceed with the liquidation, while the Special Committee and its advisors continued to discuss potential transactions with ESL and Cleary Gottlieb.

On April 9, 2019, the Special Committee held a meeting at which members of Company senior management and representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee.

At the meeting, representatives of Shearman & Sterling reviewed with the Special Committee a draft term sheet setting forth potential terms for a Hometown Transaction with Transform that Shearman & Sterling and PJ Solomon had, at the request of the Special Committee, prepared with input from Company management. Representatives of PJ Solomon also reviewed preliminary financial analyses of the potential economics of the transaction, including in comparison to a liquidation of the Company’s Hometown Segment. The Special Committee and its advisors also discussed potential alternatives for further engagement with Mr. Lampert on a potential transaction, and the benefits and risks of those alternatives. Following this discussion, the Special Committee directed Shearman & Sterling to send the draft term sheet, after reflecting certain changes discussed at the meeting, to Cleary Gottlieb, and directed PJ Solomon to contact Mr. Lampert to discuss the term sheet and to restate the Special Committee’s views on valuation of the Company in the context of a Company Transaction. Shearman & Sterling sent the draft term sheet for the Hometown Transaction (which contemplated a purchase price equal to 76.58% of the book value of transferred Hometown Segment inventory), and representatives of PJ Solomon had this discussion with Mr. Lampert, later on the same day.

On April 10, 2019, the Board of Directors held a special meeting at which members of Company senior management who were not also directors, and representatives of PJ Solomon, Shearman & Sterling and Richards, Layton & Finger, P.A. (“Richards Layton”), Delaware counsel to the Company, were present at the invitation of the Board of Directors. Representatives of Shearman & Sterling and PJ Solomon provided the Board of Directors with an update on recent events and discussions with Mr. Lampert and Cleary Gottlieb concerning potential transactions. At the request of the Board of Directors, Shearman & Sterling confirmed that, as previously directed, they had advised Cleary Gottlieb of the expectation that the Board of Directors would make a decision on the liquidation of the Hometown Segment under consideration around April 15, 2019. Representatives of Richards Layton and Shearman & Sterling also discussed with the Board of Directors certain legal issues that could arise in connection with a liquidation of the Company’s Hometown Segment, including whether a stockholder vote would be required.

Company senior management updated the Board of Directors on the status of the Company’s Hometown Segment, the Company’s discussions with its lenders concerning the waivers and amendments under the Company’s credit agreements that would be required to proceed with the potential liquidation of the Hometown Segment and other related preparations that were underway.

During the morning of April 12, 2019, the Board of Directors held a special meeting at which members of Company senior management who were not also directors, and representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Board of Directors. Also present at the invitation of the Board of Directors were Mr. Lampert, who had requested the opportunity to address the Board of Directors, and representatives of Cleary Gottlieb. Mr. Lampert provided the Board of Directors with an overview of the history of the Company and its relationship with ESL as majority stockholder, noting that ESL had never sought to determine the Company’s strategy or business decisions since its separation from Sears Holdings Corporation. Mr. Lampert acknowledged his understanding that the Board of Directors would likely authorize the liquidation of the Company’s Hometown Segment if the Special Committee and Transform were unable to reach agreement on a negotiated transaction. Mr. Lampert stated that, as the Company’s largest stockholder, ESL did not support a liquidation of the Company’s Hometown Segment, as he believed such action would significantly diminish the Company’s long-term value and viability. He explained that ESL viewed the continued operation of the Company as a public company owning only the Outlet Segment, following a liquidation of the Hometown Segment, to be risky, based on the scale of the Outlet Segment, the cost structure of the remaining company and fluctuations in the operating performance that the Outlet Segment had experienced over its history. Mr. Lampert also discussed the negative impact that a liquidation of the Hometown Segment would have on the Company’s other stakeholders, including owners of Hometown stores and their families, who had supported the Company for more than 25 years, along with their employees and the communities that they served. Other than Mr. Lampert’s general reference to potentially increasing the consideration contemplated by Transform’s April 5, 2019 transaction proposal by including a contingent value right feature for stockholders unaffiliated with ESL, the meeting participants did not discuss or exchange potential economic terms.

Immediately after the conclusion of that meeting of the Board of Directors, a meeting of the Special Committee was held at which Mr. Lampert and representatives of PJ Solomon, Shearman & Sterling and Cleary Gottlieb were present at the invitation of the Special Committee. Mr. Lampert discussed his views on the Company’s Hometown Segment and the terms of the Hometown Transaction that the Special Committee had proposed in the draft term sheet of April 9, 2019, and stated that, notwithstanding Transform’s preference for a Company Transaction, Transform could be prepared to consider a Hometown Transaction for consideration based on 62.5% of the book value of transferred inventory. Mr. Lampert also explained that Transform’s proposal for a Company Transaction was based on his view that the recent improvement in the Outlet Segment’s operating performance was not likely to be sustained. He noted, however, that Transform might be prepared to pay more if this performance were sustained, by supplementing the consideration contemplated by its April 5, 2019 Company Transaction proposal to include a contingent value right feature that would pay out $0.75 per share of Company Common Stock to each unaffiliated Company stockholder if the Company’s Outlet Segment achieved or exceeded $30 million in 2019 Adjusted EBITDA. The Special Committee and Mr. Lampert then engaged in a discussion on the outlook for the Company’s Outlet Segment and appropriate valuations for the Company and its Hometown Segment.

During the afternoon of April 12, 2019, the Special Committee held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. The Special Committee and its advisors discussed the remarks Mr. Lampert had made earlier in the day to the Board of Directors and the Special Committee, including with respect to his expressed concerns regarding the risks and uncertainty to the Company of operating on the basis of only its Outlet Segment in the event of a sale of the Hometown Segment to Transform. The Special Committee and its advisors also discussed potential responses to Transform, including in light of the Special Committee’s understanding that Transform desired a specific counterproposal to its April 5, 2019 Company Transaction proposal and of the uncertainty involved with the contingent value right feature Mr. Lampert had discussed. Following this discussion, the Special Committee directed PJ Solomon to contact Mr. Lampert and again describe the valuation ranges for the Company that the Special Committee viewed as appropriate in the context of a Company Transaction (the high end of that range being approximately $9.50 per share of Company Common Stock). The Special Committee also directed PJ Solomon to convey to Mr. Lampert that the Special Committee did not view the potential inclusion of a contingent value right feature in a Company Transaction positively and that PJ Solomon would soon be in a position to further discuss a Hometown Transaction after completing its analysis of the potential terms for a Hometown Transaction Mr. Lampert had discussed earlier in the day.

Representatives of PJ Solomon and Mr. Lampert subsequently spoke in the evening of April 12, 2019. Also that evening, representatives of Shearman & Sterling and Cleary Gottlieb discussed the potential structure of a Hometown Transaction.

Representatives of PJ Solomon and Mr. Lampert spoke on April 13, 2019 to continue their discussion from the prior evening. During their conversation they again exchanged views on the appropriate valuation of the Company in the context of a Company Transaction. PJ Solomon also reiterated the Special Committee’s prior economic proposal for a Hometown Transaction, noting that transacting at a lower valuation would be very difficult for the Company due to the debt level and liquidity requirements of its lenders. Mr. Lampert rejected the Special Committee’s economic proposal for a Hometown Transaction and also again stated that ESL did not believe that a liquidation of the Company’s Hometown Segment would be in the best interests of the Company or its stockholders.

On April 14, 2019, the Special Committee held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. Representatives of PJ Solomon updated the Special Committee on the discussions that had occurred on April 12 and 13, 2019 with Mr. Lampert, and the Special Committee and its advisors discussed potential responses or actions ESL could have or take in light of Mr. Lampert’s most recent conversations with PJ Solomon and in light of Mr. Lampert’s knowledge that the Board of Directors was likely to approve the liquidation of the Company’s Hometown Segment the following day in the absence of a negotiated transaction with Transform.

During the morning of April 15, 2019, ESL acted by written consent of stockholders (the “ESL Action”) to remove Mr. Phelan and Mr. Robbins as directors of the Company, and to appoint Alberto Franco and John E. Tober to the Board of Directors to fill the vacancies created by the removal of Mr. Phelan and Mr. Robbins.

ESL also amended the Company’s Amended and Restated Bylaws pursuant to the ESL Action (the “ESL Bylaw Amendment”) to, among other things, provide for specified approval and procedural requirements that must be met prior to the Company effecting the closure of 20% or more of the stores operating any line of business of the Company or a liquidation, sale or disposal of Company assets representing 20% or more of the consolidated assets of the Company and its subsidiaries, other than in the ordinary course of business, or a line of business of the Company representing 20% or more of the consolidated net sales or net income of the Company and its subsidiaries (each a “Liquidation Action”). Under the ESL Bylaw Amendment, prior to commencing a Liquidation Action the Board of Directors must adopt at a meeting a resolution recommending such Liquidation Action with the affirmative vote of at least 90% of directors then in office. Following the adoption of such a resolution, the Company must make a public announcement of such recommendation and the Board of Directors must then approve such Liquidation Action by an affirmative vote of no less than 90% of directors then in office at a second meeting at least thirty business days following the first meeting.

In connection with the ESL Action, ESL issued the following letter to the stockholders of the Company and the following letter to the Board of Directors:

ESL Investments, Inc.

1170 Kane Concourse

Bay Harbor Islands, FL 33154

April 15, 2019

To: Stockholders of Sears Hometown and Outlet Stores, Inc.

Fellow Stockholders:

As you know, on April 5, 2019, Transform Holdco LLC (“Transform”) sent a non-binding proposal to the Board of Directors (the “Board”) of Sears Hometown and Outlet Stores, Inc. (the “Company”) to acquire all of the outstanding shares of the Company not already owned by ESL Investments, Inc. and its affiliates (“ESL”) for a purchase price of $2.25 per share in cash, a 23.6% premium to the volume weighted average price for the previous five trading days ($1.82) through April 5, 2019 (the “Proposal”).

Transform provided the Company with the Proposal after the Company had communicated to ESL that, absent a transaction, the Board was likely to determine to liquidate the Company’s Hometown segment (the “Hometown Business”). ESL owns approximately 58% of the Company’s outstanding stock and strongly disagrees with any decision by the Board to liquidate the Hometown Business. We believe any such decision would significantly diminish the Company’s value and create significant risk should the Outlet segment’s recent one-year profit performance prove ephemeral.

Any decision to liquidate the Hometown Business would also negatively affect many of the Company’s other stakeholders, including the many Hometown owners and their families, who have supported the Company for more than 25 years, along with their employees and the communities that they serve. Transform emphasized that these owners have a vested interest in seeing the Hometown business remain operating and that, as a new owner, Transform would make investments, including subsidies in the short term, to preserve the network of Hometown Stores and encourage these long time owners to continue to operate their businesses.

Despite Transform’s engagement with the Board and its special committee, the parties were unable to reach agreement on terms for a negotiated transaction. The special committee proposed a price of $9.50 per share, and we were informed that unless agreement was reached on a transaction by today, it was expected that the Board would vote to liquidate the Hometown Business by this afternoon.

As we strongly disagreed with this decision and saw no hope of Transform reaching agreement with the special committee on a transaction given its unrealistic proposal, we decided today to replace two of the directors with individuals that we hope, together with the remaining directors, will listen to the views of the Company’s stockholders and consider additional paths forward for the Company. We removed William K. Phelan and David B. Robbins and replaced them with the following individuals:

Alberto Franco

John Tober

We also have amended the Company’s bylaws today to ensure that any decision to liquidate the Hometown segment could only be made after proper notice to stockholders and further deliberation and consideration by the Board. The bylaw amendment requires that any such decision can only be made if voted upon by the Board in two meetings at least 30 business days apart with the support of at least of 90% of the directors then in office.

We encourage the Board to consider alternatives to a liquidation of the Hometown Business. We also expect that we will propose that Transform and the Company cooperate to reduce their collective cost structure, including by sharing technology and other operational resources. Any transactions between the Company and Transform would be approved by a committee of independent directors of the Board, and would be on arm’s length terms. We also encourage the Board to consider whether the Company should terminate its NASDAQ listing and the registration of its common stock under the Securities Exchange Act of 1934. We believe that such steps would provide significant cost savings to the Company.

We look forward to engaging with the Board and other stockholders of the Company in evaluating the best path forward for the Company.

Best regards,

/s/ Edward S. Lampert
Edward S. Lampert
Chairman and Chief Executive Officer
ESL Investments, Inc.

ESL Investments, Inc.

1170 Kane Concourse

Bay Harbor Islands, FL 33154

April 15, 2019

Board of Directors

Sears Hometown and Outlet Stores, Inc.

5500 Trillium Blvd., Suite 501

Hoffman Estates, IL 60192

Members of the Board:

As you know, on April 5, 2019, Transform Holdco LLC (“Transform”) sent you a non-binding proposal to acquire all of the outstanding shares of Sears Hometown and Outlet Stores, Inc. (the “Company”) not already owned by ESL Investments, Inc. and its affiliates (“ESL”) for a purchase price of $2.25 per share in cash, a 23.6% premium to the volume weighted average price for the previous five trading days ($1.82) through April 5, 2019 (the “Proposal”).

Transform provided you with the Proposal after you had communicated to us that, absent a transaction, the Company’s Board of Directors (the “Board”) was likely to determine to liquidate the Company’s Hometown segment (the “Hometown Business”). As you know, ESL owns approximately 58% of the Company’s outstanding stock and strongly disagrees with any decision by the Board to liquidate the Hometown Business. We believe any such decision would significantly diminish the Company’s value and create significant risk should the Outlet segment’s recent one-year profit performance prove ephemeral.

Any decision to liquidate the Hometown Business would also negatively affect many of the Company’s other stakeholders, including the many Hometown owners and their families, who have supported the Company for more than 25 years, along with their employees and the communities that they serve. Transform emphasized that these owners have a vested interest in seeing the Hometown business remain operating and that, as a new owner, Transform would make investments, including subsidies in the short term, to preserve the network of Hometown stores and encourage these long time owners to continue to operate their businesses.

The special committee of the Board’s advisors communicated to Transform on April 7, 2019 that the special committee concluded that a transaction on the terms contemplated by Transform’s Proposal would not be in the best interests of the Company’s unaffiliated stockholders. Since that time, ESL has engaged with the Board to reconsider its plan to liquidate the Hometown Business and Transform has engaged with the special committee and its advisors to determine whether the parties could agree on terms for a negotiated transaction.

The special committee continues to request a price for a transaction that would represent an unprecedented premium to the market value of the Company’s stock. While we disagreed with the decision to operate as an Outlet-only business, Transform also proposed, at the special committee’s request, acquiring the inventory and assets associated with the Hometown Business, but these proposed terms were rejected as well.

We were informed that unless Transform reaches agreement with the Board and special committee by today, the Board was expected to vote to liquidate the Company’s Hometown Business this afternoon.

As we strongly disagreed with this decision and saw no hope of Transform reaching agreement with the special committee on a transaction given its unrealistic proposal, we decided today to replace two of the directors with individuals that we hope, together with the remaining members of the Board, will listen to the views of the Company’s stockholders and consider additional paths forward for the Company. We removed William K. Phelan and David B. Robbins and replaced them with the following individuals:

Alberto Franco

John Tober

We also have amended the Company’s bylaws today to ensure that any such decision could only be made after proper notice to stockholders and further deliberation and consideration by the Board. The bylaw amendment requires that any such decision can only be made if voted upon by the Board in two meetings at least 30 business days apart with the support of at least 90% of the directors then in office.

We encourage the Board to consider alternatives to a liquidation of the Hometown Business. We also expect that we will propose that Transform and the Company cooperate to reduce their collective cost structure, including by sharing technology and other operational resources. Any transactions between the Company and Transform should be approved by a committee of independent directors of the Board, and be on arm’s length terms. We also encourage the Board to consider whether the Company should terminate its NASDAQ listing and the registration of its common stock under the Securities Exchange Act of 1934. We believe that such steps would provide significant cost savings to the Company.

We look forward to engaging with the Board and other stockholders of the Company in evaluating the best path forward for the Company.

Best regards,

/s/ Edward S. Lampert
Edward S. Lampert
Chairman and Chief Executive Officer
ESL Investments, Inc.

Also during the morning of April 15, 2019, Cleary Gottlieb, on behalf of Transform, sent a notice under the confidentiality agreement to Shearman & Sterling notifying the Company that, as permitted by the confidentiality agreement, Transform was electing that the provisions of the confidentiality agreement that restricted the ability of Transform and its representatives from communicating with the Company and its directors, officers and employees, other than through the Special Committee and its advisors, would no longer apply. Later the same day, Mr. Lampert contacted Mr. Powell and another member of the Board of Directors (but not the Special Committee) to explain his rationale for taking the ESL Action, including the desire to preserve the value of the Company as a going concern, and to express his interest in continuing discussions with the Special Committee regarding a potential transaction. On April 16, 2019, representatives of Cleary Gottlieb contacted representatives of Shearman & Sterling to convey a substantially similar message.

Because a liquidation of the Company’s Hometown Segment would constitute a Liquidation Action within the meaning of the ESL Bylaw Amendment, the special meeting of the Board of Directors that had been scheduled for the afternoon of April 15, 2019 was cancelled. The Company’s lenders, after becoming aware of the ESL Action on the same day, also notified the Company that they were no longer willing to execute the waiver and amendment agreements that the Company had negotiated with them in preparation for the potential liquidation of the Hometown Segment and that would also have extended the maturity of the credit agreements.

On April 17, 2019, the Special Committee (now consisting of only Mr. Longino) held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. Representatives of Shearman & Sterling reviewed the ESL Action and provided a more general situational update. Mr. Longino noted that he was continuing to consider whether he would be willing to continue to serve on the Special Committee, either alone or alongside new members that may be appointed by the Board of Directors, given the actions taken pursuant to the ESL Action. The Special Committee and its advisors then discussed possible responses, and their advantages and disadvantages, to the ESL Action, including commencing a legal challenge to the ESL Action and the enforceability of the ESL Bylaw Amendment. In considering the advisability of recommending, or not recommending, this response to the Board of Directors, the Special Committee considered, among other factors, the time and expense involved in pursuing a legal challenge, the risk that any legal challenge would be unsuccessful, the continuing financial and operational challenges facing the

Company as a result of the performance of the Hometown Segment and the possibility that, in response to commencing any legal challenge, ESL might have taken further unilateral stockholder action to replace members of the Board of Directors with individuals who would support withdrawing that legal challenge. The Special Committee and its advisors also discussed the possibility of continuing transaction discussions with Transform, the likely negative impact of the ESL Bylaw Amendment on the Company valuation analyses that had previously been performed by PJ Solomon and the reaction of the Company’s lenders to the ESL Action. Following this discussion, the Special Committee preliminarily concluded that even if the Company were successful in challenging the ESL Action, an outcome which was not certain, the Company would likely be in a materially weaker financial position, and potentially in default under its credits agreements, at the conclusion of the legal challenge and that any relief granted or damages awarded to the Company were unlikely to put the Company and its unaffiliated stockholders in a better position as compared to a negotiated transaction with Transform, which the Special Committee believed to be reasonably achievable in the near future.

Later in the day on April 17, 2019, the Board of Directors (now reflecting the removal of Mr. Phelan and Mr. Robbins, and the addition of Mr. Franco and Mr. Tober) held a special meeting at which members of Company senior management who were not also directors, and representatives of PJ Solomon, Shearman & Sterling and Richards Layton were present at the invitation of the Board of Directors. Representatives of Shearman & Sterling reviewed the ESL Action with the Board of Directors and provided a more general situational update. Representatives of PJ Solomon provided a comprehensive overview of the events that had occurred subsequent to the discussions that Mr. Lampert had initiated with Mr. Powell in November 2018 regarding a potential transaction, including the discussions between PJ Solomon and Mr. Lampert that had occurred in the days prior to the ESL Action, and the Board of Directors also discussed the contacts that Mr. Lampert had made with the Company following the ESL Action.

Company senior management described for the Board of Directors the negative reaction of the Company’s lenders to the ESL Action and their stated unwillingness to continue amendment discussions and reviewed the Company’s current financial position, as well as the likelihood that the audit opinion included in the Company’s Form 10-K for the fiscal year ended February 2, 2019 to be filed with the SEC no later than May 3, 2019 would include a “going concern” qualification because the Company’s credit agreements would mature in less than twelve months, and that this qualification would cause an event of default under the credit agreements unless waived by the lenders (a “Going Concern Waiver”). Representatives of Shearman & Sterling and Richards Layton also reviewed with the Board of Directors the implications of the removal of Mr. Phelan and Mr. Robbins from the Board of Directors and the Special Committee and the continued existence and functioning of the Special Committee, were there to be further engagement with Mr. Lampert, as well as the standards that Delaware courts would apply in determining whether members of the Special Committee are independent and disinterested. The Board of Directors and other meeting participants engaged in a further discussion regarding the composition of the Special Committee, and the Board of Directors preliminarily concluded that it would be advisable to not appoint additional members to the Special Committee, assuming that Mr. Longino were willing to continue to serve as the Special Committee’s sole member. Mr. Longino committed to advise the Board of Directors of his decision within 24 hours, and the Board of Directors, pending Mr. Longino’s response, directed Company management to assist PJ Solomon in updating financial analyses that may be needed by the Special Committee.

During the evening of April 17, 2019, representatives of Shearman & Sterling and Cleary Gottlieb discussed the potential timing for further transaction discussions, should the Special Committee determine that engaging in those discussions was advisable.

On April 18, 2019, Mr. Longino confirmed his willingness to continue to serve as the Special Committee’s sole member, and the Board of Directors, acting by unanimous written consent, confirmed the prior establishment and continued existence and powers of the Special Committee.

Also on April 18, 2019, the Special Committee held a meeting at which representatives of PJ Solomon, Shearman & Sterling and Richards Layton were present at the invitation of the Special Committee.

Representatives of PJ Solomon discussed with the Special Committee the status of the updated financial projections being prepared by Company management to take account of the ESL Action and of PJ Solomon’s related valuation work. The Special Committee and its advisors then continued their discussion from the prior Special Committee meeting of possible courses of action, and related timing, cost and other considerations, that the Company could take in response to the ESL Action, including commencing a legal challenge to the ESL Action and the enforceability of the ESL Bylaw Amendment, approving the liquidation of the Company’s Hometown Segment in accordance with the procedures set forth in the ESL Bylaw Amendment, seeking to raise capital through a common stock rights offering, disengaging from transaction discussions with Transform and continuing transaction discussions with Transform. Representatives of Shearman & Sterling then reviewed for the Special Committee certain terms, in addition to the amount of the merger consideration, of a Company Transaction that would need to be negotiated in connection with finalizing a merger agreement, including the treatment of restricted stock units and other employee awards in the transaction, and the positions (and potential implications of those positions) that the Special Committee could take. After further discussion, the Special Committee concluded that continuing transaction discussions with Transform would be more advantageous to the Company, on a time-, risk-, and potential outcome-adjusted basis, as compared to commencing a legal challenge to the ESL Action, and directed PJ Solomon to contact Mr. Lampert and indicate that the Special Committee was prepared to engage in further transaction discussions and that it preferred a Hometown Transaction, assuming acceptable terms could be negotiated.

This communication occurred on April 19, 2019, the following day. On the same day, representatives of Shearman & Sterling and Cleary Gottlieb also discussed timing for potential further transaction discussions.

Also on April 19, 2019, the Special Committee held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. The representatives of PJ Solomon and Shearman & Sterling reviewed with the Special Committee the discussions that had occurred earlier in the day with Mr. Lampert and representatives of Cleary Gottlieb, and the Special Committee and its advisors discussed alternative means of seeking to progress transaction discussions with Transform regarding both a Hometown Transaction and a Company Transaction. After this discussion, the Special Committee directed Shearman & Sterling to contact Cleary Gottlieb and request additional information on the contingent value right feature of a Company Transaction that Mr. Lampert had previously discussed, including with respect to terms that Transform would be willing to offer that would protect the ability of the Company, following the closing of the transaction, to achieve applicable payment thresholds. This communication occurred later in the same day, and representatives of Cleary Gottlieb indicated that they would discuss the matter with Mr. Lampert.

On April 22, 2019, the Special Committee held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. The Special Committee and its advisors discussed the status of the updated financial modeling being performed by Company management, including related valuation work being performed by PJ Solomon, as well a potential proposal that the Special Committee could make to Transform, once the modeling was complete, regarding a Hometown Transaction that included the provision to the Company of junior debt financing from ESL to allow the Company to maintain appropriate liquidity levels.

On April 23, 2019, representatives of Cleary Gottlieb and Shearman & Sterling discussed certain aspects of the contingent value right feature of a Company Transaction that Mr. Lampert had previously discussed, including potential calculation methodologies and triggers, covenants and audit and reporting rights.

Later in the day on April 23, 2019, the Special Committee held an in-person meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. The representatives of PJ Solomon discussed with the Special Committee the updated valuation work being performed by PJ Solomon based on the updated financial projections provided by Company management that took account of the impact of the ESL Bylaw Amendment. The Special Committee and its advisors also discussed potential alternative courses of action, and their benefits and risks, including seeking to sell the

Company’s Outlet Segment to a third party purchaser with the support of ESL given the significantly different views on the value of that business held by the Special Committee and ESL, disengaging from further transaction discussions with Transform and seeking to utilize the contingent value rights feature discussed by Mr. Lampert in a Company Transaction.

On April 24, 2019, the Special Committee held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. The Special Committee and its advisors discussed the status of the Company’s efforts to obtain a Going Concern Waiver from its lenders, as well as the possibility that ESL could take further unilateral stockholder action to seek to consummate a transaction with the Company. Representatives of PJ Solomon also reviewed with the Special Committee updated Company valuation work PJ Solomon had performed, which resulted in a range of implied equity values of up to $3.82 per share of Company Common Stock when using the updated financial projections provided by Company management that assumed the continued operation of the Company’s Outlet Segment and Hometown Segment (as more fully described in the section entitled “Unaudited Projected Financial Information of the Company – Summary of the Post-ESL Bylaw Amendment Projections” beginning on page 59 of this information statement) and, for comparison purposes, of $4.43 to $11 per share of Company Common Stock using a sum-of-the-parts valuation methodology assuming that a liquidation of the Hometown Segment were to occur and the Company realized net value equal to 70.0% of the book value of the inventory of the Hometown Segment.

On April 25, 2019, the Special Committee held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. The representatives of PJ Solomon reviewed with the Special Committee an analysis PJ Solomon had performed of the historical trading levels of Company’s stock price. The Special Committee and its advisors also discussed potential courses of action the Special Committee could take. At the conclusion of the discussion, the Special Committee determined that it would be advisable to try to better understand ESL’s and Transform’s present intentions and directed Shearman & Sterling to contact Cleary Gottlieb and inquire as to whether Transform (i) would submit the proposal referred to in its April 15, 2019 letter regarding potential cooperation between Transform and the Company to reduce their collective cost structure and (ii) intended to continue to abide by the statement in its April 5, 2019 letter that Transform would only intend to proceed with its transaction proposal of the same date if it is approved by the full Board of Directors upon the recommendation of the Special Committee. The Special Committee and its advisors also discussed the outlook for the Company’s Outlet Segment, and how it was anticipated to operate on a go-forward basis in the absence of a transaction with Transform. The Special Committee directed its advisors to arrange a call with Company senior management to discuss this topic in more detail, and that call occurred later in the same day.

Later in the day on April 25, 2019, the Special Committee held another meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. Representatives of Shearman & Sterling updated the Special Committee on the discussion they had with representatives of Cleary Gottlieb following the meeting of the Special Committee earlier in the day and reported that Cleary Gottlieb had indicated that Transform (i) was not intending, at the present time, to submit the proposal referred to in its April 15, 2019 letter regarding potential cooperation between Transform and the Company to reduce their collective cost structure, but might be prepared to do so in the future depending on the circumstances, and (ii) was not, at the present time, affirming or withdrawing the statement in its April 5, 2019 letter that Transform would only intend to proceed with its transaction proposal of the same date if it is approved by the full Board of Directors upon the recommendation of the Special Committee. The Special Committee and its advisors also discussed potential alternative courses of action, and the Special Committee directed PJ Solomon to contact Mr. Lampert and discuss potential transactions with him, including a Hometown Transaction and a transaction involving the sale of the Company’s Outlet Segment to a third party.

On April 26, 2019, representatives of PJ Solomon and Mr. Lampert discussed potential transactions that could bridge the Company’s and Transform’s valuation gap with respect to the Outlet Segment, including a Company

Transaction in which the Company would, following the execution of a merger agreement, have the opportunity to effect an Outlet Sale, which would allow any realized proceeds in excess of Transform’s valuation to be shared among all of the Company’s stockholders (an “Outlet Go Shop Transaction”). Mr. Lampert expressed an interest in Transform and the Company exploring such a transaction.

Later in the day on April 26, 2019, the Special Committee held another meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. Representatives of PJ Solomon updated the Special Committee on the discussion that had occurred earlier in the day with Mr. Lampert, including his expressed interest in Transform and the Company pursuing a potential Outlet Go Shop Transaction. The Special Committee and its advisors discussed various aspects of a potential Outlet Go Shop Transaction, including structuring alternatives, potentially interested buyers of the Outlet Segment, potential value implications for the Company’s unaffiliated stockholders and execution risks. The Special Committee and its advisors also discussed potential alternative courses of action and their benefits and risks, including the possibility of PJ Solomon contacting Mr. Lampert to engage in further discussions regarding a potential Company Transaction that was not an Outlet Go Shop Transaction.

On April 30, 2019, the Special Committee held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. Representatives of PJ Solomon and Shearman & Sterling further reviewed with the Special Committee a number of aspects of a potential Outlet Go Shop Transaction, including potential structures and mechanics for implementing such a transaction. The Special Committee and its advisors also discussed the potential benefits and risks of such a transaction.

On May 1, 2019, the Board of Directors held a special meeting at which members of Company senior management who were not also directors and representatives of PJ Solomon, Shearman & Sterling and Richards Layton were present at the invitation of the Board of Directors. Representatives of Shearman & Sterling and Richards Layton discussed the ESL Bylaw Amendment with the Board of Directors, including the requirements imposed by the ESL Bylaw Amendment for the Board of Directors’ approval of certain strategic decisions related to the Company’s business, the challenges involved in monitoring the Company’s compliance with the ESL Bylaw Amendment in light of certain vagueness and ambiguities in its text and the scope of activities the Company could undertake without first obtaining the Board of Director approvals required by the ESL Bylaw Amendment, as well as the process, costs and uncertainty that would be involved in any legal challenge to the ESL Bylaw Amendment by the Company. Mr. Longino and the Special Committee’s advisors then updated the Board of Directors on the recent activities of the Special Committee, including discussions regarding a potential Outlet Go Shop Transaction. Company senior management reviewed with the Board of Directors the status of the Company’s discussions with its lenders regarding a Going Concern Waiver, including the lenders’ willingness to provide the Going Concern Waiver, subject to various terms, including a requirement that all amounts outstanding under the Company’s credit agreements be repaid at the closing of any merger or similar acquisition transaction with Mr. Lampert or his affiliated entities. Members of the Company’s senior management also reviewed with the Board of Directors the state of the Company’s business and the continuing deterioration in the Hometown Segment’s results of operations and prospects, including as a result of worsening comparable store sales, Kenmore and Craftsman product availability issues, increasing supply chain costs and the increasing number of dealers who were refusing to meet their contractual obligations to the Company.

On May 2, 2019, the Special Committee held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. The Special Committee and its advisors discussed the update that the Board of Directors had received the prior day from Company senior management regarding the state of the Company’s business, as well as the potential benefits and risks of continuing transaction discussions with Transform in light of that update. Representatives of PJ Solomon reviewed with the Special Committee its preliminary financial analyses of a potential Outlet Sale, and the Special Committee and its advisors discussed the process of engaging in further discussions with Mr. Lampert regarding the potential structure of an Outlet Sale. Following this discussion, the Special Committee directed PJ Solomon and Shearman & Sterling to finalize materials discussing that transaction and to send them to Mr. Lampert and Cleary Gottlieb later that day.

On May 3, 2019, representatives of PJ Solomon and Mr. Lampert discussed the materials addressing an Outlet Sale, as well as alternative potential transaction structures that contemplated (i) a Company Transaction with a contingent value right based on the performance of the Outlet Segment, (ii) the sale of the Hometown Segment to Transform, followed by the marketing and potential sale of the Company (then owning only the Outlet Segment) to a third party purchaser (a “Hometown First Transaction”) and (iii) a Company Transaction supplemented to provide for a post-closing marketing and potential sale of the Outlet Segment to a third party purchaser. Mr. Lampert indicated that, in light of the uncertainties facing the Company’s Hometown Segment, he believed it would be important to engage in a transaction that would allow Transform to manage and stabilize the Company’s Hometown Segment as quickly as possible.

Later in the day on May 3, 2019, the Special Committee held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. The representatives of PJ Solomon updated the Special Committee on their conversation with Mr. Lampert earlier in the day, and the Special Committee and its advisors discussed the benefits and risks of the alternative transaction structures, including in comparison to an Outlet Go Shop Transaction and Company Transaction with the contingent value right feature that previously had been discussed by Mr. Lampert.

Later in the day on May 3, 2019, representatives of Cleary Gottlieb and Shearman & Sterling discussed structuring aspects of the alternative transactions that Mr. Lampert and representatives of PJ Solomon had discussed. Also on May 3, 2019, the Company and its lenders executed waiver, consent and amendment agreements providing for the Going Concern Waivers and the other terms discussed at the May 1, 2019 meeting of the Board of Directors.

On May 5, 2019, the Special Committee held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. The representatives of PJ Solomon updated the Special Committee on their conversation with Company management regarding the Hometown First Transaction structure discussed with Mr. Lampert, including with respect to updated financial modeling that Company management was performing with respect to Hometown inventory values and Company liquidity needs, and discussed with the Special Committee the fact that a Hometown First transaction structure would likely need to include a component of financing from ESL to the Company to support the Company’s liquidity position. The Special Committee and its advisors also discussed the benefits and risks of a Hometown First Transaction, including the risk of the Company’s Outlet Segment not performing well following the sale of the Hometown Segment to Transform, as well as the benefits and risks of other transaction structures that had been discussed with Mr. Lampert. Based on the Special Committee’s beliefs regarding which transaction structures were likely to be acceptable to Transform, as well as the relative benefits and risks of those transaction structures, the Special Committee directed its advisors to finalize a draft term sheet draft contemplating the Hometown First transaction structure and providing for a purchase price equal to 66.5% of the book value of transferred inventory and a $25 million bridge loan from ESL or one of its affiliated entities to the Company, and to send the term sheet to Cleary Gottlieb later that day.

On May 8, 2019, representatives of Cleary Gottlieb and Shearman & Sterling discussed the draft term sheet. The representatives of Cleary Gottlieb stated that after further consideration, including in light of concerns regarding the risks to the Company of operating only its Outlet Segment, Mr. Lampert believed an Outlet Go Shop Transaction presented a better path forward and that Cleary Gottlieb would be sending a revised term sheet later in the day reflecting this transaction structure, which revised term sheet was sent to Shearman & Sterling later that day. The representatives of Cleary Gottlieb also stated that Transform was considering an Outlet Go Shop Transaction that would include base merger consideration of $2.25 per share, the right of the Company to sell the Outlet Segment for net sale proceeds of $103 million (the “Outlet Sale Minimum Proceeds Amount”) or more with the Company’s unaffiliated stockholders participating pro rata in net proceeds above that threshold, the right of Transform to match any proposed Outlet Sale that would generate net proceeds of at least $103 million but less than $125 million (the “Transform Matching Ceiling”), a period of 75 days from the signing of the merger agreement to enter into a definitive agreement providing for an Outlet Sale (the “Outlet Marketing Period”) and a

period of 120 days from the signing of the merger agreement to close an Outlet Sale (the “Outlet Closing Period”).

On May 9, 2019, the Special Committee held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. The representatives of PJ Solomon and Shearman & Sterling reviewed with the Special Committee the terms of the revised term sheet received from Cleary Gottlieb the prior day and the other terms of the Outlet Go Shop Transaction that Cleary Gottlieb had communicated Transform was considering, and representatives of PJ Solomon reviewed its preliminary financial analysis of the economic terms set forth in the term sheet and such other terms under consideration. The Special Committee and its advisors also discussed certain aspects of the term sheet that needed to be clarified, as well as responsive positions that the Special Committee could take in a further revised draft of the term sheet.

On May 10, 2019, the Special Committee held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. The representatives of PJ Solomon reviewed with the Special Committee an updated preliminary financial analysis of the economic terms set forth in the term sheet received from Cleary Gottlieb on May 8, 2019 and the other terms under consideration by Transform, which took into account certain clarifications that had been received from Cleary Gottlieb subsequent to their transmission of the term sheet and also included an analysis of the potential impact of structuring the transaction so that all outstanding Company restricted stock units would be entitled to receive merger consideration at the closing of the transaction. The Special Committee and its advisors discussed the potential benefits and risks of the Outlet Go Shop Transaction structure, including with respect to the proposed matching right in favor of Transform, as well as the potential marketing and sale process that the Company would engage in during the Outlet Marketing Period contemplated by the Outlet Go Shop Transaction and the range of potential outcomes that might, or might not, be achieved. The Special Committee and its advisors also discussed potential revisions to the term sheet that might be proposed to Transform, including with respect to the Outlet Sale Minimum Proceeds Amount, the Transform Matching Ceiling, the Outlet Marketing Period and the Outlet Closing Period and the Special Committee directed Shearman & Sterling to revise the term sheet to reflect the positions discussed at the meeting and to send it to Cleary Gottlieb.

Later in the day on May 10, 2019, Shearman & Sterling sent the revised draft to Cleary Gottlieb. The revisions reflected, among other terms, an Outlet Sale Minimum Proceeds Amount of $92.3 million, a Transform Matching Ceiling of $115 million, an Outlet Marketing Period of 85 days from the signing of the merger agreement, extendable by 10 days in certain circumstances, an Outlet Closing Period of 145 days from the signing of the merger agreement, extendable by 15 days in certain circumstances and the full acceleration, at the closing of the merger, and payout, in the amount of the merger consideration (as adjusted in the case of a successful sale of the Outlet Segment), of all outstanding Company restricted stock units.

On May 12, 2019, representatives of Cleary Gottlieb and Shearman & Sterling discussed the revised term sheet that Shearman & Sterling had sent to Cleary on May 10, 2019, the process for progressing transaction negotiations and additional information requests from Mr. Lampert, including in respect of the historical working capital level of the Outlet Segment. Later in the day on May 12, 2019, the Special Committee held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee, to discuss transaction status.

On May 18, 2019, Cleary Gottlieb sent Shearman & Sterling a draft merger agreement reflecting an Outlet Go Shop Transaction structure. The draft merger agreement did not reflect a specific Outlet Sale Minimum Proceeds Amount or Transform Matching Ceiling amount, but did reflect, among other terms, base merger consideration of $2.25 per share, an Outlet Marketing Period of 75 days from the signing of the merger agreement, extendable by 10 days in certain circumstances, an Outlet Closing Period of 120 days from the signing of the merger agreement, extendable by 15 days in certain circumstances, and did not provide for the full acceleration at the closing of the merger and payout of all outstanding Company restricted stock units.

On May 20, 2019, representatives of Cleary Gottlieb and Shearman & Sterling discussed various aspects of the draft merger agreement and potential transaction, including the scope of potential rights that Transform might have during the pendency of the potential transaction in respect Company’s Hometown business.

On May 21, 2019, the Special Committee held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. Representatives of Shearman & Sterling reviewed with the Special Committee the terms of the draft merger agreement that had been received from Cleary Gottlieb, including with respect to (i) the proposed length of the Outlet Marketing Period and the Outlet Closing Period and the proposed parameters of the Company’s right to market and potentially enter into a definitive Outlet Sale agreement during the Outlet Marketing Period, and (ii) the proposed structure of the merger, including that the requisite stockholder approval would be given by ESL in connection with the signing of the merger agreement and that consequently the draft merger agreement did not contain a “fiduciary out” in relation to unsolicited third party acquisition proposals or generally permit the Special Committee or the Board of Directors to change its recommendation in favor of the merger. The Special Committee and its advisors discussed the potential benefits and risks of the terms proposed on the draft merger agreement, as well as potential revisions to those terms that the Special Committee could propose.

On May 22, 2019, Shearman & Sterling sent a revised merger agreement to Cleary Gottlieb that reflected the Special Committee’s comments, other than with respect to the Outlet Sale Minimum Proceeds Amount, the Transform Matching Ceiling amount, the Outlet Marketing Period and the Outlet Closing Period, which terms remained under consideration by both the Special Committee and Transform.

On May 23, 2019, representatives of Cleary Gottlieb and Shearman & Sterling discussed a number of issues in relation to the potential transaction, including the treatment of working capital and the Special Committee’s understanding that Transform was not prepared to include a majority-of-the-minority stockholder vote condition in a potential transaction. Later in the day, Cleary Gottlieb contacted Shearman & Sterling to confirm that the Special Committee’s understanding on that topic was correct.

On May 24, 2019, the Special Committee held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. The Special Committee and its advisors discussed the principal open issues in the merger agreement, including the Outlet Sale Minimum Proceeds Amount, the Transform Matching Ceiling amount, the Outlet Marketing Period, the Outlet Closing Period and the treatment of Company restricted stock units, and potential positions on these issues that the Special Committee could propose to Transform. The Special Committee and its advisors also discussed the possibility of asking Transform to reconsider alternative transaction structures, including a Hometown Transaction, but believed that Transform would be unwilling to engage in discussions on alternative transaction structures on terms that the Special Committee would find acceptable and that Mr. Lampert had also repeatedly made clear, particularly in more recent discussions, that Transform would not engage in a transaction that would result in the Company continuing to own and operate only its Outlet Segment. Following this discussion, the Special Committee directed PJ Solomon to contact Mr. Lampert and communicate that the Special Committee was prepared to continue discussions concerning an Outlet Go Shop Transaction on the basis of an Outlet Marketing Period of 85 days from the signing of the merger agreement, extendable by 10 days in certain circumstances, an Outlet Closing Period of 160 days from the signing of the merger agreement, extendable by 15 days in certain circumstances, Outlet Sale Minimum Proceeds of $97.5 million and a Transform Matching Ceiling amount of $120 million.

Later in the day on May 24, 2019, Mr. Powell, at the request of the Special Committee, discussed with Mr. Lampert the approach to certain operational and employee matters in the potential transaction, and representatives of PJ Solomon separately discussed with Mr. Lampert the terms that the Special Committee had directed PJ Solomon to communicate.

On May 25, 2019, Cleary Gottlieb sent a revised merger agreement, and an initial draft of the Equity Commitment Letter (as defined below), to Shearman & Sterling. The draft merger agreement generally reflected the terms that representatives of PJ Solomon had communicated to Mr. Lampert the prior day (including a Transform Matching Ceiling amount of $120 million, an Outlet Sale Minimum Proceeds Amount of $97.5 million and an Outlet Marketing Period of 85 days), except with respect to the length of the Outlet Closing Period, which the draft proposed would end on October 16, 2019 (144 days from the date of delivery of such draft merger agreement), extendable to October 31, 2019 in certain circumstances. The draft merger agreement also reflected other comments from Transform, including to the definition of Net Proceeds and the addition of financing cooperation covenants from the Company.

On May 26, 2019, the Special Committee held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. The representatives of Shearman & Sterling reviewed with the Special Committee the revised draft merger agreement and the draft Equity Commitment Letter that had been received from Cleary Gottlieb the prior day, the Special Committee discussed with its advisors potential revisions that it could propose to Transform in response. Shearman & Sterling sent revised drafts of the merger agreement and the Equity Commitment Letter to Cleary Gottlieb on May 27, 2019. The draft merger agreement included an Outlet Closing Period proposal of 145 days from signing of the merger agreement, extendable by 15 days in certain circumstances.

On May 27, 2019, the Special Committee held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. The representatives of PJ Solomon and Shearman & Sterling discussed with the Special Committee the status of negotiations, including with respect to ongoing discussions concerning the treatment of working capital in the transaction. Representatives of PJ Solomon reviewed with the Special Committee a financial analysis of the proposed transaction and the assumptions underlying that analysis, including that a Hometown liquidation plan previously prepared by Company management could not immediately be implemented in light of the ESL Bylaw Amendment. Representatives of Shearman & Sterling reviewed with the Special Committee its fiduciary duties in considering the proposed transaction, the material terms of the proposed transaction, including those that remained subject to ongoing discussion and negotiation between the parties such as the definition of Net Proceeds, the scope of the financing cooperation covenants, the merger agreement termination date and the treatment of Company restricted stock units and other employee awards in the proposed transaction.

Later in the evening of May 27, 2019, the Board of Directors held a special meeting at which members of Company senior management who were not also directors and representatives of PJ Solomon, Shearman & Sterling, Richards Layton and Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”), counsel to the Audit Committee of the Board of Directors, were present at the invitation of the Board of Directors. At the meeting the representatives of PJ Solomon and Shearman & Sterling updated the Board of Directors on the status of, and recent developments in, transaction negotiations with Transform. Representatives of PJ Solomon also reviewed with the Board of Directors its financial analysis of the proposed transaction and the assumptions underlying that analysis, and representatives of Shearman & Sterling reviewed with the Board of Directors its fiduciary duties in considering the proposed transaction, the material terms of the proposed transaction and the material terms which remained subject to ongoing discussion and negotiation between the parties. At this meeting, the Board of Directors also confirmed that notwithstanding that a transaction with Transform would constitute a related party transaction, the Audit Committee was not required to separately approve any such transaction given the mandate of the Special Committee.

Between May 28, 2019 and the execution of the Merger Agreement on June 1, 2019, the parties and their advisors continued to exchange and discuss revised drafts of the Merger Agreement, Equity Commitment Letter and other transaction documentation, including discussions between Mr. Longino and Mr. Kamlani regarding the treatment of Company restricted stock units and other employee awards in the transaction and discussions between Company management and representatives of PJ Solomon, on the one hand, and Mr. Kamlani, on the other hand, regarding the treatment of working capital in the transaction.

On May 28, 2019, the Special Committee held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee, where remaining open issues and related conversations that were occurring with Mr. Kamlani were discussed.

On May 29, 2019, the Board of Directors held a special in-person meeting at which members of Company senior management who were not also directors and representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Board of Directors. The representatives of PJ Solomon and Shearman & Sterling updated the Board of Directors on the ongoing transaction discussions with Transform and its representatives, including with respect to issues that remained open. The Board of Directors and other meeting participants also discussed the effects on the Company’s businesses that could arise if the negotiations with Transform were to continue without an expeditious resolution, and Company senior management reviewed with the Board of Directors certain alternatives, and their risks, including in light of the ESL Bylaw Amendment, that the Company could seek to implement to protect its value in the absence of a transaction with Transform.

On May 30, 2019, Cleary Gottlieb sent a revised draft merger agreement to Shearman & Sterling, which draft, among other things, accepted the Outlet Closing Period in Shearman & Sterling’s May 26, 2019 draft of the merger agreement.

On May 31, 2019, the Special Committee held a meeting at which representatives of PJ Solomon and Shearman & Sterling were present at the invitation of the Special Committee. The representatives of Shearman & Sterling updated the Special Committee on transaction status and conversations with Transform and its representatives, the terms of the Merger Agreement and related transaction documents and how open issues related to the Merger Agreement and other transaction documents had been resolved. Representatives of PJ Solomon again reviewed PJ Solomon’s financial analysis of the proposed transaction (as more fully described in the section entitled “Special Factors—Opinion of PJ Solomon” beginning on page 45 of this information statement) and then orally rendered the opinion of PJ Solomon, which was subsequently confirmed in writing that, as of May 31, 2019 and subject to the assumptions set forth in the draft written opinion that had been circulated to the Special Committee, the Base Merger Consideration to be paid to the Company’s unaffiliated stockholders pursuant to the Merger Agreement is fair, from a financial point of view, to such unaffiliated stockholders.

Following a discussion among the Special Committee and its advisors regarding the proposed transaction, and after considering the proposed terms of the Merger Agreement and the other transaction agreements and the presentations of its advisors, the Special Committee determined that the Merger Agreement and the proposed transactions were fair to and in the best interests of the Company and its unaffiliated stockholders, approved the Merger Agreement and the proposed transactions and resolved to recommend that the Board of Directors adopt resolutions approving and declaring advisable the Merger Agreement and the proposed transactions and recommending that the Merger Agreement be adopted by the stockholders of the Company.

The Board of Directors held a special meeting thereafter at which members of Company senior management who were not also directors and representatives of PJ Solomon, Shearman & Sterling, Richards Layton and Pillsbury were present at the invitation of the Board of Directors. Mr. Longino and the representatives of PJ Solomon and Shearman & Sterling updated the Board of Directors on transaction status and conversations with Transform and its representatives, the terms of the Merger Agreement and related transaction documents, how open issues related to the Merger Agreement and other transaction documents had been resolved and on the determinations reached, and recommendation made by, the Special Committee prior to the meeting of the Board of Directors.

Company senior management again reviewed with the Board of Directors the status of the Company’s business and financial position and outlook, including with respect to the significant challenges that the Company would continue to face in the absence of a transaction with Transform.

Representatives of PJ Solomon again reviewed its financial analysis of the proposed transaction (as more fully described in the section entitled “Special Factors—Opinion of PJ Solomon” beginning on page 45 of this information statement) and then orally rendered to the Board of Directors the same opinion it had rendered at the earlier Special Committee meeting.

Following a discussion, the Board of Directors unanimously determined that the Merger Agreement and the proposed transactions were fair to and in the best interests of the Company and its unaffiliated stockholders, approved, adopted and declared advisable the Merger Agreement and the proposed transactions, directed that the Merger Agreement be submitted to the Company’s stockholders for adoption and resolved to recommend that the Merger Agreement be adopted by the stockholders of the Company.

The Merger Agreement, the Equity Commitment Letter and the ESL Letter Agreement were executed on June 1, 2019, and the Company and Transform issued a joint press release on June 3, 2019 prior to the open of trading on NASDAQ announcing the transaction.

Recommendation of the Special Committee and Reasons for Recommendation

Recommendation of the Special Committee

On May 31, 2019, the Special Committee (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders (other than ESL), (ii) approved the Merger Agreement and the transactions contemplated thereby and declared the Merger Agreement advisable, and (iii) recommended that the Board of Directors adopt resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated thereby and recommending that the Merger Agreement be adopted by the stockholders of the Company.

Reasons for Recommendation

In evaluating the Merger Agreement and the Merger, the Special Committee consulted with the Company’s senior management and its outside legal and financial advisors and, in reaching its determination to recommend that the Board of Directors adopt resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated thereby and recommending that the Merger Agreement be adopted by the stockholders of the Company, the Special Committee relied upon and considered numerous factors, including the material factors set forth below (which are not intended to be exhaustive and are not presented in any order of relative importance or significance):

Process and Consideration of Alternatives

•

The belief, based on a review of the other possible alternatives to a sale of the Company, including the prospects of continuing to operate in accordance with the Company’s standalone plan, the potential value to the Company’s stockholders of such alternatives and the timing and likelihood of actually achieving additional value for such stockholders from these alternatives, that none of these options, on a risk- and time-adjusted basis, was reasonably likely to create value for the Company’s stockholders greater than the Merger Consideration.

•

The fact that no third party approached or made any contact with the Company or its representatives regarding a potential acquisition of the Company from April 8, 2019 (the date the Company publicly announced that it had received an acquisition proposal from Transform) through May 31, 2019 (the date the Special Committee approved the Merger Agreement).

•

The Special Committee’s belief that a liquidation of the Company’s Hometown Segment and continued operation of the Company’s Outlet Segment constituted the best strategic alternative for the Company and its stockholders, but such course of action would require the Board of Directors to first comply with the requirements set forth in the ESL Bylaw Amendment, which would require a 30 business day period to elapse between the public announcement of the Board of Directors’ recommendation to liquidate the Hometown Segment and the actual commencement of the liquidation and therefore impose significant execution risks to the successful implementation and completion of the liquidation.

Financial Terms; Certainty of Value

•

The belief that, the Base Merger Consideration of $2.25 per share in cash of Company Common Stock represents fair value for shares of Company Common Stock, taking into account the Company’s current and historical financial condition, results of operations, business, competitive position and prospects, the constraints imposed by the ESL Bylaw Amendment, as well as the Company’s standalone plan in the event the Company were to remain an independent public company.

•

The future prospects and risks associated with remaining an independent public company and the risks and uncertainties associated with the execution of the Company’s standalone plan, including in view of the deteriorating operating performance and growing operating losses of the Company’s Hometown Segment and the constraints imposed on the Company as a result of the ESL Bylaw Amendment.

•

The Special Committee’s belief that, following extensive discussions with Mr. Lampert, the Merger and the Merger Consideration comprised the best transaction terms the Special Committee could negotiate with ESL and therefore represented the highest possible value available for the Company’s unaffiliated stockholders given the absence of actionable alternative transactions with ESL or third parties and the significant operational challenges facing the Company if it continued on a standalone basis.

•

The belief that the Merger Consideration to be paid by Transform is the highest price per share of Company Common Stock that Transform was willing to pay, that the terms and conditions of the Merger Agreement were the most favorable to the Company and its stockholders to which Transform was willing to agree, and that continued efforts to obtain a higher price from Transform, or soliciting interest from unaffiliated third parties, would be unlikely to lead to a higher price from Transform or a more favorable transaction with an unaffiliated third party, and could lead to the loss of the proposed transaction with Transform.

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The opportunity for the Company’s stockholders to realize substantial value based on the receipt of the Base Merger Consideration representing a premium of 18.4% to the closing share price of April 5, 2019, the last trading day prior to the Company’s announcement that it had received a proposal from Transform to acquire the Company, a premium of approximately 10.3% to the 30-day volume-weighted average price of shares of Company Common Stock as of April 30, 2019, and a premium of approximately 6.1% to the 90-day volume-weighted average price of shares of Company Common Stock as of May 31, 2019, the last trading day prior to the Company’s announcement of its entry into the Merger Agreement.

•

The terms of the Merger Agreement that had been negotiated to make it possible for the Company’s stockholders to realize additional value via an increase in the Base Merger Consideration in the event the Company successfully identifies a third party willing to purchase the Outlet Segment on the terms and conditions required by the Merger Agreement and is able to negotiate a transaction agreement with that third party and consummate an Outlet Sale that satisfies those conditions, or if Transform exercises its matching rights in respect of a proposed Outlet Sale that would result in Net Proceeds of less than $120,000,000.

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The fact that the Merger Consideration consists solely of cash, which provides certainty of value and liquidity to the Company’s unaffiliated stockholders and does not expose them to any future risks related to the business or the financial markets generally, as compared to a transaction in which stockholders receive equity or other securities, or as compared to remaining an independent, standalone company.

•

The oral opinion of PJ Solomon (which oral opinion was subsequently confirmed by delivery of a written opinion, dated as of May 31, 2019), provided to the Special Committee and the Board of Directors, to the effect that, as of that date and based on and subject to various procedures, assumptions and matters considered and the qualifications and limitations described in its opinion, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than ESL or Transform) pursuant to the Merger Agreement is fair, from a financial point of view to such holders. A copy of the PJ Solomon Opinion is attached to this information statement as Annex G.

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The fact that appraisal rights will be available to the unaffiliated holders of Company Common Stock who properly exercise their rights under the DGCL, which would give these stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares of Company Common Stock if they do not wish to accept the Merger Consideration.

Prospects of the Company

•

The Company’s current and historical business, financial condition, results of operations, competitive position, strategic options and prospects, as well as the Company’s standalone plan in the event the Company were to remain an independent public company, the risks and challenges associated with remaining an independent public company and the risks and uncertainties associated with the execution of the standalone plan, and the potential impact of those factors on the future trading price of Company Common Stock, including risks related to:

•

the general business environment for, and impact of general economic conditions on, the retail industry, including a failure of the economy to sustain its recovery, a renewed decline in consumer-spending levels and other conditions, which could lead to reduced revenues and gross margins, and negatively impact the Company’s results of operations;

•

the deteriorating operating performance and growing operating losses of the Company’s Hometown Segment coupled with the ESL Bylaw Amendment, which the Special Committee believed constrained the Company’s ability to successfully address such performance and losses;

•

the competitive landscape, the business, financial and execution risks and the Company’s relationships with customers, vendors and suppliers, including in respect of increasing supply chain costs and uncertainty being experienced by the Company, and the potential impact of those factors on the trading price of shares of Company Common Stock and the Company’s ability to execute its standalone plan in the event the Company were to remain an independent public company;

•

the amount of debt required by the Company to operate its business and the uncertainty and potential related costs associated with the possibility that the Company will need to obtain an extension of the Going Concern Waiver or refinance all of the debt outstanding under its credit agreements in the Company’s third fiscal quarter of 2019 (or the Company’s fourth fiscal quarter of 2019 in the event a Going Concern Waiver extension through such quarter were obtained) in the event the Company were to remain an independent public company;

•	the additional costs and burdens involved with being a public company;

•

the other risks and uncertainties identified in the Company’s filings with the SEC, including in its Annual Report on Form 10-K for the fiscal year ended February 2, 2019 and its Quarterly Report on Form 10-Q for the quarterly period ended May 4, 2019; and

•

the Special Committee’s belief, after consideration of the factors described in this section, that the consummation of the transactions contemplated by the Merger Agreement represent the Company’s best reasonably available alternative for maximizing stockholder value.

•

The Company’s reliance on Transform to provide access to certain computer systems, intellectual property and inventory used in our business pursuant to agreements between the Company and Transform, and the potential that Transform in the future may not be able or willing to continue to provide such access, intellectual property and inventory to the Company.

Likelihood of Consummation

•	The fact that Transform’s obligation to complete the transactions is not conditioned on Transform or Merger Subsidiary obtaining financing.

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The fact that Transform agreed to take all actions necessary to cause the Merger Agreement closing condition relating to the payment in full or termination, as applicable, of all outstanding obligations and letters of credit under the Company’s credit agreements to be satisfied at or prior to closing of the Merger.

•

The support of the Principal Stockholders who together held approximately 58.3% of the outstanding shares of Company Common Stock and who had agreed to deliver the Written Consent adopting the Merger Agreement and approving any Outlet Sale, which would result in the adoption of the Merger Agreement and the approval of any Outlet Sale becoming effective immediately following execution of the Merger Agreement and no further approval of the stockholders of the Company being required to adopt the Merger Agreement or approve any Outlet Sale.

•

The fact that the Merger Agreement requires Transform to use its reasonable best efforts to take actions necessary to satisfy the regulatory conditions set forth in the Merger Agreement, and includes a commitment by Transform to reasonably cooperate to obtain all applicable consents and approvals, as more fully described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Reasonable Best Efforts” beginning on page 103 of this information statement.

Terms of the Merger Agreement

•

The Special Committee considered all of the terms and conditions of the Merger Agreement, including the representations, warranties, covenants and agreements of the parties, the conditions to closing, the form of the Merger Consideration and the termination rights, including:

•

that the terms of the Merger Agreement were the products of arm’s-length negotiations among sophisticated parties and their respective legal and financial advisors, as more fully described in “Special Factors—Background of the Transaction” beginning on page 19 of this information statement;

•

that the “go shop” provisions give the Company the ability to initiate, solicit and encourage inquiries, proposals and offers from third parties for a sale of the Company’s Sears Outlet and Buddy’s Home Furnishing Stores businesses to a third party on the terms and subject to the conditions of the Merger Agreement and to enter into a transaction agreement with a third party in respect of such a sale that, if consummated, could result in the Merger Consideration being greater than the Base Merger Consideration (as more fully described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Sale of the Outlet Segment” beginning on page 97 of this information statement);

•

the fact that, subject to certain customary limitations, the Company will have sufficient operating flexibility for it to conduct its business in the ordinary course consistent with past practice during the pre-closing period; and

•

that the remedies of specific performance and monetary damages are available to the Company under the Merger Agreement as more fully described in the section entitled “The Merger Agreement—Specific Performance” beginning on page 107 of this information statement.

In addition to the factors above, the Special Committee identified and considered a variety of risks and potentially negative factors concerning the Merger, including:

•

the possibility that the Merger might not be consummated, and the risks and costs to the Company in such event, including the diversion of management and employee attention and the potential disruptive effect on business and customer relationships, vendor relationships, stock price and ability to attract and retain key management personnel and employees;

•

the possibility that the Company may not be able to consummate an Outlet Sale in accordance with the applicable terms and conditions set forth in the Merger Agreement, including due to the constraints imposed by the timeframe prescribed by the Merger Agreement, the potential deterrent effect of Transform’s right to match any proposed Outlet Sale that would result in Net Proceeds of less than $120,000,000, the fact that the Company did not have the unilateral right to modify the terms and conditions (including with respect to the scope of liabilities to be assumed by any purchaser of the Outlet Segment) upon which any Outlet Sale is required to be consummated by the Merger Agreement and the potential lack of interest in the Outlet Segment by third parties, which would result in there being no increase in the Base Merger Consideration;

•	the fact that Transform is a private, newly formed entity;

•

the possibility that completion of the Merger might be delayed or subject to adverse conditions that may be imposed by governmental authorities that are not within the Company’s control, that, if the parties determine that a filing pursuant to the HSR Act is required, such approval may not be obtained, and the period of time the Company may be subject to the Merger Agreement without assurance that the Merger will be completed;

•

the fact that the Company’s obligations to provide financing cooperation to Transform are significant and the ability of the Company to provide certain financing information as required by the Merger Agreement could impact timing of completion of the Merger;

•

the fact that, as a result of the ESL Bylaw Amendment, the Board of Directors must approve any Outlet Sale by an affirmative vote of no less than 90% of directors then in office, which requires a unanimous vote given the present size of the Board of Directors;

•

the significant costs involved in connection with completing the Merger, the substantial management time and effort required to complete the Merger, and the related disruption to the Company’s operations;

•

the prohibition imposed on the solicitation or consideration by the Company of alternative transactions, and the absence of any ability of the Company to terminate the Merger Agreement in the event the Company were to receive a superior offer;

•

the interests that certain of the Company’s directors and executive officers may have with respect to the Merger in addition to their interests as the Company’s stockholders as described in “Special Factors—Interests of Directors and Executive Officers in the Merger” beginning on page 70 of this information statement; and

•

that any gain to be realized by the Company’s stockholders as a result of the Merger generally will be taxable to such stockholders for U.S. federal income tax purposes if they are not otherwise exempt from the payment of such taxes (as more fully described in “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 76 of this information statement.

The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive, but rather includes the principal material information, factors and analyses considered by the Special Committee in reaching its conclusions and recommendation in relation to the Merger Agreement, the Merger and the other transactions contemplated thereby. The Special Committee evaluated the various factors listed above in light of its knowledge of the business, financial condition and prospects of the Company, in consultation with the Company’s senior management and outside legal and financial advisors. The Special Committee did not provide a specific assessment of, quantify or otherwise assign any relative weights to, the factors considered in determining its recommendation. Instead, the Special Committee conducted an overall analysis of the factors and reasons described above and determined in its business judgment that, in the aggregate, the potential benefits of the merger to the stockholders of the Company outweighed the risks or potential negative consequences.

Recommendation of the Board of Directors and Reasons for Recommendation

Recommendation of the Board of Directors

Upon receipt of the recommendation of the Special Committee, at a meeting of the Board of Directors duly called and held on May 31, 2019 to act on the Special Committee’s recommendation, the Board of Directors unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the Company and its stockholders (other than ESL), (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, (iii) directed that the Merger Agreement be submitted to the stockholders of the Company for their adoption and approval, and (iv) recommended that the Merger Agreement be adopted by the stockholders of the Company.

Reasons for Recommendation

In reaching its determinations, the Board of Directors considered and adopted the analyses and conclusions of the Special Committee, including the factors described above, the determination of the Special Committee that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders (other than ESL) and the recommendation of the Special Committee that the Board of Directors adopt resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated thereby and recommending that the Merger Agreement be adopted by the stockholders of the Company.

In addition to the factors described above, the Board of Directors also considered a variety of factors weighing positively in favor of the Merger Agreement and the transactions contemplated thereby, including the following (which are not intended to be exhaustive and are not presented in any order of relative importance or significance):

•

the fact that an active and engaged Special Committee composed of an independent and disinterested member of the Board of Directors who did not have a material interest in the potential transaction, declared the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders (other than ESL); and

•

the belief of the Board of Directors, based on its knowledge of the Company’s long-term strategic goals and opportunities, including in light of the terms of the ESL Bylaw Amendment, industry trends, competitive environment and performance in light of the Company’s standalone plan, including the potential impact of those factors on the trading price of the Company Common Stock (which cannot be precisely quantified numerically), and discussions with Company senior management and the Special Committee’s financial advisor, that the value offered to Company stockholders pursuant to the Merger Agreement is more favorable to Company stockholders than the potential value that might reasonably be expected to result from remaining an independent company.

The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, but rather includes the principal material information, factors and analyses considered by the Board of Directors in reaching its conclusions and recommendation in relation to the Merger Agreement, the Merger and the other transactions contemplated thereby. The Board of Directors evaluated the various factors listed above in light of its knowledge of the business, financial condition and prospects of the Company, in consultation with the Company’s senior management and outside legal and financial advisors. The Board of Directors did not provide a specific assessment of, quantify or otherwise assign any relative weights to, the factors considered in determining its recommendation. Instead, the Board of Directors conducted an overall analysis of the factors and reasons described above and determined in its business judgment that, in the aggregate, the potential benefits of the merger to the stockholders of the Company outweighed the risks or potential negative consequences. Individual members of the Board of Directors may have given different weight to different factors. In addition, in arriving at its recommendation, the Board of Directors were aware of the interests of certain officers and directors of the Company as described in “Special Factors—Interests of Directors and Executive Officers in the Merger” beginning on page 70 of this information statement.

Opinion of PJ Solomon

Pursuant to an engagement letter dated November 13, 2018, as amended on April 4, 2019 and May 28, 2019, the Special Committee retained PJ Solomon to act as a financial and strategic advisor to the Special Committee in connection with the Merger. PJ Solomon is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The Special Committee selected PJ Solomon to act as its financial and strategic advisor on the basis of PJ Solomon’s knowledge of the Company and its industry and business, PJ Solomon’s experience and reputation advising public companies in transactions similar to the Merger and its reputation in the investment community, among other things.

On May 31, 2019, at meetings of the Special Committee and the Board of Directors held to evaluate the Merger, PJ Solomon delivered to the Special Committee an oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 31, 2019, to the effect that, as of the date of PJ Solomon’s opinion and based upon and subject to various assumptions and limitations described in its opinion, the $2.25 per share of Base Merger Consideration proposed to be paid to the holders of shares of Company Common Stock (other than ESL or Transform) pursuant to the Merger Agreement was fair from a financial point of view to such holders. PJ Solomon’s opinion was addressed to the Special Committee and to the Board of Directors and provided for the information and assistance of the Special Committee (in its capacity as such) and, at the request of the Special Committee, the Board of Directors (in its capacity as such) in connection with their consideration of the Merger.

The full text of PJ Solomon’s written opinion, which sets forth the assumptions made, procedures followed, matters considered, limitations on and scope of the review by PJ Solomon in rendering PJ Solomon’s opinion, is attached as Annex G and is incorporated herein by reference. PJ Solomon’s opinion was directed only to the fairness of the per share Base Merger Consideration proposed to be paid to the holders of shares of Company Common Stock (other than ESL or Transform) pursuant to the Merger Agreement from a financial point of view, was provided for the information of the Special Committee and the Board of Directors in connection with their evaluation of the Merger, did not address any other aspect of the Merger and did not express any opinion or view as to the relative merits of the Merger in comparison to other strategies or transactions, including any strategies or transactions that the Company is prevented from undertaking by its organizational documents, that might be available to the Company or in which the Company might engage or as to the Company’s underlying business decision to proceed with or effect the Merger. PJ Solomon did not evaluate and did not express any opinion regarding the liquidation value of any entity, asset or business. PJ Solomon assumed for purposes of its analysis that no additional consideration would become payable to the holders of shares of Company Common Stock as a result of any transaction involving the Outlet Segment pursuant to the Outlet Sale Process (as defined below), including any additional consideration that may become payable as a result of the Liberty Sale. PJ Solomon’s opinion also expressed no opinion or recommendation as to how any holder of shares of Company Common Stock should act in connection with the Merger or any related matter. The summary of PJ Solomon’s opinion set forth in this information statement is qualified in its entirety by reference to the full text of such opinion. Holders of shares of Company Common Stock are urged to read PJ Solomon’s opinion carefully and in its entirety. PJ Solomon has consented to the inclusion of PJ Solomon’s opinion in this information statement.

In arriving at its opinion, PJ Solomon, among other things:

•	reviewed certain publicly available financial statements and other information of the Company;

•

reviewed certain internal financial statements and other financial and operating data concerning the Company prepared and provided to PJ Solomon by the management of the Company and approved for PJ Solomon’s use by the Company;

•	reviewed certain financial projections for the Company prepared and provided to PJ Solomon by the management of the Company and approved for PJ Solomon’s use by the Company;

•	discussed the past and current operations, financial condition and prospects of the Company with management of the Company;

•	reviewed the reported prices and trading activity of the Company Common Stock;

•

compared the financial performance and condition of the Company and the reported prices and trading activity of the Company Common Stock with that of certain other publicly traded companies that PJ Solomon deemed relevant;

•	reviewed publicly available information regarding the financial terms of certain transactions that PJ Solomon deemed relevant, in whole or in part, to the Merger;

•	participated in certain discussions among management and other representatives of each of Transform and the Company;

•	reviewed a draft, dated May 31, 2019, of the Merger Agreement;

•	reviewed the organizational documents of the Company, including the Amended and Restated Bylaws of the Company, as amended as of April 15, 2019 (the “Bylaws”); and

•	performed such other analyses and reviewed such other material and information as PJ Solomon deemed appropriate.

PJ Solomon assumed and relied upon the accuracy and completeness of the information reviewed by PJ Solomon for the purposes of its opinion and PJ Solomon did not assume any responsibility for independent verification of such information and relied on such information being complete and correct. PJ Solomon relied on assurances of the management of the Company that they were not aware of any facts or circumstances that would make information provided by or on behalf of the Company inaccurate or misleading in any respect material to PJ Solomon’s opinion. With respect to the financial projections prepared and provided to PJ Solomon by the management of the Company, PJ Solomon assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company of the future financial performance of the Company. PJ Solomon expressed no views as to the reasonableness of any such financial projections or the assumptions on which they are based. PJ Solomon did not conduct a physical inspection of the facilities or property of the Company. PJ Solomon did not assume any responsibility for or perform any independent valuation or appraisal of the assets or liabilities of the Company, nor was PJ Solomon furnished with any such valuation or appraisal other than a plan for the liquidation of the Company’s Hometown Segment prepared by Company management as of April 8, 2019 (the “Management Liquidation Plan”). Although PJ Solomon reviewed the Management Liquidation Plan, PJ Solomon did not evaluate, and expressed no opinion, regarding the liquidation value of any entity, asset or business of the Company. Furthermore, PJ Solomon did not consider any tax, accounting or legal effects of the Merger or the transaction structure on any person or entity.

PJ Solomon assumed that the final form of the Merger Agreement would be substantially the same as the last draft reviewed by PJ Solomon and would not vary in any respect material to PJ Solomon’s analysis. PJ Solomon also assumed that the Merger would be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement (including, without limitation, the consideration to be paid to the holders of shares of Company Common Stock in the Merger), and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger. PJ Solomon further assumed that all representations and warranties set forth in the Merger Agreement were and will be true and correct as of all the dates made or deemed made and that all parties to the Merger Agreement will comply with all covenants of such parties thereunder.

PJ Solomon noted that under the terms of the Merger Agreement, the Company was permitted to conduct a process to effect an Outlet Sale (the “Outlet Sale Process”), which may result in consideration in addition to the Base Merger Consideration becoming payable to the holders of shares of Company Common Stock. The outcome of the Outlet Sale Process, including whether an Outlet Sale would occur at all and the terms on which any such transaction might occur, were not known on the date PJ Solomon gave its opinion. Accordingly, at the direction of the Special Committee, PJ Solomon assumed for purposes of its analysis that no additional consideration would become payable to holders of shares of Company Common Stock as a result of any transaction involving the Outlet Segment pursuant to the Outlet Sale Process. Therefore, PJ Solomon’s opinion does not consider or address any additional consideration that may become payable as a result of the Liberty Sale.

PJ Solomon’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to PJ Solomon as of, May 31, 2019. In particular, PJ Solomon did not express any opinion as to the prices at which shares of Company Common Stock may trade at any future time or as to the impact of the Merger on the solvency or viability of the Company, Transform or Merger Subsidiary or the ability of the Company, Transform or Merger Subsidiary to pay their respective obligations when they come due. Furthermore, PJ Solomon’s opinion did not address the Company’s underlying business decision to undertake the Merger, and PJ Solomon’s opinion did not address the relative merits of the Merger as compared to any alternative transactions or business strategies that might be available to the Company. PJ Solomon’s opinion did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise except as expressly identified therein.

In arriving at its opinion, PJ Solomon was not authorized to solicit, and did not solicit, interest from any third party with respect to a merger or other business combination transaction involving the Company or any of its assets. The Special Committee also directed PJ Solomon, and PJ Solomon assumed for purposes of its opinion, that the Company was prevented from undertaking any transaction contemplated by the Management Liquidation Plan or any other strategic or financial alternative that was not in accordance with the Company’s organizational documents, including, without limitation, Section 2.10 of the Bylaws. PJ Solomon expressed no opinion with respect to the values that might have been obtained for the Company or its assets in any merger or business combination with any other party or in any other strategic or financial transaction, including, without limitation, any transactions contemplated by the Management Liquidation Plan.

The following summarizes the significant financial analyses performed by PJ Solomon and provided to, and reviewed with, the Special Committee and the Board of Directors on May 31, 2019, in connection with the delivery of PJ Solomon’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand PJ Solomon’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PJ Solomon’s financial analyses. The following summary, however, does not purport to be a complete description of the financial analyses performed by PJ Solomon, nor does the order of analyses described represent relative importance or weight given to those analyses by PJ Solomon. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 30, 2019, and is not necessarily indicative of current market conditions. Certain of the financial analyses constitute or are based upon forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 81 of this information statement.

Analysis of Selected Publicly Traded Companies

In order to assess how the public market values shares of selected publicly traded companies that PJ Solomon deemed relevant in its professional judgment, PJ Solomon reviewed and compared selected financial information concerning the Company with similar information using publicly available information of the following publicly traded companies:

•	The Home Depot, Inc.;

•	Lowe’s Companies, Inc.;

•	Best Buy Co., Inc.;

•	Bed Bath & Beyond, Inc.;

•	Haverty Furniture Companies, Inc.; and

•	Kirkland’s.

These companies are referred to herein as the “selected companies.” These companies were selected by PJ Solomon based on their respective sizes, industries, growth trajectories and geographic footprint.

PJ Solomon calculated and compared various financial multiples, including, among other things, the enterprise value of the selected companies based on closing share prices on May 30, 2019, as a multiple of: (i) the last twelve months (“LTM”) earnings before interest, taxes, depreciation and amortization, excluding non-recurring items (“EBITDA”), as calculated from publicly reported data as of May 30, 2019, and (ii) estimated EBITDA for the calendar years ending December 31, 2019 and December 31, 2020, as reported by Capital IQ as of May 30, 2019, in each case for each of the selected companies.

The tables below summarize the results of these calculations:

EV as a Multiple of:		Selected Companies
LTM EBITDA	Range:	0.0x – 13.2x
	Median:	5.4x
	Mean:	6.5x
2019E EBITDA	Range:	0.1x – 13.1x
	Median:	5.7x
	Mean:	6.5x
2020E EBITDA	Range:	0.1x – 12.4x
	Median:	5.5x
	Mean:	6.1x

Based on its professional judgment and after taking into consideration, among other things, the observed data for the selected companies as of May 30, 2019, PJ Solomon developed the following reference ranges of trading valuation multiples for the selected companies and applied them to the Company’s LTM EBITDA of $16 million and 2019E EBITDA of $8.5 million to calculate an implied enterprise value, implied equity value and implied equity value per share of Company Common Stock as follows:

EV as a Multiple of:	Reference Range of Multiples	Implied Enterprise Value (Low-High)		Net Debt (as of May 4, 2019)	Implied Equity Value	Implied Per Share Equity Value
LTM EBITDA ($16 million)	4.4x - 6.4x	$ $	70.1 million - 102.1 million	$118.7 million	No value	No value
2019E EBITDA ($8.5 million)	4.7x - 6.7x	$ $	40.1 million - 57.0 million	$118.7 million	No value	No value

For the purposes of the selected company analysis, PJ Solomon used those historical financial results the Company reported in its most recent public filings as of February 2, 2019, and certain financial forecasts prepared by the Company management for the fiscal year ending February 1, 2020, as described in the section below entitled “Special Factors—Unaudited Projected Financial Information of the Company—Summary of the Post-ESL Bylaw Amendment Projections” beginning on page 59 of this information statement.

Based on PJ Solomon’s professional judgment and after taking into consideration, among other things, the observed data described above, PJ Solomon’s analysis based on the range of implied per share values of the financial metrics considered by PJ Solomon reflected a valuation range for the Company Common Stock that did not reflect any equity value per share taking into account the Company’s net debt of $118.7 million as of May 4, 2019, in each case compared to the $2.25 per share Base Merger Consideration to be received by holders of shares of Company Common Stock in connection with the Merger.

None of the selected companies used in this analysis are identical to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the selected companies to which the Company was compared.

Analysis of Selected Precedent Transactions

To analyze the valuation of the per share Base Merger Consideration to be received by holders of shares of Company Common Stock relative to the consideration received by stockholders in other similar transactions, PJ Solomon prepared an analysis of selected precedent transactions.

Using publicly available information, PJ Solomon reviewed retail transactions that were announced over the past nine years. PJ Solomon then used its professional judgment to select the relevant transactions provided in the list below:

Month and Year Announced	Acquirer	Target
June 2017	Monomoy Capital Partners	West Marine, Inc.
October 2016	Sycamore Partners Management, L.P.	Staples, Inc.
November 2016	Cerberus Capital Management, L.P.	Staples, Inc. (European Operations)
October 2016	Bass Pro Group, LLC (d/b/a Bass Pro Shops)	Cabela’s Inc.
August 2016	Steinhoff International Holdings N.V.	Mattress Firm Holding Corp.
July 2016	Freeman Spogli & Co.	Batteries Plus, LLC (d/b/a Batteries Plus Bulbs)
June 2016	Bed Bath & Beyond Inc.	One Kings Lane, Inc.
April 2016	Restoration Hardware Holdings, Inc.	Design Investors WW Acquisition Company, LLC (d/b/a/ Waterworks)
February 2016	Lowe’s Companies, Inc.	RONA inc.
January 2016	KKR & Co. L.P.	Mills Fleet Farm
December 2015	Icahn Enterprises L.P.	The Pep Boys—Manny, Moe & Jack
November 2015	Mattress Firm Holding Corp.	HMK Mattress Holdings LLC
June 2015	GameStop Corp.	Geeknet, Inc.
October 2014	Brentwood Associates	Z Gallerie LLC
June 2014	Sailing Capital Overseas International Fund, LP and Sanpower Group Co., Ltd.	Brookstone Holdings Corp.
February 2014	Signet Jewelers Limited	Zale Corporation
January 2014	The Home Depot, Inc.	Global Custom Commerce Inc. (d/b/a Blinds.com)
January 2014	Freeman Spogli & Co.	Arhaus, LLC
December 2013	Bain Capital, LLC	Bob’s Discount Furniture Inc.
October 2013	Advance Auto Parts, Inc.	General Parts International, Inc.
September 2013	Jarden Corporation	Yankee Candle Investments LLC
February 2013	Office Depot Inc.	OfficeMax Inc.
November 2012	Northern Tool + Equipment Co.	The Sportsman’s Guide, Inc.
August 2012	CCMP Capital Advisors LLC	Ollie’s Holdings, Inc.
June 2012	Thomas H. Lee Partners, L.P.	Party City Holdings, Inc.
May 2012	Bed Bath & Beyond Inc.	Cost Plus, Inc.
May 2012	Madison Dearborn Partners, LLC	Things Remembered Inc.
May 2012	Golf Town USA Holdings Inc.	Golfsmith International Holdings, Inc.
September 2011	Investcorp Bank B.S.C	Sur La Table Inc.
July 2011	AEA Investors LP	Garden Ridge Corporation
May 2011	Canadian Tire Corp.	Forzani Group Ltd.
November 2010	Ares Management LLC / Freeman Spogli & Co.	Floor and Décor Outlets of America, Inc.

These transactions are referred to herein as the “selected precedent transactions.”

For each of the selected precedent transactions, PJ Solomon calculated and compared the enterprise value implied by the transaction as a multiple of the LTM EBITDA (a “EV/LTM EBITDA Multiple”) of the target company, based on amounts disclosed in public filings, company press releases and other public sources. The results of this analysis reflected a range of EV/LTM EBITDA Multiples of, where sufficient data was publicly available to calculate the multiple, 4.7x to 15.6x for the selected precedent transactions.

Based on PJ Solomon’s professional judgment and after taking into consideration, among other things, the observed data described above, PJ Solomon calculated an illustrative range of implied values per share of Company Common Stock by applying a range of EV/LTM EBITDA Multiples of 7.5x to 12.0x to the Company’s LTM EBITDA of $16 million as follows:

EV as a Multiple of:	Reference Range of Multiples	Implied Enterprise Value (Low-High)		Net Debt (as of May 4, 2019)	Implied Equity Value (Low- High)		Implied Per Share Equity Value Reference Range
LTM EBITDA ($16 million)	7.5x - 12.0x	$ $	120.2 million - 192.3 million	$118.7 million	$ $	1.5 million - 73.6 million	$0.07 - $3.24

This analysis resulted in an illustrative range of implied equity values of $0.07 to $3.24 per share of Company Common Stock, as compared to the $2.25 per share Base Merger Consideration to be received by holders of shares of Company Common Stock in connection with the Merger.

None of the selected precedent transactions used in this analysis are identical to the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the implied equity values or other values of the selected precedent transactions to which the $2.25 per share Base Merger Consideration was compared.

Illustrative Discounted Cash Flow Analysis

PJ Solomon performed an illustrative discounted cash flow analysis of the Company using the Company’s financial forecasts for the period beginning on May 1, 2019 through the fiscal year ending February 4, 2023 and other information and data provided by the Company’s management to calculate the present value of the estimated unlevered after-tax free cash flows projected to be generated by the Company. For purposes of its illustrative discounted cash flow analysis, PJ Solomon derived a range of implied enterprise values for the Company by adding the present values of (i) after-tax unlevered free cash flows of the Company for the period beginning on May 1, 2019 through the fiscal year ending February 4, 2023 using the Company’s financial forecasts and other information and data provided by the Company’s management and (ii) a range of terminal value multiples applied to the Company’s estimated EBITDA for the fiscal year ending February 4, 2023, which terminal value multiples PJ Solomon derived in its professional judgment based on historical trading valuation multiples for the Company and the trading valuation multiples developed by PJ Solomon in its selected companies analysis. The cash flows and terminal values were then discounted to present value as of May 30, 2019 using various discount rates ranging from 11.0% to 13.0%, which range was selected based on PJ Solomon’s professional judgment and after taking into consideration, among other things, an estimate of the weighted average cost of capital of the Company and certain other companies deemed comparable to the Company by PJ Solomon in its professional judgment.

The estimates of free cash flow for the Company for the period beginning on May 1, 2019 through the fiscal year ending February 4, 2023 were derived by PJ Solomon using the earnings before interest and taxes, or “EBIT,” set forth in the financial forecasts prepared by the Company management for the fiscal year ending February 1, 2020 and the following three fiscal years ending February 4, 2023, as described in the section below entitled “Special Factors—Unaudited Projected Financial Information of the Company—Summary of the Post-ESL Bylaw Amendment Projections” beginning on page 59 of this information statement. Using the EBIT provided in such forecasts and the Company’s projected marginal tax rate, PJ Solomon first calculated tax-effected EBIT for the remainder of 2019 and through 2022. PJ Solomon then added depreciation and amortization estimates set forth in the Company’s forecasts, and subtracted the estimated capital expenditures and changes in net working capital set forth in the Company’s forecasts. PJ Solomon then calculated a range of implied prices per share of Company Common Stock by (i) subtracting the amount of the Company’s net debt as of May 4, 2019 and (ii) dividing such amount by the fully diluted number of shares of Company Common Stock based on data and calculations provided by Company management. The following summarizes the results of these calculations:

Implied Equity Value Per Share

Reference Range

$0.00 - $0.87

PJ Solomon compared this range of net present values per share based on the illustrative discounted cash flow analysis to the $2.25 per share Base Merger Consideration to be received by holders of shares of Company Common Stock in connection with the Merger.

Other

Although not a basis of PJ Solomon’s opinion, PJ Solomon reviewed for the informational purposes of the Special Committee and the Board of Directors an illustrative supplemental analysis of the historical trading prices and volumes for the Company Common Stock for the 52-week period ended May 30, 2019, the last full trading day before the announcement of the Merger Agreement, including (i) the closing price per share of Company Common Stock as of May 30, 2019, (ii) the closing price per share of Company Common Stock on April 5, 2019, the last full trading day before Transform submitted its indication of interest to acquire the Company on April 6, 2019, (iii) the highest closing price per share of Company Common Stock for the 52-week period ended May 30, 2019, (iv) the lowest closing price per share of Company Common Stock for the 52-week period ended May 30, 2019, (v) the 30-calendar-day volume weighted average price per share of Company Common Stock for the period ended May 30, 2019, (vi) the 60-calendar-day volume weighted average price per share of Company Common Stock for the period ended May 30, 2019, and (vii) the 90-calendar-day volume weighted average price per share of Company Common Stock for the period ended May 30, 2019.

This illustrative analysis indicated that the price per share of Company Common Stock to be paid to holders of shares of Company Common Stock pursuant to the Merger Agreement represented:

•	a premium of 2.3% based on the closing price per share of Company Common Stock as of May 30, 2019 of $2.20;

•	a premium of 18.4% based on the closing price per share of Company Common Stock as of April 5, 2019 of $1.90;

•	a discount of 32.8% based on the closing price per share of Company Common Stock as of September 21, 2018 of $3.35, which was the highest closing price for the 52-week period ended May 30, 2019;

•	a premium of 42.4% based on the closing price per share of Company Common Stock as of December 27, 2018 of $1.58, which was the lowest closing price for the 52-week period ended May 30, 2019;

•	a premium of 10.3% based on the 30-calendar-day volume weighted average price per share of Company Common Stock for the period ended May 30, 2019 of $2.04;

•	a premium of 4.7% based on the 60-calendar-day volume weighted average price per share of Company Common Stock for the period ended May 30, 2019 of $2.15; and

•	a premium of 6.1% based on the 90-calendar-day volume weighted average price per share of Company Common Stock for the period ended May 30, 2019 of $2.12.

PJ Solomon also analyzed, for the informational purposes of the Special Committee and the Board of Directors and not as a basis of PJ Solomon’s opinion, the enterprise value (which represents the equity value plus book values of total debt, less cash) (“EV”) calculated based on the closing price per share of Company Common Stock as of April 5, 2019. This analysis indicated that the EV of $169.4 million, calculated based on the $2.25 per share Base Merger Consideration to be received by holders of shares of Company Common Stock in connection with the Merger, represented a premium of 4.9% to the EV of $161.5 million based on the closing price per share of Company Common Stock as of April 5, 2019. The historical trading analysis and the enterprise value analysis are supplementary only and were furnished to the Special Committee and the Board of Directors for informational purposes. PJ Solomon did not explicitly estimate the value of the Company Common Stock based on the historical trading analysis or enterprise value analysis and they were not part of PJ Solomon’s financial analyses that support its opinion.

In addition, PJ Solomon also performed, for the informational purposes of the Special Committee and the Board of Directors and not as a basis of PJ Solomon’s opinion, an illustrative supplemental analysis of the premiums paid by acquirers over the public market trading prices in merger and acquisition transactions involving a change of control of the target. The transactions analyzed by PJ Solomon included transactions announced after March 2016 involving target companies with businesses deemed relevant by PJ Solomon.

PJ Solomon performed premiums paid analyses on 100 transactions that it deemed relevant. PJ Solomon calculated, for this period, the premia represented by the prices per share paid in these transactions relative to the target companies’ closing prices per share (a) one day and (b) 30 days prior to announcement (which represented undisturbed trading prices to the extent publicly available and applicable). The overall low to high acquisition premia observed for these transactions were –24.7% to 1,292.3% (with a median of 31.2%) for the one-day premia and –43.6% to 992.5% (with a median of 33.2%) for the 30-day premia.

No transaction utilized in the premiums paid analysis is identical to the Company or to the Merger. In evaluating the precedent transactions, PJ Solomon made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any material adverse change in the financial condition of the Company or the industry or in the financial markets in general, which could affect the enterprise value of the transactions to which they are being compared. Mathematical analysis (such as determining the mean) is not in itself a meaningful method of using premiums paid data. The premiums paid analysis is supplementary only and was furnished to the Special Committee for informational purposes. PJ Solomon did not explicitly estimate the value of Company Common Stock based on the premiums paid analysis and it was not part of PJ Solomon’s financial analyses that support its opinion.

Miscellaneous

In arriving at PJ Solomon’s opinion, PJ Solomon performed a variety of financial analyses, including the significant financial analyses summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, PJ Solomon did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. In addition, PJ Solomon may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be PJ Solomon’s view of the Company’s actual value. Accordingly, PJ Solomon believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all such analyses, could create an incomplete view of the process underlying PJ Solomon’s opinion.

In performing its analyses, PJ Solomon relied on numerous assumptions made by the management of the Company and made judgments of its own with regard to current and future industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The analyses performed by PJ Solomon are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of PJ Solomon’s analysis of the fairness from a financial point of view of the Base Merger Consideration proposed to be paid to the holders of shares of Company Common Stock in connection with the Merger and were provided to the Special Committee and the Board of Directors in connection with the delivery of PJ Solomon’s opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which are inherently subject to uncertainty. Because such analyses are inherently subject to uncertainty, neither the Company nor PJ Solomon, nor any other person, can guarantee that future results or actual values of the Company will not differ materially from those indicated in PJ Solomon’s analyses. With regard to the comparable public company analysis and the precedent transactions analysis summarized above, PJ Solomon selected comparable public companies and precedent transactions on the basis of various factors for reference purposes only; however, no public company or transaction utilized as a comparison is fully comparable to the Company or the Merger. Accordingly, an analysis of the foregoing was not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the acquisition or public trading value of the comparable companies and transactions to which the Company and the Merger were being compared.

The per share Base Merger Consideration was determined through negotiations between the Special Committee and Transform, and was recommended by the Special Committee and approved by the Board of Directors. PJ Solomon did not recommend any specific consideration to the Special Committee or the Board of Directors or that any given consideration constituted the only appropriate consideration for the Merger. The decision to enter into the Merger Agreement was solely that of the Special Committee and the Board of Directors. As described above, PJ Solomon’s opinion and analyses were only one of many factors considered by the Special Committee and the Board of Directors in their evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee, the Board of Directors or the Company’s management with respect to the Merger or per share Base Merger Consideration. The issuance of PJ Solomon’s opinion was authorized by PJ Solomon’s fairness opinion committee.

In the past PJ Solomon or its affiliates have provided, currently are providing, and in the future may provide, investment banking and other financial services to the Company, and have received or in the future may receive compensation for the rendering of these services, including services in connection with a potential repurchase of a portion of the Company’s outstanding shares of Company Common Stock or the taking of other actions to maximize shareholder value, and has received compensation for rendering these services. During the two years preceding the date of PJ Solomon’s written opinion, PJ Solomon received or derived, directly or indirectly, approximately $133,000 in the aggregate from the Company for prior strategic advisory services to the Special Committee. Prior to the date of PJ Solomon’s written opinion, PJ Solomon also received the $500,000 in monthly advisory fees described below for services rendered to the Special Committee in connection with the Merger. During the two years preceding the date of PJ Solomon’s written opinion, PJ Solomon had not been engaged by or received any compensation from ESL, Transform, or their respective affiliates, or, in the case of ESL, its portfolio companies.

Natixis, S.A. (“Natixis”), which holds a majority of the outstanding equity of PJ Solomon, is, together with its affiliates, engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management, insurance and other financial and non-financial activities and services for various persons and entities. Natixis and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Transform, any of their respective affiliates and third parties, including ESL and its affiliates and portfolio companies, or any currency or commodity that may be involved in the Merger.

Under the terms of PJ Solomon’s engagement letter, dated November 13, 2018, as amended on April 4, 2019 and May 28, 2019, the Company has agreed to pay PJ Solomon for its services in connection with the Merger an aggregate fee of $2.0 million, not including any fees that PJ Solomon may earn as a result of the Outlet Sale Process, $500,000 of which has been paid on a monthly basis as an advisory fee, $500,000 of which was payable upon delivery of its opinion and the remainder of which is contingent upon the completion of the Merger. PJ Solomon is also acting as financial advisor to the Special Committee in connection with the Outlet Sale Process and may earn additional fees as a result of the Outlet Sale Process, which fees would be calculated, in the event an Outlet Sale is consummated that satisfies the criteria set forth in the Merger Agreement, based on the value of the aggregate consideration payable by the buyer of the Outlet Segment in the Outlet Sale and would exceed the aggregate fee of $2.0 million payable in connection with the Merger. The Company has also agreed to reimburse PJ Solomon for certain reasonable and out-of-pocket expenses incurred in connection with PJ Solomon’s engagement, and to indemnify PJ Solomon, its affiliates, and its and their respective directors, officers, members, partners, controlling persons, agents and employees against specified liabilities.

Position of the Company on the Fairness of the Merger

Under the SEC rules governing “going private” transactions (the “Going Private Rules”), the Company is required to express its belief as to the substantive and procedural fairness of the Merger to the Company’s “unaffiliated security holders”, as defined under Rule 13e-3 of the Exchange Act (the “Unaffiliated Stockholders”). The Company is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The Merger is not structured so that approval of a majority of Unaffiliated Stockholders is required and, since the sole member of the Special Committee is an independent and disinterested non-employee director, no unaffiliated representative was retained by or on behalf of the Company to act solely on behalf of the Unaffiliated Stockholders. However, the Company believes that the Merger is fair to the Unaffiliated Stockholders based on:

•

the fact that an active and engaged Special Committee composed of an independent and disinterested member of the Board of Directors who did not have a material interest in the potential transaction, determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders (other than ESL);

•

the analyses and conclusions of the Special Committee, including the factors described in the section above entitled “Special Factors—Recommendation of the Special Committee and Reasons for Recommendation” beginning on page 40 of this information statement in reaching that determination;

•

the analyses and conclusions of the Board of Directors, including the factors described in the section above entitled “Special Factors—Recommendation of the Board of Directors and Reasons for Recommendation” beginning on page 44 of this information statement and the Board of Directors’ unanimous determination that, among other things, the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders (other than ESL); and

•

the financial analyses and opinion of PJ Solomon to the effect that, as of May 31, 2019, and based on and subject to various assumptions and limitations described in its opinion, the $2.25 per share in cash of Base Merger Consideration to be paid to the holders of shares of Company Common Stock (other than ESL or Transform) pursuant to the Merger Agreement was fair from a financial point of view to such holders, as described in the section above entitled “Special Factors—Opinion of PJ Solomon” beginning on page 45 of this information statement.

As described above in the sections entitled “Special Factors—Recommendation of the Special Committee and Reasons for Recommendation” beginning on page 40 of this information statement the Special Committee considered a number of factors and analyses in its evaluation of the Merger, including the opinion and financial analyses of PJ Solomon as described above in the section entitled “Special Factors—Opinion of PJ Solomon” beginning on page 45 of this information statement, and the value of the Merger Consideration in relation to current and historical market prices of Company Common Stock and in relation the Company’s net book value. In forming its belief, the Company did not consider the liquidation value of the Company given the requirements set forth in the ESL Bylaw Amendment that would need to be complied with in order to effect a liquidation. As described above in the section entitled “Special Factors—Background of the Transaction” beginning on page 19 of this information statement, the Company was considering a liquidation of Company’s Sears Hometown segment, excluding the Buddy’s Home Furnishing Stores (the “Hometown Segment”), as well as its impact on the Company’s value, but determined that proceeding with such a liquidation following the ESL Bylaw Amendment would require the Board of Directors to first comply with the requirements set forth in the ESL Bylaw Amendment, which would require a 30 business day period to elapse between the public announcement of the Board of Directors’ recommendation to liquidate the Hometown Segment and the actual commencement of the liquidation and therefore impose significant execution risk to the successful implementation and completion of the liquidation. The Company also did not consider firm offers made by unaffiliated persons during the last two years, as no such offers were made during that time.

The foregoing information and factors considered and given weight by the Company in reaching its position on the fairness of the Merger include the material factors considered by the Company but are not intended to be exhaustive. The Company did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching its position as to the fairness of the Merger. The Company made its determination after considering all of the foregoing as a whole. The Company believes these factors provide a reasonable basis upon which to form its belief that the Merger is fair to the Unaffiliated Stockholders. This belief should not, however, be construed as a recommendation to any Unaffiliated Stockholder as to whether they should, and the Company is not making any recommendation as to whether any Unaffiliated Stockholder should, exercise their appraisal rights under the DGCL.

Unaudited Projected Financial Information of the Company

The Company does not, on a routine basis, publicly disclose long-term projections as to future financial performance due to, among other reasons, the unpredictability of the underlying assumptions and estimates. However, the Company’s senior management provided certain non-public, unaudited prospective financial information (as described more fully below in the sections entitled “Summary of the Pre-ESL Bylaw Amendment Projections” and “Summary of the Post-ESL Bylaw Amendment Projections” beginning on pages 58 and 59, respectively, of this information statement) prepared by it to PJ Solomon in connection with its financial analyses. Certain information substantially similar to that contained in the Pre-ESL Bylaw Amendment Projections (as defined below) and the Post-ESL Bylaw Amendment Projections (as defined below) was also made available to Transform and its representatives in connection with its evaluation of potential transactions with the Company and pursuant to the Company’s obligations under the financing cooperation covenants in the Merger Agreement (as described more fully below in the sections entitled “Summary of the Transform Projections” and “Summary of the June 2019 Projections” beginning on pages 59 and 60, respectively, of this information statement). The projections summarized in this section are generally referred to as the “projections”.

The projections were not prepared with a view to public disclosure and are included in this information statement only because such information was made available to PJ Solomon and Transform as described above. The projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (which we refer to as “GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this information statement has been prepared by, and is the responsibility of, the Company’s senior management, and is subjective in many respects. The projections were, in the view of the Company’s senior management, prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of senior management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company on a standalone basis, subject to the assumptions and limitations described in this section. Furthermore, neither the Company’s independent auditors nor any other independent accountants have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, assume no responsibility for, and express no opinion or other form of assurance on, such information or its achievability.

The projections are forward-looking statements. Although summaries of the projections are presented with numerical specificity, the projections reflect numerous assumptions and estimates as to future events made by the Company’s senior management, which they believe were reasonable at the time the projections were prepared, taking into account the relevant information available to management at such time. However, this information is not fact and should not be relied upon as being necessarily predictive of actual future results. Important factors may affect actual results and cause the forecasts not to be achieved. These factors include general economic conditions, accuracy of certain accounting assumptions, timing of business investments by the Company, changes in actual or projected cash flows, competitive pressures, changes in tax or other laws or regulations, and the other factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 81 of this information statement, the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended February 2, 2019 and any subsequent Quarterly Reports on Form 10-Q, and the information referenced in the section entitled “Where You Can Find Additional Information” beginning on page 125 of this information statement. Generally, the further out the period to which the projections relate, the less predictable and more unreliable the information becomes. In addition, the projections do not take into account any circumstances or events occurring after the date that the projections were prepared. Furthermore, except in the case of the June 2019 Projections (as described more fully below in the section entitled “Summary of the June 2019 Projections” beginning on page 60 of this information statement), the projections were prepared on a standalone basis without giving effect to the Merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, including the expenses payable pursuant to the Merger Agreement, the potential synergies that may be achieved as a result of the Merger, or the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement. As a result, there can be no assurance that the projections will be realized, and actual results may be materially better or worse than those contained in the projections. The inclusion of this information in this information statement should not be regarded as an indication that the Company’s senior management, the Special Committee, the Board of Directors, PJ Solomon, Transform or any other recipient of this information considered, or now considers, the projections to be material information of the Company, or necessarily predictive of actual future results, nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of the projections is not included in this information statement in order to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to the shares of Company Common Stock.

The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. The Post-ESL Bylaw Amendment Projections were reviewed by the Company’s senior management with, and considered by, the Special Committee and the Board of Directors in connection with their evaluation and approval of the Merger and were relied upon by PJ Solomon for purposes of its financial analyses and opinion, as described more fully in the sections entitled “Special Factors—Recommendation of the Special Committee and Reasons for Recommendation” beginning on page 40 of this information statement, “Special Factors—Recommendation of the Board of Directors and Reasons for Recommendation” beginning on page 44 of this information statement and “Special Factors—Opinion of PJ Solomon” beginning on page 45 of this information statement.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility to update or otherwise revise the forecasts to reflect circumstances existing after the date when we prepared the projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the projections are shown to be in error. We can give no assurance that, had our projections been prepared either as of the date of the Merger Agreement or as of the date of this information statement, similar estimates and assumptions would be used. Neither the Company nor any of its affiliates, directors, officers, advisors or other representatives has made or makes any representation to any of our stockholders or any other person regarding the ultimate performance of the Company compared to the information contained in our projections or that our projections will be achieved.

In light of the foregoing factors and the uncertainties inherent in the projections, stockholders are cautioned not to rely on the projections included in this information statement.

Certain of the measures included in the projections may be considered non-GAAP financial measures. These non-GAAP financial measures are useful to investors and management in understanding current profitability levels and liquidity that may serve as a basis for evaluating future performance and facilitating comparability of results. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. The non-GAAP financial measures used in the projections were relied upon by PJ Solomon for purposes of its financial analyses and, in the case of the Post-ESL Bylaw Amendment Projections, its opinion.

Summary of the Pre-ESL Bylaw Amendment Projections

Subject to the foregoing qualifications, the following is a summary of the projections (the “Pre-ESL Bylaw Amendment Projections”) prepared by senior management of the Company prior to the ESL Bylaw Amendment to reflect a liquidation of the Hometown Segment and continued operation of the Outlet Segment by the Company and provided to PS Solomon for the three fiscal years ending January 31, 2019, January 31, 2020 and January 31, 2021:

	Pro-Forma Hometown Segment Liquidation	Pro-Forma Outlet Segment Only
($ in millions)	2019	2020		2021
Net Sales	716.3	476.6		478.8
EBITDA(1)	(37.3)	26.3		27.1
EBIT(2)	(56.4)	21.8	(4)	22.3
Net Income	(65.4)	19.7	(5)	21.2
Adjusted EBITDA(3) (4)	29.3	26.3	(6)	27.1
Cash	4.3	4.4		16.3
Total Debt	18.7	6.2		—
Capital Expenditures	(1.5)	(5.6)		(5.6)
Change in Net Working Capital	(148.5)	6.0		2.3

(1)	EBITDA is net (loss) income from continuing operations adjusted for interest, taxes, depreciation and amortization.
(2)	EBIT is net (loss) income from continuing operations adjusted for interest and taxes.

(3)	Adjusted EBITDA is EBITDA adjusted to exclude certain significant items, including information technology transformation investments and the accelerated closure of underperforming stores.
(4)	Adjusted EBITDA was referred to as “Pro Forma EBITDA” in the Pre-ESL Bylaw Amendment Projections.

Summary of the Transform Projections

Certain information substantially similar to that contained in the Pre-ESL Bylaw Amendment Projections was also provided or made available to Transform on April 1, 2019 (“Version 1”) and on April 11, 2019 (“Version 2” and, together with Version 1, the “Transform Projections”) to reflect a liquidation of the Hometown Segment and continued operation of the Outlet Segment for the fiscal years ending January 31, 2019, January 31, 2020 and January 31, 2021. The Transform Projections can be summarized as follows:

	Version 1			Version 2
($ in millions)	2019		2020	2020		2021
Net Sales	NP	(3)	515.2	476.6	(4)	480.0
EBITDA(1)	NP		26.3	26.3		26.8
Adjusted EBITDA(2)	NP		26.3	26.3		26.8
Net Income	NP		20.2	19.6		20.9
Cash	4.3		4.3	NP		NP
Debt	18.7		2.7	NP		NP

(1)	EBITDA is net (loss) income from continuing operations adjusted for interest, taxes, depreciation and amortization.
(2)	Adjusted EBITDA is EBITDA adjusted to exclude certain significant items, including information technology transformation investments and the accelerated closure of underperforming stores.
(3)	“NP” is used here to note that a particular line item was not included in the applicable projections.
(4)

The $38.6 million difference in 2020 Net Sales between Version 1 and Version 2 is primarily due to an external presentation of sales in Version 1 compared to an internal presentation of sales in Version 2. Internal sales only include merchandise sales. External sales also include non-merchandise revenues for items such as protection agreements and delivery. The gross margins on these non-merchandise revenues are included in both versions of the Transform Projections resulting in similar Adjusted EBITDA.

Summary of the Post-ESL Bylaw Amendment Projections

Subject to the foregoing qualifications, the following is a summary of the projections (the “Post-ESL Bylaw Amendment Projections”) prepared by senior management of the Company following the ESL Bylaw Amendment and provided to PJ Solomon prior to the execution of the Merger Agreement for the four fiscal years ending January 31, 2019, January 31, 2020, January 31, 2021 and January 31, 2022, representing the continued operation of the Company’s Outlet Segment and Hometown Segment:

($ in millions)	2019	2020	2021	2022
Net Sales	1,087.1	960.6	849.3	746.8
Adjusted EBITDA(1)	8.5	11.1	13.1	14.6
EBIT(2)	(15.9)	(3.9)	1.0	3.1
Net Income	(29.5)	(14.7)	(8.7)	(5.7)
Cash	8.6	9.9	8.8	7.8
Total Debt	116.9	104.2	92.3	78.6
Capital Expenditures	(6.7)	(5.7)	(5.5)	(5.2)
Change in Net Working Capital	(22.2)	(24.8)	(17.0)	(16.2)

(1)	Adjusted EBITDA is EBITDA adjusted to exclude certain significant items, including information technology transformation investments and the accelerated closure of underperforming stores.
(2)	EBIT is net (loss) income from continuing operations adjusted for interest and taxes.

Summary of the June 2019 Projections

In connection with the Company’s obligations under the financing cooperation covenants in the Merger Agreement, Transform requested and the Company provided certain updated projected financial information from the Company in June 2019 after execution of the Merger Agreement. Subject to the foregoing qualifications, the following is a summary of the projections (the “June 2019 Projections”) prepared by senior management of the Company pursuant to such request for the three fiscal years ending January 31, 2019, January 31, 2020 and January 31, 2021, representing the continued operation of the Company’s Outlet Segment and Hometown Segment:

($ in millions)	2019	2020		2021
Sales	1,049.6	939.6		855.6
Gross Margin	338.3	326.7		311.6
EBITDA(1)	(11.9)	22.2		24.3
Adjusted EBITDA(2)	9.1	23.5	(3)	25.5	(4)
Net Income	(34.5)	3.0		7.3
Cash	8.6	8.0		7.7
Debt	100.6	79.4		57.1

(1)	EBITDA is net (loss) income from continuing operations adjusted for interest, taxes, depreciation and amortization.
(2)	Adjusted EBITDA is EBITDA adjusted to exclude certain significant items, including information technology transformation investments and the accelerated closure of underperforming stores.
(3)

The difference in 2020 Adjusted EBITDA between the Post-ESL Bylaw Amendment Projections and the June 2019 Projections was due in part to the following changes in assumptions: a $5.3 million reduction in corporate overhead resulting from the Company no longer being a public reporting company; the expected receipt of $3.3 million in additional cash discounts from Transform following announcement of the Merger; and $3.4 million in freight and service provider savings identified based on requests for proposals received following execution of the Merger Agreement.

(4)

The difference in 2021 Adjusted EBITDA between the Post-ESL Bylaw Amendment Projections and the June 2019 Projections was due in part to the following changes in assumptions: a $5.3 million reduction in corporate overhead resulting from the Company no longer being a public reporting company; the expected receipt of $3.5 million in additional cash discounts from Transform following announcement of the Merger; and $3.5 million in freight and service provider savings identified based on requests for proposals received following execution of the Merger Agreement.

Position of ESL on the Fairness of the Merger

Under the Going Private Rules, each of Edward S. Lampert, ESL Partners, L.P. (“Partners”), RBS Partners, L.P. (“RBS”), ESL Investments, Inc. (“ESL Investments”), Merger Subsidiary and Transform (together the “ESL Filing Parties”) is an affiliate of the Company and, therefore, is required to express its belief as to the substantive and procedural fairness of the Merger to the Unaffiliated Stockholders. Each of the ESL Filing Parties is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The ESL Filing Parties believe that the Merger is fair to the Unaffiliated Stockholders on the basis of the factors described in the sections entitled “Special Factors—Recommendation of the Special Committee and Reasons for Recommendation,” “Special Factors—Recommendation of the Board of Directors and Reasons for Recommendation” and “Special Factors—Position of the Company on the Fairness of the Merger” beginning on pages 40, 44 and 55, respectively, of this information statement, which factors, other than any factors to the extent related to the Special Committee’s and Board of Directors’ belief that a liquidation of the Company’s Hometown Segment and continued operation of the Company’s Outlet Segment as an independent, standalone public company constituted the best strategic alternative for the Company and its stockholders or that the ESL

Bylaw Amendment resulted in a reduction in the standalone value of the Company, which factors the ESL Filing Parties disagree with, the ESL Filing Parties agree with and adopt, and the additional factors described below.

The ESL Filing Parties also believe that the interests of the Unaffiliated Stockholders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement on behalf of the Unaffiliated Stockholders with the assistance of its independent legal and financial advisors. None of the ESL Filing Parties participated in the deliberations of the Special Committee regarding, or received advice from the Special Committee’s independent legal or financial advisors as to, the substantive or procedural fairness of the Merger. The ESL Filing Parties have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the Unaffiliated Stockholders. No ESL Filing Party received any report, opinion or appraisal from any outside party materially related to the Merger, including any report, opinion or appraisal relating to the fairness of the Merger Consideration to the Unaffiliated Stockholders or to the ESL Filing Parties.

Based on the ESL Filing Parties’ knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Board of Directors and the Special Committee described in the sections entitled “Special Factors—Recommendation of the Special Committee and Reasons for Recommendation,” “Special Factors—Recommendation of the Board of Directors and Reasons for Recommendation” and “Special Factors—Position of the Company on the Fairness of the Merger” beginning on pages 40, 44 and 55, respectively, of this information statement (which findings, other than any findings to the extent related to the Special Committee’s and Board of Directors’ belief that a liquidation of the Company’s Hometown Segment and continued operation of the Company’s Outlet Segment as an independent, standalone public company constituted the best strategic alternative for the Company and its stockholders or that the ESL Bylaw Amendment resulted in a reduction in the standalone value of the Company, which findings the ESL Filing Parties disagree with, the ESL Filing Parties agree with and adopt), the ESL Filing Parties believe that the Merger is substantively fair to the Unaffiliated Stockholders. In particular, the ESL Filing Parties considered the following:

•

the fact that the Board of Directors determined, after careful consideration and acknowledging the interest of ESL in the Merger, by the unanimous vote of all members of the Board of Directors, based in part on the recommendation of the Special Committee, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders (other than ESL);

•

the fact that the Base Merger Consideration of $2.25 per share of Company Common Stock represents a premium of approximately 23.6% to the volume weighed average price of the Company Common Stock for the five trading days through April 5, 2019, the last trading day prior to ESL making a proposal to acquire all of the outstanding Company Common Stock not already owned by ESL;

•

the fact that by making a public offer contemplating merger consideration of $2.25 per share, ESL effectively created a market for the Company that would have allowed a third party that believed the Company was undervalued at this price to make a bid at a higher valuation, yet no third party did so;

•

the fact that the Board of Directors was seriously considering the possibility of liquidating the Hometown Segment prior to adoption of the ESL Bylaw Amendment, which liquidation the ESL Filing Parties believe would have significantly diminished the Company’s value and prospects and created significant risks should the recent operational profit improvements of the Company’s Outlet Segment prove ephemeral;

•

the fact that the ESL Filing Parties do not believe the Company was likely to realize the value from a liquidation of the Hometown Segment contemplated to be realized in the Transform Projections and believe the Merger provides greater value for the Hometown Segment than the Company would have been likely to realize through a liquidation of that business;

•

the ESL Filing Parties’ belief that the Merger Agreement permits the Company to obtain the highest value available for the Outlet Segment through an Outlet Sale and the fact that, if an Outlet Sale is consummated prior to the closing of the Merger, the Company’s Unaffiliated Stockholders will receive their pro rata share of any Net Proceeds of the Outlet Sale in excess of $97,500,000;

•

the fact that the consideration to be paid in the Merger is all cash, providing the Unaffiliated Stockholders with certainty of value and liquidity for their Company Common Stock, eliminating any uncertainty in valuing the consideration to be received by such stockholders and allowing such stockholders to avoid exposure to the risks and uncertainties relating to the prospects of the Company;

•

the ESL Filing Parties’ view that there are no unusual requirements or conditions to the Merger, and the fact that ESL Investments entered into a commitment letter pursuant to which it committed, subject to the terms and conditions set forth therein, to contribute approximately $21,000,000 to Transform to be used by Transform to pay the Merger Consideration, each increasing the likelihood that the Merger will be consummated and that the Merger Consideration to be paid to the Unaffiliated Stockholders in the Merger will be received; and

•

the fact that the transaction will provide value to Unaffiliated Stockholders in excess of the ESL Filing Parties’ calculation of the Company’s historic trading price to book value ratio (which the ESL Filing Parties’ calculated to be approximately 12% to 45% over the four fiscal years ending February 2, 2019) based on the ESL Filing Parties’ calculation of the Merger Consideration to book value ratio of approximately 48% measuring the Company’s book value per share as of May 4, 2019.

Other than in connection with evaluating the potential impact of a liquidation of the Company’s Hometown Segment, the ESL Filing Parties did not consider liquidation value as a factor because they consider the Company to be a viable going concern business and the trading history of the Company Common Stock to generally be an indication of its value as such and they have no present intention to liquidate the Company.

The ESL Filing Parties believe that the Merger is procedurally fair to the Unaffiliated Stockholders based upon the following:

•

other than their receipt of board and Special Committee fees (which are not contingent upon the consummation of the Merger or the Special Committee’s or the Board of Directors’ recommendation or approval of the Merger) and their interests described in the section entitled “Special Factors—Interests of Directors and Executive Officers in the Merger” beginning on page 70 of this information statement, no member of the Special Committee or the Board of Directors has a financial interest in the Merger that is different from, or in addition to, the interests of the Unaffiliated Stockholders generally, although the Merger Agreement does include customary provisions for the right to continued indemnification and directors’ and officers’ liability insurance for the Company’s directors and officers by the surviving corporation for events occurring prior to the effective time of the Merger;

•

the interests of the Company’s Unaffiliated Stockholder were represented by the Special Committee, currently consisting solely of a director who is not an officer or employee of the Company and who is not affiliated with the ESL Filing Parties, and the Special Committee was given exclusive authority, among other things, to review, consider, evaluate, negotiate, reject or recommend or not recommend to the Board of Directors a potential negotiated transaction involving the Company and Transform, or any alternative potential transactions;

•	the Special Committee retained its own independent legal and financial advisors;

•

the Special Committee was deliberate in its process, concluding that a transaction on the terms contemplated by Transform’s April 5, 2019 proposal would not have been in the best interests of the Unaffiliated Stockholders and communicating that conclusion to representatives of Transform, and subsequently extensively negotiating the terms of the Merger Agreement with Transform, including negotiating for the right of the Company to have the opportunity to pursue the Outlet Sale prior to the consummation of the Merger and the Merger Consideration to be subject to an upward adjustment in the event that an Outlet Sale that satisfies certain criteria specified in the Merger Agreement is completed prior to the closing of the Merger;

•

the Special Committee and the Board of Directors received the opinion of PJ Solomon to the effect that, and based upon and subject to the factors and assumptions and limitations set forth therein, as of May 31, 2019, the Base Merger Consideration to be paid to the Unaffiliated Stockholders pursuant to the Merger Agreement is fair from a financial point of view to such holders;

•

the Company’s entry into the Merger Agreement was approved by the unanimous vote of the Board of Directors, after careful consideration and acknowledging the interest of ESL in the Merger, based in part on the recommendation of the Special Committee; and

•

the fact that appraisal rights are available to the Unaffiliated Stockholder who comply with all of the required procedures under the DGCL for exercising appraisal rights, which allows such stockholders to seek appraisal of the “fair value” of their Company Common Stock in lieu of receiving the Merger Consideration.

The foregoing discussion of the information and factors considered and given weight by the ESL Filing Parties in connection with the fairness of the Merger is not intended to be exhaustive but is believed to include the material factors considered by them. The ESL Filing Parties did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger. Rather, the ESL Filing Parties made the fairness determinations after considering all of the foregoing as a whole. The ESL Filing Parties believe these factors provide a reasonable basis upon which to form their belief that the Merger is fair to the Unaffiliated Stockholders. This belief should not, however, be construed as a recommendation to any Unaffiliated Stockholder as to whether they should, and the ESL Filing Parties do not make any recommendation as to whether any Unaffiliated Stockholder should, exercise their appraisal rights under the DGCL.

Purposes and Reasons of the Company in Connection With the Merger

Under the Going Private Rules, the Company is required to express to the Unaffiliated Stockholders its purposes and reasons for entering into a “going private” transaction as well as the reasons for the structure of such transaction and benefits and detriments of such transaction to the Company, its affiliates and the Unaffiliated Stockholders. The Company is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The Company’s purpose for engaging in the Merger is to provide certain value and liquidity to the Unaffiliated Stockholders in the form of the Merger Consideration which, if equal to the Base Merger Consideration of $2.25 per share of Company Common Stock, will represent a premium of 2.3% to the closing price per share of Company Common Stock as of May 30, 2019 of $2.20, a premium of 18.4% to the closing price per share of Company Common Stock as of April 5, 2019 (the last trading day prior to the Company’s announcement that it had received a proposal from Transform to acquire the Company) of $1.90, a discount of 32.8% to the closing price per share of Company Common Stock as of September 21, 2018 of $3.35 (the highest closing price per share of Company Common Stock for the 52-week period ended May 30, 2019), a premium of 42.4% to the closing price per share of Company Common Stock as of December 27, 2018 of $1.58 (the lowest closing price per share of Company Common Stock for the 52-week period ended May 30, 2019), a premium of 10.3% to the 30-day volume weighted average price per share of Company Common Stock for the period ended May 30, 2019 of $2.04, a premium of 4.7% to the 60-day volume weighted average price share of Company Common Stock for the period ended May 30, 2019 of $2.15 and a premium of 6.1% to the 90-day volume weighted average price per share of Company Common Stock for the period ended May 30, 2019 of $2.12. In addition, the Base Merger Consideration of $2.25 per share of Company Common Stock will be increased if an Outlet Sale satisfying the criteria specified in the Merger Agreement is completed prior to the closing of the Merger and such Outlet Sale results in Net Proceeds in excess of $97,500,000.

The Company has determined to engage in the Merger based on the conclusions, determinations and reasons of the Special Committee, the Board of Directors and the Company as described in detail above in the sections entitled “Special Factors—Recommendation of the Special Committee and Reasons for Recommendation”, “Special Factors—Recommendation of the Board of Directors and Reasons for Recommendation” and “Special Factors—Position of the Company on the Fairness of the Merger” beginning on pages 40, 44 and 55, respectively, of this information statement. In addition, the Company believes that structuring the transaction as a one-step merger transaction that has been approved by the Principal Stockholders by the Written Consent will provide certain timing and deal certainty advantages to allow the Unaffiliated Stockholders to receive cash for their Company Common Stock in the form of the Merger Consideration.

Purposes and Reasons of the ESL Filing Parties in Connection With the Merger

Under the Going Private Rules, each of the ESL Filing Parties is an affiliate of the Company and, therefore, is required to express to the Unaffiliated Stockholders their purposes and reasons for entering into a “going private” transaction as well as the reasons for the structure of such transaction and benefits and detriments of such transaction to the Company, its affiliates and the Unaffiliated Stockholders. Each of the ESL Filing Parties is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

Purposes of and Reasons for the Merger

For the ESL Filing Parties, the purpose of the Merger is to reunite Sears and Kmart, which Transform operates through its subsidiaries, with the Company, which was spun off from Sears Holdings Corporation, the former parent company of Sears and Kmart, in 2012. Having these businesses under common ownership will accelerate Transform’s strategy of growing its smaller store format by adding Sears Hometown stores. It will also expand Transform’s footprint as a multi-channel business that can serve customers through a variety of shopping experiences to meet their needs, provide growth for Transform’s marquee brands, including KENMORE® and DIEHARD®, and increase opportunities for Sears Home Services and Financial Services businesses, as well as the Shop Your Way® social shopping destination and rewards program. The ESL Filing Parties also believe the Merger will provide certain value and liquidity to the Unaffiliated Stockholders, as well as a considerable premium to the market price of the Company Common Stock prior to the Company’s announcement that it had received an acquisition proposal from Transform, and will also provide the Unaffiliated Stockholders with an overall outcome that is superior to either the continuation of the Company as a standalone basis or the liquidation of the Hometown Segment, which was contemplated by the Board of Directors prior to the ESL Bylaw Amendment (see the section entitled “Special Factors—Background of the Transaction” beginning on page 19 of this information statement). In addition, by delisting the Company Common Stock from the NASDAQ and de-registering the Company Common Stock under the Exchange Act, the Company will be relieved of many of the burdens and constraints imposed on public companies. Most importantly, the Company and its management will be able to focus on long-term operational and growth objectives, rather than meeting the short-term results expectations of the public equity markets and the investment community. In addition, the Company will no longer have the competitive disadvantage of being obligated to publicly disclose its business strategies. Moreover, by eliminating publicly held equity, the Company will be able to reduce its regulatory and compliance costs and expenses.

Reasons for the Structure of the Merger

The ESL Filing Parties believe that structuring the transaction as a one-step merger transaction is preferable to other transaction structures because (i) it will enable Transform to acquire all of the outstanding Company Common Stock held by the Unaffiliated Stockholders at the same time and (ii) it represents an opportunity for the Unaffiliated Stockholders to receive cash for their shares of Company Common Stock in the form of the Merger Consideration. Additionally, the Principal Stockholders own a sufficient number of shares of Company Common Stock to have approved the Merger Agreement and the Merger on behalf of the holders of shares of

Company Common Stock by executing the Written Consent without the need to solicit the approval of the Unaffiliated Stockholders, which provides greater deal certainty. Further, the ESL Filing Parties believe that structuring the transaction as a tender offer followed by a second-step merger transaction would not provide any timing or other benefits given the Company’s pursuit of the Outlet Sale prior to the consummation of the Merger. In addition, the ESL Filing Parties did not ultimately pursue an acquisition of the assets of the Company’s Hometown Segment by Transform as the ESL Filing Parties believed that the continued operation of the Company as a public company owning only the Outlet Segment to be risky, based on the scale of the Outlet Segment, the cost structure of the remaining company and fluctuations in the operating performance that the Outlet Segment had experienced over its history.

Plans for the Company in Connection with the Merger

Under the Going Private Rules, the Company and the ESL Filing Parties are also required to disclose to the Unaffiliated Stockholders any plans, proposals or negotiations that relate to or would result in the occurrence of certain events in connection the “going private” transaction, including extraordinary transactions, sales of material amounts of the assets of the Company, material changes to dividend policy of the Company, any changes to the present Board of Directors of the Company and other material changes in the corporate structure or business of the Company.

As a result of the Merger, the Company Common Stock will be delisted from the NASDAQ Stock Market (and no longer be publicly traded) and will be de-registered under the Exchange Act, with the result that the Company will no longer file periodic and other reports with the SEC. Prior to the consummation of the Merger, the ESL Filing Parties expect the Principal Stockholders to contribute their shares of Company Common Stock to Transform in exchange for equity of Transform so that, following the consummation of the Merger, the Company will become a wholly owned subsidiary of Transform. Following the consummation of the Merger, the Board of Directors will be replaced in its entirety. In addition, subject to compliance with certain requirements under Transform’s existing credit facilities, the ESL Filing Parties expect Transform’s existing subsidiaries and the Company to leverage each other’s commercial and other relationships for their mutual benefit following the consummation of the Merger. Additionally, the ESL Filing Parties expect Transform to review the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order to best organize and realize synergies from the ongoing activities of Transform’s existing subsidiaries and the Company. The ESL Filing Parties expressly reserve the right to make any changes that they deem necessary or appropriate in light of Transform’s review of the Company or in light of future developments. In addition, the ESL Filing Parties regularly review acquisition and other opportunities and may pursue such opportunities when appropriate.

Except for the delisting and de-registration of the Company Common Stock, the potential sale of the Outlet Segment, the potential business changes described in the preceding paragraph and other matters described in this information statement, neither the Company nor the ESL Filing Parties have, and are not aware of, any current plans, proposals or negotiations that relate to or would result in any extraordinary transactions, sales of material amounts of assets of the Company, material changes to dividend policy of the Company, any changes to the present board of directors of the Company, and other material changes in the corporate structure or business of the Company.

Alternatives to the Merger

As described above in the section entitled “Special Factors—Background of the Transaction” beginning on page 19 of this information statement, prior to transaction discussions with Mr. Lampert and Transform, the Board of Directors was in the process of reviewing and considering various strategic alternatives to address the declining operating performance and deteriorating financial condition of the Company’s Hometown Segment, including via a liquidation of the Company’s Hometown Segment.

In response to the April 5, 2019 proposal from Transform to acquire the Company, the Special Committee continued to review, consider and prepare for potential alternative transactions (including a Company Transaction that would include a contingent value right feature, and a Hometown Transaction) and strategic alternatives (including a liquidation of the Hometown Segment, which Company senior management had concluded would be the best alternative for the Company and its stockholders in the absence of a transaction with Mr. Lampert on terms approved by the Special Committee). The Special Committee considered the risks and potential likelihood of achieving greater value for the Unaffiliated Stockholders by pursuing such strategic alternatives, relative to the benefits of a Company Transaction or a Hometown Transaction and, eventually, the Merger. In this regard, the Special Committee took into account the requirements imposed with respect to the Company’s ability to pursue certain strategic alternatives, including a liquidation of its Hometown Segment, as a result of the ESL Bylaw Amendment. The Special Committee also considered the fact that no third party approached or made any contact with the Company or its representatives regarding a potential acquisition of the Company from April 8, 2019 (the date the Company publicly announced that it had received an acquisition proposal from Transform) through May 31, 2019 (the date the Special Committee approved the Merger Agreement). For more information on the process behind the Special Committee’s determination, see the sections entitled “Special Factors—Background of the Transaction”, “Special Factors—Recommendation of the Special Committee and Reasons for Recommendation” and “Special Factors—Recommendation of the Board of Directors and Reasons for Recommendation” beginning on pages 19, 40 and 44, respectively, of this information statement.

As discussed above under the sections entitled “Special Factors—Background of the Transaction” and “Special Factors—Recommendation of the Special Committee and Reasons for Recommendation” beginning on pages 19 and 40, respectively, of this information statement, the April 5, 2019 proposal from Transform constituted the only firm offer to acquire the Company that the Company received during the last two years.

Relationships and Transactions with Related Persons

Description of Relationships and Transactions

As described in more detail in the Company’s Definitive Proxy Statement for the Company’s 2019 annual meeting of stockholders, the Company has significant business relationships with Transform resulting from a number of commercial agreements that were initially executed between the Company and certain Sears Holdings Companies in connection with the separation of the Company from Sears Holdings Corporation in 2012 and subsequently assigned by such Sears Holdings Companies to, and assumed by, Transform (the “Operative Agreements”). The descriptions and summaries of the Operative Agreements contained in this section are qualified in their entirety by the actual text of the underlying agreements and amendments that are included as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019. References below to Transform are to Transform in its capacity as assignee of the applicable Sears Holding Companies under the Operative Agreements.

Pursuant to the Operative Agreements, and subject to certain requirements and restrictions as are detailed therein, the Company and Transform have agreed, among other things, to the following:

•

the grant to the Company of (1) an exclusive, royalty-free, non-transferable and terminable license to operate, and to authorize Company dealers and franchisees to operate, retail stores and stores-within-a-store using the “Sears Outlet Store,” “Sears Authorized Hometown Store,” “Sears Home Appliance Showroom” and “Sears Hardware Store” store names through which the products provided by Transform may be sold, (2) an exclusive, royalty-free, non-transferable and terminable license to use the store names to promote the Company’s products, and services, which services were in existence as of the effective date, related to the Company’s products provided by Transform, by all future electronic means, channels, processes and methods, including via the internet, (3) a non-exclusive, royalty-free, non-transferable and terminable license to use, and to authorize Company dealers and franchisees to use, other trademarks and sell services related to the Company’s products under those trademarks, (4) an exclusive, royalty-free, non-transferable and terminable license to use certain domain names owned by Transform in connection with the promotion of the Company’s stores, the marketing, distribution and sale of the Company’s products, and the marketing and offering of services, which services were in existence as of the effective date, related to the Company’s products, (5) the right to use the store names to sell the Company’s branded products by all digital methods that are owned or operated by Transform and Kmart Corporation including the website for the Outlet Segment, (6) an exclusive license to use certain domain names and (7) a “springing” license upon termination of the underlying agreement to operate searsoutlet.com on web properties other than those owned or operated by Transform to promote and sell certain products in the United States, its incorporated territories and Bermuda until February 1, 2020;

•

the grant to the Company of (1) a royalty-free license to use the Sears trademark as part of the Company’s corporate name in the United States and to promote the Company’s businesses and (2) a fully paid-up license to use the searshometownandoutlet.com and ownasearsstore.com domain names solely to promote the Company’s businesses;

•

the sale by Transform to the Company of Sears-branded products and vendor-branded products obtained from Transform’s vendors and suppliers and the grant by Transform to the Company of licenses to use the trademarks owned by Transform in connection with the marketing and sale of products sold under such trademarks and the payment of fees and weekly royalties by the Company to Transform in connection therewith;

•

the provision by Transform to the Company of, and the payment of fees by the Company to Transform for, certain specified tax, accounting, procurement, risk management and insurance, advertising (including online services), loss prevention, logistics and distribution, information technology (including point-of-sale systems for all of the Company’s stores), payment clearing, and other financial, real estate management, merchandise-related and other support services;

•

the Company’s participation in the Shop Your Way Rewards Retail program under which Transform issues rewards points to program members when they purchase program-eligible merchandise and services from the Company’s stores and, for each qualifying purchase, the Company will pay the program a fee equal to an agreed percentage of the qualifying purchase for base points issued and for bonus points issued, if any, Transform will (1) authorize the Company to redeem points for program members as part or all of the purchase prices paid by program members when they make qualifying purchases from Company stores and (2) reimburse the Company for the dollar value of the points redeemed;

•

the provision by Transform to the Company of transitional administrative services with respect to the Company’s employees including payroll, benefits, and other human-resource support services (which services, as of the date of this information statement, have been terminated) and the payment of fees by the Company to Transform in respect of such services, based on a combination of Transform’s costs to provide the services plus a specified profit margin;

•	the leasing or subleasing of store locations by Transform to the Company;

•

the continued provision by Transform of services to the Company in connection with a realization on the lenders’ collateral after default under the Company’s asset-based, senior secured revolving credit facility and the provision of notices and services to the agent of such facility for so long as any obligations remain outstanding under the facility; and

•	the purchase by the Company of damaged, returned or distressed merchandise that Transform receives in the course of its operations as a third party logistics services company.

Payments from the Company to Sears Holdings Corporation and from Sears Holding Corporation to the Company

In connection with the foregoing, the following table summarizes the payments received by the Company from Sears Holdings Corporation and payments made by the Company to Sears Holdings Corporation during the Company’s last two fiscal years.

	For the Year Ended February 3, 2018	For the Year Ended February 2, 2019
Net commissions received by the Company from Sears Holdings Corporation	$66,347,000	$50,964,000
Payments made by the Company to Sears Holdings Corporation related to cost of sales and for occupancy	$958,560,000	$689,599,000
Payments made by the Company to Sears Holdings Corporation for services performed by Sears Holdings Corporation	$60,764,000	$40,027,000

Seritage Growth Properties

In addition to the foregoing, during the Company’s 2019 fiscal year to date, the Company paid approximately $1.1 million for the year ended February 3, 2018 and $0.6 million for the year ended February 2, 2019 in occupancy charges for properties the Company leases from Seritage Growth Properties. Mr. Lampert is the Chairman of the Board of Trustees of Seritage Growth Properties.

Record Dates

On June 1, 2019, the record date for determining stockholders of the Company entitled to act by written consent with respect to the adoption of the Merger Agreement, there were 22,702,132 shares of Company Common Stock outstanding and entitled to vote.

On August 27, 2019, the record date for determining stockholders of the Company entitled to act by written consent with respect to the approval of the Liberty Sale to the extent such sale constitutes a Section 271 Sale, there were 22,702,132 shares of Company Common Stock outstanding and entitled to vote.

On August 27, 2019, the Company received the Liberty Consent approving the Liberty Sale to the extent such sale would constitute a Section 271 Sale. The Liberty Sale was executed by the holders of the requisite number of shares of Company Common Stock of the Company in accordance with Sections 228 and 271(a) of the DGCL.

The Board of Directors has not set a record date for determining stockholders entitled to receive notice that appraisal rights are available in connection with the Merger. Accordingly, pursuant to Section 262(d)(2) of the DGCL, the record date for determining stockholders entitled to receive notice that appraisal rights are available in connection with the Merger is the close of business on [    ], 2019, the day preceding the date on which this information statement and accompanying notice is mailed to holders of Company Common Stock.

Certain Effects of the Merger

General Effects

If the Merger is completed, Merger Subsidiary will merge with and into the Company, the separate corporate existence of Merger Subsidiary will cease, and the Company will continue as the surviving company in the Merger and be wholly owned by Transform and/or ESL.

At the effective time of the Merger, holders of shares of Company Common Stock will cease to have ownership interests in the Company or rights as stockholders of the Company, except as provided in the Merger Agreement or by applicable law.

The Company Common Stock is currently registered under the Exchange Act and is listed on NASDAQ under the symbol “SHOS”. As a result of the Merger, the Company will cease to be a publicly traded company and is expected to be wholly owned by Transform and/or ESL. Following the consummation of the Merger, the Company Common Stock will be de-listed from NASDAQ and de-registered under the Exchange Act, in each case in accordance with applicable law, rules and regulations.

If the Merger Agreement is terminated, or if the Merger is not completed for any other reason, Company stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger. The Company will remain a public company, and shares of Company Common Stock will continue to be registered under the Exchange Act, as well as listed and traded on NASDAQ.

Effects of the Merger on the ESL Filing Parties’ Interests in the Net Book Value and Net Earnings of the Company

The table below sets forth the direct and indirect interests in the Company’s net book value and net earnings of each of the ESL Filing Parties prior to and immediately after the consummation of the Merger based upon the Company’s net book value as of February 2, 2019 and the Company’s net earnings for the fiscal year ended February 2, 2019 (as furnished by the Company to the SEC on March 29, 2019).

	ESL Filing Parties’ Direct and Indirect Interests in the Company Prior to the Consummation of the Merger(1)				ESL Filing Parties’ Direct and Indirect Interests in the Company After the Consummation of the Merger(1)
	% Ownership		Net book value as of February 2, 2019	Net earnings for the fiscal year ended February 2, 2019	% Ownership(1)	Net book value as of February 2, 2019	Net earnings for the fiscal year ended February 2, 2019
	($ in thousands)
Transform	—		$—	$—	100.0%	$120,000	$(53,464)
ESL Partners L.P.	17.02	%(2)	$20,424	$(9,101)	0%	$0	$0
Edward S. Lampert	37.75	%(3)	$45,300	$(20,183)	0%	$0	$0

(1)

This table does not include the following ESL Filing Parties: (i) Merger Subsidiary, because it will not own any shares of the Company Common Stock prior to the consummation of Merger and will cease to exist as an independent entity after the consummation of the Merger; (ii) ESL Investments, because it does not directly hold any shares of the Company Common Stock; and (iii) RBS, because it does not directly hold any shares of the Company Common Stock. ESL Investments is the general partner of RBS, which is the general partner of Partners. This table assumes that Partners and Mr. Lampert will contribute all of their respective shares of the Company Common Stock to Transform prior to the consummation of the Merger such that the Company will become a wholly owned subsidiary of Transform upon the consummation of the Merger.

(2)

This number is calculated based on 22,702,132 shares of the Company Common Stock outstanding and 3,864,516 shares of the Company Common Stock held by Partners (excluding shares held by Partners in separate accounts on behalf of, and for the benefit of, redeeming limited partners of Partners), in each case, as of August 27, 2019.

(3)	This number is calculated based on 22,702,132 shares of the Company Common Stock outstanding and 8,569,873 shares of the Company Common Stock held by Mr. Lampert, in each case, as of August 27, 2019.

Source and Amount of Funds

Transform has committed to having sufficient cash to enable Transform to make the payments contemplated to be made by Transform at the closing of the Merger pursuant to the Merger Agreement. Transform expects to finance the payments contemplated to be made by Transform at the closing of the Merger pursuant to the Merger

Agreement using a combination of the financial resources of Transform, debt financing and, potentially, equity financing from ESL. As of the date of this information statement, Transform has not obtained any commitments in respect of such debt financing and does not expect to seek any such debt financing. The consummation of the Merger is not conditioned upon Transform’s or Merger Subsidiary’s receipt of financing. Transform expects any debt financing obtained by Transform in connection with its payment obligations under the Merger Agreement will be repaid by its cash flows in the ordinary course of business.

Concurrently with the execution of the Merger Agreement, ESL Investments executed a commitment letter (the “Equity Commitment Letter”) with Transform pursuant to which ESL Investments committed to contribute, or cause to be contributed, approximately $21,000,000 to Transform (subject to the terms and conditions set forth in the Equity Commitment Letter, including the satisfaction or waiver of each of the conditions to the closing of the Merger in the Merger Agreement and the substantially concurrent occurrence of the effective time of the Merger) to be used by Transform to pay the Merger Consideration. A copy of the Equity Commitment Letter is provided as Exhibit (d)(2) to the Schedule 13E-3 filed by the Company and the ESL Filing Parties concurrently with this information statement.

Interests of Directors and Executive Officers in the Merger

You should be aware that the directors and executive officers of the Company have certain interests in the Merger and the other transactions contemplated by the Merger Agreement that may be different from, or in addition to, the interests of Company stockholders generally. The members of the Board of Directors were aware of these interests in evaluating the Merger Agreement and the transactions contemplated thereby and in recommending that Company stockholders adopt the Merger Agreement. These interests may present such directors and executive officers with actual or potential conflicts of interest and these interests are described below.

For the numerical disclosure in this section of this information statement, we have assumed a closing date of October 1, 2019. This is an illustrative date used solely for purposes of this specified disclosure and is not intended to indicate that the closing of the Merger will or will not occur on such date. This description and the tables below assume that the Company grants no new equity awards prior to the closing of the Merger to the Company’s directors or executive officers.

Treatment of Restricted Stock Unit Awards

At the effective time of the Merger, except as provided below in respect to the completion of the Liberty Sale or as otherwise required by the terms of an applicable outstanding restricted stock unit award of the Company (in which case the terms of such award will govern, except that any payment will be made solely in cash and be based on the Merger Consideration), each restricted stock unit of the Company (“Company RSU”) will be cancelled and converted into the right to receive an amount (subject to any applicable withholding tax) in cash, without interest, equal to the Merger Consideration, and such amount will be paid, to the extent such Company RSU has not been forfeited, as follows:

•	With respect to a Company RSU scheduled to vest in January 2020 and held by any individual other than Mr. Powell or Mr. Bird, at the effective time of the Merger;

•

With respect to a Company RSU scheduled to vest in January 2020 and held by Mr. Powell or Mr. Bird, on the date such Company RSU would otherwise have been paid in accordance with its terms (including by reason of death, disability, termination without “Cause” or resignation for “Good Reason”, as those terms are defined, and solely to the extent provided, in the applicable Company RSU award);

•	With respect to a Company RSU scheduled to vest after January 2020 and held by any individual, including Mr. Powell or Mr. Bird, on the earlier of the date such Company RSU would otherwise have been paid in accordance with its terms (including by reason of death, disability, termination without “Cause” or resignation for “Good Reason”, as those terms are defined, and solely to the extent provided, in the applicable Company RSU award) or no later than 60 days following the first anniversary of the closing of the Merger.

In the event the Liberty Sale is completed prior to the closing of the Merger, then, at the effective time of the Merger, except as otherwise required by the terms of a particular restricted stock unit award (in which case the terms of such award will govern, except that any payment will be made solely in cash and be based on the Merger Consideration) each unvested Company RSU will be cancelled and converted into the right to receive at the effective time of the Merger an amount (subject to any applicable withholding tax) in cash, without interest, equal to the Merger Consideration. If the Liberty Sale is completed prior to the closing of the Merger, it is estimated that the Merger Consideration will be approximately $3.25 per share of Company Common Stock, although such amount could be lower under certain circumstances as more fully described in the section entitled “The Merger Agreement—Merger Consideration” beginning on page 84 of this information statement.

The following table shows, with respect to Will Powell, E.J. Bird and Michael A. Gray each of whom served as a director or an executive officer of the Company on and following February 3, 2018 (each, a “Named Executive Officer”) and who, as of the close of business on June 1, 2019, held restricted stock unit awards: (i) the number of shares of Company Common stock underlying unvested restricted stock unit awards; (ii) the total expected value of such restricted stock unit awards as of the effective time of the Merger, based on the Base Merger Consideration of $2.25 per share of Company Common Stock (i.e. the Merger Consideration if the Liberty Sale is not completed prior to the closing of the Merger); and (iii) the total expected value of such restricted stock unit awards as of the effective time of the Merger, based on the Merger Consideration of $3.25 per share of Company Common Stock (i.e. the estimated Merger Consideration if the Liberty Sale is completed prior to the closing of the Merger, although such amount could be lower under certain circumstances as described more fully in the section entitled “The Merger Agreement—Merger Consideration” beginning on page 84 of this information statement.

Name	Shares Underlying Unvested Restricted Stock Unit Awards (#)	Total Expected Value of Restricted Stock Unit Awards (Liberty Sale Not Completed) ($)(1)	Total Expected Value of Restricted Stock Unit Awards (Liberty Sale Completed) ($)(2)
Executive Officers
Will Powell	210,298	473,170	683,468
E.J. Bird	125,209	281,720	406,929
Michael A. Gray	92,692	208,557	301,249

(1)

The values of the Company restricted stock unit awards shown in this column are based on an illustrative closing date for the transactions of October 1, 2019, and assume that the Liberty Sale is not completed prior to the closing of the Merger and that the Merger Consideration is equal to the Base Merger Consideration of $2.25 per share.

(2)

The values of the Company restricted stock unit awards shown in this column are based on an illustrative closing date for the transactions of October 1, 2019, and assume that the Liberty Sale is completed prior to the closing of the Merger and that the Merger Consideration is equal to $3.25 per share (i.e. the estimated Merger Consideration if the Liberty Sale is completed prior to the closing of the Merger, although such amount could be lower under certain circumstances as more fully described in the section entitled “The Merger Agreement—Merger Consideration” beginning on page 84 of this information statement).

Treatment of the Company’s Long-Term Incentive Plan Awards

At the effective time of the Merger, except as provided below in respect to the completion of the Liberty Sale or as otherwise required by the terms of an applicable outstanding award under the Company’s long-term incentive plan (in which case the terms of such award will govern), the outstanding portion of any such award will be cancelled and converted into the right to receive at the effective time of the Merger an amount (subject to any applicable withholding tax) in cash, based on target level of achievement and prorated based on the number of completed months of the applicable performance period as of the effective time of the Merger.

If the Liberty Sale is completed at or prior to the closing of the Merger, then, at the effective time of the Merger, except as required by the terms of an applicable outstanding award under the Company’s long-term incentive plan (in which case the terms of such award will govern) the unvested portion of any such award will be cancelled and converted into the right to receive at the effective time of the Merger an amount (subject to any applicable withholding tax) in cash, based on actual level of achievement as of the date of the Merger Agreement and prorated based on the number of completed months of the applicable performance period as of the effective time of the Merger.

The following table shows, with respect to each Named Executive Officer who, as of the close of business on June 1, 2019, had an outstanding portion of any long-term incentive plan award, the value of such long-term incentive plan award that would be payable, assuming a closing date of October 1, 2019.

Name	Total Expected Value of Outstanding Long-Term Incentive Awards (Liberty Sale Not Completed) ($)(1)	Total Estimated Value of Unvested Long-Term Incentive Awards (Liberty Sale Completed) ($)(1)
Executive Officers
Will Powell	656,250	984,375
E.J. Bird	379,167	568,750
Michael A. Gray	290,000	435,000

(1)

Expected values vary between these two columns because, if the Liberty Sale is not completed, the outstanding portion of the awards are cancelled and converted into cash payments based on the target level of achievement, whereas if the Liberty Sale is completed, the unvested portion of the awards are cancelled and converted into cash payments based on the actual level of achievement. The cash payments based on actual achievement have been estimated based on performance through the end of the Company’s first fiscal quarter on May 4, 2019.

Guaranteed Minimum Bonuses

Each participant in the Company’s annual incentive plan who has a guaranteed minimum bonus provided in such participant’s retention agreement will be paid on or as soon as practicable following the effective time of the Merger an amount equal to such participant’s guaranteed minimum bonus (subject to any applicable withholding tax). In connection with this payment, at the effective time of the Merger, any then unpaid installments of the special retention or incentive award to which such participant was entitled under his retention agreement, incentive/retention agreement or promotion agreement, as applicable and as described in the section entitled “Special Factors—Interests of Directors and Executive Officers in the Merger—Guaranteed Minimum Bonuses—Prior Retention Agreements” beginning on page 73 of this information statement, will be reduced to $0 and the participant will cease to have any further right to payment under such agreement.

If the Liberty Sale is completed prior to the closing of the Merger, then, at or as soon as practicable following the effective time of the Merger, each participant in the annual incentive plan, whether or not that participant has a guaranteed minimum bonus provided in such participant’s retention agreement, will be paid a bonus for the portion of fiscal year 2019 that has been completed as of the effective time of the Merger in an amount equal to the greater of (i) the amount determined under the annual incentive plan using actual performance as of the date of the Merger Agreement (which was zero for each of the Named Executive Officers), prorated based on the number of completed days in the fiscal year as of the effective time of the Merger, and (ii) if applicable, the guaranteed minimum bonus provided in such annual incentive plan participant’s retention agreement.

The retention agreement for each of Mr. Powell, Mr. Bird and Mr. Gray provides that payment with respect to the 2019 annual incentive plan will not be less than 50% of the executive’s percentage incentive opportunity. This means that:

•	Mr. Powell’s guaranteed bonus in his retention agreement is the greater of (a) $375,000 and (b) the amount determined pursuant to the terms of the 2019 annual incentive plan;

•

Mr. Bird’s guaranteed bonus in his retention agreement is the sum of (a) the greater of (i) $68,750 and (ii) the amount determined pursuant to the terms of the 2019 annual incentive plan and (b) $175,000; and

•	Mr. Gray’s guaranteed bonus in his retention agreement is the greater of (a) 191,250 and (b) the amount determined pursuant to the terms of the 2019 annual incentive plan.

The following table shows for individuals who served as an executive officer of the Company at any point in time on or following February 3, 2018, the value of the guaranteed minimum bonus provided in such individual’s retention agreement that will be paid on or as soon as practicable following the effective time of the Merger.

Name	Total Expected Value of Guaranteed Minimum Bonus ($)(1)
Executive Officers
Will Powell	375,000
E.J. Bird	243,750
Michael A. Gray	191,250

(1)

The guaranteed bonus amount provided in the executive’s retention agreement exceeds the amount that would be determined pursuant to the terms of the 2019 annual incentive plan based on actual performance, which was zero for each of the Named Executive Officers.

Prior Retention Agreements

The Company has entered into a “retention agreement” with Mr. Powell. Under this agreement, Mr. Powell is entitled to a $750,000 cash retention bonus, payable in three equal annual installments, all of which have been paid except for the third and final installment of $250,000 due April 15, 2020. In connection with the payment of a guaranteed minimum bonus to Mr. Powell following the effective time of the Merger, his third and final installment under this “retention agreement” will be reduced to $0 and he will cease to have any further right to payment thereunder.

The Company has entered into an “incentive/retention agreement” with Mr. Bird. Under this agreement, Mr. Bird is entitled to a cash incentive/retention award of $400,000, payable in three annual installments, all of which have been paid except for the third and final installment of $175,000 due April 15, 2020. In connection with the payment of a guaranteed minimum bonus to Mr. Bird following the effective time of the Merger, his third and final installment under this “incentive/retention agreement” will be reduced to $0 and he will cease to have any further right to payment thereunder.

The Company has entered into a “promotion agreement” with Mr. Gray. Under this agreement, Mr. Gray is entitled to a cash promotion award of $310,000, payable in three annual installments, all of which have been paid except for the third and final installment of $120,000 due April 15, 2020. In connection with the payment of a guaranteed minimum bonus to Mr. Gray following the effective time of the Merger, his third and final installment under this “promotion agreement” will be reduced to $0 and he will cease to have any further right to payment thereunder.

Employment Agreements

Offer Letters

The Company has entered into offer letters with Messrs. Powell, Bird, and Gray. The offer letters, among other things, provide for salary and benefit eligibility, but do not provide the covered executive with any additional benefits upon a termination of employment or a change in control.

Executive Officer Severance Agreements

The Company has entered into severance agreements with Messrs. Powell, Bird, and Gray. Each of these agreements provides for severance payable to the named executive officer upon a qualifying termination, which is a termination without “cause” or resignation for “good reason”, as defined in the agreement, without regard to whether or not that termination follows or is otherwise in connection with a change in control.

Generally, in the event of a qualifying termination, each of the named executive officers would be entitled under his severance agreement to an amount equal to one times the executive’s base salary and continued medical and dental coverage in the plans the executive was eligible to participate in immediately prior to termination, with the executive’s percentage share of the cost of COBRA premiums remaining the same as the percentage share the executive paid for medical and dental plan coverage immediately prior to termination if at termination COBRA coverage is the only coverage available under the Company’s then current plans. Mr. Powell would also be entitled to the amount he actually earned under the Company’s annual incentive plan for the year in which the termination occurred, prorated through the date of termination, and reasonable outplacement services for a period of up to 6 months. The severance agreements do not provide these payments and benefits to the named executive officers upon a change in control. Instead, they provide these payments and benefits upon a qualifying termination, whether or not that termination follows or is otherwise in connection with a change in control.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding certain compensation that may be paid to the Company’s named executive officers in connection with the Merger under existing arrangements between the Company and the named executive officers. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. These potential payments consist of:

•

payments in connection with the Company’s restricted stock unit awards, the treatment of which is described in the section entitled “Special Factors—Interests of Directors and Executive Officers—Treatment of Restricted Stock Unit Awards” beginning on page 70 of this information statement;

•

payments in connection with the Company’s long-term incentive plan awards, the treatment of which is described in the section entitled “Special Factors—Interests of Directors and Executive Officers—Treatment of the Company’s Long-Term Incentive Plan Awards” beginning on page 71 of this information statement; and

•

payments in respect of guaranteed minimum bonus amounts provided in the named executive officer’s retention agreement, as described in the section entitled “Special Factors—Interests of Directors and Executive Officers—Guaranteed Minimum Bonuses” beginning on page 72 of this information statement.

Further details on these potential payments are provided in the footnote to the table below and in the section entitled “Special Factors—Interests of Directors and Executive Officers in the Merger” beginning on page 70 of this information statement. The golden parachute compensation does not include amounts that are already vested at the effective time of the Merger.

For purposes of quantifying these potential payments for the table below, it is assumed that the closing date is October 1, 2019, which, solely for purposes of this golden parachute compensation disclosure, is the assumed date of the closing of the Merger and to be used only for illustrative purposes.

The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after the date of this information statement and before the effective time of the Merger. As a result, the actual amounts received by a Named Executive Officer may differ materially from the amounts shown in the following table, including in the event the effective time of the Merger occurs on a different date. In addition, the amounts shown do not reflect any payments or benefits the named executive officer would be entitled to receive following a qualifying termination under his severance agreement, as the severance agreements (described in the section entitled “Special Factors—Interests of Directors and Executive Officers in the Merger—Employment Agreements—Executive Officer Severance Agreements” beginning on page 74 of this information statement) do not provide payments and benefits upon a change in control but instead provide payments and benefits upon a qualifying termination, whether or not that termination follows or is otherwise in connection with a change in control. October 1, 2019 is an illustrative date used solely for purposes of this golden parachute compensation disclosure and is not intended to indicate that the closing will or will not occur on that date. For purposes of this discussion, “single-trigger” refers to payments that are payable solely as a result of the closing and “double-trigger” refers to benefits that require a qualifying termination to have occurred in order to become payable.

Name	Cash (Liberty Sale Not Completed) ($)(1)	Cash (Liberty Sale Completed) ($)(2)	Equity (Liberty Sale Not Completed ($)(3)	Equity (Liberty Sale Completed ($)(4)	Total Expected (Liberty Sale Not Completed) ($)	Total Expected (Liberty Sale Completed) ($)
Will Powell	1,031,250	1,359,375	473,170	683,468	1,504,420	2,042,843
E.J. Bird	622,917	812,500	281,720	406,929	904,637	1,219,429
Michael A. Gray	481,250	626,250	208,557	301,249	689,807	927,499

(1)

The information in this column is based on the assumption that the Liberty Sale is not completed at or prior to the closing of the Merger. The amounts reflected in the table reflect the “single trigger” value of the cancellation, pursuant to the Merger Agreement, of the outstanding portion of any Company long-term incentive plan award and conversion of such award into the right to receive at the effective time of the Merger an amount in cash equal to an amount based on the target level of achievement, and the “single trigger” value of the minimum bonus payment provided in each named executive officer’s retention agreement, to be made on or as soon as practicable following the effective time of the Merger pursuant to the Merger Agreement. The amounts reflected in this column represent: for Mr. Powell: $656,250 in connection with the cancellation and conversion into cash of long-term incentive awards held by Mr. Powell and $375,000 in connection with the payment of the guaranteed minimum bonus under Mr. Powell’s retention agreement; for Mr. Bird: $379,167 in connection with the cancellation and conversion into cash of long-term incentive awards held by Mr. Bird and $243,750 in connection with the payment of the guaranteed minimum bonus under Mr. Bird’s retention agreement; and for Mr. Gray: $290,000 in connection with the cancellation and conversion into cash of long-term incentive awards held by Mr. Gray and $191,250 in connection with the payment of the guaranteed minimum bonus under Mr. Gray’s retention agreement.

(2)

The information in this column is based on the assumption that the Liberty Sale is completed at or prior to the closing of the Merger. The amounts reflected in the table reflect the “single trigger” value of the cancellation, pursuant to the Merger Agreement, of the unvested portion of any Company long-term incentive plan award and conversion of such award into the right to receive at the effective time of the Merger an amount in cash equal to an amount based on the actual level of achievement, and the “single trigger” value of the minimum bonus payment provided in each named executive officer’s retention agreement, to be made on or as soon as practicable following the effective time of the Merger pursuant to the Merger Agreement. The amounts reflected in this column represent: for Mr. Powell: $984,375 in connection with the cancellation and conversion into cash of long-term incentive awards held by Mr. Powell and $375,000 in connection with the payment of the guaranteed minimum bonus under Mr. Powell’s retention agreement; for Mr. Bird: $568,750 in connection with the cancellation and conversion into cash of long-term incentive awards held by Mr. Bird and $243,750 in connection with the payment of the guaranteed minimum bonus under Mr. Bird’s retention agreement; and for Mr. Gray: $435,000 in connection with the cancellation and conversion into cash of long-term incentive awards held by Mr. Gray and $191,250 in connection with the payment of the guaranteed minimum bonus under Mr. Gray’s retention agreement.
(3)

The amounts reflected in this column reflect the “single-trigger” value of the accelerated vesting of the Company’s restricted stock units held by each named executive officer upon the occurrence of the effective time of the Merger pursuant to the Merger Agreement and assume that the Liberty Sale is not completed prior to the closing of the Merger and that the Merger Consideration is equal to the Base Merger Consideration of $2.25 per share of Company Common Stock. For Mr. Powell, the $473,170 expected value reflected in the table is in respect to 210,298 shares of Company Common Stock underlying unvested restricted stock units held by Mr. Powell; for Mr. Bird, the $281,720 expected value reflected in the table is in respect to 125,209 shares of Company Common Stock underlying unvested restricted stock units held by Mr. Bird; and for Mr. Gray, the $208,557 expected value is in respect to 92,692 shares of Company Common Stock underlying unvested restricted stock units held by Mr. Bird. The amounts reported here will be paid, to the extent such restricted stock units have not been forfeited, at the effective time of the Merger (with respect to Company restricted stock units scheduled to vest in January 2020 and held by Mr. Gray), on the date the Company restricted stock unit would otherwise have been paid in accordance with its terms, including terms providing for payment upon termination of employment (with respect to Company restricted stock units scheduled to vest in January 2020 and held by Mr. Powell or Mr. Bird), and on the earlier of the date the Company restricted stock unit would otherwise have been paid in accordance with its terms, including terms providing for payment upon termination of employment, or no later than 60 days following the first anniversary of the closing of the Merger (with respect to Company restricted stock units scheduled to vest after January 2020 and held by any of the named executive officers).

(4)

The amounts reflected in this column reflect the “single-trigger” value of the accelerated vesting of the Company’s restricted stock units held by each named executive officer upon the occurrence of the effective time of the Merger pursuant to the Merger Agreement and assume that the Liberty Sale is completed prior to the closing of the Merger and that the Merger Consideration is $3.25 per share of Company Common Stock (i.e. the estimated Merger Consideration if the Liberty Sale is completed prior to the closing of the Merger although such amount could be lower under certain circumstances, as more fully described in the section entitled “The Merger Agreement—Merger Consideration” beginning on page 84 of this information statement)). For Mr. Powell, the $683,468 expected value reflected in the table is in respect to 210,298 shares of Company Common Stock underlying unvested restricted stock units held by Mr. Powell; for Mr. Bird, the $406,929 expected value reflected in the table is in respect to 125,209 shares of Company Common Stock underlying unvested restricted stock units held by Mr. Bird; and for Mr. Gray, the $301,249 expected value is in respect to 92,692 shares of Company Common Stock underlying unvested restricted stock units held by Mr. Bird. The amounts reported here will be paid, to the extent such restricted stock units have not been forfeited, at the effective time of the Merger.

Insurance and Indemnification of Directors and Executive Officers

See the section entitled “The Merger Agreement—Other Covenants and Agreements—Director and Officer Liability” beginning on page 102 of this information statement, for a summary of the obligations of the surviving company with respect to insurance indemnification of directors and executive officers after the effective time of the Merger.

Material U.S. Federal Income Tax Consequences of the Merger

General

The following summary discusses certain material U.S. federal income tax consequences of the Merger to holders of shares of Company Common Stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated under the Code, administrative interpretations, judicial decisions and administrative rulings as in effect as of the date of this information statement, all of which may change, possibly with retroactive effect. This summary is for the general information of the holders of shares of Company Common Stock only and does not purport to be a complete analysis of all potential tax effects of the Merger.

This discussion addresses only the consequences of the exchange of shares of Company Common Stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be important to a Company stockholder in light of the Company stockholder’s particular circumstances, or to a Company stockholder that is subject to special rules, such as:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a dealer or broker in securities or non-U.S. currencies;

•	a trader in securities who elects the mark-to-market method of accounting;

•	an individual subject to the alternative minimum tax provisions of the Code;

•	a mutual fund;

•	a U.S. expatriate or former citizen or long-term resident of the United States;

•	a foreign pension fund and its affiliates;

•	a person whose functional currency is not the U.S. dollar;

•	a former citizen or former long-term resident of the United States;

•	a real estate investment trust or regulated investment company;

•	a Company stockholder that holds its shares of Company Common Stock through individual retirement or other tax-deferred accounts;

•	a Company stockholder that exercises appraisal rights;

•	a Company stockholder that holds shares of Company Common Stock as part of a hedge, appreciated financial position, straddle, or conversion or integrated transaction;

•	a Company stockholder that acquired shares of Company Common Stock through the exercise of compensatory options or stock purchase plans or otherwise as compensation; or

•

a Company stockholder that is required to accelerate the recognition of any item of gross income with respect to the Merger as a result of such income being recognized on an applicable financial statement.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Company Common Stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state therein or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of shares of Company Common Stock that is neither a U.S. holder nor a partnership (nor an entity treated as a partnership) for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding shares of Company Common Stock should consult its tax advisors.

This discussion of certain material U.S. federal income tax consequences of the Merger is not a complete description of all potential U.S. federal income tax consequences of the Merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any U.S. state or local or any non-U.S. tax consequences of the Merger or the potential application of the Medicare contribution tax on net investment income. Accordingly, each Company stockholder should consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the Merger.

U.S. Federal Income Tax Consequences to U.S. Holders

The receipt of the Merger Consideration by U.S. holders pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder will recognize taxable capital gain or loss in an amount equal to the difference, if any, between (i) the Merger Consideration received in the Merger and (ii) such U.S. holder’s adjusted tax basis in its shares of Company Common Stock exchanged therefor. A U.S. holder’s adjusted tax basis in a particular share of Company Common Stock generally will equal the price the U.S. holder paid for such share of Company Common Stock.

If a U.S. holder’s holding period in the shares of Company Common Stock surrendered in the Merger is greater than one year as of the date of the Merger, the capital gain or loss will generally be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized in connection with the Merger is subject to limitations under the Code. If a U.S. holder acquired different blocks of shares of Company Common Stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of Company Common Stock that it holds.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The receipt of the Merger Consideration by a non-U.S. holder pursuant to the Merger will generally not be subject to U.S. federal income tax unless:

•

the gain, if any, recognized by the non-U.S. holder is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met; or

•

the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of Company Common Stock at any time during the five year period preceding the Merger, and the Company is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five year period preceding the Merger or the period that the non-U.S. holder held the shares of Company Common Stock.

Gain described in the first bullet point above will be subject to tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder (unless an applicable income tax treaty provides otherwise). Additionally, any gain described in the first bullet point above of a non-U.S. holder that is a corporation also may be subject to an additional “branch profits tax” at a 30% rate (or lower rate provided by an applicable income tax treaty). A non-U.S. holder described in the second bullet point above will be subject to tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on any capital gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year. If the third bullet point above applies to a non-U.S. holder, capital gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. We believe that we are not, and we do not anticipate becoming, a “United States real property holding corporation”. However, because the determination of whether we are a “United States real property holding corporation” depends on the fair market value of our United States real property interests relative to the fair market value of our global real property interests and other business assets, there can be no assurance that we do not currently constitute or will not become a “United States real property holding corporation”. Non-U.S. holders owning (actually or constructively) more than 5% of Company Common Stock should consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger.

Backup Withholding and Information Reporting

Payments of the Merger Consideration made in exchange for shares of Company Common Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return an IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding. To avoid backup withholding, a non-U.S. holder is required to establish an exemption, for example, by completing and providing to the applicable withholding agent the appropriate IRS Form W-8 for the non-U.S. holder, in accordance with the instructions thereto.

Any amount withheld under the backup withholding rules will be allowed as a refund or credit against the U.S. federal income tax liability of a Company stockholder, provided the required information is timely furnished to the IRS. The IRS may impose a penalty upon a Company stockholder that fails to provide the correct taxpayer identification number.

Regulatory Approvals

The Company and Transform have agreed to use (and cause their respective subsidiaries to use) their reasonable best efforts to take all actions reasonably necessary under applicable law to consummate the transactions contemplated by the Merger Agreement including filing as promptly as practicable all necessary filings with any governmental authority or third party and obtaining all approvals and consents required to be obtained from any governmental authority or third party.

If the parties make a good faith determination that a filing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), is required, each party has agreed to prepare and file, as promptly as practicable after such determination, a notification and report form pursuant to the HSR Act. Each party agrees to, as promptly as reasonably practicable, provide to each federal or state governmental authority with jurisdiction over enforcement of an applicable antitrust law, non-privileged information and documents requested by such governmental authority that are necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement

Under the Merger Agreement, if a notification and report form pursuant to the HSR Act is required to be filed in connection with the Merger, the Merger cannot be completed until any applicable waiting period (and any extension thereof) under the HSR Act has expired or been terminated.

Even after any applicable waiting period under the HSR Act expires or is terminated, or if no filing under the HSR Act is required, the FTC and the Antitrust Division of the DOJ retain the authority to challenge the Merger on antitrust grounds before or after the Merger is completed. Likewise, at any time before or after the consummation of the Merger, a U.S. state or a foreign governmental authority with jurisdiction over the parties could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, to rescind the Merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Neither the Company nor Transform can provide assurance that any action under antitrust laws will not result in the delay or abandonment of the Merger.

De-listing and De-registration of Company Common Stock

If the Merger is completed, the Company Common Stock will be de-listed from NASDAQ and de-registered under the Exchange Act. As such, following completion of the Merger and such de-registration, the Company will no longer file periodic and other reports with the SEC on account of Company Common Stock

Fees and Expenses

Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense.

The Company will pay the fees and expenses of the arbiter in the event one is appointed pursuant to the procedures set forth in the Merger Agreement to determine any dispute between the parties related to the calculation of the Merger Consideration in the event that an Outlet Sale occurs.

The following is an estimate of the fees and expenses incurred or to be incurred by the Company in connection with the Merger and the Merger Agreement:

Amount to be Paid ($)
Financial advisory fees and expenses
Legal, accounting and other professional fees
SEC filing fees	4,352.34
Printing and mailing costs
Paying agent fees and expenses
Miscellaneous

The ESL Filing Parties are expected to incur and pay fees and expenses of approximately $[●] in connection with the Merger and the Merger Agreement.

Anticipated Accounting Treatment of the Merger

The Merger will be accounted for in accordance with GAAP. The Merger will constitute a reorganization of companies under common control and will be accounted for in a manner similar to a pooling of interests.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement, and certain of the documents to which we refer you in this information statement, contains “forward-looking statements”. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements are typically identified by words such as “believe”, “expect”, “anticipate”, “intend”, “target”, “estimate”, “continue”, “positions”, “plan”, “predict”, “project”, “forecast”, “guidance”, “goal”, “objective”, “prospects”, “possible” or “potential”, by future conditional verbs such as “assume”, “will”, “would”, “should”, “could” or “may”, or by variations of such words or by similar expressions or the negative thereof. All forward-looking statements included in this information statement are based upon information available to us as of the filing date of this information statement, and, except to the extent required by applicable law, we undertake no obligation to update any of these forward-looking statements for any reason. You should not place undue reliance on forward-looking statements. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in the Company’s annual report on Form 10-K for the year ended February 2, 2019, under the heading “Risk Factors”, as updated from time to time by the Company’s quarterly reports on Form 10-Q, including the Company’s Quarterly Report on Form 10-Q for the quarterly period ended May 4, 2019, and other documents of the Company on file with the SEC or in this information statement filed with the SEC by the Company, and the following factors:

•

risks related to the consummation of the Merger, including the risks that (i) the Merger may not be consummated within the anticipated time period, or at all, (ii) if applicable, the parties may fail to secure the termination or expiration of any waiting period applicable under the HSR Act and (iii) other conditions to the consummation of the Merger under the Merger Agreement may not be satisfied;

•

risks related to the consummation of the Liberty Sale, including the risks that (i) the Liberty Sale may not be consummated within the anticipated time period, or at all, and (ii) conditions to the consummation of the Liberty Sale under the Liberty Purchase Agreement may not be satisfied;

•

the effects that any termination of the Merger Agreement may have on the Company or its business, including the risks that the Company’s stock price may decline significantly if the Merger is not completed, which may have a chilling effect on alternatives to the Merger;

•

the effects that any termination of the Liberty Purchase Agreement may have on the Company or its business, including the risks that the Company’s stock price may decline significantly if the Liberty Sale is not completed, and that the Merger Consideration will be the Base Merger Consideration;

•

the effects that the announcement or pendency of the Merger or the Liberty Sale may have on the Company and its business, including the risks that as a result (i) the Company’s business, operating results or stock price may suffer, (ii) the Company’s current plans and operations may be disrupted, (iii) the Company’s ability to retain or recruit key employees may be adversely affected, (iv) the Company’s business relationships (including customers and suppliers) may be adversely affected, or (v) the Company’s management’s or employees’ attention may be diverted from other important matters;

•

the effect of limitations that the Merger Agreement and the Liberty Purchase Agreement place on the Company’s ability to operate its business, return capital to stockholders or engage in alternative transactions;

•

the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the Merger or the Liberty Sale and instituted against the Company and others;

•	the risk that the Merger, the Liberty Sale and related transactions may involve unexpected costs, liabilities or delays; and

•	other economic, business, competitive, legal, regulatory, and/or tax factors.

Consequently, all of the forward-looking statements we make in this information statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the heading “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filing on Form 10-K and subsequent periodic and interim report filings (see the section entitled “Where You Can Find Additional Information” beginning on page 125 of this information statement). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

The forward-looking statements contained in this information statement, including forward-looking statements included in the documents referred to or incorporated by reference in this information statement, are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, each as amended.

PARTIES INVOLVED IN THE MERGER

Sears Hometown and Outlet Stores, Inc.

The Company is a national retailer primarily focused on selling home appliances, lawn and garden equipment, tools and hardware. In addition to merchandise, we provide our customers with access to a full suite of related services, including home delivery, installation and extended-service plans. As of July 6, 2019, the Company and its independent dealers and franchisees operated a total of 601 stores across 49 states, Puerto Rico and Bermuda.

The Company’s principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192, and its telephone number is (847) 286-7000. The Company’s website is www.shos.com.

The Company Common Stock is listed with, and trades on, NASDAQ under the symbol “SHOS”.

As of September 3, 2019, the most recent practicable date before the filing of this information statement, there were 22,702,132 shares of Company Common Stock issued and outstanding.

Additional information about the Company is contained in our public filings which are incorporated by reference herein. See the section entitled “Where You Can Find Additional Information” beginning on page 125 of this information statement.

Transform Holdco LLC

Transform is a privately held company that acquired most of the operating assets of Sears Holdings Corporation out of bankruptcy. Transform is organized as a Delaware limited liability company and is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve its members. Transform is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears, Kmart, the Company and other retail partners. Transform operates through its subsidiaries with full-line and specialty retail stores across the United States. Transform is owned by ESL.

Transform’s principal executive offices are located at 3333 Beverly Road, Hoffman Estates, Illinois 60179, and its telephone number is (847) 286-2500.

Transform Merger Corporation

Merger Subsidiary is a Delaware corporation formed for the purpose of entering into the Merger Agreement and completing the merger with the Company. Merger Subsidiary is a wholly owned subsidiary of Transform. Merger Subsidiary has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in furtherance of the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Subsidiary will merge with and into the Company and will cease to exist.

Merger Subsidiary’s principal executive offices are located at 3333 Beverly Road, Hoffman Estates Illinois 60192, and its telephone number is (847) 286-2500.

For more information on the ESL Filing Parties who are affiliates under and filing persons pursuant to the Going Private Rules, see the section entitled “Important Additional Information Regarding the ESL Filing Persons” beginning on page 115 of this information statement.

THE MERGER AGREEMENT

Below is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this information statement as Annex A and which is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement in its entirety carefully, as the rights and obligations of the parties thereto are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this information statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement and the copy of the Merger Agreement attached to this information statement as Annex A are intended only to provide information regarding the terms of the Merger Agreement. The Merger Agreement and the related summary are not intended to be a source of factual, business or operational information about the Company, Transform or Merger Subsidiary, and the following summary of the Merger Agreement and the copy thereof included as Annex A are not intended to modify or supplement any factual disclosure about the Company in any documents the Company has or will publicly file with the SEC. The Merger Agreement contains representations and warranties by, and covenants of, the Company, Transform and Merger Subsidiary that were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants contained in the Merger Agreement may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Until the effective time of the Merger, stockholders are not third-party beneficiaries under the Merger Agreement (and after the effective time of the Merger, stockholders will be third-party beneficiaries under the Merger Agreement solely to the extent necessary to receive the Merger Consideration due to such persons under the Merger Agreement).

Additional information about the Company may be found elsewhere in this information statement and in the Company’s other public filings. See the section entitled “Where You Can Find Additional Information” beginning on page 125 of this information statement.

The Merger

The Merger Agreement provides that at the effective time of the Merger, Merger Subsidiary will be merged with and into the Company in accordance with Delaware law and the separate existence of Merger Subsidiary will cease, and the Company will continue as the surviving corporation. At the effective time of the Merger, the Company as the surviving corporation will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware law.

Merger Consideration

Upon completion of the Merger, each issued and outstanding share of our Common Stock (except for shares (i) owned by the Company as treasury stock or by any subsidiary of either the Company or Transform, (ii) owned by Transform or ESL or (iii) held by stockholders who are entitled to demand and who properly demand appraisal under Section 262 of the DGCL for such shares) will automatically be cancelled and will cease to exist and will be converted into the right to receive the Merger Consideration, consisting of the Base Merger

Consideration subject to an upward adjustment (as described in more detail below) in the event that a sale of the Outlet Segment that satisfies certain criteria specified in the Merger Agreement is completed prior to the closing of the Merger.

The Base Merger Consideration will be increased if an Outlet Sale satisfying the criteria specified in the Merger Agreement is completed prior to the closing of the Merger and such Outlet Sale results in Net Proceeds in excess of $97,500,000. In that case, the Base Merger Consideration will be increased by an amount equal to the quotient of (i) the excess of the Net Proceeds over $97,500,000 divided by (ii) the sum of the aggregate number of shares of Company Common Stock and unvested Company restricted stock units issued and outstanding as of the closing date of the Merger.

Net Proceeds exclude the sum, without duplication, of (i) all fees and expenses paid or payable by the Company in connection with any Outlet Sale, (ii) any taxes paid or payable by the Company in connection with the Outlet Sale (as such taxes may be reduced by any net operating losses or other applicable tax attributes of the Company), (iii) the amount, if any, by which the net working capital transferred to the buyer of the Outlet Segment exceeds $75,000,000, (iv) the amount of any waiver, amendment or consent fees paid in connection with certain waivers under, and amendments of, the Company’s credit agreements related to an Outlet Sale and (v) certain other deductions agreed between the parties.

On August 27, 2019, the Company entered into the Liberty Purchase Agreement with the Outlet Purchaser and, solely for purposes of a performance and payment guarantee on behalf of the Outlet Purchaser, Liberty, to effect the Liberty Sale for the Liberty Purchase Price, being an amount equal to the sum of $121,000,000 in cash, subject to a customary working capital adjustment, plus an additional amount of up to the Cap of $11,900,000 to reimburse the Company for the Liberty Sale Costs incurred in connection with the Liberty Sale and the Merger Costs related to certain employee payments and insurance costs incurred by the Company in connection with the Merger that, if not reimbursed by the Outlet Purchaser, would otherwise reduce the calculation under the Merger Agreement of Net Proceeds received by the Company as a result of the Liberty Sale. If the Liberty Sale is consummated prior to the closing of the Merger, it is currently estimated to result in Net Proceeds to the Company of approximately $121,000,000 and, pursuant to the Merger Agreement, a corresponding increase in the Base Merger Consideration of approximately $1.00 per share of Company Common Stock (being the quotient of (i) Net Proceeds of $121,000,000 minus $97,500,000, divided by (ii) the sum of 22,702,132 shares of Company Common Stock and 781,618 shares of restricted stock units expected to be issued and outstanding as of the closing date of the Merger), resulting in Merger Consideration of approximately $3.25 per share of Company Common Stock, although such amount could be lower under certain circumstances, as described more fully below. Under no circumstances can the Liberty Sale result in Net Proceeds of more than $121,000,000 or Merger Consideration of more than $3.25 per share of Company Common Stock.

The actual adjustment, if any, to the Merger Consideration is subject to the consummation of the Liberty Sale and to the actual amount of Net Proceeds received by the Company from such sale as calculated in accordance with the Merger Agreement, which may be lower than the current estimate of approximately $121,000,000 (i) as a result of any downward working capital adjustment to the Liberty Purchase Price and/or (ii) if the Company’s actual Liberty Sale Costs together with the actual Merger Costs exceed the Cap. Pursuant to the Liberty Purchase Agreement, the Liberty Purchase Price paid to the Company by the Outlet Purchaser will be reduced by any amount by which the net working capital transferred to the Outlet Purchaser is less than the target net working capital of $75,000,000, which reduced Liberty Purchase Price will therefore reduce the Net Proceeds for purposes of the calculation of the Merger Consideration by an equivalent amount. By contrast, because Net Proceeds is calculated pursuant to the Merger Agreement by reducing the cash proceeds of the Liberty Sale by, among other things, the amount, if any, by which any net working capital transferred to the Outlet Purchaser exceeds $75,000,000, any increase in the Liberty Purchase Price paid to the Company by the Outlet Purchaser as a result of any transfer of net working capital transferred to the Outlet Purchaser in excess of $75,000,000 will be offset by an equivalent amount in the calculation of Net Proceeds for purposes of the calculation of the Merger Consideration, resulting in no change to the estimated Merger Consideration. In other words, any difference between the amount of the net working capital transferred to the Outlet Purchaser in the Liberty Sale and the target net working capital amount of $75,000,000 will result in an adjustment to the estimated Merger Consideration of $3.25 per share of Company Common Stock only where such transfer of net working capital is less than $75,000,000. For example (in each case, disregarding, for the purposes of this illustration, the effect on Net Proceeds of any amount by which the Company’s actual Liberty Sale Costs together with the actual Merger Costs may exceed the Cap):

•

in the event that $75,000,000 in net working capital is transferred to the Outlet Purchaser in the Liberty Sale, the estimated Liberty Purchase Price and Net Proceeds of approximately $121,000,000 expected to be received by the Company will not be affected, resulting in the same increase in Base Merger Consideration of approximately $1.00 per share of Company Common Stock and Merger Consideration of approximately $3.25 per share of Company Common Stock, as described in the preceding paragraph;

•

in the event that $74,500,000 in net working capital is transferred to the Outlet Purchaser in the Liberty Sale, the estimated Liberty Purchase Price and Net Proceeds of approximately $121,000,000 expected to be received by the Company will be reduced to $120,500,000 as a result of the $500,000 shortfall below the $75,000,000 net working capital target, and the Base Merger Consideration will be increased by approximately $0.98 per share of Company Common Stock (being the quotient of (i) Net Proceeds of $120,500,000 minus $97,500,000, divided by (ii) the sum of 22,702,132 shares of Company Common Stock and 781,618 shares of restricted stock units expected to be issued and outstanding as of the closing date of the Merger), resulting in Merger Consideration of approximately $3.23 per share of Company Common Stock; and

•

in the event that $75,500,000 in net working capital is transferred to the Outlet Purchaser in the Liberty Sale, the estimated Net Proceeds of approximately $121,000,000 expected to be received by the Company will not be affected, resulting in the same increase in Base Merger Consideration of approximately $1.00 per share of Company Common Stock and Merger Consideration of approximately $3.25 per share of Company Common Stock, as described in the preceding paragraph.

Additionally, because Net Proceeds is calculated pursuant to the Merger Agreement by reducing the cash proceeds of the Liberty Sale by, among other things, all expenses paid by the Company in connection with the Liberty Sale, the calculation of Net Proceeds for purposes of the calculation of the Merger Consideration will be reduced by any amount by which the Company’s actual Liberty Sale Costs together with the actual Merger Costs exceed the Cap of $11,900,000 (because the Outlet Purchaser has not agreed to pay any such costs in excess of such amount). For example, in the event that the sum of the Company’s actual Liberty Sale Costs and the actual Merger Costs is $12,400,000, the estimated Net Proceeds of approximately $121,000,000 expected to be received by the Company will be reduced to $120,500,000 as a result of the $500,000 excess of the sum of actual Liberty Sale Costs and actual Merger Costs above the Cap of $11,900,000, and the Base Merger Consideration will be increased by approximately $0.98 per share of Company Common Stock (being the quotient of (i) Net Proceeds of $120,500,000 minus $97,500,000, divided by (ii) the sum of 22,702,132 shares of Company Common Stock and 781,618 shares of restricted stock units expected to be issued and outstanding as of the closing date of the Merger), resulting in Merger Consideration of approximately $3.23 per share of Company Common Stock (disregarding, for the purposes of this illustration, the effect on Net Proceeds of any amount by which the net working capital transferred to the Outlet Purchaser may be less than the target of $75,000,000).

The Liberty Purchase Agreement provides that any Merger Costs (less certain amounts in respect of guaranteed minimum annual incentive plan bonuses) paid to the Company by the Outlet Purchaser as part of the Liberty Purchase Price will be refunded to the Outlet Purchaser in the event that the Merger Agreement is validly terminated.

If the Liberty Sale is not consummated prior to the closing of the Merger or if the Liberty Sale is consummated prior to the closing of the Merger but the Net Proceeds are less than or equal to $97,500,000, the Base Merger Consideration of $2.25 per share of Company Common Stock will not be increased.

Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time of the Merger, the certificate of incorporation of the Company will be amended and restated in its entirety to be in the form of an exhibit to the Merger Agreement and, as so amended and restated, such certificate of incorporation will be the certificate of incorporation of the surviving corporation and the bylaws of Merger Subsidiary as in effect immediately prior to the effective time of the Merger will be the bylaws of the surviving corporation, in each case, until subsequently amended. The name of the surviving corporation will be Sears Hometown and Outlet Stores, Inc. unless an Outlet Sale has been consummated prior to the closing in accordance with the terms of the Merger Agreement in which case, the name of the surviving corporation will be Sears Hometown Stores, Inc.

The directors of Merger Subsidiary immediately prior to the effective time of the Merger will be the initial directors of the surviving corporation and the officers of the Company immediately prior to the effective time of the Merger will be the initial officers of the surviving corporation. The initial directors and officers will hold office until successors are duly elected or appointed and qualified in accordance with Delaware law.

Closing and Effective Time of the Merger

Pursuant to the Liberty Sale Letter Agreement, the Company, Transform and Merger Subsidiary have agreed, among other things, that the Merger will, subject to satisfaction of certain conditions, close substantially concurrently with the closing of the Liberty Sale. Pursuant to the terms of the Liberty Purchase Agreement and the Liberty Sale Letter Agreement, the concurrent closings of the Merger and the Liberty Sale will not occur prior to October 11, 2019. In addition, if Transform exercises its Merger Closing Extension Right to defer the closing of the Merger by up to 7 business days, the Company must, pursuant to the terms of the Liberty Sale Letter Agreement, exercise its right under the Liberty Purchase Agreement to defer the closing of the Liberty Sale by the same number of business days.

If the Liberty Purchase Agreement is terminated, the closing of the Merger will occur no earlier than the later of (i) 45 days after Transform is notified of such termination and (ii) three business days following the date on which Transform receives certain financing information from the Company as further described in the Merger Agreement.

At the closing of the Merger, Transform and the Company will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL. The merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware or on such later date and time as may be agreed upon by the parties and specified in the certificate of merger.

Effect of the Merger on Company Common Stock

At the effective time of the Merger, each share of Company Common Stock (except for shares (i) owned by ESL or Transform, (ii) held in treasury by the Company or owned by any subsidiary of either the Company or Transform or (iii) held by stockholders who have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL) will be converted into the right to receive the Merger Consideration. As of the effective time of the Merger, all such shares will no longer be outstanding and will automatically be cancelled and retired and cease to exist, and will thereafter represent only the right to receive the Merger Consideration. Shares referred to in clause (i) above will be converted into one one-thousandth of a share of common stock of the surviving corporation. Shares referred to in clause (ii) will be cancelled and no payment will be made with respect thereto. Shares of the Company’s Common Stock described in clause (iii) will also be cancelled at the effective time of the Merger, and the holders of such shares will be entitled to the rights granted to them under Section 262 of the DGCL (as further described in the section entitled “Appraisal Rights” beginning on page 118 of this information statement).

At the effective time of the Merger, each share of Merger Subsidiary common stock outstanding immediately prior to the effective time of the Merger will be converted into and become a number of shares of common stock of the surviving corporation (rounded to the nearest one one-thousandth of a share of common stock of the surviving corporation) equal to (i) one one-thousandth of the total number of outstanding shares of Company Common Stock and any shares of Company Common Stock held as treasury stock or by any subsidiary of the Company or Transform cancelled pursuant to the Merger divided by (ii) the total number of shares of common stock of Merger Subsidiary outstanding immediately prior to the effective time of the Merger. Such shares, together with the shares of common stock of the surviving corporation into which shares of Company Common Stock owned by ESL or Transform are converted as described in the prior paragraph, will constitute the only outstanding shares of capital stock of the surviving corporation immediately following the effective time of the Merger.

Payment Procedures

Prior to the effective time of the Merger, Transform will appoint (pursuant to an agreement in form reasonably acceptable to the Company) the Company’s paying agent or other agent reasonably acceptable to the Company for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Common Stock or (ii) uncertificated shares of Company Common Stock represented by book entry. At or prior to the effective time of the Merger, Transform or one of its affiliates will deposit with the paying agent the aggregate Merger Consideration to be paid in respect of the certificates or uncertificated shares referenced in (i) and (ii) above (and in the event that the amount deposited is not sufficient to make the payments of the Merger Consideration, Transform or one of its affiliates will promptly deposit additional funds in an amount sufficient to make such payments). Any portion of the Merger Consideration deposited with the paying agent to pay for shares for which appraisal rights have been perfected will be returned to Transform or one of its affiliates upon demand.

Promptly after the effective time of the Merger (and in no event later than three business days after the closing date), Transform will cause the paying agent to send to each holder of shares of Company Common Stock a letter of transmittal and instructions (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the certificates or transfer of the uncertificated shares to the paying agent) for use in such exchange. Upon either (i) surrender of the certificates to the paying agent together with a properly completed letter of transmittal (and any applicable attachments) or (ii) receipts of an “agent’s message” by the paying agent in the case of a book-entry transfer of uncertificated shares, such holder will receive the Merger Consideration payable for each share of Company Common Stock represented by a certificate or for each uncertificated share.

If any portion of the Merger Consideration is to be paid to a person other than a person in whose name the surrendered certificate or the transferred uncertificated share is registered, then (i) either such certificate must be properly endorsed or otherwise be in proper form for transfer or such uncertificated share must be transferred and (ii) the person requesting payment must pay to the paying agent any transfer or other taxes required.

No interest will be paid or accrue on any cash payable to holders upon surrender of shares of Company Common Stock. Until shares are surrendered or transferred pursuant to the Merger Agreement, each certificated or uncertificated share will represent, after the effective time of the Merger, only the right to receive the Merger Consideration.

Any portion of the Merger Consideration deposited with the paying agent (and any interest or other income earned thereon) that remains unclaimed by the former holders of shares of the Company’s Common Stock twelve months after the effective time of the Merger will be returned to Transform or one of its affiliates, upon demand, and any such holder who has not exchanged its shares of Company Common Stock for the Merger Consideration prior to that time will thereafter look only to Transform for payment of the Merger Consideration in respect of such shares. Any amount remaining unclaimed by holders of shares of Company Common Stock two years after the effective time of the Merger will become, to the extent permitted by applicable law, the property of Transform, free and clear of any claims or interest of any person previously entitled thereto.

Treatment of the Company’s Equity Awards and Other Incentive Compensation

Treatment of Restricted Stock Unit Awards

At the effective time of the Merger, except as provided below in respect to the consummation of an Outlet Sale or as otherwise required by the terms of an applicable outstanding restricted stock unit award of the Company (in which case the terms of such award will govern, except that any payment will be made solely in cash and be based on the Merger Consideration), each restricted stock unit of the Company (“Company RSU”) will be cancelled and converted into the right to receive an amount (subject to any applicable withholding tax) in cash, without interest, equal to the Merger Consideration, and such amount will be paid, to the extent such Company RSU has not been forfeited, as follows:

•	with respect to a Company RSU scheduled to vest in January 2020 and held by any individual other than Mr. Powell or Mr. Bird, at the effective time of the Merger;

•

with respect to a Company RSU scheduled to vest in January 2020 and held by Mr. Powell or Mr. Bird, on the date such Company RSU would otherwise have been paid in accordance with its terms (including by reason of death, disability, termination without “Cause” or resignation for “Good Reason”, as those terms are defined, and solely to the extent provided, in the applicable Company RSU award); and

•

with respect to a Company RSU scheduled to vest after January 2020 and held by any individual, including Mr. Powell or Mr. Bird, on the earlier of the date such Company RSU would otherwise have been paid in accordance with its terms (including by reason of death, disability, termination without “Cause” or resignation for “Good Reason”, as those terms are defined, and solely to the extent provided, in the applicable Company RSU award) or no later than 60 days following the first anniversary of the closing of the Merger.

In the event an Outlet Sale is consummated at or prior to the closing of the Merger, then, at the effective time of the Merger, except as otherwise required by the terms of a particular restricted stock unit award (in which case the terms of such award will govern, except that any payment will be made solely in cash and be based on the Merger Consideration) each unvested Company RSU will be cancelled and converted into the right to receive at the effective time of the Merger an amount (subject to any applicable withholding tax) in cash, without interest, equal to the Merger Consideration.

Treatment of the Company’s Long-Term Incentive Plan Awards

At the effective time of the Merger, except as provided below in respect to the consummation of an Outlet Sale or as otherwise required by the terms of an applicable outstanding award under the Company’s long-term incentive plan (in which case the terms of such award will govern), the outstanding portion of any such award will be cancelled and converted into the right to receive at the effective time of the Merger an amount (subject to any applicable withholding tax) in cash, based on target level of achievement and prorated based on the number of completed months of the applicable performance period as of the effective time of the Merger.

In the event an Outlet Sale is consummated at or prior to the closing of the Merger, then, at the effective time of the Merger, except as required by the terms of an applicable outstanding award under the Company’s long-term incentive plan (in which case the terms of such award will govern) the unvested portion of any such award will be cancelled and converted into the right to receive at the effective time of the Merger an amount (subject to any applicable withholding tax) in cash, based on actual level of achievement as of the date of the Merger Agreement and prorated based on the number of completed months of the applicable performance period as of the effective time of the Merger.

Treatment of Annual Incentive Plan Awards

Each participant in the Company’s annual incentive plan who has a guaranteed minimum bonus provided in such participant’s retention agreement will be paid on or as soon as practicable following the effective time of the

Merger an amount equal to such participant’s guaranteed minimum bonus (subject to any applicable withholding tax). In connection with this payment, at the effective time of the Merger, any then unpaid installments of the special retention or incentive award to which such participant was entitled under his retention agreement, incentive/retention agreement or promotion agreement, as applicable and as described in the section entitled “Special Factors—Interests of Directors and Executive Officers in the Merger—Guaranteed Minimum Bonus—Prior Retention Agreements” beginning on page 73 of this information statement, will be reduced to $0 and the participant will cease to have any further right to payment under such agreement.

In the event an Outlet Sale is consummated at or prior to the closing of the Merger, then, at or as soon as practicable following the effective time of the Merger, each participant in the annual incentive plan, whether or not that participant has a guaranteed minimum bonus provided in such participant’s retention agreement, will be paid a bonus for the portion of fiscal year 2019 that has been completed as of the effective time of the Merger in an amount equal to the greater of (i) the amount determined under the annual incentive plan using actual performance as of the date of the Merger Agreement (which was zero for each of the Named Executive Officers), prorated based on the number of completed days in the fiscal year as of the effective time of the Merger, and (ii) if applicable, the guaranteed minimum bonus provided in such annual incentive plan participant’s retention agreement. In connection with this payment, at the effective time of the Merger, any then unpaid installments of the special retention or incentive award to which such participant was entitled under his retention agreement, incentive/retention agreement or promotion agreement, as applicable and as described in the section entitled “Special Factors—Interests of Directors and Executive Officers in the Merger—Guaranteed Minimum Bonuses—Prior Retention Agreements” beginning on page 73 of this information statement, will be reduced to $0 and the participant will cease to have any further right to payment under such agreement.

Appraisal Rights

Shares of Company Common Stock that are outstanding immediately prior to the effective time of the Merger and that are held by a holder of Company Common Stock who has neither voted for the Merger nor consented to the Merger in writing and who has properly demanded appraisal for its shares in accordance with Section 262 of the DGCL and who has otherwise complied with all of the applicable provisions thereof (collectively, we refer to such shares as the “dissenting shares”) will not be converted into the right to receive the Merger Consideration, but will only be entitled to such rights as are granted by Section 262 of the DGCL, unless and until such holder fails to perfect, effectively withdraws or otherwise loses the right to appraisal under the Section 262 of the DGCL.

At the effective time of the Merger, all dissenting shares will no longer be outstanding and automatically will be cancelled and will cease to exist, and, except as otherwise provided by applicable laws, each holder of dissenting shares will cease to have any rights with respect to the dissenting shares, other than such rights as are granted under Section 262 of the DGCL. Such stockholders will be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all dissenting shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such shares under such Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the effective time of the Merger, the right to receive the Merger Consideration, without interest, in the manner provided in the Merger Agreement.

The Company is required to give Transform (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to such notices and demands for appraisal under the DGCL. The Company will not, except with the prior written consent of Transform or as required by law, make any payment with respect to any demands for appraisal, settle, compromise, or offer to settle or compromise any such demands.

Representations and Warranties; Material Adverse Effect

The Merger Agreement contains representations and warranties of the Company and of Transform and Merger Subsidiary.

Subject to certain exceptions (i) in the Merger Agreement, (ii) in the disclosure schedule delivered by the Company to Transform and Merger Subsidiary in connection with the Merger Agreement and (iii) as disclosed in the certain of the Company’s public filings with the SEC (subject to certain specified exceptions), the Merger Agreement contains certain customary representations and warranties of the Company as to, among other things:

•	organization and valid existence, good standing and qualification to do business of the Company and its subsidiaries;

•	effectiveness of organizational documents and absence of violation of such organizational documents;

•	corporate authority to the execution, delivery and performance of the Merger Agreement, and the enforceability of the Merger Agreement against the Company;

•	receipt of stockholder consent to the Merger Agreement and the transactions contemplated thereby;

•

due authorization and constitution of the Special Committee and approval therefrom of the Merger Agreement and the transactions contemplated thereby and recommendation thereby that the Board of Directors approve and declare advisable the Merger Agreement and the transactions contemplated thereby;

•	unanimous approval and recommendation by the Board of Directors in favor of the Merger Agreement and the transactions contemplated thereby;

•

absence of (i) a requirement for any governmental filings other than those specified in the Merger Agreement, (ii) any conflict with or violation of the organizational documents of the Company, (iii) any conflict with or violation of applicable laws, (iii) any breach or default under, or any right of termination, cancellation, acceleration or other change of any right or obligation or loss of any benefit to which the Company or its subsidiaries is entitled, of any material contract of the Company or its subsidiaries, and (iv) any lien on any asset of the Company or its subsidiaries, in each case, as a result of the execution, delivery and performance by the Company of the Merger Agreement and its consummation of the transactions thereunder;

•	authorized capital stock of the Company, issued and outstanding equity of the Company and other matters regarding capitalization;

•	the Company’s subsidiaries;

•

timely filing of the Company’s SEC filings, compliance with SEC filing requirements, establishment and maintenance of certain disclosure controls and procedures, and the disclosure of any significant deficiencies or material weaknesses in internal controls over financial reporting to the Company’s auditors and audit committee;

•

compliance with applicable accounting requirements and fair presentation in conformity with GAAP by the audited consolidated financial statements of the Company and absence of any material complaint to the Company or any subsidiary pertaining to accounting principles or practices since February 2, 2019;

•	compliance of documents required to be filed with the SEC or disseminated to stockholders of the Company with applicable law;

•	the fact that the Company has conducted its business in the ordinary course of business in all material respects and that there has not been a “material adverse effect” (as defined below);

•	no undisclosed material liabilities or obligations of the Company or any subsidiary;

•	compliance with applicable laws, permits and absence of any judgment, injunction or order that would prevent or materially delay the Merger;

•	the absence of certain material litigation, suit, claim, action or proceeding against or involving the Company or its subsidiaries;

•	real property of the Company and its subsidiaries;

•	intellectual property, privacy and data protection matters;

•	the Company’s tax returns, payment of taxes and other tax matters;

•	employee benefit plans;

•	labor and employment matters;

•	environmental matters, including compliance with applicable environmental laws;

•	the Company’s material contracts, their validity, enforceability and the absence of breach or default under such material contracts;

•	absence of certain brokers’ fees and expenses;

•	the opinion of PJ Solomon, the Special Committee’s financial advisor;

•	absence of “rights plan”, “rights agreements”, and “poison pills” and inapplicability of anti-takeover laws;

•	absence of certain transactions with interested parties;

•	the Company’s credit agreements, and the absence of any defaults thereunder; and

•	absence of any additional representations and warranties.

Subject to certain exceptions in the Merger Agreement, the Merger Agreement also contains certain customary representations and warranties of Transform and Merger Subsidiary as to, among other things:

•	due formation, valid existence and good standing;

•

corporate authority relative to the Merger Agreement, consents and approvals relating to the execution, delivery and performance of the Merger Agreement, and consummation of the transaction contemplated thereby, by Transform and Merger Subsidiary and the enforceability of the Merger Agreement against Transform and Merger Subsidiary;

•	absence of any filings with any other governmental authority other than those filings required by the Merger Agreement;

•

absence of (i) any conflict with or violation of the organizational documents of Transform or Merger Subsidiary, (ii) any conflict with or violation of applicable laws, (iii) any requirement for payment or consent, breach or default under, or any right of termination, amendment, acceleration or cancellation of, any contract of Transform or Merger Subsidiary and (iv) any lien on any asset of Transform or its affiliates, in each case, as a result of the execution, delivery and performance by Transform and Merger Subsidiary of the Merger Agreement and the consummation by them of the transactions thereunder;

•	the truth and completeness of any information supplied by Transform to the Company for use in this information statement or other required filings;

•	broker’s fees and expenses;

•

delivery, legality and enforceability of the Equity Commitment Letter and the sufficiency of such funds together with Transform’s financial resources to satisfy Transform’s payments obligations under the Merger Agreement;

•

absence of any litigation, suit, claim, action or proceeding against or involving Transform that would prevent or materially delay Transform or Merger Subsidiary’s ability to consummate the Merger and the other transactions contemplated by the Merger Agreement; and

•	ownership by ESL of a certain number of shares of Company Common Stock.

Some of the representations and warranties in the Merger Agreement are qualified by knowledge or materiality qualifications including, in certain instances, a “material adverse effect” qualification with respect to the Company and Transform.

For purposes of this summary of the Merger Agreement, a “material adverse effect” with respect to the Company means a material adverse effect on (i) the Company’s ability to consummate the transactions contemplated by the Merger Agreement or (ii) the financial condition, business, assets or results of operations of the Company and its subsidiaries as a whole, excluding any such effect to the extent resulting from:

•	changes in general economic or political conditions or the financial or capital markets in the United States or elsewhere in the world;

•	changes generally affecting the industry in which the Company and its subsidiaries operate;

•	acts of war, sabotage or terrorism or natural or man-made disasters;

•

for certain purposes of the Merger Agreement, the announcement, pendency or performance of the transactions contemplated by the Merger Agreement or any definitive agreement for the sale of the Outlet Segment, including the impact on relationships, contractual or otherwise, with customers, suppliers, distributors, licensors, licensees, partners, lenders or employees of the Company or any of its subsidiaries;

•

the identity of Transform as the investor in the Company or of Transform or one of its affiliates as party to the Merger Agreement or any facts or circumstances concerning Transform or any of its affiliates, including their respective relationships with the Company (including with respect to the supply of merchandise) or any customers, suppliers, distributors, licensors, licensees or partners of the Company or any of its subsidiaries;

•	changes or prospective changes in GAAP or applicable law (or interpretation or enforcement thereof);

•	changes in the market price or trading volume of the shares of the Company’s Common Stock;

•	the failure of the Company and its subsidiaries to meet internal or analysts’ expectations or projections, performance measures, operating statistics or revenue or earnings predictions;

•	the petition for relief under Chapter 11 of Title 11 of the United States Code filed by Sears Holdings Corporation and certain of its subsidiaries on October 15, 2018, and related events;

•	any action taken by the Company or any of its subsidiaries at the written direction or request of Transform, or in accordance with the express terms of this Agreement; or

•	certain other matters agreed upon by the Company and Transform.

Conduct of Business Pending the Merger

The Merger Agreement provides that, subject to certain exceptions, during the period commencing on the date of the Merger Agreement and ending upon the closing of the Merger, the Company must conduct its business and the business of its subsidiaries in the ordinary course of business consistent with past practice, and use commercially reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to maintain its permits, to keep available the services of its directors, officers, employees and key consultants, and to maintain satisfactory relationships with customers, lenders, suppliers and others having significant business relationships with the Company or its subsidiaries. Further, the Merger Agreement also provides that during the period from the date of the Merger Agreement until the closing of the Merger, subject to certain exceptions, the Company must not, and must cause each of its subsidiaries not to, do any of the following:

•	amend its organizational documents (whether by merger, consolidation or otherwise);

•

split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution in respect of its capital stock or redeem, repurchase or otherwise acquire any the Company securities or one of its subsidiary’s securities except in connection with the formation of any subsidiary organized under the laws of any state of the United States;

•	issue, sell or otherwise deliver any securities of the Company or any of its subsidiaries, except for:

•	any issuance upon settlement of any restricted stock unit award of the Company that is outstanding on the date of the Merger Agreement in accordance with its terms; or

•	any issuance or sale to the Company or a wholly owned subsidiary of any securities of a subsidiary of the Company;

•

amend any term of any security of the Company or its subsidiaries or issue any award or amend the terms of any outstanding award under any stock plan or long-term incentive plan or accelerate the vesting of any restricted stock unit of a long-term incentive plan award except as required by such award’s terms;

•	incur any capital expenditures or related obligations or liabilities in excess of the amount contemplated by the Company’s capital expenditure budget;

•

merge or consolidate with another person, adopt a plan of complete or partial liquidation, recapitalization or restructuring of any line of the Company’s business or acquire any assets, securities or interests in entities or businesses other than acquisitions among wholly owned subsidiaries of the Company and supplies, equipment or inventory in the ordinary course of business;

•

sell, lease, transfer or dispose of, create or incur any lien on, or otherwise abandon or fail to maintain any of the Company or its subsidiaries assets, securities, properties or interests in entities or businesses, except for:

•	transactions among wholly owned subsidiaries of the Company;

•	any sale of the Outlet Segment in accordance with the terms of the Merger Agreement; and

•	sale of products, services, inventory or obsolete equipment or non-exclusive licenses granted by the Company in the ordinary course of business consistent with past practice;

•

make any loans, advances or capital contributions to, or investments in, any other person other than in wholly owned subsidiaries of the Company or advances to its employees in respect of travel or other related business expenses, in each case, in the ordinary course of business consistent with past practice;

•

incur any indebtedness for borrowed money or guarantees thereof or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or its subsidiaries, except for:

•

any indebtedness under the credit agreements of the Company outstanding as of the date of the Merger Agreement and any indebtedness for borrowed money incurred under the credit agreements to finance working capital needs incurred in the ordinary course; and

•	any indebtedness for borrowed money among the Company and its wholly owned subsidiaries;

•	establish or amend any stock plan or the long-term incentive plan, except for any amendments required under applicable law or any grant of awards under such plans;

•

enter into, amend or renew any material contract except in the ordinary course, waive, release or assign any material rights, claims or benefits of the Company or its subsidiaries under any material contract or voluntarily accelerate, terminate or cancel, a renewal option for any material contract;

•	except as required by applicable law or the terms of a Company employee plan in effect on the date of the Merger Agreement:

•	grant or increase any severance, retention or termination pay (or amend any existing severance pay, retention or termination arrangement);

•	enter into any employment, consulting, bonus, change in control, deferred compensation or other similar agreement;

•	establish, adopt or amend, or otherwise increase benefits payable under any Company employee plan or collective bargaining agreement;

•

increase compensation, bonus or other benefits payable, except for increases in annual base compensation in connection with a promotion or retention related adjustment of not more than 3% to employees with base compensation of less than $100,000;

•

establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to gross-up, indemnify or otherwise reimburse any current or former service provider for any tax incurred by such provider;

•

hire any employees other than (i) to fill vacancies arising due to terminations of employment of employees with base compensation of less than $150,000 or (ii) as set forth in the Company’s business plan, or terminate the employment of any employees other than for cause or performance related reasons;

•	change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X under the Exchange Act;

•	change the policies or practices regarding accounts receivables or accounts payable or fail to manage working capital in accordance with past practices;

•	commence any proceeding other than for routine collection of invoices, the routine enforcement of the Company’s rights under existing contracts or as expressly contemplated by the Merger Agreement;

•	pay, discharge, compromise, settle or satisfy:

•	any stockholder litigation or dispute against the Company or any of its subsidiaries;

•

any proceeding or any other liability or obligation other than (i) liabilities or obligations incurred in the ordinary course and (ii) proceedings, liabilities and obligations in amount not to exceed $200,000 individually or in the aggregate;

•

(i) make, rescind or change any tax election, (ii) change any annual tax accounting period, (iii) adopt or change any method of tax accounting (or make any change in accounting principles or practices used), (iv) amend any material tax return or file a claim for a material tax refund, (v) obtain or enter into any tax ruling or closing agreement, (vi) extend or waive the statute of limitations with respect to any tax or tax return, (vii) settle any material tax claim, audit or assessment or (viii) surrender any right or claim to a material refund, offset or other reduction in tax liability;

•	withdraw or modify any of the Company’s compensation committee approvals of the Company employee plans;

•	terminate, let lapse or materially amend or modify any insurance policy;

•

enter into any contract with any stockholder, director or officer of the Company or any of its subsidiaries or enter into any other material transaction with any other person that would be required to be reported pursuant to Item 404 of Regulation S-K;

•	take any action that would reasonably be expected to amount to an event of default under the Company’s credit agreements;

•

amend or modify in any respect the Company’s credit agreements other than in connection with seeking certain waivers of default or events of default under the Company’s credit agreements and certain waivers and amendments under or to the Company’s credit agreements related to any Outlet Sale, in each case subject to certain restrictions as set forth in the Merger Agreement; and

•	agree, authorize or commit to do any of the foregoing actions.

Other Covenants and Agreements

Access to Information

From the date of the Merger Agreement until the closing and subject to certain exceptions, the Company will (i) give Transform, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, assets, books and records of the Company and its subsidiaries, upon reasonable prior notice and during normal business hours, (ii) furnish to Transform, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its subsidiaries to cooperate with Transform and its authorized representatives in its investigation of the Company and its subsidiaries. The Company may restrict the foregoing access and disclosure requirements to the extent that any applicable law requires the Company or its subsidiaries to restrict or prohibit access to such properties or information, such disclosure would result in the Company losing attorney-client privilege or such information relates to the process of selling the Outlet Segment of the Company pursuant to the terms of the Merger Agreement. Any such investigation made pursuant to this section will be conducted in such a manner as not to unreasonably interfere with the sale of the Outlet Segment or the conduct of the business of the Company or its subsidiaries. The Company is also required to provide prompt notice to Transform upon the occurrence of any default or event of default under the Company’s credit agreements.

Additionally, the Company must provide Transform, within 21 days following the end of each month, an internal management reporting package including, for each of the Outlet Segment and the Hometown Segment:

•	profit and loss statements for such month;

•	profit and loss statements to date for the financial quarter in which such month falls; and

•	profit and loss statements to date for the fiscal year in which such month falls;

in each case, along with variances from the same period in the prior year and the annual operating plan. However, the Company only needs to provide such information to the extent such information is prepared by the Company in the ordinary course of business.

No Solicitation; No Change in Recommendation

Pursuant to the Merger Agreement, the Company has agreed to, and cause each of its subsidiaries and their respective representatives to immediately cease and terminate any solicitation, discussions or negotiations with any persons with respect to any acquisition proposal (as defined below), or any potential acquisition proposal. The Company has further agreed to not, and to cause each of its subsidiaries and their respective representatives not to, solicit, initiate, facilitate or encourage any inquiries regarding, or the making or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal, participate in any discussions or negotiations with or furnish any information to, any person that is making or is considering making an acquisition proposal, approve or recommend any acquisition proposal or enter into any definitive agreement with respect to any acquisition proposal, in each case, other than in connection with any inquiries or proposals solely in connection with any inquiries or proposals in connection with an Outlet Sale that complies with certain requirements set forth in the Merger Agreement.

Under the Merger Agreement, neither the Board of Directors nor any committee thereof (including the Special Committee) will (i)(A) fail to include the Company board of directors’ recommendation to stockholders of the Company that they approve of the Merger Agreement and the transactions contemplated thereby (such recommendation we refer to as the “company board recommendation”) in this information statement, (B) change or publicly propose to change, in a manner adverse to Transform, the company board recommendation, (C) take any formal action or make any public statement in connection with a tender offer or exchange offer, (D) fail to recommend against the acceptance of any tender offer or exchange offer and reaffirm the company board recommendation within 10 business days following the commencement of such an offer, (E) adopt or recommend or publicly propose to adopt or recommend to the stockholders of the Company any acquisition proposal or (F) agree to take any of the foregoing actions, (ii) permit the Company or any of its subsidiaries to enter into any agreement relating to or providing for any acquisition proposal or (iii) grant any waiver, amendment or standstill with respect to any class of equity interests of the Company or any of its subsidiaries, any confidentiality agreement or antitakeover statute or similar law. The Company will not engage in any discussions or negotiations regarding acquisition proposals or changes to the terms of any such acquisition proposals.

The foregoing restrictions will not prevent the Company, the Company Board of Directors or the Special Committee from complying, in the good faith judgment of the Company Board of Directors or the Special Committee, after consultation with its outside legal counsel, any applicable laws or their fiduciary duties to the stockholders of the Company.

Under the Merger Agreement, “acquisition proposal” means any third party proposal or offer relating to (i) an acquisition, purchase or exclusive license of 15% or more of the consolidated assets of the Company and its subsidiaries or 15% or more of any class of equity or voting securities or any of its subsidiaries whose assets constitute 15% or more of the consolidated assets of the company, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its subsidiaries whose assets constitute 15% or more of the consolidated assets of the Company or (iii) a merger, reorganization, consolidation, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries whose assets constitute 15% or more of the consolidated assets of the Company. An acquisition proposal does not include any inquiry, proposal or offer from a third party solely in connection with an Outlet Sale.

Sale of the Outlet Segment

Under the terms of the Merger Agreement, the Company may, from the date of the Merger Agreement until the Outlet Sale End Date:

•

solicit offers from third parties solely in connection with an Outlet Sale that complies with the requirements set forth in the Merger Agreement, and facilitate any attempt by any third party to consummate such sale including by way of (i) not enforcing existing standstill provisions, (ii) providing access to non-public information relating to the Outlet Segment to such third party, so long as such third party has executed a confidentiality agreement with the Company on terms no less favorable than those provided in the confidentiality agreement between the Company and Transform and provided that the Company substantially concurrently makes available to Transform and Merger Subsidiary any non-public information concerning the Outlet Segment that is generally made available to such third parties;

•	initiate, engage in or otherwise participate in discussions or negotiations with any third party solely regarding an Outlet Sale;

•	cooperate, assist with or facilitate any such inquires, proposals, discussion or negotiations with any such third party solely in connection with an Outlet Sale;

•	enter into a confidentiality agreement and an Outlet Purchase Agreement with such third party in accordance with the requirements of the Merger Agreement; and

•	consummate an Outlet Sale in accordance with the terms of the Merger Agreement.

The Company further agreed that:

•	it would not execute any agreement that legally obligates the Company to effect an Outlet Sale other than an Outlet Purchase Agreement;

•

it would provide Transform and its representatives with periodic updates on the status of the Outlet Sale process, provided the Company would not be required to disclose to Transform or its representatives the economic terms of any Outlet Sale or the identity of a prospective purchaser, other than as required by the Merger Agreement;

•

it would provide certain competitively sensitive information to no more than three final bidders for the Outlet Segment and, in the case of any final bidder that is a strategic bidder, only pursuant to a customary “clean team” agreement that limits access to representatives of such bidder that are not involved in the pricing, procurement or strategy related matters for the bidder or any competitor of the Company;

•

it would (i) provide Transform with the auction draft of the Outlet Purchase Agreement at least 24 hours before it is first sent to a prospective purchaser, (ii) provide Transform with periodic updates with regard to any material changes in the Outlet Purchase Agreement proposed by the final bidders that the Company is reasonably likely to agree to, (iii) provide Transform with a copy of a substantially final draft of the outlet purchase agreement to be entered into at least 24 hours prior to its execution and (iv) consider in good faith any reasonable comments of Transform and its counsel on any draft of the Outlet Purchase Agreement provided to Transform; and

•	any Outlet Purchase Agreement the Company enters into must be in accordance with certain requirements detailed in the Merger Agreement (as described below).

Under the terms of the Merger Agreement, any Outlet Purchase Agreement the Company enters into must include certain terms, including that:

•	the Net Proceeds of the Outlet Sale must be at least $97,500,000;

•	the buyer of the Outlet Segment must assume all obligations and liabilities primarily arising out of or relating to the Outlet Segment without further recourse to the Company;

•

consideration for the Outlet Sale must be payable to the Company in full at the closing of the Outlet Sale exclusively in cash in U.S. dollars, and the maximum liability of the Company with respect to any post-closing working capital adjustment may not exceed $2,500,000;

•

the buyer of the Outlet Segment must agree to offer comparable employment to the Company employees dedicated to the Outlet Segment such that the Company will have no severance obligations to such employees;

•

certain equity, bonus and incentive payments to certain executives and employees and 50% of the aggregate premiums paid by the Company for any “tail” policy for directors’ and officers’ liability insurance and fiduciary liability insurance as required by the Merger Agreement must either be borne by the buyer of the Outlet Segment or deducted from the Net Proceeds of the Outlet Sale;

•

the Company and the buyer of the Outlet Segment may enter into a transition services agreement for the Company to provide customary transition services to the buyer for no more than 180 days following the closing of the Outlet Sale;

•

other than with respect to the post-closing working capital adjustment described above, mutual indemnification by the buyer of the Outlet Segment for assumed liabilities and by the Company for excluded liabilities, and customary “wrong pockets” obligations, the Company must have no obligations under the Outlet Purchase Agreement that survive the closing of the Outlet Sale;

•	no condition to the Company’s obligation to close the Outlet Sale may be waived without the consent of Transform; and

•	the Outlet Purchase Agreement must be terminable by the Company without any further liability or obligation to the Company from and after the Outlet Closing Deadline.

Transform agreed to inform the Company promptly after Transform makes any determination that any draft of the Outlet Purchase Agreement provided by the Company to Transform does not comply with the requirements detailed in the Merger Agreement.

Immediately following the public announcement of the execution of the Merger Agreement, the Special Committee’s financial advisor began marketing the Outlet Segment to more than 130 prospective buyers,

including both strategic and financial buyers. The Company, with the assistance of the Special Committee’s financial and legal advisors, entered into confidentiality agreements with and provided certain non-public information relating to the Outlet Segment to 17 prospective buyers. Of those prospective buyers, only an affiliate of Liberty and the Outlet Purchaser submitted an offer to acquire the Outlet Segment.

On August 27, 2019, the Company, the Outlet Purchaser and, solely for purposes of a performance and payment guarantee on behalf of the Outlet Purchaser, Liberty, entered into the Liberty Purchase Agreement to effect the Liberty Sale. Pursuant to the Liberty Purchase Agreement, the Outlet Purchaser has agreed to acquire the Outlet Segment for the Liberty Purchase Price, consisting of an amount equal to $121,000,000 in cash, subject to a customary working capital adjustment, plus an additional amount of up to the Cap to compensate the Company for the Liberty Sale Costs and the Merger Costs.

Concurrently with the execution of the Liberty Purchase Agreement, the Company, Transform and Merger Subsidiary agreed in the Liberty Sale Letter Agreement that the Liberty Purchase Agreement, and any Outlet Sale consummated in accordance with and on the terms set forth in the Liberty Purchase Agreement, shall be deemed for all purposes under the Merger Agreement to satisfy and comply with the requirements in the Merger Agreement that any Outlet Purchase Agreement and any Outlet Sale comply with the terms set forth in Annex III of the Merger Agreement and otherwise be on commercially reasonable terms.

The Liberty Purchase Agreement contains customary representations, warranties and covenants, including the agreement of the Company to conduct the business of the Outlet Segment in the ordinary course between the execution of the Liberty Purchase Agreement and the closing of the Liberty Sale. The Liberty Purchase Agreement provides that, except in the case of fraud or under certain ancillary agreements entered into in connection with the Liberty Sale, the Company will have no liability after the closing of the Liberty Sale with respect to any of its representations or warranties, or covenants to be performed prior to such closing. The employees of the Company that are primarily dedicated to the Outlet Segment are expected to transfer with the Outlet Segment in connection with the Liberty Sale, as are Will Powell, Chief Executive Officer of the Company, E.J. Bird, Chief Financial Officer of the Company, and Michael A. Gray, Chief Operating Officer of the Company.

The Outlet Purchaser has delivered to the Company an executed debt commitment letter that provides the Outlet Purchaser with debt financing for the Liberty Sale in an amount equal to $105,000,000. In addition, Liberty has received a commitment from an affiliate of Vintage Capital Management, LLC, to provide Liberty with up to $40,000,000 of equity financing for the Liberty Sale. The receipt of such debt or other financing is not a condition to the obligation of the Outlet Purchaser to close the Liberty Sale. Liberty has guaranteed the Outlet Purchaser’s performance of its obligations under the Liberty Purchase Agreement, including its payment obligations, which guarantee will terminate at the closing of the Liberty Sale. In addition, the Outlet Purchaser and Transform have entered into an agreement pursuant to which, among other things, Transform has agreed, subject to the occurrence of the closing of the Liberty Sale, to the assignment to the Outlet Purchaser of certain agreements between Transform and the Company to the extent they relate to the Outlet Segment and to certain modifications to the terms of such agreements.

The Liberty Purchase Agreement contains specified termination rights, including the right of each party to terminate the Liberty Purchase Agreement if the Liberty Sale has not been consummated by the Outlet Closing Deadline of October 23, 2019 (extendable by up to 7 business days in connection with Transform’s exercise of the Merger Closing Extension Right and/or by the Company in certain circumstances by up to 15 additional days upon written notice to Transform certifying that (i) the Company and the Outlet Purchaser are working diligently and in good faith to consummate the Liberty Sale and (ii) the Company and the Outlet Purchaser have a reasonable expectation of doing so within such 15 day period).

Pursuant to the Liberty Purchase Agreement, at the closing of the Liberty Sale, the Company and the Outlet Purchaser will enter into a customary transition services agreement pursuant to which the Company and its affiliates will provide to the Outlet Purchaser and its affiliates, and the Outlet Purchaser and its affiliates will provide to the Company and its affiliates, certain transition, migration and separation services mutually agreed upon by the Company and the Outlet Purchaser, or as requested to be received by the Company or the Outlet Purchaser and that were previously provided by the Company or its affiliates to the Outlet Segment or by the Outlet Segment to the Company or its affiliates (other than to subsidiaries of the Company acquired by the Outlet Purchaser in connection with the Liberty Sale), as applicable, in the 6 months prior to the closing of the Liberty Sale. Such services will generally be provided for a period of 6 months following the closing of the Liberty Sale, which term may be extended for 3 months by the service recipient, subject to certain conditions. The service recipient will pay the service provider the agreed upon fees and costs set forth in the Liberty Purchase Agreement.

In the event that the Liberty Sale does not close prior to the Outlet Closing Deadline, pursuant to the terms of the Merger Agreement, the Company must terminate the Liberty Purchase Agreement without any further liability or obligation to the Company, other than any liability for any breach by the Company of the Liberty Purchase Agreement prior to its termination.

In the event that the Liberty Sale is consummated prior to the closing of the Merger, the Company must cause the Net Proceeds of the Liberty Sale to be applied or reserved to pay down any debt outstanding under the Company’s credit agreements.

Proposals Regarding the Hometown Segment

Transform has the right to propose actions or changes regarding the operations of the Hometown Segment, including actions and or changes reasonably designed to implement cost savings initiatives in anticipation of the common ownership of the Company and Transform’s existing operation, and the Company must approve and implement such changes as long as such changes would not (i) materially negatively impact the Company’s liquidity, (ii) otherwise have a significant adverse impact on the Company or (iii) violate applicable law. Transform may not propose any actions or changes relating to prices to customers of the Hometown Segment. Transform has the right to discuss with the Company’s management on a regular basis, at Transform’s sole discretion, the operations of the Hometown Segment and the Company as a whole insofar as the Hometown Segment is materially impacted. The Company must designate two senior members of its management team to be available to respond to inquiries from Transform and provide information or other assistance to Transform in connection with the foregoing rights of Transform.

Financing Cooperation

Prior to the closing of the Merger, the Company will furnish financial and other information customary in bank or other term loan or revolving financings and reasonably required in connection with any debt financing regarding the Company and its subsidiaries, as further detailed in the Merger Agreement, as promptly as reasonably practicable following such request by Transform. The Company will also, and will cause its subsidiaries and their respective representatives and senior employees to, use their commercially reasonable efforts, at Transform’s sole expense, to provide such assistance in connection with the arrangement of the debt financing as is necessary or customary and as may be reasonably requested by Transform. Such assistance will include but not be limited to using commercially reasonable efforts to:

•

upon reasonable advance notice, have senior management assist in preparation for and participate in a reasonable number of lender marketing meetings and calls and a reasonable number of other due diligence sessions with prospective lenders and rating agencies, in each case in connection with obtaining the debt financing;

•

assist with the preparation of, and provide all such customary information on the Company for, customary rating agency presentations, confidential information memoranda and bank syndication materials and similar documents customarily required in connection with debt financing including the marketing and syndication thereof;

•	deliver customary information regarding the Company and its subsidiaries necessary for schedules and certificates to be delivered in connection with the debt financing;

•	cooperate with Transform in connection with delivery of any payoff letters as required by the Merger Agreement;

•

take such actions as are reasonably requested by Transform and reasonably within the Company’s control to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the debt financing;

•

assist Transform in obtaining a corporate family rating from Moody’s Investor Services, a public corporate credit rating of the Company from Standard & Poor’s Ratings Group and facilities ratings for any of the debt facilities in connection with the debt financing;

•

reasonably cooperate with the marketing efforts of Transform and any source of the debt financing, including using commercially reasonable efforts to ensure that the syndication efforts benefit from the existing banking relationships of the Company and its subsidiaries;

•

assist in making arrangements for (i) the pledge, grant, recordation and perfection of liens in share certificates, securities and other collateral and (ii) the provision of guarantees supporting the debt financing that are required for closing and disbursement of the debt financing, including assisting with the preparation of perfection certificates and other customary documents;

•	cause senior management to assist in the preparation of a business plan as requested or required by Transform or prospective lenders in connection with obtaining the debt financing; and

•

subject to the occurrence of the closing and the provision of the necessary funds by Transform, take all corporate actions (i) reasonably requested by Transform necessary for each of the Company’s credit agreements to be satisfied and discharged and/or to fund the debt financing, (ii) as may be reasonably requested by Transform to effect the termination on the closing date of all guarantees and liens in connection therewith and the delivery of any required payoff letters and (iii) as may be reasonably requested by Transform to effect the execution and/or delivery of lien releases, termination documentation and other instruments of discharge with respect to the foregoing;

provided that, in each case of the actions in the bulleted list above, (i) none of the Company, its subsidiaries or any of their respective officers, directors, managers, employees, accountants, consultants, legal counsel, agents or other representatives will be required to pay any commitment or other fee or incur any liability with respect to any matters relating to the debt financing or enter into any agreement in connection with the debt financing prior to closing of the Merger, (ii) the Company and its subsidiaries and their respective officers and employees will not be required to take any action that would materially and unreasonably interfere with the operation of the business of the Company and its subsidiaries, (iii) no such cooperation will be required to the extent that it would cause any condition to the Merger Agreement or any other breach of the Merger Agreement to occur, reasonably cause any director, officer or employee of the Company or its subsidiaries to incur personal liability or cause any breach of any applicable law or material contract to which the Company or its subsidiaries are a party; (iv) the Company and its subsidiaries will not be required to enter into, execute or approve any agreement or other documentation or agree to any change or modification of any existing agreement or documentation, in each case, that would be effective at the closing of the Merger.

Transform will (i) promptly upon request by the Company, reimburse the Company and its subsidiaries for all reasonable, documented and invoiced out-of-pocket costs and expenses incurred by them in connection with the cooperation of the Company and its subsidiaries in connection with this financing cooperation and (ii) indemnify the Company, its subsidiaries and their respective representatives from and against any and all damages or expenses suffered or incurred by any of them in connection with the arrangement of the debt financing and any written information used in connection therewith.

Director and Officer Liability

For six years from and after the effective time of the Merger, Transform must cause the surviving corporation to indemnify the present and former officers, managers and directors of the Company and any of its subsidiaries against all costs and expenses incurred in connection with any actual or threatened proceeding arising out of the fact that such person was an officer, manager or director of the Company or any of its subsidiaries or serving at the request of the Company in such capacity whether asserted or claimed prior to, at or after the effective time of the Merger. In the event of such a proceeding, the indemnified person will be entitled to advancement of expenses incurred in the defense of such proceeding from the surviving corporation, provided the indemnified person undertakes to repay such advances if it is ultimately determined that they were not entitled to such indemnification. Neither Transform nor the surviving corporation will settle any such proceeding in which indemnification could be sought unless such settlement includes an unconditional release of the indemnified person from all liability arising out of such proceeding or the indemnified person consents to such settlement in writing. The surviving corporation will cooperate in the defense of any such proceeding to the fullest extent provided by law and the Company’s organizational documents. If any such proceeding is commenced prior to the sixth anniversary of the effective time of the Merger, the provisions of this section will continue until the final disposition of such proceeding.

For six years following the effective time of the Merger, Transform will cause the provisions in the surviving corporation’s certificate of incorporation and bylaws regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses to be maintained that are no less advantageous to the intended beneficiaries than the corresponding provisions of the Company’s certificate of incorporation and bylaws in effect as of the date of the Merger Agreement.

Prior to the effective time of the Merger, the Company will be permitted to obtain and pay for a six-year prepaid “tail” insurance policy on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the effective time of the Merger, covering, without limitation, the transactions contemplated by the Merger Agreement. However, the Company may not expend a premium amount in excess of 300% of the last annual premium paid by the Company for such current policies for the premium of such tail coverage. If the aggregate premiums for such tail policy exceed such amount, the Company is only permitted to obtain tail coverage with the greatest coverage available for a cost not exceeding such amount. If the prepaid policy is obtained before the effective time of the Merger, Transform will cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the surviving corporation.

If Transform, the surviving corporation or any of their successors or assigns consolidates with or merges into any other person and is not the surviving corporation of such merger, or transfers or conveys all or substantially all of their assets, then, in each case, the successors and assigns of Transform or the surviving corporation will assume the obligations relating to director and officer liability set forth in the Merger Agreement.

Employee Matters

For one year following the effective time of the Merger, Transform will provide each employee of Transform, the surviving corporation or any of their respective subsidiaries who were also an employee of the Company or any of its subsidiaries immediately before the effective time of the Merger (such employee referred to as a “continuing employee”), with compensation and benefits that are no less favorable in the aggregate to either the compensation and benefits in effect immediately prior to the effective time of the Merger or the compensation and benefits provided to similarly situated employees of Transform’s other subsidiaries. Also, Transform will provide each continuing employee who participated in the annual incentive plan of the Company with a cash bonus incentive opportunity for fiscal year 2019 that, together with any payment pursuant to such annual incentive plan such continuing employee is entitled to under the terms of the Merger Agreement, if any, will be no less favorable than such continuing employee’s original full year cash bonus opportunity under the annual incentive plan.

Following the effective time of the Merger, Transform will give each continuing employee full credit for prior service with the Company and its subsidiaries for purposes of waiting periods to participate and vesting under any employee benefit plans (other than defined benefit pension plans and equity or other long-term incentive plans) and determination of benefit levels relating solely to vacation, sick, personal time off or severance plans and policies. In addition, Transform will use commercially reasonable efforts to waive any limitations on benefits relating to pre-existing conditions to the same extent waived under any comparable plan of the Company or its subsidiaries applicable to such continuing employee and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by continuing employees in the calendar year in which the effective time of the Merger occurs.

From and after the effective time of the Merger, Transform will cause the surviving corporation and its subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, retention, severance and termination protection plan or agreement of or between the Company or its subsidiaries and any current or former officer, director or employee of that company, (ii) its obligations to pay annual bonuses with respect to the fiscal year in which the effective time of the Merger occurs and (iii) all vested and accrued benefits under any employee plan.

If requested by Transform, the Company will terminate any employee plan intended to qualify as a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code of 1986.

Equity Financing

Transform will take all actions necessary to obtain the equity financing from ESL including (i) maintaining the equity commitment letter, (ii) using reasonable best efforts to ensure the accuracy of all representations and warranties of Transform in the equity commitment letter, (iii) complying with its obligations thereunder, (iv) satisfying all conditions applicable to Transform in the equity commitment letter, (v) using its reasonable best efforts to enforce its rights under the equity commitment letter and (vi) consummating the equity financing at or prior to the closing.

Debt Financing

If Transform elects to pursue the debt financing, Transform will provide the Company with fully executed copies of any related engagement, commitment or fee letter promptly following their execution and in any event no later than 45 days following any of (i) the date that any definitive agreement for the sale of the Outlet Segment is executed, (ii) the date that Transform is notified of the termination of any such definitive agreement and (iii) the expiration of the sale period for the sale of the Outlet Segment with no definitive agreement being entered into. Transform will not agree to, permit or enter into any amendment or waiver to the terms of the letters relating to the debt financing without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) if any such amendment or waiver would reasonably be expected to impose any new conditions precedent or expand any existing condition to the funding of the debt financing contained in such letters or otherwise materially modify any of the financing information required to be delivered by the Company. Transform will promptly deliver to the Company any amendments or waivers that require the Company’s consent.

Reasonable Best Efforts

The Company and Transform must use (and cause their respective subsidiaries to use) their reasonable best efforts to take all actions reasonably necessary under applicable law to consummate the transactions contemplated by the Merger Agreement including filing as promptly as reasonably practicable all necessary filings with any governmental authority or third party and obtaining all approvals and consents required to be obtained from any governmental authority or third party.

In connection with any of the transactions contemplated by the Merger Agreement, the Company and Transform will use their reasonable best efforts to (i) cooperate in all reasonable respects with each other in connection with any filing, investigation or other inquiry, (ii) promptly inform the other party of any filing or communication received from any governmental authority or received in connection with any proceeding by a private party, and allow the other party to review such filing or communication and consider in good faith the comments of the other party in connection with such filing or communication and (iii) consult with each other in advance of any meeting with any such governmental authority or in connection with any proceeding by a private party and give the other party the opportunity to attend and participate in such meetings to the extent reasonably practicable.

If the parties make a good faith determination that a filing pursuant to the HSR Act is required, each party has agreed to prepare and file, as promptly as practicable after such determination, a notification and report form pursuant to the HSR Act. Each party agrees to, as promptly as reasonably practicable, provide to each federal or state governmental authority with jurisdiction over enforcement of an applicable antitrust law, non-privileged information and documents requested by such governmental authority that are necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement.

Information Statement Filing; Schedule 13E-3

As promptly as reasonably practicable following the date of the Merger Agreement, the Company will prepare and file with the SEC this information statement and the Company and Transform will jointly prepare and file with the SEC the Schedule 13E-3. The Company will use reasonable best efforts (and after consultation with Transform) to respond to any comments or requests for additional information made by the SEC with respect to this information statement and the Company and Transform will use reasonable best efforts to jointly respond to any comments or requests for additional information made by the SEC with respect to the Schedule 13E-3.

Transform and Merger Subsidiary agree to cooperate with the Company in the preparation of this information statement including furnishing to the Company the required information relating to it and its affiliates to be included in this information statement or other such information that is customarily required to be included in information statements prepared in connection with transactions of the type contemplated in the Merger Agreement or any information reasonably requested by the Company. Prior to the filing with the SEC or the mailing to the stockholders of the Company of this information statement, the Company will provide Transform with a reasonable opportunity to review and comment on this information statement and the Company will reasonably consider such comments proposed by Transform. The Company will promptly notify Transform upon the receipt of any comments or requests by the SEC related to this information statement and provide Transform with copies of all such correspondence.

Transform and the Company will cooperate in the preparation and filing of the Schedule 13E-3, including furnishing to the other party the required information regarding itself and its affiliates, information that is customarily included in transaction statements on Schedule 13E-3 prepared in connection with transactions of the type contemplated by the Merger Agreement or that is reasonably requested by the other party. Transform and the Company will promptly notify the other party upon the receipt of any comments or requests from the SEC and its staff related to the Schedule 13E-3 and provide the other party with copies of all such correspondence.

Stock Exchange De-listing

The Company will cooperate with Transform and use its reasonable best efforts to cause the Company securities to be de-listed from NASDAQ and de-registered under the Exchange Act as promptly as practicable after the effective time of the Merger.

Transaction Litigation

In the event that any litigation related to the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement is brought, or threatened against the Company or any of its directors or executive officers following the date of the Merger Agreement, the Company must promptly notify Transform orally and in writing and will keep Transform reasonably informed of its status. The Company will give Transform the opportunity to participate in the defense or settlement of any such proceeding and will give due consideration to Transform’s views with respect thereto. The Company agrees will not agree to any settlement of any proceeding without Transform’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Takeover Laws

The Company will (i) take all actions necessary so that no “control share acquisition”, “fair price”, “moratorium” or other antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by the Merger Agreement and (ii) if any such antitakeover or similar statute or regulation becomes applicable to such transactions, take all actions necessary so that such transactions may be consummated as promptly as practicable and to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions.

Conditions to the Merger

The obligation of the Company, Transform and Merger Subsidiary to effect the Merger are subject to the satisfaction or, if permissible by applicable law and the Merger Agreement, waiver of the following conditions as of the closing of the Merger:

•

the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matters, which condition was satisfied upon the Principal Stockholders’ delivery of the Written Consent;

•

the absence of any law or injunction by any governmental authority which renders illegal or otherwise restrains or prohibits the Merger, and the absence of any proceeding by any governmental authority that seeks to render illegal or otherwise restrain or prohibit the Merger;

•

either (i) an Outlet Sale has been consummated and the procedure set forth in the Merger Agreement for determining the Merger Consideration in such a circumstance has been satisfied, (ii) the period designated for an Outlet Sale has expired and no definitive agreement with respect thereto has been entered into, or (iii) the period designated for the closing of an Outlet Sale has expired and any definitive agreement entered into with respect thereto has been terminated and neither the Company nor any of its subsidiaries is subject to any material liability for any breaches thereof by the Company;

•

if a notification and report form pursuant to the HSR Act is required to be filed in connection with the transactions contemplated by the Merger Agreement, the applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act will have expired or been terminated;

•	this information statement has been mailed to the Company’s stockholders at least 20 days prior to the closing date and the Merger is permitted under Regulation 14C of the Exchange Act; and

•	all obligations, letters of credit and commitments under the Company’s credit agreements have been paid in full or terminated, except, in each case, as waived by the applicable counterparties.

The obligation of Transform and Merger Subsidiary to consummate the Merger are subject to the satisfaction or, if permissible by applicable law and the Merger Agreement, waiver of the following additional conditions as of the closing of the Merger:

•

the representations and warranties of the Company in the Merger Agreement being true and correct subject to a material adverse effect standard, with exceptions for certain representations and warranties (including in relation to the Company’s capitalization, existence, good standing and authority to act), which are instead subject to a de minimis or materiality standard or which in certain cases must be true and correct as written, with certain of the Company’s representations and warranties being disregarded for purposes of this condition (i) to the extent related to the Outlet Segment, if an Outlet Sale has been consummated, and (ii) where any failure of a representation or warranty of the Company to be true and correct as of the closing results from any action or change regarding the operations of the Hometown Segment proposed by Transform as permitted by the Merger Agreement;

•

the absence of any event of default under the Company’s credit agreements other than any event of default arising solely from actions taken by Transform in violation of the Merger Agreement or the ESL Letter Agreement;

•

the Company having performed in all material respects each of the obligations under the Merger Agreement at or prior to the closing date, provided that the Company’s obligation to provide finance cooperation to Transform will not constitute a failure of this condition except where the Company has acted with bad faith or gross negligence or has willfully breached such obligations and, if capable of being cured, is not cured by the Company within five business days of delivery of written notice of such breach or failure to perform from Transform;

•

since the date of the Merger Agreement, a Company material adverse effect has not occurred, provided that no Company material adverse effect will be deemed to have occurred as a result of any action or change by the Company regarding the operations of the Hometown Segment proposed by Transform in accordance with the Merger Agreement; and

•	Transform having received a certificate from the Company certifying that the above closing conditions of the Company have been satisfied.

The obligation of the Company to consummate the Merger are subject to the satisfaction or, if permissible by applicable law and the Merger Agreement, waiver of the following additional conditions as of the closing of the Merger:

•

the representations and warranties of Transform and Merger Subsidiary being true and correct on the date of the Merger Agreement and on the closing date, except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality” or words of similar import) would not, individually or in the aggregate, prevent, materially delay or materially impair Transform’s or Merger Subsidiary’s ability to consummate the transactions contemplated by the Merger Agreement;

•

each of Transform and Merger Subsidiary having performed in all material respects each of its obligations, and complied in all material respects with each of its agreements and covenants under the Merger Agreement at or prior to the closing date; and

•	the Company having received a certificate from Transform certifying that the foregoing conditions have been satisfied.

Termination; Effect of Termination

The Merger Agreement may be terminated and the transactions may be abandoned at any time prior to the effective time of the Merger:

•	by mutual written agreement of Transform and the Company (provided that any such termination has been approved by the Special Committee);

•	by either Transform or the Company (provided that any such termination by the Company has been approved by the Special Committee), if:

•

the Merger has not occurred on or before 5:00 p.m. (New York City time) on the End Date (as defined in the Merger Agreement), except this termination right is not available to any party whose breach of any provision of the Merger Agreement results in the failure of the Merger to be consummated by such time;

•

any applicable law or order by a governmental authority (which has become final and nonappealable) makes consummation of the Merger illegal or otherwise prohibits the consummation of the Merger, except this termination right is not available to a party whose breach of the Merger Agreement results in the existence of any such law or order;

•	by the Company if:

•

the Principal Stockholders did not deliver the Written Consent to the Company within four hours after the execution and delivery of the Merger Agreement, which termination right expired upon the delivery of the Written Consent immediately following the execution of the Merger Agreement;

•

there is a breach or failure by Transform or Merger Subsidiary of any of their respective representations, warranties, covenants or agreements under the Merger Agreement that would cause the related condition to fail and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, Transform does not cure such breach or failure within 30 days after receipt of written notice from the Company of such breach or failure (or, if sooner, the End Date), except this termination right is not available if the Company is in material breach of any of its representations, warranties, covenants or agreements in the Merger Agreement;

•	by Transform if:

•

there is a breach or failure by the Company of any of its representations, warranties, covenants or agreements in the Merger Agreement that would cause the related condition to fail and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, the Company does not cure such breach or failure within 30 days after receipt of written notice from Transform of such breach or failure (or, if sooner, the End Date), except this termination right is not available if Transform is in material breach of any of its representations, warranties, covenants or agreements in the Merger Agreement or if failure of the Company’s condition related to the absence of any event of default under a credit agreement is solely a result of actions taken by Transform in violation of the Merger Agreement or ESL in violation of the ESL Letter Agreement.

If the Merger Agreement is validly terminated pursuant to the termination rights described above in this section, with Merger Agreement will become void and of no effect without liability of any party (or any stockholder or representative of such party) to the other party except for liability for damages resulting from such party’s fraud or willful and material breach of the Merger Agreement prior to its termination and except for the provision regarding public announcements, provisions relating to the effect of termination and certain other specified general provisions of the Merger Agreement, each of which will survive the termination of the Merger Agreement.

Specific Performance

The Company and Transform have agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions thereof in the Delaware Court of Chancery or any federal court located in the State of Delaware or any other Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

Amendment; Extension; Waivers

Any provision of the Merger Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

However:

•	any such amendment or waiver by the Company will be at the direction of and approved by the Special Committee;

•	there will be no amendment or waiver that would require the approval of the stockholders of the Company without first obtaining such approval; and

•

the closing condition requiring all obligations, letters of credit and commitments under the Company’s credit agreements have been paid in full or terminated may not be modified, waived or otherwise amended without the prior written consent of the agents under each of the Company’s credit agreements.

The failure or delay of any party to assert any of its rights under the Merger Agreement will not constitute a waiver of those rights.

Expenses

Except as otherwise provided in the Merger Agreement, each of the parties has agreed to bear its own expenses in connection with the Merger Agreement.

Governing Law; Jurisdiction

All claims and causes of action arising out of or relating to the Merger Agreement will be governed by and construed in accordance with Delaware law.

Any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Merger Agreement or the transactions contemplated thereby, other than any matters with respect to the determination of the final amount of the Merger Consideration or matters with respect to debt financing sources, must be brought in the Delaware Court of Chancery or, if such court does not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court and the parties consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) and waive any objection to the laying of the venue of such proceeding in any such court.

The parties agree that, with respect to any claim or proceeding involving any debt financing incurred by Transform or the Company in connection with the transactions contemplated by the Merger Agreement or any source thereof, such claims will be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan and any appellate court therefore and they will not bring or permit any of their respective affiliates to bring any such claim or proceeding in any other courts.

The parties have also agreed to waive all rights to a jury trial arising out of the Merger Agreement.

IMPORTANT ADDITIONAL INFORMATION REGARDING THE COMPANY

About the Company and its Business

The Company is a national retailer primarily focused on selling home appliances, lawn and garden equipment, tools and hardware. In addition to merchandise, we provide our customers with access to a full suite of related services, including home delivery, installation and extended-service plans. As of July 6, 2019, the Company and its independent dealers and franchisees operated a total of 601 stores across 49 states, Puerto Rico and Bermuda.

The Company’s principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192, and its telephone number is (847) 286-7000. The Company’s website is www.shos.com.

The Company Common Stock is listed with, and trades on, NASDAQ under the symbol “SHOS”.

Additional information about the Company and its business is contained in our public filings which are incorporated by reference herein. See the section entitled “Where You Can Find Additional Information” beginning on page 125 of this information statement.

Directors and Executive Officers

Set forth below are the names, material occupations, positions, offices and employment during the last five years of the directors and executive officers of the Company.

Neither the Company nor any of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and neither the Company nor any of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All the directors and executive officers of the Company can be reached c/o Sears Hometown and Outlet Stores, Inc., 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and the telephone number for each person listed below is (847) 286-7000.

E.J. Bird has served as the Company’s Senior Vice President and Chief Financial Officer since August 2017 and has been a director of the Company since its 2012 separation (the “Separation”) from Sears Holdings Corporation, a retailer holding company that has filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code (“Sears Holdings”). He served as the Company’s Chairman of the Board of Directors from July 2015 to June 2017 and served as the Company’s Interim Chief Financial Officer from June 1, 2017 to August 15, 2017. From March 2013 until his resignation in June 2016 he served as Executive Vice President and Chief Financial Officer of Sears Canada Inc., during that period a Canadian retailer. Mr. Bird served as a member of the board of directors of Sears Canada Inc. from May 2006 until September 2013. Commencing at the time of the Separation, Sears Canada Inc. may have been an affiliate of the Company during the period that Mr. Bird served on the board of directors of, and thereafter was employed by, Sears Canada Inc. In June 2017 Sears Canada Inc. obtained protection under the Companies’ Creditors Arrangement Act (the “CCAA”), which stayed all proceedings (later lifted in part) against Sears Canada Inc. and its former directors and officers, among others. The CCAA is a statute of the Parliament of Canada that allows insolvent corporations owing their creditors in excess of $5,000,000 to seek to restructure their businesses and financial affairs. In January 2019 a receivership order of the Ontario Superior Court of Justice became effective with respect to receivership property of Sears Canada Inc., which has liquidated its assets and ceased operations. Prior to his Sears Canada Inc. employment Mr. Bird was a private investor. He served as an analyst for Levine Investments, an investment partnership with public and private investments, from July 2002 to February 2010 and as Chief Financial Officer of ESL Investments, Inc., an investment manager, from September 1991 to June 2002. Mr. Bird is a United States citizen.

Alberto Franco has been a director of the Company since April 15, 2019. He is the founder and principal of Franco Partners, Inc., a private investment firm that has focused primarily on aircraft leasing and real estate investments since 2000. He has also served as a Senior Advisor to Cyrus Capital Partners L.P. since April 2016. Prior to 2000, Mr. Franco was engaged for fifteen years in the proprietary trading operations of several investment banks. Mr. Franco is a United States citizen.

James F. Gooch has been a director of the Company since March 2013. Since January 2016 he has served as Chief Operating Officer and Chief Financial Officer of Lands’ End, Inc., a retailer, and from September 2016 to March 2017 he served as Interim Co-Chief Executive Officer of Lands’ End, Inc. Lands’ End, Inc. may be an affiliate of the Company. He served as Co-Chief Executive Officer and Chief Administrative Officer of DeMoulas Supermarkets, Inc., a retailer, from March 2014 until December 2014. From December 2014 to January 2016 he served as a retail consultant. He served as President and Chief Executive Officer and a director of RadioShack Corporation, an electronics retailer, from May 2011 to October 2012, as President and Chief Financial Officer of RadioShack Corporation from January 2011 to May 2011, and as Chief Financial Officer of RadioShack Corporation from August 2006 to January 2011. Earlier in his career he was employed by Helene Curtis (a personal-care and beauty-products company), The Quaker Oats Company (a food-products company), Kmart Corporation (a retailer), and Sears Holdings. Mr. Gooch is a United States citizen.

Josephine Linden has been a director of the Company since the Separation. She founded and has been the managing member and principal of Linden Global Strategies LLC, a New York-based, SEC-registered investment management firm, since September 2011. From September 2010 to July 2011, she taught as an Adjunct Professor in the Finance department of Columbia Business School. In November 2008, Mrs. Linden retired from Goldman, Sachs & Co., as a Partner and Managing Director after having been with the firm for more than 25 years, where she held a variety of roles. She has served as a director of Lands’ End, Inc. since March 2014 and as its Chairman of the Board since October 2014. She served as a director of Bally Technologies, Inc., a diversified, worldwide gaming company, from April 2011 to November 2014. She is currently a trustee, and serves on the Executive Committee, of The Collegiate School in New York, New York and acts as financial advisor to The Prince of Wales Foundation, a not-for-profit organization. Ms. Linden is a United States citizen.

Kevin Longino has been a director of the Company since October 2016. He was appointed the Chief Executive Officer of the National Kidney Foundation in September 2015 after having served as Interim CEO beginning in March 2015. Prior to that Mr. Longino was an entrepreneur and a private investor in several start-up tech companies. From 1987 to 2000, he was an executive with Compaq Computer Corporation. Mr. Longino is a United States citizen.

Will Powell has served as the Company’s Chief Executive Officer and President and a director since July 2015. From the time of the Separation until July 2015 he served as the Company’s Senior Vice President and Chief Operating Officer. Prior to his employment with the Company he served as Sears Holdings’ Senior Vice President and President, Hometown Stores (at that time a division of Sears Holdings), positions he held from November 2008 to October 2012. From November 2007 until November 2008 Mr. Powell served as Sears Holdings’ Vice President and General Manager, Outlet Stores (at that time a division of Sears Holdings), and from January 2006 to November 2007 he served as Sears Holdings’ Divisional Vice President, Stores/Sales-Dealer Stores. He joined Sears Holdings in August 2003. Mr. Powell is a United States citizen.

John E. Tober has been a director of the Company since April 15, 2019. Since September 2015 he has served as the Chief Executive Officer and Chairman of the Board, and is the co-founder, of CertaTech, LLC d/b/a CertaTech Solutions. He currently also serves as a director at CCS Medical Holdings, Inc., where he serves as its Audit Committee Chairman. Prior to founding CertaTech Solutions, he was a partner at the New York law firm of Boies, Schiller & Flexner LLP from 2002 to 2013. Prior to joining the Boies firm, from 1999 to 2002 he was the managing partner of the Miami law firm of Zack Kosnitzky, P.A, which was acquired by the Boies firm. From 1988 to 1999 Mr. Tober headed his own law firm, John E. Tober, P.A. which specialized in defending SEC enforcement actions and private business transactions. He has taught Corporate Finance as an adjunct professor at the St. Thomas School of Law. He has been actively involved in Big Brothers Big Sisters of Miami and served as its Chairman of the Board from 2001 to 2002. Mr. Tober is a United States citizen.

Michael A. Gray has been Senior Vice President and Chief Operating Officer of the Company since December 2017. Prior to that he served as Senior Vice President, Store Operations and in other capacities beginning prior to the Separation. Prior to his employment with the Company he served as Sears Holdings’ Vice President and General Manager, Sears Hometown Stores, a position he held from March 2009 to shortly before the Separation. He joined Sears Holdings in October 2003 and served in various leadership roles. Prior to joining Sears Holdings, Mr. Gray served in a variety of leadership positions with other national retail chains including OfficeMax, PetSmart, and Things Remembered. Mr. Gray is a United States citizen.

Market Prices and Dividend Data

The Company Common Stock is listed with, and trades on, the NASDAQ Stock Market under the symbol “SHOS”. The closing sale price of Company Common Stock on April 5, 2019, the last trading day prior to the Company’s announcement that it had received an acquisition proposal from Transform, was $1.90. The closing sale price of Company Common Stock on May 31, 2019, the last trading day prior to the execution of the Merger Agreement, was $2.18 per share. The closing sale price of Company Common Stock on September 3, 2019, the most recent practicable date before the filing of this information statement, was $3.43 per share. You are encouraged to obtain current market quotations for our Common Stock.

The following table sets forth the intraday high and low sale prices of Company Common Stock as reported on NASDAQ for the periods indicated.

	Market Price
Quarter	High	Low
Second Fiscal Quarter 2017	$3.50	$2.15
Third Fiscal Quarter 2017	$2.60	$1.65
Fourth Fiscal Quarter 2017	$2.95	$1.38
First Fiscal Quarter 2018	$3.95	$1.70
Second Fiscal Quarter 2018	$2.67	$1.75
Third Fiscal Quarter 2018	$3.35	$2.25
Fourth Fiscal Quarter 2018	$2.66	$1.57
First Fiscal Quarter 2019	$2.50	$1.62
Second Fiscal Quarter 2019	$2.76	$2.17
Third Fiscal Quarter 2019(1)	$3.50	$2.44

(1)	Provided through September 3, 2019.

We have never paid dividends on outstanding Company Common Stock. Pursuant to the Merger Agreement, during the pre-closing period, the Company is not permitted to authorize, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock except as specified in the Merger Agreement (as further described in the section entitled “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 93 of this information statement)

Following completion of the Merger, there will be no further market for Company Common Stock, and our Common Stock will be de-listed from NASDAQ and de-registered under the Exchange Act. As a result, following completion of the Merger and such de-registration, we will no longer file periodic and other reports with the SEC.

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth information as of the close of business on June 1, 2019 (except as otherwise indicated by footnote), regarding the beneficial ownership of shares of Company Common Stock by each director, named executive officer, by all directors and executive officers as a group, and by each person known by the Company to own 5% or more of Company Common Stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of Company Common Stock that they beneficially own, subject to applicable community property laws.

For purposes of the table below, the beneficial ownership amounts and percentages are based on a total of 22,702,132 shares of Company Common Stock outstanding as of the close of business on June 1, 2019.

Security Ownership of Directors and Management(1)

Name of Beneficial Owner(2)	Shares of Company Common Stock(3)	Percent of Class
Directors and Named Executive Officers
E. J. Bird	29,000	*
Alberto Franco	—	*
James F. Gooch	2,000	*
Michael A. Gray	4,600	*
Josephine Linden	2,000	*
Kevin Longino	20,000	*
Will Powell	55,000	*
John E. Tober	—	*
Directors and executive officers as a group (11 persons)	120,600

*	Represents less than one (1) percent.
(1)	The table reports beneficial ownership in accordance with Rule 13d-3 under the Exchange Act.
(2)	The address of each beneficial owner is c/o Sears Hometown and Outlet Stores, Inc., 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192.
(3)

Except as indicated in the next sentence, the persons listed in the table have sole voting and investment power with respect to the Company Common Stock listed next to their names. Mr. Bird shares beneficial ownership of his shares of Company Common Stock with his wife. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

Beneficial Owners of More Than 5% of Company Common Stock

The table below shows information for persons known to us to beneficially own more than 5% of our Common Stock based on their filings with the SEC through August 28, 2019.

Name	Total Beneficial Ownership	Percentage of Issued and Outstanding
ESL Investments, Inc. and investment affiliates(1) 1170 Kane Concourse, Suite 200 Bay Harbor Islands, FL 33154	12,440,209	54.8%
Nantahala Capital Management, LLC and investment affiliates(2) 19 Old Kings Highway S, Suite 200 Darien, CT 06820	2,136,251	9.4%
Chou Associates Management Inc. and investment affiliates(3) 110 Sheppard Avenue East, Suite 301, Box 18 Toronto, ON M2N 6Y8 Canada	1,519,222	6.7%

(1)

Beneficial ownership is based on the amended Schedule 13D filed on August 28, 2019 (the “Schedule 13D/A”) by Edward S. Lampert, Partners, RBS, and ESL Investments. According to the Schedule 13D/A, (1) Mr. Lampert is Chairman, Chief Executive Officer, and Director of, and may be deemed to beneficially own securities owned by, ESL Investments and is a limited partner of, and may be deemed to beneficially own securities owned by, RBS, (2) RBS is the general partner of, and may be deemed to beneficially own securities owned by, Partners, and (3) ESL Investments is the general partner of, and may be deemed to beneficially own securities owned by, RBS. The principal business of each of these persons is purchasing, holding, and selling securities for investment purposes. The Schedule 13D/A disclosed the following: ESL Investments’ sole voting power and sole dispositive power as to 3,870,336 shares and shared dispositive power as to 8,569,873 shares; Mr. Lampert’s sole voting power as to 12,440,209 shares, sole dispositive power as to 3,870,336 shares, and shared dispositive power as to 8,569,873 shares; Partners’ sole voting power and sole dispositive power as to 3,870,336 shares and shared dispositive power as to 8,569,873 shares; and RBS’s sole voting power and sole dispositive power as to 3,870,336 shares and shared dispositive power as to 8,569,873 shares. Based on Mr. Lampert’s sole voting power as to 12,440,209 shares of the Company’s Common Stock, Mr. Lampert may be deemed to be the “parent” of the Company as that term is defined by the rules of the Securities and Exchange Commission.

(2)

Beneficial ownership is based on the amended Schedule 13G filed on February 14, 2019 by Nantahala Capital Management, LLC, Wilmot B. Harkey, and Daniel Mack (the “Nantahala 13G”). According to the Nantahala 13G, (1) Nantahala Capital Management, LLC is an investment adviser that may be deemed to be the beneficial owner of 2,136,251 shares held by funds and separately managed accounts under its control and (2) Wilmot B. Harkey and Daniel Mack, as the managing members of Nantahala Capital Management, LLC, each may be deemed to be a beneficial owner of these shares. Nantahala Capital Management, LLC, Wilmot B. Harkey, and Daniel Mack each disclosed shared voting power and shared dispositive power with respect to these shares.

(3)

Beneficial ownership is based on the Schedule 13G filed on February 16, 2016 by Chou Associates Fund, Chou Associates Management Inc., Chou Asia Fund, Chou Bond Fund, Chou RRSP Fund, Chou Opportunity Fund, Chou Income Fund, Chou America Management, Inc. and Francis S. M. Chou (the “Chou 13G”). According to the Chou 13G, Chou Associates Management Inc. is the investment advisor of Chou Associates Fund and other investment funds and, through investment advisory contracts or otherwise, may be deemed to beneficially own securities owned by other persons, including Chou Associates Fund, Chou Asia Fund, Chou Bond Fund, and Chou RRSP Fund. Chou America Management, Inc. is the investment adviser to the Chou Opportunity Fund and the Chou Income Fund. Francis S. M. Chou is the Chief Executive Officer and Portfolio Manager of Chou Associates Management Inc. and the Portfolio Manager of Chou Associates Fund, Chou Asia Fund, Chou Bond Fund, and the Chou RRSP Fund. Mr. Chou is the Chief Executive Officer of Chou America Management Inc. and the portfolio manager of the Chou Opportunity Fund and the Chou Income Fund. Chou Associates Management Inc., Mr. Chou, and Chou Associates Fund each disclosed sole voting power and sole dispositive power as to 1,519,222 shares. The Chou 13G has not been amended to date.

Historical Consolidated Financial Information

The Company’s audited consolidated financial statements for the fiscal years ended February 2, 2019 and February 3, 2018, and the notes thereto, contained in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019, and the Company’s unaudited financial statements for the three-month period ended May 4, 2019, and the notes thereto, contained in the Company’s Quarterly Report on Form 10-Q for the three months ended May 4, 2019, are incorporated by reference in this information statement.

For additional information, see the section entitled “Where You Can Find Additional Information” beginning on page 125 of this information statement. Historical results are not necessarily indicative of results to be expected in any future period.

The following summary consolidated financial information was derived from, and should be read in conjunction with, the Company’s audited consolidated financial statements and notes thereto included in the Company’s

Annual Report on Form 10-K for the fiscal year ended February 2, 2019, and from the Company’s unaudited consolidated financial statements and notes thereto included in the Company’s Quarterly Report on Form 10-Q for the three-month period ended May 4, 2019, each of which are incorporated herein by reference, and are not necessarily indicative of the results to be expected for the full year or for any other period.

Sears Hometown and Outlet Stores, Inc.

	For the Year Ended		For the Quarter Ended
	February 2, 2019	February 3, 2018	May 4, 2019	May 5, 2018
Income Statement Data:

Net Sales	$1,449,948	$1,719,951	$291,072	$381,281

COSTS AND EXPENSES
Costs of sales and occupancy	1,126,752	1,371,408	229,042	293,803
Selling and administrative	349,082	419,567	67,543	90,479
Impairment of property and equipment	2,089	3,357	—	—
Depreciation and amortization	12,374	13,039	2,260	2,608
(Gain)/loss on the sale of assets	(1,358)	—	52	—

Total costs and expenses	1,488,939	1,807,371	298,597	386,890

Operating loss	(38,991)	(87,420)	(7,825)	(5,609)
Interest expense	(14,676)	(8,058)	(3,970)	(3,452)
Other income	367	925	9	100
Loss before income taxes	(53,300)	(94,553)	(11,786)	(8,961)
Income tax expense	(164)	(504)	(268)	(408)

NET LOSS	(53,464)	(95,057)	(12,054)	(9,369)

NET LOSS PER SHARE OF COMPANY COMMON STOCK ATTRIBUTABLE TO STOCKHOLDERS
Basic	$(2.36)	$(4.19)	$(0.53)	$(0.41)
Diluted	(2.36)	(4.19)	(0.53)	(0.41)
Balance Sheet Data:
Current Assets	$313,763	$368,499	$295,447	$367,622
Noncurrent Assets	30,008	44,189	139,693	43,072
Current Liabilities	221,976	234,865	244,306	206,120
Noncurrent Liabilities	1,839	2,284	85,373	40,523
Redeemable Preferred Stock	—	—	—	—
Other Financial Data:
BOOK VALUE PER SHARE
Basic	$5.28	$7.73	$4.65	$7.23
Diluted	$5.28	$7.73	$4.65	$7.23

Prior Public Offerings; Prior Stock Purchases

During the past three years, the Company has not made an underwritten public offering of its Common Stock for cash that was registered under the Securities Act, or exempt from registration. During the past two years, the Company has not purchased any shares of its Common Stock.

IMPORTANT ADDITIONAL INFORMATION REGARDING THE ESL FILING PARTIES

Information on Entities

Transform Holdco LLC is a privately held company that acquired most of the operating assets of Sears Holdings Corporation out of bankruptcy. Transform is organized as a Delaware limited liability company and is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve its members. Transform is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears, Kmart and other retail partners. Transform operates through its subsidiaries with full-line and specialty retail stores across the United States.

Transform Merger Corporation is a Delaware corporation formed for the sole purpose of completing the Merger with the Company. Merger Subsidiary is a wholly owned subsidiary of Transform. Merger Subsidiary has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in furtherance of the transactions contemplated by the Merger Agreement.

ESL Partners, L.P. is a private investment fund, managed by ESL Investments, engaged in the business of acquiring, holding and disposing of investments in various companies. Partners is organized as a Delaware limited partnership and is a direct holder, along with Edward S. Lampert, of shares of Company Common Stock.

RBS Partners, L.P. is a private investment fund engaged in the business of acquiring, holding and disposing of investments in various companies. RBS is organized as a Delaware limited partnership and is the general partner of Partners.

ESL Investments, Inc. is a Delaware corporation engaged in the business of acquiring, holding and disposing of investments in various companies. Investments is organized as a Delaware corporation, is a registered investment advisor and is the general partner of RBS.

Information on Natural Persons

Set forth below are the names, material occupations, positions, offices and employment during the last five years of Edward S. Lampert, one of the ESL Filing Parties, and the directors and executive officers of the other ESL Filing Parties listed above, which are not natural persons.

Neither the ESL Filing Parties nor any of the persons listed below has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and neither the ESL Filing Parties nor any of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Both Mr. Lampert and all of the directors and officers of the ESL Filing Persons can be reached c/o Transform Holdco LLC, 3333 Beverly Road, Hoffman Estates, Illinois 60179, and the telephone number for each person listed below is (847) 286-2500.

ESL Filing Parties

Edward S. Lampert is the Chairman and CEO of Transform and a member of Transform’s Board of Managers. He has occupied both positions since Transform was organized in 2018. He was formerly the CEO of Sears Holdings Corporation from 2013 to 2018. He has also been the Chairman and Chief Executive Officer of ESL Investments since its foundation in 1988, and is the Chief Executive Officer of Partners and RBS since they were each established in 1988. Since July 2015, Mr. Lampert has also served as Chairman of the Board of Trustees of Seritage Growth Properties. He is a United States citizen.

Directors and Executive Officers

Kunal S. Kamlani is the President of ESL Investments and has served in this position since March 2016. He is also a member of the Board of Managers of Transform, a role he has occupied since 2018, and the sole member of the Board of Directors of Merger Subsidiary, and the President of Merger Subsidiary, each of which roles he has occupied since 2019. From 2015 to 2016, he was Chief Executive Officer of CASP Advisors, an independent advisory firm. Mr. Kamlani served on the Board of Directors of Sears Holdings Corporation from 2014 to 2019 and the Board of Directors of Staples Inc. from 2015 until 2017. He is a United States citizen.

Romain Mulliez is a member of the Board of Managers of Transform and has served in this position since 2019. Since 2014 he has been the chairman of Luderix, a toy retailer, and since 2005 he has been the president of La Vignery, a wine retailer. Since 2010 he has also been a board member of Association Familiale Mulliez. From 2014 to 2018 he was a board member of Decathlon, a sporting goods retailer, and from 2008 to 2014 he was a board member of ATAK, a super market chain. He is a French citizen.

Harold Talisman is the Chief Financial Officer of ESL Investments and has served in this position since 2014. He is also the Chief Financial Officer of Transform and the Secretary and Chief Financial Officer of Merger Subsidiary, which positions he has occupied since 2019. He is a United States citizen.

Robert Breyer is the Chief Compliance Officer of ESL Investments and has served in this position since 2015. He is also the Treasurer of Merger Subsidiary, which position he has occupied since 2019. He is a United States citizen.

Securities Transactions

On May 10, 2019, Partners distributed a total of 906,836 shares of Company Common Stock on a pro rata basis to certain limited partners that elected in 2018 to redeem all or a portion of their interest in Partners. In connection with such distributions, in lieu of withholding a reasonable reserve from such distributions with respect to those limited partners that elected to redeem all of their interest in Partners (the “Redeeming Limited Partners”) for the purpose of satisfying the relevant Redeeming Limited Partner’s share of any contingent liabilities of or claims against Partners, a separate account controlled by Partners or its designee was established on behalf of, and for the benefit of, such Redeeming Limited Partners (collectively, the “Liability Accounts”) pursuant to the limited partnership agreement of Partners. From the shares of Company Common Stock distributed by Partners to the Redeeming Limited Partners, an aggregate of 792,209 shares of Company Common Stock were contributed into the Liability Accounts of such Redeeming Limited Partners. These contributions of shares of Company Common Stock into the Liability Accounts were effected pursuant to the terms of the limited partnership agreement of Partners and no other consideration was paid in connection with such contributions.

Through various open market sales between August 5, 2019 and August 24, 2019, Partners divested beneficial ownership, for purposes of Section 13(d) of the Act, of an aggregate of 358,890 shares of Company Common Stock that were held in the Liability Accounts on behalf of, and for the benefit of, the Redeeming Limited Partners in lieu of Partners withholding a reasonable reserve from the amounts that would have otherwise been distributable to such Redeeming Limited Partners for the purpose of satisfying the relevant Redeeming Limited Partner’s share of any contingent liabilities of, or claims against, Partners. These divestures of Company Common Stock were made at the direction and for the benefit of these Redeeming Limited Partners. The prices received for the shares of Company Common Stock sold in these open market sales are reflected in the table below:

Entity (1)	Date of Transaction	Description of Transaction	Shares Disposed (1)	Price Per Share
ESL Partners, L.P.	08/05/2019	Open Market Sales	22,602	$2.51
ESL Partners, L.P.	08/08/2019	Open Market Sales	64,101	$2.63
ESL Partners, L.P.	08/09/2019	Open Market Sales	45,201	$2.65
ESL Partners, L.P.	08/12/2019	Open Market Sales	495	$2.60
ESL Partners, L.P.	08/13/2019	Open Market Sales	24,688	$2.51
ESL Partners, L.P.	08/14/2019	Open Market Sales	76,642	$2.50
ESL Partners, L.P.	08/15/2019	Open Market Sales	61,500	$2.54
ESL Partners, L.P.	08/16/2019	Open Market Sales	36,800	$2.55
ESL Partners, L.P.	08/19/2019	Open Market Sales	25,507	$2.55
ESL Partners, L.P.	08/20/2019	Open Market Sales	106,385	$2.53
ESL Partners, L.P.	08/21/2019	Open Market Sales	106,900	$2.55
ESL Partners, L.P.	08/22/2019	Open Market Sales	120,098	$2.57
ESL Partners, L.P.	08/23/2019	Open Market Sales	95,470	$2.56

(1)

Represents the number of shares of Company Common Stock over which Partners divested beneficial ownership for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, following open market sales of shares of Company Common Stock held in separate accounts controlled by Partners or its designee that were established on behalf of, and for the benefit of, the Redeeming Limited Partners in lieu of Partners withholding a reasonable reserve from the amounts that would have otherwise been distributable to such Redeeming Limited Partners for the purpose of satisfying the relevant Redeeming Limited Partner’s share of any contingent liabilities of, or claims against, Partners.

APPRAISAL RIGHTS

Under the DGCL, holders of shares of Company Common Stock issued and outstanding immediately prior to the effective date of the Merger have the right to demand appraisal of, and receive payment in cash for the “fair value” of, their shares of Company Common Stock, as determined by the Court of Chancery of the State of Delaware (the “Court”), together with interest, if any, as determined by the Court, in lieu of the consideration they would otherwise be entitled to pursuant to the Merger Agreement. This right is known as an appraisal right. Stockholders electing to exercise appraisal rights must comply precisely with the requirements of Section 262 of the DGCL in order to demand and perfect their rights. Strict compliance with the statutory procedures is required to demand and perfect appraisal rights under Section 262 of the DGCL.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by the Company’s stockholders in order to demand and perfect appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Company Common Stock immediately prior to the effective date of the Merger unless otherwise indicated.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, a copy of which is included as Annex H to this information statement. Failure to follow precisely any of the statutory procedures set forth in Section 262 may result in the loss of your appraisal rights. Moreover, due to the complexity of the procedures for exercising the right to demand appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel.

This summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to demand appraisal under Section 262.

Under Section 262, any stockholder who holds his, her or its shares of Company Common Stock immediately prior to the effective date of the Merger and who (i) did not submit to the Company a written consent adopting the Merger Agreement; (ii) follow the procedures set forth in Section 262 and (iii) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, and who otherwise complies with the requirements of Section 262 will be entitled to have his, her or its shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be “fair value.”.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders, either the constituent corporation before the effective date of the merger or the surviving corporation, within 10 days after the effective date of the merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and must include in such notice a copy of Section 262. This information statement constitutes notice to holders of Company Common Stock concerning the availability of appraisal rights under Section 262, and the applicable statutory provisions are attached to this Notice as Exhibit A. Any holder of Common Stock who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Exhibit A carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Holders of shares of Company Common Stock who desire to exercise their appraisal rights must demand in writing an appraisal of such shares no later than 20 days after the mailing of this information statement, which 20th day is [    ], 2019. All demands for appraisal pursuant to Section 262 should be addressed to Sears Hometown and Outlet Stores, Inc., Attention: General Counsel and Secretary, 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192. A demand for appraisal must be must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of Company Common Stock.

Only a holder of record of Company Common Stock issued and outstanding immediately prior to the effective date of the Merger is entitled to demand appraisal rights for the shares of Company Common Stock registered in that holder’s name. A demand for appraisal in respect of shares of Company Common Stock issued and outstanding immediately prior to the effective date of the Merger should be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, and must state that such person intends thereby to demand appraisal of his, her or its shares of Company Common Stock issued and outstanding immediately prior to the effective date of the Merger in connection with the Merger. If the shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by the fiduciary in such capacity. If the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Company Common Stock as a nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of Company Common Stock issued and outstanding immediately prior to the effective date of the Merger held for one or more beneficial owners while not exercising such rights with respect to the shares of Company Common Stock held for other beneficial owners. In such case, the written demand should set forth the number of shares of Company Common Stock issued and outstanding immediately prior to the effective date of the Merger as to which appraisal is sought. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Company Common Stock which are held in the name of such record owner.

A beneficial owner of shares of Company Common Stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform the Company of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

A person having a beneficial interest in Company Common Stock held of record in the name of another person, such as a broker, depositary or other nominee, must act promptly to cause the record holder to follow the procedures set forth in Section 262 in a timely manner to perfect any appraisal rights. Stockholders who hold their shares of Company Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such brokers or nominees.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to the Company at Sears Hometown and Outlet Stores, Inc., 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192, Attention: General Counsel and Secretary

Within 10 days after the effective date of the Merger, the Company must provide notice that the Merger has become effective to all of our stockholders who have complied with Section 262 and who have not voted in favor of or consented to the Merger that the Merger has become effective; provided, however, that if such notice is sent more than 20 days after the sending of this information statement, such notice need only be sent to each stockholder who is entitled to appraisal rights and who has perfected and not withdrawn a demand for appraisal in accordance with Section 262.

Within 120 days after the effective date of the Merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, for a statement listing the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received and not withdrawn and the aggregate number of holders of such shares. The surviving corporation must mail any such written statement to the stockholder within 10 days after the stockholders’ written request is received by the surviving corporation or within 10 days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later. A beneficial owner of shares of such stock may, in such person’s own name, file a petition for appraisal with the Court or request from the surviving corporation such written statement.

Within 120 days after the effective date of the Merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition (with a copy thereof served upon the surviving corporation in the case of a petition filed by a stockholder) in the Delaware Court of Chancery demanding a determination of the “fair value” of the shares of Company Common Stock. The surviving corporation has no obligation, and the Company has no present intention, to file such a petition. Accordingly, it is the obligation of the holders of Company Common Stock to initiate all necessary action to demand and perfect their appraisal rights, and to file any petitions in the Court relating to an appraisal, in respect of such shares of Company Common Stock within the time prescribed in Section 262.

Upon the timely filing of a petition for appraisal by a stockholder in accordance with Section 262, a copy thereof must be served upon the Company. Within 20 days after service, the surviving corporation must file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and the Court may dismiss the proceedings as to any stockholder that fails to comply with such direction. In addition, if immediately before the Merger the Company Common Stock is listed on a national securities exchange, (as it is presently expected to be) the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of Company Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock, or (2) the value of the consideration provided in the merger for such total number of shares of Company Common Stock exceeds $1 million.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will determine the “fair value” of such shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the “fair value”. When the “fair value” is so determined, the Court will direct the payment by the surviving corporation of such value, with interest thereon to be paid in accordance with Section 262 and as the Court so determines, to the stockholders entitled thereto, upon the surrender to the surviving corporation by such stockholders of such shares of Company Common Stock. Unless the Court, in its discretion, determines otherwise for good cause shown, interest from the effective date of the Merger through the date on which the judgment is paid will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.

In determining the “fair value” of shares, the Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earning prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation”. In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding and that “[f]air price obviously requires consideration of all relevant factors involving the company”. Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”.

The Company’s stockholders considering seeking appraisal of their shares should note that the “fair value” of their shares determined under Section 262 could be more than, the same as or less than the consideration they would have received pursuant to the Merger Agreement if they had not sought appraisal of their shares and that opinions of investment banking firms as to the fairness of the consideration, from a financial point of view, payable in a sale transaction, such as the Merger, are not opinions as to, and do not otherwise address, the “fair value” of the shares to be determined by the Court under Section 262. Moreover, the Company does not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Merger Consideration. The costs of the appraisal proceeding may be determined by the Court and assessed against the parties as the Court deems equitable under the circumstances. However, costs do not include attorney and expert witness fees. Upon application of a stockholder seeking appraisal, the Court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of an assessment, each party must bear his, her or its own expenses.

Any stockholder who duly demanded appraisal in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote for any purpose the shares subject to appraisal or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the Merger.

If any stockholder who demands appraisal of his, her or its shares of Company Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in the DGCL, the shares of Company Common Stock of such stockholder will be converted into the right to receive the consideration in respect thereof provided for in the Merger Agreement in accordance with the Merger Agreement, but without interest. A stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger, or if the stockholder delivers to the Company a written withdrawal of his, her or its demand for appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the effective date of the Merger will require the written approval of the Company. Once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any stockholder absent court approval, provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective date of the Merger.

Failure by any stockholder to comply fully with the procedures described above and set forth in Section 262 of the DGCL (a copy of which is included as Annex H to this information statement) may result in loss of the stockholder’s appraisal rights. If you properly demand appraisal of your shares of Company Common Stock under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares of Company Common Stock will be converted into the right to receive the Merger Consideration if the Merger is completed.

If you are considering whether to demand appraisal of the “fair value” of your shares of Company Common Stock, you are urged to consult your own legal counsel. No provisions have been made to grant any of the Unaffiliated Stockholders access to the corporate files of the Company or to obtain counsel or appraisal services at the expense of the Company or any of the ESL Filing Persons.

To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 will govern.

HOUSEHOLDING

As permitted under the Exchange Act, in those instances where we are mailing a printed copy of this information statement, only one copy of this information statement is being delivered to stockholders that reside at the same address and share the same last name, unless such stockholders have notified the Company of their desire to receive multiple copies of this information statement. This practice, known as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

The Company will promptly deliver, upon oral or written request, a separate copy of this information statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Company by phone at (847) 286-7000 or by mail to Sears Hometown and Outlet Stores, Inc., 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192, Attention: General Counsel and Secretary. Stockholders residing at the same address and currently receiving multiple copies of this information statement may contact the Company at the address or phone number above to request that only a single copy of an information statement be mailed in the future.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, the Company will have no public stockholders, and there will be no public participation in any of our future stockholder meetings. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in meetings of stockholders.

If the Merger is completed, the Company does not expect to hold the 2020 Annual Meeting of Stockholders, and there will be no public participation in any future meetings of the Company’s stockholders because, following completion of the Merger, the Company Common Stock will be de-listed from NASDAQ and de-registered under the Exchange Act, and the Company will no longer be a publicly traded company. However, if the Merger is not completed, or if the Company is otherwise required to do so under applicable law, the Company will take such further action as it deems necessary or appropriate to call and convene future meetings of Company stockholders, and stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for such future annual meetings of Company stockholders in accordance with Rule 14a-8 of the Exchange Act and the amended and restated bylaws of the Company, as described below.

Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of such proposed business in writing in order to be considered by the stockholders of the Company at the annual meeting. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive office at Sears Hometown and Outlet Stores, Inc., 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192, Attention: General Counsel and Secretary, not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The notice must include the information required by the Company’s amended and restated bylaws. A copy of the Company’s amended and restated bylaws is available upon request without charge from the General Counsel and Secretary of the Company at the address set forth above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.

Company filings referred to above are also available on our Internet website, https://www.shos.com, under “Investor Information”, without charge. Information contained on our Internet website does not constitute a part of this information statement.

The SEC allows us to “incorporate by reference” into this information statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this information statement is considered to be a part of this information statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this information statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the effective time of the Merger:

•	Annual Report on Form 10-K for the fiscal year ended February 2, 2019;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended May 4, 2019;

•	Definitive Proxy Statement for the Company’s 2019 annual meeting of stockholders; and

•	Current Reports on Form 8-K, filed on April 8, 2019, June 3, 2019 and August 27, 2019.

You may obtain a copy of the reports, without charge, upon written request to: Sears Hometown and Outlet Stores, Inc., 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192, Attention: General Counsel and Secretary.

The ESL Filing Parties have supplied, and the Company has not independently verified, the information in this information statement relating to the ESL Filing Parties.

No persons have been authorized to give any information or to make any representations other than those contained in this information statement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This information statement is dated [    ], 2019. You should not assume that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement to Company stockholders does not and will not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

June 1, 2019

among

SEARS HOMETOWN AND OUTLET STORES, INC.,

TRANSFORM HOLDCO LLC

and

TRANSFORM MERGER CORPORATION

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 1, 2019, among Sears Hometown and Outlet Stores, Inc., a Delaware corporation (the “Company”), Transform Holdco LLC, a Delaware limited liability company (“Parent”), and Transform Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

RECITALS

WHEREAS, the parties hereto intend, on the terms and subject to the conditions set forth herein and in accordance with Delaware Law (as defined below), that Merger Subsidiary will be merged with and into the Company, with the Company surviving such merger as a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, in the Merger, except as otherwise provided in this Agreement, each share of common stock, par value $0.01 per share, of the Company (collectively, the “Shares”) will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has established a special committee of the Company Board consisting solely of an independent director (the “Special Committee”) to review, consider, evaluate, negotiate, reject or recommend or not recommend to the Company Board any offer by Parent to acquire securities of the Company or any other proposal for a business combination transaction with Parent;

WHEREAS, the Special Committee has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders (other than ESL (as defined below)), (ii) approved this Agreement and the transactions contemplated hereby and declared this Agreement advisable and (iii) recommended that the Company Board adopt resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby and recommending that this Agreement be adopted by the stockholders of the Company;

WHEREAS, the Company Board (acting upon the unanimous recommendation of the Special Committee) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders (other than ESL), (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and approval, and (iv) resolved to recommend that this Agreement be adopted by the stockholders of the Company;

WHEREAS, immediately following the execution and delivery of this Agreement, ESL will execute and deliver to the Company a written consent in the form of Annex I (the “Stockholder Consent”) (i) adopting this Agreement on behalf of the stockholders of the Company in accordance with Delaware Law and (ii) approving any sale of the Outlet Segment conducted in accordance with the terms of this Agreement that meets the Outlet Sale Requirements on behalf of the stockholders of the Company to the extent such approval is required under Section 271(a) of Delaware Law;

WHEREAS, the Board of Managers of Parent and the Board of Directors of Merger Subsidiary have each unanimously approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company desires to conduct a process to potentially sell the Outlet Segment to a Third Party (as defined below) between the execution of this Agreement and the Closing (as defined below) (the “Outlet Sale Process”) and the parties hereto desire to set forth in this Agreement certain agreements with respect to the conduct of the Outlet Sale Process; and

WHEREAS, concurrently herewith, Edward S. Lampert and the Company have entered into a letter agreement (the “ESL Letter Agreement”) pursuant to which Edward S. Lampert has agreed, among other things, not to, and to cause ESL not to, effect any amendment of the Company’s bylaws or take any other stockholder action that is inconsistent with the terms of this Agreement or that would reasonably be expected to frustrate the transactions contemplated hereby, the Outlet Sale Process or any sale of the Outlet Segment conducted in accordance with the terms of this Agreement that meets the Outlet Sale Requirements;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

(a) As used herein, the following terms shall have the following meanings:

“ABL Facility” means the Amended and Restated Credit Agreement, dated November 1, 2016, among Sears Authorized Hometown Stores, LLC, the other borrowers and guarantors party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent, as amended on May 3, 2019.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition, purchase or exclusive license, directly or indirectly, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

For the avoidance of the doubt, any Outlet Sale Acquisition Proposal shall not constitute an Acquisition Proposal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that, for purposes of this Agreement, none of the Company or any of its Subsidiaries shall be considered an Affiliate of ESL, Parent or any of their respective Subsidiaries (other than the Company and its Subsidiaries) and none of ESL, Parent or any of their respective Subsidiaries (other than the Company and its Subsidiaries) shall be considered to be an Affiliate of the Company or any of its Subsidiaries.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, applied or enforced by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Base Merger Consideration” means $2.25.

“beneficially own” or “beneficial ownership” has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended February 2, 2019.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of February 2, 2019 set forth in the Company 10-K.

“Company Balance Sheet Date” means February 2, 2019.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date hereof related to this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) compensation, employment, individual consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case, whether or not written and (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any current or former Company Service Provider (or, solely with respect to any such plan, agreement, arrangement, program or policy that is subject to Title IV of ERISA, for the current or future benefit of any current or former employee or consultant of any entity that is, or in the last six years has been, an ERISA Affiliate of the Company) or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability.

“Company LTIP” means the Sears Hometown and Outlet Stores, Inc. Long Term Incentive Plan.

“Company Material Adverse Effect” means a material adverse effect on (i) the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such effect to the extent resulting from (A) changes in general economic or political conditions or the financial or capital markets in the United States or elsewhere in the world, (B) changes generally affecting the industry in which the Company and its Subsidiaries operate, (C) acts of war, sabotage or terrorism or natural or man-made disasters, (D) the announcement, pendency or performance of the transactions contemplated by this Agreement or any Outlet Purchase Agreement entered into in compliance with the terms hereof, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, licensors, licensees, partners, lenders (including under the Credit Agreements) or employees of the Company or any of its Subsidiaries (it being understood that this clause (D) shall not apply to the term “Company Material Adverse Effect” as used in, or as used in paragraph Section 9.02(a) with respect to, any representation or warranty contained in this Agreement to the extent that such representation and warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement, the announcement or pendency of this Agreement, the consummation of the transactions contemplated hereby, or the performance of obligations hereunder or thereunder), (E) the identity of Parent as the investor in the Company or of Parent or one of its Affiliates as party to this Agreement or any facts or circumstances concerning Parent or any of its Affiliates, including their respective relationships with the Company (including with respect to the supply of merchandise) or any customers, suppliers, distributors, licensors, licensees or partners of the Company or any of its Subsidiaries, (F) changes or prospective changes in GAAP or Applicable Law (or interpretation or enforcement thereof), (G) changes in the market price or trading volume of the Shares (provided that, to the extent not subject to any of the other exceptions herein, any fact, condition, change, development or event underlying or that contributed to such changes may be taken into account in determining whether there has been a Company Material Adverse Effect), (H) the failure of the Company and its Subsidiaries to meet internal or analysts’ expectations or projections, performance measures, operating statistics or revenue or earnings predictions (provided that, to the extent not subject to any of the other exceptions herein, any fact, condition, change, development or event underlying or that contributed to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect), (I) the petition for relief under chapter 11 of title 11 of the United States Code filed by Sears Holdings Corporation and certain of its Subsidiaries on October 15, 2018 (the “SHC Bankruptcy”), and related events, including (1) Parent’s acquisition of certain assets of Sears Holdings Corporation and any events, actions or claims resulting therefrom, including the assignment to Parent or its Affiliates of certain contracts to which the Company is a party, and (2) any claims pursued by the SHC Bankruptcy debtors, the Special Committee of the Board of Directors of Sears Holdings Corporation or the Official Committee of Unsecured Creditors of Sears Holdings Corporation, (J) any action taken by the Company or any of its Subsidiaries at the written direction or request of Parent, or in accordance with the express terms of this Agreement (other than compliance with the covenant of the Company to, and to cause each of its Subsidiaries to, conduct their respective businesses in the ordinary course consistent with past practice set forth in Section 6.01), or (K) any matter described in Section 1.01(a) of the Company Disclosure Schedule, other than, in the case of clause (A), (B), (C) or (F), for such changes or events that have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate (which shall be taken into account in determining whether there has been a Company Material Adverse Effect but only to the extent of the incremental disproportionate effect thereof), or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement.

“Company Restricted Stock Units” means any award of restricted stock units granted pursuant to any Company Stock Plan.

“Company Service Provider” means, at any time, any director, officer, employee, consultant or individual independent contractor of the Company or any of its Subsidiaries.

“Company Stock Plan” means the Sears Hometown and Outlet Stores, Inc. Amended and Restated 2012 Stock Plan and any other equity or equity-based compensation plan that is sponsored or maintained by the Company or any of its Subsidiaries that provides for awards of stock options, restricted shares, restricted stock units, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company, in each case, as amended from time to time.

“Contract” means, with respect to any Person, any contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or other legally binding arrangement, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties or assets are bound.

“Credit Agreements” means the ABL Facility and the Term Loan.

“Credit Agreement Event of Default” means the occurrence of any event that would constitute an Event of Default under either the ABL Facility or the Term Loan; provided that (i) the “grace periods” in Section 8.01(c) of each Credit Agreement shall, for all purposes hereunder, be deemed to be 10 Business Days and (ii) any Event of Default under either the ABL Facility or the Term Loan arising under Section 7.04 (Fundamental Changes) or 8.01(j) (Change of Control) of either Credit Agreement solely as a result of the consummation of the Merger shall not constitute a “Credit Agreement Event of Default” hereunder.

“Credit Agreement Default Waiver Expiration Date” means October 31, 2019 or such later date through which the Agent and the Required Lenders under each Credit Agreement shall agree, prior to October 31, 2019 and subject to Section 6.01(u), to waive the application of the requirement of Section 6.01(a) of the Credit Agreements that requires the Company and its Subsidiaries to obtain a report and unqualified opinion of a registered public accounting firm of nationally recognized standing reasonably acceptable to the Agent, which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

“Cured Default” means any Default or Event of Default that is curable and of which Parent has been informed pursuant to Section 6.02(c) hereof, which has occurred but subsequently ceases to exist upon the earlier to occur of (x) the date on which such action or circumstance would be permitted at such time to be taken or to exist under the Credit Agreements and the other related loan documents and (y) the date on which such action or circumstance is unwound or ceases to exist or otherwise modified to the extent necessary for such revised action to be permitted at such time by the Credit Agreement and the other related loan documents.

“Debt Financing” means any term loan and/or revolving debt financing incurred or intended to be incurred by Parent or, if applicable and contingent on the occurrence of the Effective Time, the Company in connection with the transactions contemplated by this Agreement, including the Merger and the repayment of any amounts outstanding as of the Closing under each of the Credit Agreements. For the avoidance of doubt, any financing pursuant to any securities and/or bond offering shall not constitute “Debt Financing” for any purpose under this Agreement.

“Debt Financing Documents” means the agreements, documents and certificates necessary to implement the Debt Financing, including (i) credit agreements, loan documents, notes, pledge agreements, security agreements, guarantee agreements and intercreditor agreements pursuant to which the Debt Financing will be governed and (ii) certificates (including perfection, officer, secretary, solvency and closing), legal opinions, corporate organizational documents, good standing certificates, Lien searches, and resolutions contemplated by the Debt Financing or reasonably requested by the Debt Financing Sources.

“Debt Financing Sources” means the Persons that have or will directly or indirectly provided or arranged or otherwise entered into agreements in connection with all or any part of the Debt Financing in connection with the transactions contemplated hereby, including the parties to any debt commitment letter (including pursuant to any amendments or joinder agreements relating thereto) and any Debt Financing Documents.

“Default” has the meaning set forth in each of the Credit Agreements.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“End Date” means the later of (a) October 31, 2019 and (b) the earlier of (i) November 30, 2019 and (ii) the Credit Agreement Default Waiver Expiration Date; provided that, (1) if (x) an Outlet Purchase Agreement shall have been executed prior to the expiration of the Sale Period and the Outlet Sale contemplated thereby has been consummated prior to the Outlet Closing Deadline and (y) the End Date would otherwise be earlier than the 7th Business Day after the date on which such Outlet Sale is consummated, the End Date shall be the 7th Business Day after the date on which such Outlet Sale is consummated, or (2) if (x) an Outlet Purchase Agreement shall have been executed prior to the expiration of the Sale Period and later is terminated and (y) the End Date would otherwise be earlier than the 45th day after the date on which Parent is notified of such termination, the End Date shall be the 45th day after the date on which Parent is notified of such termination; provided, further, that the foregoing proviso shall be of no effect if the application of the proviso would result in the End Date being later than the Credit Agreement Default Waiver Expiration Date and in no event shall the End Date be later than December 31, 2019.

“Environmental Laws” means any Applicable Law or any agreement with any Person relating to human health or safety, the environment or any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material.

“Environmental Permits” means all Permits relating to or required by Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any specified entity means any other entity that, together with such specified entity, would be treated as a single employer under Section 414 of the Code.

“ESL” means ESL Investments, Inc. and its investment Affiliates, including Edward S. Lampert.

“Event of Default” has the meaning set forth in each of the Credit Agreements.

“Exchange Act” means the Securities Exchange Act of 1934.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission of information or other filing.

“Financing Information” means financial and other information customary in bank or other term loan or revolving financings and reasonably required in connection with the Debt Financing regarding the Company and its Subsidiaries (and, in any event, with respect to any required quarterly or annual financial statements, except as otherwise provided herein, to be prepared and provided on a basis and on timing consistent with the past practice of the Company and its Subsidiaries), including, without limitation: (i) (A) if the Sale Period shall have expired and no Outlet Purchase Agreement shall have been executed, the quarterly and annual financial statements required to be filed by the Company with the SEC, and (B) if an Outlet Purchase Agreement shall have been executed during the Sale Period and, pursuant to the Outlet Purchase Agreement, the Company is required to produce “carve out” or similar financial statements or any “quality of earnings” report in connection therewith, financial statements of the Company giving effect to the sale of the Outlet Segment for the same time periods as required in connection with such Outlet Purchase Agreement and for each fiscal quarter ended 45 days prior to the Closing Date and/or a “quality of earnings” report relating to the Company after giving effect to the sale of the Outlet Segment, (ii) authorization and representation letters to the extent customary and contemplated by the Debt Financing (provided that such authorization and representation letters contain customary exculpation provisions), (iii) pertinent and customary factual information regarding the Company and its Subsidiaries which the Debt Financing Sources determine is required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, and (iv) the financial statements required to be delivered pursuant to Section 6.01, Section 6.02(a) and Section 6.02(b) of each of the Credit Agreements. Nothing in this Agreement will require the Company, its Subsidiaries or Representatives to provide (or be deemed to require the Company to prepare) in connection with the Debt Financing (1) a third-party solvency opinion, (2) any legal opinions or (3) any projections, pro forma financial statements or proposed debt and equity capitalization that is required for such pro forma financial statements relating to the transactions contemplated hereby or the Debt Financing (provided, customary information for Parent to prepare pro forma financial statements shall not be excluded by this clause (3)). At any time after the date upon which Parent has obtained a fully executed commitment letter in respect of the Debt Financing, if the Company in good faith believes that it has delivered the Financing Information required to be delivered in respect of the Debt Financing contemplated by any such commitment letter, the Company may deliver to Parent written notice to that effect (stating when it believes it completed any such delivery), in which case it shall be deemed to have delivered the Financing Information required to be delivered in respect of the Debt Financing contemplated by such commitment letter, unless Parent in good faith believes that the Company has not completed delivery of the Financing Information required to be delivered in respect of the Debt Financing contemplated by such commitment letter and, within 2 Business Days after its receipt of such notice, Parent delivers a written notice to the Company to that effect (stating with specificity what Financing Information required to be delivered in respect of the Debt Financing contemplated by such commitment letter has not yet been delivered).

“Fully Diluted Share Count” means, as of the Closing Date, a number of Shares equal to the sum of (i) the aggregate number of Shares issued and outstanding as of such date plus (ii) the aggregate number of unvested Company Restricted Stock Units issued and outstanding as of such date (each of which entitles the holder, subject to the terms and conditions of the applicable award, to an amount in cash equal to the value of a Share).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, or any other governmental or quasi-governmental (including self-regulatory) authority or instrumentality.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any medical or biological waste, reagent, petroleum product, derivative or byproduct, asbestos, asbestos-containing materials, lead, polychlorinated biphenyls or any substance, waste or material regulated under any Environmental Law.

“Hometown Segment” means the Company’s Sears Hometown segment, excluding the Buddy’s Home Furnishings Stores, each as described in the Company 10-K.

“Intellectual Property” means rights in (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application (“Trademarks”), (ii) national and multinational statutory invention registrations in any jurisdiction, patents and patent applications issued or applied for in any jurisdiction, including all certificates of invention, provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions claimed in each such registration, patent or patent application, (iii) trade secrets, confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person, (iv) know-how, inventions, discoveries, data, specifications, processes, methods, knowledge, experience, formulae, skills, techniques, schematics, drawings, blue prints, utility models, designs, ideas and improvements, including manufacturing information and processes, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, research records and similar data and information, (v) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (vi) moral rights, technology, software, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vii) any similar intellectual property or proprietary rights.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries (excluding any public networks).

“knowledge” of the Company means the actual knowledge of the persons listed in Section 1.01(b) of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Merger Consideration” means an amount of cash, without interest, equal to:

(a) if an Outlet Sale is consummated prior to the Closing and the Outlet Sale Excess Amount is a positive number, (i) the Base Merger Consideration plus (ii) an amount equal to the quotient of (A) the Outlet Sale Excess Amount divided by (B) the Fully Diluted Share Count; or

(b) if an Outlet Sale is not consummated prior to the Closing or if an Outlet Sale is consummated prior to Closing but the Outlet Sale Excess Amount is zero or a negative number (provided that, for the avoidance of doubt, the Company is not permitted to consummate an Outlet Sale that would result in Net Proceeds of less than the Outlet Sale Minimum Proceeds without the prior written consent of Parent), the Base Merger Consideration.

For the avoidance of doubt, the Merger Consideration shall be calculated pursuant to the procedures set out in Section 2.09.

“NASDAQ” means the NASDAQ Stock Market.

“Net Proceeds” means, with respect to the Outlet Sale, an amount equal to (a) the cash proceeds received by the Company in respect of the Outlet Sale at or prior to the Closing, minus (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses paid (or estimated to be payable) by the Company in connection with the Outlet Sale (but not in connection with the transactions contemplated by this Agreement), (ii) the amount of any Taxes paid (or estimated to be payable) by the Company in connection with the Outlet Sale (it being understood, for the avoidance of doubt, that any net operating losses, tax credits, tax basis or any other tax attributes that would reduce such Taxes payable by the Company shall be taken into account in calculating such amount), (iii) the amount, if any, by which the Net Working Capital transferred to the buyer of the Outlet Segment exceeds $75,000,000, (iv) the amount of any waiver, amendment or consent fees paid in connection with (x) any Going Concern Waivers to the extent in excess of $100,000 in the aggregate, (y) the Outlet Sale Amendments and (z) any Cured Default Waiver (it being understood, for the avoidance of doubt, that the aggregate amount of any such waiver, amendment or consent fees paid by the Company after the date of this Agreement may not exceed $500,000 without the prior written consent of Parent), and (v) the other deductions to Net Proceeds contemplated by the term sheet attached as Annex III hereto.

“Net Working Capital” means, as of the closing of the Outlet Sale, the aggregate amount (which may be a positive or negative number) of the current assets of the Company and its Subsidiaries assumed by the buyer of the Outlet Segment minus the current liabilities of the Company and its Subsidiaries assumed by the buyer of the Outlet Segment, in each case, using the same line items set forth on Section 1.01(c) of the Company Disclosure Schedule and determined in accordance with GAAP applied consistently with the principles applied in the preparation of the Company’s audited financial statements; provided, however, that in the event of any conflict between such principles and GAAP, GAAP shall control.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, partnership agreement, certificate of limited partnership, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Outlet Closing Deadline” means October 23, 2019; provided that (a) such date shall be automatically extended by the length of any Notice Period that is provided to Parent pursuant to Section 6.03(e)(iv) and (b) the Company may extend such date (as it may already have been extended pursuant to clause (a)) one time by 15 days upon providing written notice to Parent certifying that (i) the Company and the counterparty under the

Outlet Purchase Agreement are working diligently and in good faith to consummate the Outlet Sale and (ii) the Company and the counterparty under the Outlet Purchase Agreement have a reasonable expectation of doing so within such additional 15-day period; provided, further, however, that in no case shall the Outlet Closing Deadline be later than the earlier of the (x) Credit Agreement Default Waiver Expiration Date and (y) End Date.

“Outlet Sale Excess Amount” means the Net Proceeds of the Outlet Sale minus the Outlet Sale Minimum Proceeds.

“Outlet Sale Minimum Proceeds” means $97,500,000.

“Outlet Sale Requirements” means a sale of the Outlet Segment that (i) would result in Net Proceeds that are no less than the Outlet Sale Minimum Proceeds, (ii) is on the terms set forth in the term sheet attached as Annex III hereto, (iii) is otherwise on other commercially reasonable terms, and (iv) in the good faith belief of the Company Board when it approves the execution of the Outlet Purchase Agreement, is reasonably likely to be consummated prior to the Outlet Closing Deadline and otherwise in all material respects in accordance with the terms of the Outlet Purchase Agreement.

“Outlet Segment” means the Company’s Sears Outlet segment and Buddy’s Home Furnishings Stores, each as described in the Company 10-K.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Related Party” means (i) Parent, (ii) Merger Subsidiary, (iii) ESL, (iv) ESL Investments, Inc., (v) the former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, Debt Financing Sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, Representatives, successors or assignees of any of the Persons named in clauses (i) through (iv), and (vi) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, Debt Financing Sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, Representatives, successors or assignees of any of the Persons described in clause (v). For the avoidance of doubt, for purposes of this Agreement, the Company and its Subsidiaries shall not be Parent Related Parties.

“Payoff Letter” means, with respect to each Credit Agreement, a customary payoff letter in form and substance reasonably satisfactory to Parent (subject only to delivery of funds as arranged by Parent), that (i) specifies the aggregate amount required to be paid to fully satisfy the indebtedness under such Credit Agreement (including principal, interest, fees, expenses and other amounts payable under such Credit Agreement and with it being understood that such amount may include obligations in respect of certain letters of credit that are (or are to be substantially contemporaneously with the Closing) cash collateralized or backstopped pursuant to other credit support and may exclude certain contingent obligations) and (ii) provides for the discharge and termination of such Credit Agreement (and the full and unconditional release of any and all guarantees and Liens and other security interests securing the obligations under each Credit Agreement) upon the payment of the amounts set forth therein on the Closing Date. To the extent required to effect the release in the previous sentence, the Payoff Letter for each Credit Agreement shall include UCC-3 termination statements and short form agreements that release any and all security interests in Intellectual Property granted pursuant to each such Credit Agreement. It is understood and agreed that the inclusion of a release of claims in any such Payoff Letter (in form substantially similar to the release of claims included in the existing amendments to the Credit Agreements) shall be reasonably satisfactory to Parent.

“Permits” means governmental licenses, franchises, permits, certificates, consents, approvals, registrations, concessions or other authorizations of Governmental Authorities.

“Permitted Liens” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded on the Company’s balance sheet in accordance with GAAP, (ii) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens and security deposits incurred in the ordinary course of business consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business consistent with past practice in connection with pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation that, in the aggregate, are not material in amount, (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or use of the property subject thereto, (v) Liens expressly disclosed on the Company Balance Sheet (including the notes thereto) and (vi) Liens securing obligations arising under any Credit Agreement in accordance with the terms thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Proceeding” means any claim, audit, action, suit, proceeding, arbitral action or investigation.

“Representative” means the directors, officers, employees, investment bankers, consultants, attorneys, accountants and other advisors and representatives of a Person.

“Sale Period” means the period beginning on the date of this Agreement and ending on August 24, 2019; provided that (a) such period shall be automatically extended by the length of any Notice Period that is provided to Parent pursuant to Section 6.03(e)(iv), (b) the Company may extend such period (as it may already have been extended pursuant to clause (a)) one time by 10 days upon providing written notice to Parent certifying that the Company is presently in negotiations with one or more third parties and has a reasonable and good faith expectation of entering into an Outlet Purchase Agreement within such additional 10-day period and (c) the Company may terminate such period, for any reason and at any time, with Parent’s prior written consent.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person; provided that, for purposes of this Agreement, none of the Company or any of its Subsidiaries shall be considered a Subsidiary of ESL, Parent or any of their respective Subsidiaries (other than the Company and its Subsidiaries) and none of ESL, Parent or any of their respective Subsidiaries (other than the Company and its Subsidiaries) shall be considered to be a Subsidiary of the Company or any of its Subsidiaries.

“Term Loan” means the Term Loan Credit Agreement, dated February 16, 2018, among the Company, Sears Authorized Hometown Stores, LLC and the other borrowers party thereto, Gordon Brothers Finance Company, as agent, lead arranger, and sole bookrunner, and Gordon Brothers Finance Company, LLC, as lender, as amended on May 3, 2019.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
ABL Facility Agent	9.01(f)
Acceptable Confidentiality Agreement	6.03
Adverse Amendment	7.06
Agreement	Preamble
AIP	2.05(c)
Arbiter	2.09(d)
Certificates	2.03(a)
Closing	2.01(b)
Closing Date	2.01(b)
Company	Preamble
Company Acquisition Agreement	6.03(b)
Company Adverse Recommendation Change	6.03(b)
Company Board	Recitals
Company Board Recommendation	4.02(c)
Company Disclosure Documents	4.09(a)
Company LTIP Award	2.05(b)
Company Retention Awards	2.05(c)
Company SEC Documents	4.07(a)
Company Securities	4.05(d)
Company Subsidiary Securities	4.06(b)
Compensation Arrangement	4.18(h)
Compensation Arrangement Approvals	4.18(h)
Compensation Committee	4.18(h)
Confidentiality Agreement	6.02(a)
Continuing Employees	7.03(a)
Cured Default Waiver	6.01(u)
Determination Notice	6.03(e)(iv)(A)
Dissenting Shares	2.04
Effective Time	2.01(c)
Equity Commitment Letter	5.07
Equity Financing	5.07
ESL Letter Agreement	Recitals
Going Concern Waiver	6.01(u)
HSR Act	4.03
Indemnified Person	7.02(a)
Indemnified Proceeding	7.02(a)
Information Statement	4.03
Internal Management Report	6.02(d)
Leased Real Property	4.15(b)
Material Contracts	4.21(b)
Merger	Recitals
Merger Subsidiary	Preamble
Multiemployer Plan	4.18
Notice Period	6.03(e)(iv)(A)
Outlet Purchase Agreement	6.03(e)(ii)(D)
Outlet Sale	6.03(e)(i)(A)
Outlet Sale Acquisition Proposal	6.03(e)(i)(A)
Outlet Sale Amendments	6.01(u)
Outlet Sale Process	Recitals

Term	Section
Parent	Preamble
Paying Agent	2.03(a)
Proposed Merger Consideration	2.09(a)
Proposed Merger Consideration Statement	2.09(a)
Proposed Outlet Sale	6.03(e)(iii)
Proposed Outlet Sale Proceeds	6.03(e)(iii)
Prospective Outlet Purchaser	6.03(e)(ii)(D)
Real Property Leases	4.15(b)
Schedule 13E-3	4.03
Shares	Recitals
SHC Bankruptcy	1.01
Special Committee	Recitals
Special Committee Recommendation	4.02(b)
Stockholder Consent	Recitals
Surviving Corporation	2.01(a)
Surviving Corporation Share	2.02(d)
Tax	4.17
Taxing Authority	4.17
Tax Return	4.17
Term Loan Agent	9.01(f)
Uncertificated Shares	2.03(a)(ii)
Unvested RSU Consideration	2.05(a)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of or to this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The phrases “transactions contemplated hereby”, “transactions contemplated by this Agreement” and similar phrases do not encompass any Outlet Sale or any other transactions that may be effected pursuant to any Outlet Purchase Agreement, but do, for the avoidance of doubt, encompass the rights and obligations of the parties set forth in Section 6.03(e). References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedule hereto, all such amendments, modifications or supplements must also be listed in such schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to one gender include all genders. References to “law” or “laws” shall be deemed also to include any Applicable Law. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

ARTICLE 2

THE MERGER

Section 2.01. The Merger.

(a) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, NY 10006, on a date to be mutually agreed by the Company and Parent, which date shall be no later than the 2nd Business Day after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or, to the extent permissible under Applicable Law, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible under Applicable Law, waived by the party or parties entitled to the benefit of such conditions, or at such other place, date or time as Parent and the Company may mutually agree; provided, however, that notwithstanding the foregoing, subject to Parent’s compliance in all material respects with its obligations under Section 7.06, (i) if the Sale Period shall have expired and no Outlet Purchase Agreement shall have been executed, the Closing shall occur no earlier than the date that is the later of (x) 45 days after the last day of the Sale Period and (y) 3 Business Days following the first date on which Parent shall have received the Financing Information set forth in clauses (i)(A), (iii) and (iv) of the definition thereof from the Company (subject to the last sentence of the definition of “Financing Information”) or (ii) if an Outlet Purchase Agreement shall have been executed prior to the expiration of the Sale Period, Closing shall occur no earlier than the date that is the latest of (x) 7 Business Days after the closing of the Outlet Sale, (y) 3 Business Days following the first date on which Parent shall have received the Financing Information set forth in clauses (i)(A), (iii), (iv) and, to the extent requested by Parent no later than 5 Business Days following Parent’s receipt of a copy of such Outlet Purchase Agreement from the Company, (i)(B) of the definition thereof from the Company (subject to the last sentence of the definition of “Financing Information”) and (z) 45 days after Parent is notified by the Company of the Company’s entry into an Outlet Purchase Agreement; provided, further, that in the event an Outlet Purchase Agreement shall have been executed prior to the expiration of the Sale Period and later is terminated, the Closing shall occur no earlier than the date that is the later of (x) 45 days after the date Parent is notified of such termination and (y) 3 Business Days following the first date on which Parent shall have received the Financing Information set forth in clauses (i)(A), (iii) and (iv) of the definition thereof from the Company (subject to the last sentence of the definition of “Financing Information”) (in each case, other than conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or, to the extent permissible under Applicable Law, waiver of those conditions at the Closing). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(c) At the Closing, the parties hereto shall cause a certificate of merger to be filed with the Secretary of State of the State of Delaware and make all other Filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as such certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be specified in such certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time:

(a) Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger

Consideration. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, net of applicable withholding Taxes.

(b) Each Share held by the Company as treasury stock or by any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each Share held by ESL or Parent immediately prior to the Effective Time shall be converted into one one-thousandth of a Surviving Corporation Share (as defined below).

(d) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become a number of fully paid and nonassessable shares of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted (the “Surviving Corporation Shares”) (rounded to the nearest one-one thousandth of a Surviving Corporation Share) equal to (i) one one-thousandth of the total number of shares canceled pursuant to Section 2.02(a) and Section 2.02(b) divided by (ii) the total number of shares of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section  2.02(c)).

Section 2.03. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint (pursuant to an agreement in a form reasonably acceptable to the Company) the Company’s transfer agent or another agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares represented by book entry (the “Uncertificated Shares”). At or prior to the Effective Time, Parent or one of its Affiliates shall deposit with the Paying Agent the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares (in the event that the amount deposited shall be for any reason insufficient to make the payments of the Merger Consideration contemplated by this Agreement, Parent shall, or shall cause one of its Affiliates to, promptly deposit additional funds with the Paying Agent in an amount sufficient to make such payments). Promptly after the Effective Time, and in any event not later than the third (3rd) Business Day following the Effective Time, Parent shall cause the Paying Agent to send to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.

(b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal (together with any applicable attachments), or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest shall be paid or shall accrue on the cash payable upon surrender of any Shares.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, Parent or the Paying Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration deposited with the Paying Agent pursuant to Section 2.02(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares 12 months after the Effective Time shall be returned to Parent or one of its Affiliates, upon demand, and any such holder who has not exchanged its Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration deposited with the Paying Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent or one of its Affiliates upon demand.

Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has (a) not voted in favor of the Merger or consented thereto in writing and (b) who has properly demanded appraisal for its Shares in accordance with Section 262 of Delaware Law and who has otherwise complied with all applicable provisions of Section 262 of Delaware Law (such Shares, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but shall be entitled only to such rights as are granted by Section 262 of Delaware Law, unless such holder of Dissenting Shares fails to perfect, withdraws or otherwise loses the right to appraisal under Section 262 of Delaware Law. If, either before or after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal under Section 262 of Delaware Law, such Dissenting Shares shall automatically be converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(a). The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of Dissenting Shares and any withdrawals of any such demands and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not take any action with respect to such demands (including making any payment with respect to, or offering to settle or settling, any such demands).

Section 2.05. Restricted Stock Units; Company LTIP; Company Retention Agreements; AIP.

(a) Except as provided in Section 2.05(d) or otherwise required by the terms of an applicable outstanding Company Restricted Stock Unit award (in which case the terms of such Company Restricted Stock Unit award shall govern, except that any payment shall be made solely in cash and based on the Merger Consideration) or would reasonably be expected to result in a penalty under Section 409A of the Code, at the Effective Time, each Company Restricted Stock Unit shall be canceled and converted into the right to receive an amount (subject to any applicable withholding Tax) in cash, without interest, equal to the Merger Consideration (the “Unvested RSU Consideration”), and such per share Unvested RSU Consideration shall be paid, to the extent the holder has satisfied the applicable vesting conditions, as follows: (i) with respect to those Company Restricted Stock Unit awards that are scheduled to vest in January 2020, (x) held by individuals other than those individuals listed on Section 2.05(a) of the Company Disclosure Schedule, at the Effective Time, or (y) with respect to those individuals listed on Section 2.05(a) of the Company Disclosure Schedule, on the date such Company Restricted Stock Unit would otherwise have been paid in accordance with the terms thereof (including by reason of death, disability, termination without “Cause” or resignation for “Good Reason,” as such terms are defined, and solely to the extent provided, in the applicable Company Restricted Stock Unit award); and (ii) with respect to those Company Restricted Stock Unit awards that are scheduled to vest after January 2020, on the earlier of (x) the date such Company Restricted Stock Unit would otherwise have been paid in accordance with the terms thereof (including by reason of death, disability, termination without “Cause” or resignation for “Good Reason,” as such terms are defined, and solely to the extent provided, in the applicable Company Restricted Stock Unit award) and (y) no later than 60 days following the first anniversary of the Closing. Parent shall cause the Surviving Corporation (or an Affiliate thereof) to pay the per share Unvested RSU Consideration (subject to any applicable withholding Tax) to such holders who had satisfied the applicable vesting conditions as of the applicable vesting date.

(b) Except as provided in Section 2.05(d) or otherwise required by the terms of an applicable outstanding award under the Company LTIP (each a “Company LTIP Award”) (in which case the terms of such Company LTIP Award shall govern) or as would reasonably be expected to result in a penalty under Section 409A of the Code, at the Effective Time, the outstanding portion of any Company LTIP Award shall be canceled and converted into the right to receive at the Effective Time an amount (subject to any applicable withholding Tax) in cash, as set forth in Section 2.05(b) of the Company Disclosure Schedule and based on the target level of achievement as set forth in the Company LTIP, prorated based on the number of completed months of the applicable performance period as of the Effective Time.

(c) Except as provided in Section 2.05(d), each participant in the Company Annual Incentive Plan (the “AIP”) who has a guaranteed minimum bonus provided in such AIP participant’s retention agreement shall be paid on or as soon practicable following the Effective Time an amount equal to such guaranteed minimum bonus (subject to any applicable withholding Tax). At the Effective Time, any then unpaid installments of the special retention or incentive awards listed on Section 2.05(c) of the Company Disclosure Schedule shall be reduced to $0 (the “Company Retention Awards”) and the participant shall cease to have any further right to payment thereunder.

(d) Notwithstanding the foregoing, in the event an Outlet Sale is consummated at or prior to the Closing, then in lieu of the treatment of Company Restricted Stock Units, Company LTIP Awards and the AIP as set forth in Sections 2.05(a), (b) and (c), the following shall apply (it being understood that there shall be no double counting or duplication of benefits):

(i) Except as otherwise required by the terms of an applicable outstanding Company Restricted Stock Unit award (in which case the terms of such Company Restricted Stock Unit award shall govern, except that any payment shall be made solely in cash and based on the Merger Consideration), at the Effective Time, each unvested Company Restricted Stock Unit shall be canceled and converted into the right to receive at the Effective Time an amount (subject to any applicable withholding Tax) in cash, without interest, equal to the Merger Consideration;

(ii) Except as otherwise required by the terms of an applicable Company LTIP Award (in which case the terms of such Company LTIP Award shall govern), at the Effective Time, the unvested portion of any Company LTIP Award shall be canceled and converted into the right to receive at the Effective Time an amount (subject to any applicable withholding Tax) in cash, based on the actual level of achievement as of the date hereof as set forth on Section 2.05(d)(ii) of the Company Disclosure Schedule, prorated based on the number of completed months of the applicable performance period as of the Effective Time; and

(iii) Each participant in the AIP, whether or not the Participant has a guaranteed minimum bonus pursuant to a retention agreement, shall be paid a bonus for fiscal year 2019 on or as soon practicable following the Effective Time in an amount equal to the greater of (i) the amount determined under the AIP using actual performance as of the date hereof as set forth on Section 2.05(d)(iii) of the Company Disclosure Schedule, prorated based on the number of completed days in the fiscal year as of the Effective Time, and (ii) if applicable, the guaranteed minimum bonus provided in such AIP participant’s retention agreement.

The parties hereto acknowledge and agree that the termination of any Outlet Employee (as defined in Annex III) solely as the result of consummation of the Outlet Sale shall not change the treatment of the Company Restricted Stock Unit awards, Company LTIP Awards and the AIP as set forth above or otherwise affect such Outlet Employee’s right to receive the payments contemplated in this Section 2.05(d).

(e) Prior to the Effective Time, the Company shall take all actions as are reasonably necessary to (i) effectuate the treatment of Company Restricted Stock Units, Company LTIP Awards, Company Retention Awards and the AIP set forth in this Section 2.05, including obtaining any necessary consents from award holders and making any amendments to the terms of the applicable Company Stock Plan. Company LTIP, AIP and award agreement governing such Company Restricted Stock Units, Company LTIP Awards, Company Retention Awards or AIP, if any, as applicable, in accordance with Applicable Law and the terms of such applicable Company Stock Plan, Company LTIP, AIP or award agreement and (ii) terminate, effective as of immediately prior to the Effective Time, the applicable Company Stock Plan and Company LTIP.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Closing, the outstanding Shares (or securities convertible or exchangeable into, or exercisable for, Shares) shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period or otherwise, but excluding any change that results from any issuance of Shares permitted by Section 6.01(c)), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and proportionately adjusted, and such adjustment to the Merger Consideration shall provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action. Nothing in this Section 2.06 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.07. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If the Paying Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts and remits such amounts to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Paying Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

Section 2.09. Calculation of the Merger Consideration; Dispute Resolution.

(a) At least five 5 Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent a statement setting forth in reasonable detail its good faith calculation of the Merger Consideration (the “Proposed Merger Consideration”) and each of the individual components thereof set forth in the definition thereof and in the definition of the term Net Proceeds, together with reasonable back-up and support for such calculations (the “Proposed Merger Consideration Statement”). The Proposed Merger Consideration Statement and the determinations and calculations contained therein shall be prepared in a manner consistent with this Agreement, including the definitions of the terms Net Working Capital, Net Proceeds and Fully Diluted Share Count.

(b) The Company and its Subsidiaries shall provide Parent and its Representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Company and its Subsidiaries responsible for and knowledgeable about the information contained in the Proposed Merger Consideration Statement for purposes of their review of the Proposed Merger Consideration Statement.

(c) The Proposed Merger Consideration Statement shall be subject to Parent’s review, it being understood that, in the event that Parent disagrees with any amount reflected in the Proposed Merger Consideration Statement or the calculation thereof, the Company and Parent shall negotiate reasonably and in good faith to resolve such disagreement as promptly as practicable (and all such discussions related thereto shall (unless otherwise agreed in writing by Parent and the Company) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule). If the Company and Parent reach agreement as to the Merger Consideration payable under this Agreement, such agreed upon Merger Consideration shall be final and binding for all purposes.

(d) If Parent has any remaining objections to the Proposed Merger Consideration Statement as of the close of business on the later of (i) the 3rd Business Day prior to the anticipated Closing Date and (ii) the date of the Outlet Sale Closing (as defined in Annex III), Parent and the Company shall submit the determination of the Merger Consideration to PricewaterhouseCoopers or another independent national accounting, consulting or valuation firm mutually agreeable to Parent and the Company (the “Arbiter”). Parent and the Company shall enter into an engagement letter with the Arbiter promptly on customary terms.

(e) In the event the parties submit the determination of the Merger Consideration to the Arbiter, each party shall submit its calculation of the Merger Consideration payable under this Agreement (which in the case of the Company may not be greater than the Proposed Merger Consideration and in the case of Parent may not be less than the Base Merger Consideration), together with such supporting documentation as it deems appropriate, to the Arbiter within 72 hours of engaging the Arbiter, it being agreed that the parties shall make their respective submissions contemporaneously on a date and in a manner directed by the Arbiter, and with a copy sent simultaneously and in the same manner to the other party. The Company and Parent shall use their respective reasonable best efforts to cause the Arbiter to determine the Merger Consideration payable in accordance with the terms of this Agreement as soon as practicable, but in any event within 24 hours after the date on which the Arbiter receives the Merger Consideration calculations proposed by the Company and Parent. The Company and Parent shall not engage in any ex parte communication with the Arbiter. The Arbiter shall resolve such dispute by choosing, in its entirety, the Merger Consideration calculation proposed by either the Company or Parent, and shall make no other resolution of such dispute (including by combining elements of the Merger Consideration calculations submitted by both parties). The Merger Consideration calculation selected by the Arbiter shall be final, binding and non-appealable by the parties hereto absent manifest error and such Merger Consideration shall be the Merger Consideration payable under this Agreement. Each party shall bear its own costs and expenses in connection with the resolution of such dispute by the Arbiter. The fees and expenses of the Arbiter shall be paid by the Company and, solely in the event that the Arbiter chooses the Merger Consideration calculation proposed by Parent, deemed to be expenses incurred in connection with the Outlet Sale for purposes of the calculation of Net Proceeds.

(f) The process set forth in this Section 2.09 shall be the exclusive remedy of the parties for any disputes related to the determination and calculation of the Merger Consideration.

(g) In the event the Outlet Sale Excess Amount is a positive number, the parties hereto agree to treat any corresponding increase in the Merger Consideration as an adjustment to the Merger Consideration otherwise payable pursuant to this Agreement for all Tax purposes, unless otherwise required by Applicable Law.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall, subject to Section 7.02 hereof, be amended to read in its entirety as set forth on Annex II hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with Delaware Law.

Section 3.02. Bylaws. At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended to read in their entirety as the bylaws of Merger Subsidiary in effect at the Effective Time (except that the name of the Surviving Corporation shall be (a) “Sears Hometown Stores, Inc.” if an Outlet Sale has been consummated prior to the Closing or (b) “Sears Hometown and Outlet Stores, Inc.” if an Outlet Sale has not been consummated prior to the Closing), and as so amended shall, subject to Section 7.02 hereof, be the bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Delaware Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except (i) as disclosed in the Company 10-K, the proxy statement on Schedule 14A filed by the Company on May 6, 2019 or any current reports on Form 8-K filed by the Company with the SEC after February 2, 2019 and prior to the date of this Agreement (other than with respect to the representations and warranties in Section 4.01, Section 4.02, Section 4.05, Section 4.06, Section 4.23, Section 4.24 and Section 4.25), but, in each case, excluding any disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures to the extent they are cautionary, predictive or forward-looking in nature, (ii) with respect to any Contracts between the Company or any of its Subsidiaries, on the one hand, and Parent or any of its Affiliates, on the other hand, or (iii) as set forth (or deemed to be set forth in accordance with Section 11.05(a)) in the applicable section of the Company Disclosure Schedule delivered to Parent prior to entering into this Agreement, the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01. Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has provided to Parent correct and complete copies of the Organizational Documents of the Company prior to the execution hereof and (i) the Organizational Documents of the Company are in full force and effect and (ii) the Company is not in violation of any such Organizational Documents in any material respect.

Section 4.02. Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company, subject only to the adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matters (the “Stockholder Approval”). The execution and delivery to the Company of the Stockholder Consent will constitute the Stockholder Approval. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) The Special Committee has been duly authorized and constituted and at a meeting duly called and held has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders (other than ESL), (ii) approved this Agreement and the transactions contemplated hereby and declared this Agreement advisable and (iii) recommended that the Company Board adopt resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby and recommending that this Agreement be adopted by the stockholders of the Company (the “Special Committee Recommendation”).

(c) At a meeting duly called and held, the Company Board, based on the Special Committee Recommendation, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders (other than ESL), (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the requirements of Delaware Law, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and approval, and (iv) resolved to recommend that this Agreement be adopted by the stockholders of the Company (such recommendation, the “Company Board Recommendation”).

(d) As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or Filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws, including (A) the filing of an Information Statement of the type contemplated by Rule 14c–2 under the Exchange Act containing the information specified in Schedule 14C under the Exchange Act related to the Merger, this Agreement and the Stockholder Consent (the “Information Statement”), (B) the filing of a Rule 13E-3 transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) relating to the adoption of this Agreement by the stockholders of the Company and (C) any other Filings and reports that may be required in connection with this Agreement and the transactions contemplated hereby under the Exchange Act, (iii) compliance with any applicable requirements of NASDAQ, (iv) any Filings, reports, approvals and/or notices that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (v) any other actions or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any payment to or consent or other action by, or notice to, any Person under, constitute a breach or default (or constitute an event that, with or without notice or lapse of time or both, would constitute a breach or default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Material Contract binding on, or any Permit of, the Company or any of its Subsidiaries (or any Material Contract to which any of their respective assets is subject) or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05. Capitalization.

(a) The authorized capital stock of the Company consists of 400,000,000 Shares, par value $0.01 per Share.

(b) As of May 30, 2019, there were outstanding 22,702,132 Shares. As of May 30, 2019, there were 3,181,851 Shares reserved and available for future issuance under the Company Stock Plan. All outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable, free of (and were issued in compliance with) any preemptive or similar rights.

(c) Section 4.05(c) of the Company Disclosure Schedule contains a complete and accurate list of each holder of Company Restricted Stock Units as of May 30, 2019, including, for each such holder, the aggregate number of Company Restricted Stock Units held by such holder and the number of such Company Restricted Stock Units that vest on January 30 in each of the years 2020, 2021 and 2022 or any other date upon which such Company Restricted Stock Unit is scheduled to vest. Other than the Company Restricted Stock Units listed in Section 4.05(c) of the Company Disclosure Schedule or that may be issued after the date hereof as permitted under Section 6.01(c), there are no equity or equity-based awards outstanding under any Company Stock Plan.

(d) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in Section 4.05(b), other than the Company Restricted Stock Units listed on Section 4.05(c) of the Company Disclosure Schedule, and for changes since May 30, 2019 resulting from the settlement of any Company Restricted Stock Unit, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(e) No Shares or Company Securities are owned by any Subsidiary of the Company.

(f) Neither the Company nor any of its Subsidiaries (i) owns any share capital of, or any equity interest of any nature in, any other Person, other than another Subsidiary of the Company or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Person.

Section 4.06. Subsidiaries.

(a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company as of the date hereof and their respective jurisdictions of organization are identified in the Company 10-K.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than, in each case, Permitted Liens. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company timely has filed with or furnished to the SEC, and made available to Parent (to the extent that full, complete and unredacted copies have not been published on the SEC’s EDGAR site), all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). The Company has made available to Parent true and complete copies of all comment letters from the staff of the SEC relating to the Company SEC Documents containing unresolved comments and all written responses of the Company thereto and, except as set forth therein, to the knowledge of the Company, no Company SEC Document is the subject of ongoing SEC review, comment or investigation and there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Document.

(b) As of its filing date (or, if amended or superseded by a Filing prior to the date hereof, as of the date of such amended or superseding Filing), each Company SEC Document complied (and each Company SEC Document filed subsequent to the date hereof will comply) in all material respects with the applicable requirements of NASDAQ, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and did not (and each Company SEC Document filed subsequent to the date hereof will not) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) The Company and its Subsidiaries have established and maintained disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date of this Agreement a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2016 through the date hereof.

Section 4.08. Financial Statements.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including the notes thereto) included or incorporated by reference in the Company SEC Documents (i) complied at the time they were filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

(b) Since February 2, 2019, (i) neither the Company nor any of the its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee with responsibility for bookkeeping or accounting functions, auditor or accountant of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) to the knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or such Subsidiary, has reported evidence of a material violation of Applicable Law, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

Section 4.09. Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the stockholders of the Company in connection with the transactions contemplated by this Agreement, including the Information Statement and the Schedule 13E-3, to be filed with the SEC in connection with the Merger and any amendments or supplements thereto (collectively, the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) Any Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any amendment or supplement thereto and the time of such distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The representations and warranties contained in this Section 4.09 shall not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents based upon information supplied by Parent or Merger Subsidiary or on their behalf specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes.

(a) From the Company Balance Sheet Date until the date hereof, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing without Parent’s consent, would constitute a breach of Section 6.01(b), (d)-(f), (g), (j)(ii)-(iii) and (p) or, solely to the extent relating to any of the foregoing subsections of Section 6.01, (v).

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and reserved for in the Company Balance Sheet, (ii) liabilities or obligations incurred after the Company Balance Sheet Date in the ordinary course of business consistent with past practice (excluding liabilities arising out of any breach of or default under a Contract or violation of Applicable Law), (iii) obligations expressly contemplated by, and fees and expenses payable to its external Representatives for services rendered in connection with, this Agreement and the transactions contemplated hereby, (iv) liabilities or obligations under Contracts existing as of the date of this Agreement or entered into after the date hereof as permitted under Section 6.01 of this Agreement (excluding liabilities arising out of any breach or default under such Contracts), and (v) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12. Compliance with Laws and Court Orders. Except as set forth in Section 4.12 of the Company Disclosure Schedule, the Company and each of its Subsidiaries is, and since January 1, 2016, has been, in compliance with, has not been charged with or given written notice by any Governmental Authority of any violation of and, to the knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with any violation of, Applicable Law or the terms of any of its Permits, except for failures to comply or violations or alleged violations that have not had and, even if determined adversely to the Company, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental

Authority outstanding against or affecting the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that prevents, enjoins, alters or materially delays the Merger or any of the other transactions contemplated by this Agreement. The Company and each of its Subsidiaries have all Permits necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13. Litigation. There is no Proceeding pending against or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any of their respective assets or properties, any of their respective present or former officers, directors or employees in their capacities as such, or any Person for whom the Company or any of its Subsidiaries may be liable before (or, in the case of threatened Proceedings, would be before) or by any Governmental Authority or arbitrator that, assuming such Proceedings were determined or resolved adversely in accordance with the opposing party’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14. [Reserved].

Section 4.15. Properties.

(a) Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 4.15(b) of the Company Disclosure Schedule sets forth a correct and complete list of all leases, subleases, licenses, sublicenses and other occupancy agreements under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or otherwise occupies any real property (each, a “Leased Real Property,” and such leases, subleases, licenses, sublicenses and occupancy agreements, the “Real Property Leases”). The Company or one of its Subsidiaries has a valid leasehold, subleasehold, license or similar interest in each Leased Real Property, free and clear of all Liens except for Permitted Liens. Either the Company or one of its Subsidiaries, as applicable, has performed all material obligations required to be performed by it to date under each Real Property Lease. With respect to each Leased Real Property, neither the Company nor any of its Subsidiaries has subleased, licensed, sublicensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any material portion thereof.

(c) Section 4.15(c) of the Company Disclosure Schedule sets forth all leases to which the Company is party in connection with any of its franchisees, the costs for which the Company is currently responsible in the case of default by a franchisee.

Section 4.16. Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) subject to clause (ii) below, the Company and each of its Subsidiaries is the sole and exclusive owner of, or has a valid and legally enforceable license to use (in each case, free and clear of any Liens other than Permitted Liens), all Intellectual Property used or held for use in, or necessary for, the conduct of its business as currently conducted; (ii) neither the Company nor any of its Subsidiaries has, since January 1, 2016, infringed, misappropriated or otherwise violated (A) any Intellectual Property rights of any Person other than such rights of any Person under any patent, and (B) to the knowledge of the Company, any Intellectual Property rights of any Person under a patent; (iii) to the knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or exclusively licensed to the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received any written notice that remains unresolved or otherwise has knowledge of any pending or threatened Proceeding or order with respect to any Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (v) none of the Intellectual Property owned by or, to the knowledge of the Company, licensed to the Company or any of its Subsidiaries has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of the Company, all such Intellectual Property is valid and enforceable; (vi) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of the Company or any of its Subsidiaries to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries; (vii) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property of the Company or any of its Subsidiaries, the value of which is contingent upon maintaining the confidentiality thereof, and no such Intellectual Property has been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements; (viii) the Company and its Subsidiaries have, since January 1, 2016, complied with all Applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of their operations; (ix) neither the Company nor any of its Subsidiaries has received any written notice that remains unresolved or otherwise has knowledge of any pending or threatened Proceeding alleging any violation of any Person’s privacy, personal or confidentiality rights under any Applicable Law; (x) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no Person has gained unauthorized access to any IT Assets; and (xi) the Company and each of its Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including but not limited to the implementation of commercially reasonable (A) data backup, (B) disaster avoidance and recovery procedures and (C) business continuity procedures, in each case consistent with industry practices; and (xii) no software distributed by the Company or any of its Subsidiaries contains any software code that is licensed under any terms or conditions that require that any software be (A) made available or distributed in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (D) redistributable at no charge.

Section 4.17. Taxes.

(a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete in all material respects. No representation is made as to the particular tax attributes of the Company or any of its Subsidiaries, including net operating losses, tax credits or tax bases of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all material Taxes due and payable (whether or not shown as due on any Tax Return), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books. Since the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, neither the Company nor any of its Subsidiaries has engaged in any transaction, or taken any other action, other than in the ordinary course of business consistent with past practice, and, for the avoidance of doubt, other than pursuant to any sale of the Outlet Segment (as defined below) conducted in accordance with the terms of this Agreement that meets the Outlet Sale Requirements, that would materially impact any Tax asset or Tax liability of the Company or any of its Subsidiaries.

(c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2014 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d) Neither the Company nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax (and no request for any such extension or waiver is pending).

(e) To the Company’s knowledge, there is no Proceeding pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material amount of Taxes or material Tax asset.

(f) No deficiency with respect to Taxes in respect of the Company or any of its Subsidiaries has been asserted in writing as a result of any audit or examination by any Taxing Authority that is not adequately reserved for in the Company’s financial statements in accordance with GAAP or has not otherwise been resolved or paid in full.

(g) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h) The Company and each of its Subsidiaries has, in accordance with Applicable Law, (i) timely and properly withheld, and paid over to the appropriate Taxing Authority, all material Taxes that it was required to withhold from any payment (including any dividend or interest payment) to any employee, independent contractor, creditor, stockholder, vendor or other Person and (ii) complied with all material reporting requirements (including maintenance of required records with respect thereto) with respect to such payments.

(i) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 or any similar provision of Applicable Law.

(j) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries.

(k) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group of which the Company was the common parent) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries), including under Treasury Regulation Section 1.1502-6 or any similar provision of Applicable Law, as a transferee or successor, or pursuant to any contractual obligation (other than pursuant to customary provisions of contractual agreements entered into in the ordinary course of business the principal subject of which does not relate to Taxes).

(l) No written claim, which remains unresolved, has ever been made in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary (as applicable) is required to file Tax Returns in such jurisdiction.

(m) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (i) any installment sale or open transaction disposition made on or prior to the Effective Time, (ii) any prepaid amount received on or prior to the Effective Time (respectively), (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. income tax law) entered into on or prior to the Effective Time, (iv) any “gain recognition agreement” or “domestic use election” (or analogous concepts under state, local or non-U.S. income tax law), (v) a change in the method of accounting for a period ending prior to or including the Effective Time or (vi) Section 965(h) of the Code.

(n) Neither the Company nor any of its Subsidiaries is or has, in the 5 year period ending on the date hereof, been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

“Tax” means any and all taxes, governmental fees or other like assessments or charges of any kind whatsoever (including withholding on amounts paid to or by any Person, any income, excise, property, sales, use, occupation, transfer, payroll or other employment-related tax, recapture, value-added, or franchise tax), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign). “Tax Return” means any report, return, document, declaration or other information or Filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, as well as any amendments thereto and any schedule or statement thereto.

Section 4.18. Employee Benefit Plans. (a) Neither the Company nor any of its ERISA Affiliates nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Company Employee Plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”). Neither the Company nor any of its ERISA Affiliates has incurred, or is reasonably expected to incur, any liability under Title IV of ERISA. For purposes of this Section 4.18(a), none of ESL, Parent or any of their respective Subsidiaries (other than the Company and its Subsidiaries) shall be considered to be or have been an ERISA Affiliate of the Company or any of its Subsidiaries.

(b) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and, to the knowledge of the Company, there is no reason why any such determination letter would be reasonably likely to be revoked. The Company has made available to Parent copies of the most recent Internal Revenue Service determination or opinion letters with respect to each such Company Employee Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2016, (i) each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan and (ii) no events have occurred with respect to any Company Employee Plan that could reasonably be expected to result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(c) Except as set forth in Section 4.18(c) of the Company Disclosure Schedule or as expressly provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any current or former Company Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan; (iii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Employee Plan; or (iv) result in the payment of any amount that would not be deductible under Section 280G of the Code. The Company has provided or made available to Parent a list of all agreements, arrangements and other instruments which give rise to any of the obligations described in Section 4.18(b)(i) or (ii) above prior to the execution hereof. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Company Service Provider for any Tax incurred by such Company Service Provider, including income taxes, or taxes incurred under Section 409A or 4999 of the Code.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all contributions and payments accrued under each Company Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is, and since January 1, 2016, there has been no Proceeding pending against or, to the knowledge of the Company, threatened against any Company Employee Plan (or against the Company in respect of any Company Employee Plan) before any Governmental Authority.

(f) Except as set forth in Section 4.18(f) of the Company Disclosure Schedule, each Company Employee Plan has been maintained in material compliance with its terms and all Applicable Law, including ERISA and the Code, and the Company and its Subsidiaries have materially complied with Applicable Law with respect to each plan, arrangement or policy mandated by Applicable Law. No action, suit, investigation, audit, Proceeding or claim (other than routine claims for benefits) is pending against, involves or, to the Company’s knowledge, is threatened against or threatens to involve, any Company Employee Plan before any court or arbitrator or any Governmental Authority, including the IRS, the Department of Labor or the PBGC.

(g) Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Company Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Company Service Provider (other than coverage mandated by Applicable Law). To the Company’s knowledge, no events have occurred with respect to any Company Employee Plan that would reasonably be expected to result in the assessment of any material excise taxes or penalties against the Company or any of its Subsidiaries.

(h) The Compensation Committee of the Company Board (the “Compensation Committee”) has (i) approved each Company Employee Plan pursuant to which consideration is payable to any officer, director or employee of the Company or any of its Subsidiaries (each, a “Compensation Arrangement”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, and (ii) taken all other actions necessary or advisable to satisfy the requirements of the non-exclusive safe harbor with respect to such Compensation Arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act (the approvals and actions referred to in clauses (i) and (ii) above, the “Compensation Arrangement Approvals”). The Company Board has determined that the Compensation Committee is composed solely of “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.

Section 4.19. Labor Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been since January 1, 2016, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, worker classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes.

(b) Neither the Company nor any of its Subsidiaries is or has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or works council agreement, and, to the Company’s knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit or works council relating to any Company Service Provider. There are no unfair labor practice complaints pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving Company Service Providers. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened in writing against or affecting the Company or any of its Subsidiaries.

(c) The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

Section 4.20. Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or any Hazardous Substance.

(b) No environmental investigation, study, audit, test, review or other analysis has been conducted since January 1, 2016 through the date hereof by the Company or any of its Subsidiaries or otherwise is in the Company’s possession or control in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been made available to Parent prior to the date hereof.

(c) For purposes of this Section 4.20, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 4.21. Material Contracts.

(a) As of the date of this Agreement, and other than any Contracts with Parent or any of its Subsidiaries, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any lease (A) for real property or (B) for personal property, in the case of this clause (B) providing for annual rental payments in excess of $1,000,000;

(ii) any Contract (A) resulting in aggregate payments by the Company and its Subsidiaries in excess of $1,000,000 in calendar year 2018 or (B) under which the Company or any of its Subsidiaries is contractually obligated to make payments in excess of $1,000,000 in the aggregate;

(iii) any Contract (A) resulting in aggregate payments to the Company and its Subsidiaries in excess of $1,000,000 in calendar year 2018 or (B) under which the Company or any of its Subsidiaries is contractually entitled to receive payments in excess of $1,000,000 in the aggregate;

(iv) any Contract relating to the disposition of any business or material assets other than the sale of products or services in the ordinary course of business consistent with past practice (whether by merger, sale of stock, sale of assets or otherwise) by the Company or any of its Subsidiaries;

(v) any Contract relating to the acquisition of any business or assets (whether by merger, sale of stock, sale of assets or otherwise), other than purchases of supplies, inventory and equipment in the ordinary course of business consistent with past practice, that contains any outstanding non-competition, earn-out or other contingent payment obligations or any other outstanding material obligation of the Company or any of its Subsidiaries;

(vi) any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), any guarantees thereof or the granting of any Liens (other than Permitted Liens) over the property or assets of the Company or any of its Subsidiaries, other than Contracts solely among the Company and its wholly-owned Subsidiaries;

(vii) any Contract for the formation of (A) any legal partnership, joint venture or similar arrangement or (B) any other partnership, joint venture, strategic alliance or similar arrangement, in the case of clause (B), that if terminated or not renewed would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and in each case any material Contracts related thereto;

(viii) any stockholders’, investors rights’, registration rights or similar agreement or arrangement;

(ix) any Contract pursuant to which the Company or any of its Subsidiaries grants or is granted any material license, right or immunity (including any covenant not to sue) with respect to any Intellectual Property (other than licenses granted to the Company or any of its Subsidiaries for commercial off-the-shelf software and non-exclusive licenses granted by or to the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice);

(x) any Contract with any (A) present or former officer or director of the Company or any of its Subsidiaries under which the Company has any continuing obligations (other than indemnification agreements, employment agreements, customary employment documents, Contracts governing equity awards and the Company Stock Plan), (B) beneficial owner of 5% or more of the outstanding Shares or (C) Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any such officer, director, or beneficial owner;

(xi) any Contract that includes any material “most favored nation” terms and conditions (including with respect to pricing) or minimum purchase arrangement;

(xii) any Contract containing any provision or covenant that limits the freedom of the Company or any of its Subsidiaries (or that purports, after the Closing, to limit the freedom of Parent or any of its Affiliates) to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Affiliates, other than Contracts containing customary provisions restricting solicitation of employees and agreements with recruiting agencies pursuant to which such agencies are granted the exclusive right to identify candidates for employment;

(xiii) any Contract pursuant to which the Company or any of its Subsidiaries has continuing obligations involving payment of royalties or other amounts calculated based upon any revenues or income of the Company or any of its Subsidiaries, in each case that cannot be terminated by the Company or its Subsidiaries without payment or penalty without more than 60 days’ notice;

(xiv) any Contract that purports to bind or otherwise impose material obligations on Parent or any of its Affiliates (including as a result of their investment in the Company);

(xv) any Contract involving any resolution or settlement of any actual or threatened Proceeding with a value in excess of $1,000,000 or that provides for any material injunctive or other non-monetary relief;

(xvi) any material hedging, swap, derivative or similar Contract;

(xvii) any labor, collective bargaining agreement or similar Contract;

(xviii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) other than any Company Employee Plan; or

(xix) any other Contract not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole.

(b) All Contracts of the type described in Section 4.21(a) are referred to herein as “Material Contracts” (which term, for the avoidance of doubt, includes any Contract that would be a Material Contract if it had been entered into as of the date hereof). Each Material Contract is valid, binding and in full force and effect and, to the Company’s knowledge, enforceable against the other party or parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), and neither the Company nor any of its Subsidiaries have waived or failed to enforce any rights or benefits under any Material Contract. Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any other party to a Material Contract, has breached or violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, or would give to any Third Party any right of termination, amendment or cancellation of any Material Contract or any license thereunder, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.

Section 4.22. [Reserved].

Section 4.23. Finders’ Fees. Except for PJ Solomon, L.P. and PJ Solomon Securities, LLC, financial advisors to the Special Committee, true and complete copies of whose engagement agreement and any amendments thereto have been provided to Parent prior to the execution hereof, there is no investment banker, broker, finder or other intermediary or agent who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 4.24. Opinion of Financial Advisor. The Special Committee has received the opinion (to be confirmed in writing) of PJ Solomon Securities, LLC to the effect that, as of the date of this Agreement, and based upon and subject to the facts and assumptions set forth therein, the Base Merger Consideration to be paid to the holders of Shares (other than ESL or Parent) pursuant to this Agreement is fair from a financial point of view to such holders. The Company shall deliver a true and complete copy of the written opinion of PJ Solomon Securities, LLC to Parent for informational purposes only promptly after receipt thereof by the Company.

Section 4.25. Antitakeover Statutes and Rights Agreement. The Company has no “rights plan,” “rights agreement,” or “poison pill” in effect. The Company is not subject to Section 203 of Delaware Law, and, accordingly, neither Section 203 of Delaware Law nor any other “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar Applicable Law enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.26. Interested Party Transactions. Except as disclosed in the Company SEC Documents, since the Company Balance Sheet Date through the date hereof, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K.

Section 4.27. Credit Agreements. The Company has made available to Parent correct and complete copies of the Credit Agreements and all amendments, written waivers and other modifications thereto prior to the execution of this Agreement. Except as set forth in Section 4.27 of the Company Disclosure Schedule, no Credit Agreement Event of Default has occurred and is continuing and neither the Company nor any of its Subsidiaries has (i) previously received a waiver of any Default under either Credit Agreement or of any Credit Agreement Event of Default or (ii) taken or failed to take any act which, with or without notice, lapse of time, or both would constitute a Credit Agreement Event of Default.

Section 4.28. No Other Representations and Warranties. Without limiting Parent’s rights in the case of fraud, except as expressly set forth in this Article 4, neither the Company nor any Subsidiary of the Company has made any representation or warranty, express or implied, to Parent in connection with this Agreement or any of the transactions contemplated hereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01. Existence and Power. Each of Parent and Merger Subsidiary is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all limited liability company and corporate powers, respectively, and all Permits necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the limited liability company and corporate powers, respectively, of Parent and Merger Subsidiary and have been duly authorized by all necessary limited liability company and corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or Filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws, including the filing of the Information Statement and the Schedule 13E-3, (iii) compliance with any national securities exchange on which the securities of Parent or any of its Affiliates are listed or any other applicable listing authority, (v) any Filings, reports, approvals and/or notices that may be required under the HSR Act, and (v) any actions or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any payment to or consent or other action by, or notice to, any Person under, constitute a breach or default (or constitute an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Affiliates is entitled under any provision of any Contract binding on, or any Permit of, Parent or any of its Affiliates (or any Contract to which any of their respective assets is subject) or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Affiliates, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Disclosure Documents. The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use (or incorporation by reference) in the Information Statement or the Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of the filing of the Information Statement or the Schedule 13E-3, as applicable, or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

Section 5.06. Finders’ Fees. There is no investment banker, broker, finder or other intermediary or agent that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.07. Financing. Parent has delivered to the Company a duly executed and complete (including with respect to any side letters thereto) copy of the equity commitment letter of ESL Investments, Inc., dated as of the date hereof (the “Equity Commitment Letter”), pursuant to which ESL Investments, Inc. has agreed, subject to the terms and conditions set forth therein, to provide cash equity financing to Parent in the amount stated therein (the “Equity Financing”). The Equity Commitment Letter is a legal, valid and binding obligation of the parties thereto, is in full force and effect, and is enforceable against the parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), and subject to the funding of the Equity Financing in accordance with the terms of the Equity Commitment Letter, the aggregate cash contribution contemplated by the Equity Commitment Letter, together with the financial resources of Parent, shall provide sufficient cash to enable Parent to make the payments contemplated to be made by Parent at the Closing pursuant to this Agreement. Parent acknowledges that its obligations under this Agreement are not contingent on the availability and/or funding of (x) any debt financing (including the Debt Financing) and/or (y) the Equity Financing contemplated by the Equity Commitment Letter. There are no other agreements, Contracts or arrangements related to the Equity Financing or the funding of all or any part of the Equity Financing that could adversely affect the availability of the full amount of the Equity Financing on the Closing Date.

Section 5.08. Litigation. There is no Proceeding pending against or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries, any of their respective assets or properties, any of their respective present or former officers, directors or employees in their capacities as such, or any Person for whom Parent or any of its Subsidiaries may be liable before (or, in the case of threatened Proceedings, would be before) or by any Governmental Authority or arbitrator that, assuming such Proceedings were determined or resolved adversely in accordance with the opposing party’s demands, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section  5.09. Ownership of Shares. ESL collectively beneficially owns as of the date hereof 13,226,598 Shares.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. From the date hereof until the Closing, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, the Company shall, and shall cause each of its Subsidiaries, to use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect its Permits, (iii) keep available the services of its directors, officers, key employees and key consultants, and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having significant business relationships with it. Without limiting the generality of the foregoing, from the date hereof until the Closing, except (x) as expressly permitted or required by this Agreement, (y) as set forth in the corresponding subsection of Section 6.01 of the Company Disclosure Schedule or (z) with the prior written consent of Parent, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends payable by any of its wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, any Company Securities or any Company Subsidiary Securities, other than, in the case of this clause (iii), in connection with the formation of any Subsidiary of the Company organized under the laws of any state of the United States;

(c) (i) issue, sell or otherwise deliver any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Shares upon settlement of any Company Restricted Stock Unit, in each case, that is outstanding on the date hereof in accordance with their terms on the date hereof, (B) any Company Subsidiary Securities to the Company or any other wholly-owned Subsidiary of the Company, (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise) or (iii) issue any award, or amend or modify the terms of any outstanding award, under any Company Stock Plan or Company LTIP, or accelerate the vesting of any Company Restricted Stock Unit or Company LTIP Award or except as required by their terms on the date hereof;

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except up to the aggregate amount contemplated by the capital expenditure budget as approved by the Company Board prior to the date hereof;

(e) (i) merge or consolidate with any other Person, (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests in entities or businesses, other than, in the case of clause (ii), (x) acquisitions between or among wholly-owned Subsidiaries of the Company and (y) supplies, equipment or inventory in the ordinary course of business consistent with past practice, or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, including the liquidation of any line of the Company’s business;

(f) sell, lease, license or otherwise transfer or dispose of, create or incur any Lien (other than Permitted Liens) on, or otherwise abandon, permit to lapse or fail to maintain, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests in entities or businesses (in each case, including any of the Company’s or its Subsidiaries’ Intellectual Property; provided that the Company shall not be required to make any Filings, registrations or take any prosecution actions with respect to such Intellectual Property that it would not take in the ordinary course of business consistent with past practice), other than (x) transactions between or among wholly-owned Subsidiaries of the Company, (y) any Outlet Sale conducted in accordance with the terms of this Agreement and (z) sales of products, services, inventory or obsolete equipment or non-exclusive licenses granted by the Company in the ordinary course of business consistent with past practice;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company or (ii) advances to its employees in respect of travel or other related business expenses, in each case in the ordinary course of business consistent with past practice;

(h) create, incur, assume, suffer to exist or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof (including through borrowings under any of the Company’s existing credit facilities), or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (i) any indebtedness under the Credit Agreements outstanding as of the date of this Agreement and any indebtedness for borrowed money incurred under the Credit Agreements to finance working capital needs incurred in the ordinary course of business consistent with past practice and (ii) any indebtedness for borrowed money among the Company and its wholly-owned Subsidiaries, or among the Company’s wholly-owned Subsidiaries, in the ordinary course of business consistent with past practice;

(i) establish or amend any Company Stock Plan or the Company LTIP, except for any amendments as may be required under Applicable Law, or any grant any awards under any Company Stock Plan or the Company LTIP;

(j) (i) enter into (including by amendment of any Contract such that such Contract becomes a Material Contract), amend, modify in any material respect or renew any Material Contract or any Contract that would constitute a Material Contract if in effect as of the date hereof, in each case, other than in the ordinary course of business consistent with past practice, (ii) waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any Material Contract, or (iii) voluntarily accelerate, terminate or cancel, or fail to exercise a renewal option for, any Material Contract, in each case, excluding any of the Credit Agreements, which shall be governed by Section 6.01(u) below;

(k) except as required by Applicable Law or the terms of a Company Employee Plan in effect on the date hereof, (i) grant or increase any severance, retention or termination pay (or amend any existing severance pay, retention or termination arrangement), (ii) enter into any employment, consulting, bonus, change in control, deferred compensation or other similar agreement (or amend any such existing agreement), (iii) establish, adopt or amend, or otherwise increase benefits payable under, any Company Employee Plan or collective bargaining agreement, (iv) increase compensation, bonus or other benefits payable, except for increases in annual base compensation in connection with a promotion or retention related adjustment of not more than 3% to employees with base compensation of less than $100,000, (v) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to gross-up, indemnify or otherwise reimburse any current or former Company Service Provider for any Tax incurred by such Company Service Provider, including under Section 409A or 4999 of the Code, or (vi) (x) hire any employees other than (A) to fill vacancies arising due to terminations of employment of employees with base compensation of less than $150,000 or (B) as set forth in the business plan as approved by the Company Board in effect on the date hereof, or (y) terminate the employment of any employees other than for cause or performance-related reasons;

(l) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X under the Exchange Act, as agreed to by its independent public accountants;

(m) change in any material respect the policies or practices regarding accounts receivable or accounts payable or fail to manage working capital in accordance with past practices;

(n) commence any Proceeding other than for the routine collection of invoices, the routine enforcement of the Company’s rights under existing Contracts or as expressly contemplated by this Agreement;

(o) pay, discharge, compromise, settle or satisfy (or cause any insurer to pay, discharge, compromise, settle or satisfy), or offer to pay, discharge, compromise, settle or satisfy, (i) any stockholder litigation or dispute against the Company, any of its Subsidiaries or any of their officers or directors (whether relating to this Agreement or otherwise) or (ii) any Proceeding or any other liability or obligation (whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise), other than, in the case of this clause (ii), the payment, discharge, settlement or satisfaction (solely through payment of money) of (A) liabilities or obligations (other than with respect to Proceedings) incurred in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereby and (B) Proceedings, liabilities and obligations in amounts not to exceed $200,000 individually or in the aggregate;

(p) make, rescind or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting (or make any change in any accounting principles or practices used),

amend any material Tax Return or file a claim for a material Tax refund, obtain or enter into any Tax ruling or closing agreement, extend or waive the statute of limitations with respect to any Tax or Tax Return, settle any material Tax claim, audit or assessment, or surrender any right or claim to a material Tax refund, offset or other reduction in Tax liability;

(q) withdraw or modify, or permit the withdrawal or modification of, the Compensation Arrangement Approvals;

(r) terminate, let lapse or materially amend or modify any insurance policy maintained by the Company unless such policy is replaced by a reasonably comparable policy;

(s) enter into any Contract with any stockholder, director or officer of the company or any of the Subsidiaries of the Company or enter into any other material transaction or Contract with any other Person that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K;

(t) take any action that would reasonably be expected to result in a Credit Agreement Event of Default;

(u) amend, modify, waive or extend in any respect the ABL Facility or the Term Loan (including with respect to any uncured Default or uncured Credit Agreement Event of Default, but with it being understood and agreed that notwithstanding anything in this Agreement to the contrary, the Company and its Subsidiaries may obtain a waiver of any Cured Default (any such waiver, a “Cured Default Waiver”)), provided that (i) no Cured Default Waiver shall include any material modifications to either Credit Agreement (or the related loan documents) without the prior written consent of Parent, (ii) any waiver through which the Agent and the Required Lenders under each Credit Agreement agree to continue to waive past October 31, 2019 the application of the requirement of Section 6.01(a) of each of the Credit Agreements that requires the Company and its Subsidiaries to obtain a report and unqualified opinion of a registered public accounting firm of nationally recognized standing reasonably acceptable to such Agent and shall not be subject to any “going concern” or similar qualification or exception as to the scope of such audit (any such waiver, a “Going Concern Waiver”) is permitted without the consent of Parent, but only if (1) such Going Concern Waiver solely extends the expiration date of the limited waiver of such application of such requirement of Section 6.01(a) of each of the Credit Agreements currently in effect to a date no later than December 31, 2019 and does not otherwise modify the Credit Agreements and (2) at the time the Company obtains such Going Concern Waiver, (x) an Outlet Purchase Agreement shall have been entered into, (y) such Outlet Purchase Agreement shall not be subject to any financing contingency (or, if it is subject to a financing contingency, the Company shall have certified to Parent in writing that it is the good faith belief of the Company Board at such time that such financing contingency has been or will be satisfied prior to the Outlet Closing Deadline based on the Company’s receipt of evidence of committed financing or similar comfort from the Company’s counterparty to the outlet Purchase Agreement prior to such time) and (z) the Company shall have certified to Parent in writing that it is the good faith belief of the Company Board at such time that the Outlet Sale is reasonably likely to be consummated prior to the Outlet Closing Deadline and otherwise in all material respects in accordance with the terms of the Outlet Purchase Agreement, and (iii) no consent of Parent shall be required for any waivers, consents and/or amendments through which the Agent and the Required Lenders under each Credit Agreement agree to the sale of the Outlet Segment (any such waivers, consents or amendments, the “Outlet Sale Amendments”) in accordance with the terms and conditions of this Agreement to the extent such Outlet Sale Amendments (1) do not require the payment of any waiver, amendment or consent fees that, taken together with any waiver, amendment or consent fees paid or to be paid in connection with a Going Concern Waiver and/or a Cured Default Waiver, exceed $500,000 in the aggregate and (2) do not include any material modifications to either of the Credit Agreements, and provided further that, in any case, the Company shall consult in good faith Parent on the terms and conditions of and process for obtaining any Outlet Sale Amendment and Parent shall have the right to participate in discussions with any applicable lenders regarding any Outlet Sale Amendments; or

(v) authorize, agree or resolve to do, by Contract or otherwise, any of the foregoing.

Section 6.02. Access to Information.

(a) From the date hereof until the Closing and subject to Applicable Law and the Confidentiality Agreement between the Company and Parent, dated March 29, 2019 (the “Confidentiality Agreement”), the Company shall (A) give Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access to the offices, properties, assets, books and records of the Company and its Subsidiaries, upon reasonable prior notice and during normal business hours, (B) furnish to Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information as such Persons may reasonably request, and (C) instruct the employees, counsel, financial advisors, auditors and other authorized Representatives of the Company and its Subsidiaries to cooperate with Parent and its authorized Representatives in its investigation of the Company and its Subsidiaries; provided, however, that the Company may restrict the foregoing access and the disclosure of information pursuant to this Section 6.02 to the extent that (1) any Applicable Law requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information or (2) disclosure of any such information would result in the loss of attorney-client privilege (but in each case the Company shall use its commercially reasonable efforts to (I) develop an alternative to providing such information that is reasonably acceptable to Parent or (II) enter into a joint defense agreement or implement such other techniques if the parties determine that doing so would permit the disclosure of such information without violating such Applicable Law or attorney-client privilege) or (3) such information relates to the Outlet Sale Process. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to unreasonably interfere with the Outlet Sale Process or the conduct of the business of the Company and its Subsidiaries. For the avoidance of doubt, the Company’s access to information relating to the Outlet Sale Process is addressed by Section 6.03(e) rather than this Section 6.02.

(b) No information or knowledge obtained in any investigation pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

(c) The Company shall provide prompt notice to Parent upon the occurrence of any Default or Event of Default under either Credit Agreement.

(d) The Company shall provide to Parent, within 21 days following the end of the each month, an internal management reporting package (an “Internal Management Report”), which Internal Management Report shall include (i) profit and loss statements for such month, (ii) profit and loss statements to date for the financial quarter in which such month falls and (iii) profit and loss statements to date for the fiscal year in which such month falls, in each case, for each of the Outlet Segment and the Hometown Segment and along with variances from the same period in the prior year and the annual operating plan; provided that the Company shall only be obligated to provide Internal Management Reports to Parent to the extent that the information contained therein is prepared by the Company in the ordinary course of business.

Section 6.03. No Solicitation; No Change in Recommendation; Sale of the Outlet Segment.

(a) The Company shall, and shall cause each of its Subsidiaries and their respective Representatives to, (i) immediately cease and terminate any solicitation, encouragement, discussions or negotiations with any Persons with respect to any Acquisition Proposal or a potential Acquisition Proposal, (ii) terminate access to any physical or electronic data rooms related to a possible Acquisition Proposal (other than any access of Parent, ESL, their respective Affiliates and their and their Affiliates’ respective Representatives) and (iii) request that any such Person and its Representatives promptly return or destroy all confidential information concerning the Company and its Subsidiaries theretofore furnished by or on behalf of the Company or any of its Subsidiaries, and destroy all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze such information, in each case, in accordance with the applicable confidentiality agreement between the Company or any of its Affiliates, on one hand, and such Person, on the other hand. The Company shall not, and shall cause each of its Subsidiaries and their respective Representatives not to, directly or indirectly, (A) solicit, initiate, facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (B) conduct or engage in, enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any information or data to, any Person that is seeking to make, has made or, to the knowledge of the Company, is considering making an Acquisition Proposal or otherwise take such actions in connection with or for the purpose of encouraging or facilitating any Acquisition Proposal, (C) approve, endorse or recommend any Acquisition Proposal or (D) enter into any Company Acquisition Agreement with respect to any Acquisition Proposal.

(b) Neither the Company Board nor any committee thereof (including the Special Committee) shall (i) (A) fail to include the Company Board Recommendation in the Information Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify in a manner adverse to Parent, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) under the Exchange Act, or an express rejection of such tender offer or exchange offer or reaffirmation of the Company Board Recommendation), (D) fail to recommend against acceptance of any tender offer or exchange offer and reaffirm the Company Board Recommendation within 10 Business Days following the commencement of such offer, (E) adopt, approve, endorse or recommend, or publicly propose to approve or recommend to the stockholders of the Company any Acquisition Proposal or (F) agree to take any of the foregoing actions (actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement or agreement in principle, memorandum of understanding, or other similar agreement relating to or providing for any Acquisition Proposal or an acquisition agreement, merger agreement or similar definitive agreement providing for or with respect to any Acquisition Proposal (each, a “Company Acquisition Agreement”) or (iii) grant any waiver, amendment or release under any standstill or similar agreement with respect to any class of equity interests of the Company or any of its Subsidiaries, any confidentiality agreement or antitakeover statute or similar Applicable Law.

(c) The Company shall not engage in any discussions or negotiations regarding any Acquisition Proposals, or changes to the terms of any such Acquisition Proposal or any amendment thereto (including copies of any written proposed agreements).

(d) Nothing contained in this Agreement shall prevent the Company, the Company Board or the Special Committee from complying with Rules 14a-9, 14d-9 and 14e-2 under the Exchange Act and Item 1012(a) of Regulation M-A under the Exchange Act with respect to any Acquisition Proposal or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or making any required disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board or the Special Committee, after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under Applicable Law or such disclosure is otherwise required under Applicable Law. For the avoidance of doubt, complying with such obligations or making such disclosure shall not in any way limit or modify the effect that any such action has under this Agreement (including whether such action constitutes a Company Adverse Recommendation Change).

(e)

(i) Notwithstanding anything in this Agreement to the contrary (including Section 6.01), during the period beginning on the date of this Agreement and continuing until 11:59 p.m., New York City time, on the final day of the Sale Period (“Outlet Sale End Date”), the Company and its Representatives shall have the right to, without any further approval by ESL:

(A) initiate, solicit and encourage inquiries, proposals and offers from Third Parties solely in connection with a sale of the Outlet Segment that complies with the Outlet Sale Requirements (any such sale, an “Outlet Sale,” and any such inquiry, proposal or offer with respect to an Outlet Sale, an “Outlet

Sale Acquisition Proposal”) and otherwise facilitate any effort or attempt by any Third Party to make an Outlet Sale Acquisition Proposal, including by way of (1) releasing, waiving, modifying and not enforcing existing standstill provisions in order to allow a Third Party to make an Outlet Sale Acquisition Proposal to the Company Board in accordance with the terms hereof until the Outlet Sale End Date and (2) providing access to non-public information about the Outlet Segment to such Third Party and its Representatives, Affiliates, and prospective equity and debt financing sources, so long as such Third Party has executed a confidentiality agreement with the Company on terms no less favorable than those provided in the Confidentiality Agreement, provided that such confidentiality agreement shall not allow the counterparty to elect to terminate the applicability of any provision thereof concerning the matters addressed by the twelfth paragraph of the Confidentiality Agreement (any such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided that the Company shall substantially concurrently (and in any event within 24 hours thereafter) make available to Parent and Merger Subsidiary any non-public information concerning the Outlet Segment, including information with respect to its operations, performance or condition, that is generally made available to such Third Parties that was not previously made available to Parent or Merger Subsidiary (it being agreed that the Company shall not be required to make available to Parent or Merger Subsidiary any information provided to individual Third Parties in response to diligence questions or otherwise if such information is not made generally available to other Third Parties);

(B) initiate, engage in, continue or otherwise participate in discussions or negotiations with any Third Party solely regarding an Outlet Sale or any Outlet Sale Acquisition Proposal;

(C) otherwise cooperate with, assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations with, and any efforts or attempts to make any Outlet Sale Acquisition Proposal by, any such Third Party solely in connection with a potential Outlet Sale;

(D) enter into an Acceptable Confidentiality Agreement and, subject to Section 6.03(e)(ii) and Section 6.03(e)(iv), an Outlet Purchase Agreement; and

(E) consummate an Outlet Sale on the terms of an Outlet Purchase Agreement entered into by the Company in accordance with this Section 6.03(e).

(ii) The Company further agrees that:

(A) it shall not execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other Contract that legally obligates the Company to effect an Outlet Sale, other than an Outlet Purchase Agreement;

(B) it shall provide Parent and its Representatives with periodic updates on the status of the Outlet Sale Process; provided that the Company shall not be required to disclose to Parent or its Representatives the economic terms of any Outlet Sale Acquisition Proposal other than the Proposed Outlet Sale or the identity of any Prospective Outlet Purchaser other than the Prospective Outlet Purchaser in the Proposed Outlet Sale;

(C) it shall provide the competitively sensitive information relating to the Outlet Segment described on Annex IV to no more than three final bidders for the Outlet Segment and, in the case of any such final bidder that is a strategic bidder, only pursuant to a customary “clean team” agreement that shall limit access to such information to Representatives of such bidder that are not involved (and agree not to be involved for 12 months thereafter) in any pricing, procurement or strategy related matters for the bidder or any competitor of the Company;

(D) it shall (1) provide Parent with the auction draft of the definitive agreement that would be entered into in connection with an Outlet Sale (the “Outlet Purchase Agreement”) at least 24 hours before it is first sent by the Company or its Representatives to prospective purchasers of the Outlet Segment (each a “Prospective Outlet Purchaser”); (2) provide Parent with periodic updates with regard to any material changes to such Outlet Purchase Agreement proposed by the final bidders for the Outlet Segment that the

Company is reasonably likely to agree to; (3) provide Parent with a copy of a substantially final draft of the Outlet Purchase Agreement proposed to be entered into at least 24 hours prior to its execution by the Company and (4) consider in good faith any reasonable comments of Parent and its counsel on any draft of the Outlet Purchase Agreement that the Company provides to Parent pursuant to this Section 6.03(e)(ii)(D) or otherwise; and

(E) any Outlet Purchase Agreement the Company enters into shall be in accordance with Outlet Sale Requirements.

(iii) Parent agrees that it shall inform the Company promptly, and in any event within 24 hours, after Parent makes any determination that any draft of the Outlet Purchase Agreement provided by the Company to Parent, whether pursuant to Section 6.03(e)(ii)(D) or otherwise, does not comply with the Outlet Sale Requirements.

(iv) If the Company Board, acting on the recommendation of the Special Committee, determines in good faith, after consultation with its financial advisor and outside legal counsel, to cause the Company to enter into an Outlet Purchase Agreement (the “Proposed Outlet Sale”), and the Proposed Outlet Sale would reasonably be expected to result in Net Proceeds (the “Proposed Outlet Sale Proceeds”) of less than $120,000,000, the Company shall not take such action unless the following conditions are satisfied:

(A) the Company shall (A) have provided prior written notice (a “Determination Notice”) to Parent 5 Business Days in advance (the “Notice Period”) to the effect that the Company intends to take such action and specifying the Company’s good faith estimate of the Proposed Outlet Sale Proceeds;

(B) the Company shall be, and shall cause its financial and legal advisors to be, available during the Notice Period for negotiations with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to amend this Agreement to make such adjustments to the Merger Consideration payable under this Agreement in the event an Outlet Sale is not consummated prior to Closing that would result in such adjusted Merger Consideration equaling or exceeding the Merger Consideration that would be payable under this Agreement if the Proposed Outlet Sale were consummated prior to Closing; provided, however, that in the event of any material revisions to the terms of such Proposed Outlet Sale, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of this Section 6.03(e)(iii) with respect to such new Determination Notice and the revised Proposed Outlet Sale contemplated thereby, except that the new Notice Period commenced upon such delivery shall be only 3 Business Days; and

(C) at or following the end of any such Notice Period, the Company Board, acting on the recommendation of the Special Committee, shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that the Merger Consideration that would be payable under this Agreement if the Proposed Outlet Sale were consummated prior to Closing would exceed the Merger Consideration that would be payable under this Agreement in the event the Proposed Outlet Sale is not consummated prior to the Closing, but taking into account any amendment of this Agreement to effect any adjustment to the Merger Consideration that was agreed to by Parent, the Company Board may cause the Company to enter into an Outlet Purchase Agreement in respect of, and consummate, the Proposed Outlet Sale subject to the other terms and conditions of this Section 6.03(e).

(v) (A) In the event that no Outlet Sale is agreed to, and no Outlet Purchase Agreement is executed in connection therewith, by the Outlet Sale End Date, the Company shall terminate all discussions with Third Parties with respect to any Outlet Sale, and (B) in the event that an Outlet Sale is agreed to pursuant to the execution of an Outlet Purchase Agreement, but such Outlet Sale does not close prior to the Outlet Closing Deadline, the Company shall immediately terminate such Outlet Purchase Agreement without further liability or obligation to the Company, other than any liability for any breach by the Company of such Outlet Purchase Agreement prior to its termination.

(vi) In the event that any Outlet Sale is consummated prior to the Closing, the Company shall or shall cause the Net Proceeds of such Outlet Sale to be applied or, to the extent not required to be immediately applied, reserved to pay down any debt outstanding under the Credit Agreements and, if all amounts due under a Credit Agreement are being repaid, shall enter into with the lenders thereunder and provide Parent with copies of a customary pay-off letter in connection therewith that (i) provides for the termination of all guarantees and Liens, if any, guaranteeing or securing the Company’s and its Subsidiaries’ obligations under the applicable Credit Agreement and (ii) terminates the applicable Credit Agreement and all related loan documents (other than in each case under this clause (ii), with respect to any unasserted contingent obligations thereunder and any cash collateral or other credit support for letters of credit or bank products and cash management obligations that are to survive any such termination).

(vii) The Company shall use commercially reasonably efforts to manage the Outlet Sale Process to protect the confidentiality of proprietary data and other trade secrets of the Outlet Segment, including the processes used by the Outlet Segment to source and price inventory.

Section 6.04. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.05. Stock Exchange Delisting; Exchange Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.06. Compensation Arrangements. Prior to the Effective Time, the Company (acting through its Compensation Committee) will take all steps that may be necessary or advisable to cause each Compensation Arrangement that has not previously been subject to the Compensation Arrangement Approvals described in Section 4.18(h) to be approved by the Compensation Committee (comprised solely of “independent directors” determined in the manner described in the last sentence of Section 4.18(h)) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 6.07. Takeover Statutes. The Company shall: (a) take all actions necessary so that no “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this Agreement and (b) if any such antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this Agreement, to take all actions necessary so that such transactions may be consummated as promptly as practicable and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such statute or regulation on such transactions.

Section 6.08. Stockholder/Transaction Litigation. From and after the date hereof, the Company shall promptly (but in no event later than 24 hours after it becomes aware of such Proceedings) advise Parent orally and in writing of any Proceedings (including derivative claims) commenced or, to the knowledge of the Company, threatened against the Company and/or its directors or executive officers relating to this Agreement, the Merger and/or the other transactions contemplated hereby and shall keep Parent promptly and reasonably informed regarding any such Proceeding. The Company shall give Parent the opportunity to participate in the defense or settlement of any such Proceeding and shall give due consideration to Parent’s views with respect thereto. The Company shall not agree to any settlement of any such Proceeding without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.09. Proposals Regarding the Hometown Segment. Following the date of this Agreement, Parent shall, subject to Applicable Law, (a) have the right to propose actions or changes regarding the operations of the Hometown Segment, including actions or changes reasonably designed to implement cost savings initiatives in anticipation of the common ownership of the Company and Parent’s existing operating business, which proposals the Company shall approve and implement in good faith (provided that the Company shall not be obligated to implement any such action or change that would materially negatively impact the Company’s liquidity, that would otherwise have a significant adverse impact on the Company, or where implementation would not comply with Applicable Law; and provided, further, that Parent shall not propose any actions or changes relating to prices to customers of the Hometown Segment) and (b) have the right to discuss with management on a regular basis, at Parent’s sole discretion, the operations of (i) the Hometown Segment and (ii) the Company as a whole insofar as the Hometown Segment is materially impacted. The Company shall designate two senior members of its management team to be available as reasonably necessary to respond to inquiries from Parent, and provide information and other assistance to Parent in connection with the matters described in this Section 6.09.

Section 6.10. Cooperation with Financing. Prior to the Closing, (x) the Company shall (and, with respect to the documents set forth in clause (i)(B) of the definition of “Financing Information,” shall use commercially reasonable efforts to) furnish the Financing Information to Parent as promptly as reasonably practicable following such request (and, with respect to (A) the information in clause (iii) of the definition of “Financing Information,” to the extent requested by Parent at least 10 Business Days prior to the Closing Date, no later than 3 Business Days prior to the Closing Date, and (B) the documents set forth in clause (i)(B) of the definition thereof, so long as requested by Parent no later than 5 Business Days following Parent’s receipt of a copy of the executed Outlet Purchase Agreement from the Company) and (y) the Company shall, and shall cause its Subsidiaries and their respective Representatives and appropriate senior employees to, use their commercially reasonable efforts, at Parent’s sole expense, to provide such assistance in connection with the arrangement of the Debt Financing as is necessary or customary and as may be reasonably requested by Parent. Such assistance shall include but not be limited to using commercially reasonable efforts to:

(a) upon reasonable advance notice and at reasonable times have senior management assist in preparation for and participate in a reasonable number of lender marketing meetings and calls and a reasonable number of other due diligence sessions with prospective lenders and ratings agencies, in each case in connection with obtaining the Debt Financing;

(b) assist with the preparation of, and provide all such customary information on the Company for, customary rating agency presentations, confidential information memoranda (and, to the extent necessary, additional information memoranda that do not include material non-public information) and bank syndication materials and similar documents customarily required in connection with Debt Financing, including the marketing and syndication thereof (including the delivery of customary authorization letters containing customary representations and exclusions);

(c) deliver customary information regarding the Company and its Subsidiaries necessary for schedules and certificates to be delivered in connection with such Debt Financing Documents;

(d) cooperate with Parent in connection with delivery of the Payoff Letters;

(e) take such actions as are reasonably requested by Parent and reasonably within the Company’s control to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Debt Financing;

(f) assist Parent in obtaining a corporate family rating from Moody’s Investor Services, a public corporate credit rating of the Company from Standard & Poor’s Ratings Group, a division of the McGraw Hill

Corporation, and facilities ratings for any of the debt facilities in connection with the Debt Financing (it being understood that this covenant does not require the Company to ensure that Parent receive any such rating);

(g) [reserved];

(h) reasonably cooperate with the marketing efforts of Parent and the Debt Financing Sources for any portion of the Debt Financing, including using commercially reasonable efforts to ensure that the syndication efforts benefit from the existing banking relationships of the Company and its Subsidiaries;

(i) assist in making arrangements for (i) the pledge, grant, recordation and perfection of Liens in share certificates, securities and other collateral and (ii) the provision of guarantees supporting the Debt Financing that are required for closing and disbursement of the Debt Financing under the Debt Financing Documents, including assisting with the preparation of perfection certificates and other customary documents;

(j) cause senior management to assist in the preparation of a business plan as requested or required by Parent or prospective lenders in connection with obtaining the Debt Financing; and

(k) subject to the occurrence of the Closing and the provision of the necessary funds by Parent, take all corporate actions (i) reasonably requested by Parent necessary for each of the Credit Agreements to be satisfied and discharged and/or to fund the Debt Financing, (ii) as may be reasonably requested by Parent to effect the termination on the Closing Date of all guarantees and Liens in connection therewith and the delivery of Payoff Letters (including the delivery of draft Payoff Letters at least four (4) Business Days prior to the anticipated Closing Date), and (iii) as may be reasonably requested by Parent to effect the execution and/or delivery of Lien releases, termination documentation and other instruments of discharge with respect to the foregoing, in each case, in a form reasonably satisfactory to Parent;

provided, that, in each case of (a) through (k) above, in connection with complying with this Section 6.10, (A) none of the Company, any of its Subsidiaries or any of their respective officers, directors, managers, employees, accountants, consultants, legal counsel, agents or other Representatives shall be required to pay (or agree to pay) any commitment or other fee or incur any liability with respect to matters relating to the Debt Financing or enter into any agreement in connection with the Debt Financing prior to the Closing (without limitation of the exceptions included in clause (ii) of the second sentence of this paragraph), (B) the Company and its Subsidiaries and their respective officers and employees shall not be required to take any action that would materially and unreasonably interfere with the operation of the business of the Company and its Subsidiaries, (C) no such cooperation shall be required to the extent that it would (i) cause any condition to Closing in Section 9.02 to fail to be satisfied or otherwise cause any breach of this Agreement, (ii) reasonably be expected to cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability or (iii) cause any breach of any Applicable Law or any Material Contract to which the Company or any of its Subsidiaries is a party and (D) the Company and its Subsidiaries shall not be required to enter into, execute, or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation, in each case, that would be effective prior to the Closing (other than the execution of customary authorization letters). Parent shall (i) promptly, upon request by the Company, reimburse the Company and its Subsidiaries for all reasonable, documented and invoiced out-of-pocket costs and expenses incurred by them in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.10 (other than the Company’s and its Subsidiaries’ obligations to deliver its regular annual and quarterly financial statements, the Company’s obligation to file the Company SEC Documents with the SEC and other than compensation of the Company’s and its Subsidiaries’ employees) and (ii) indemnify, defend and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all damages or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing (including the performance of their respective obligations under, or the taking of or refraining from any action in accordance with, this Section 6.10) and any written information used in connection therewith (other than any written factual information about the Company provided to Parent by or on behalf of the Company), in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct or material breach of this Agreement by the Company or any of its Subsidiaries or their Representatives acting at the direction of the Company or any of its Subsidiaries. The Company and its Subsidiaries hereby consent to the use of their logos and/or marks in connection with the Debt Financing, but only to the extent such use is reasonably necessary in connection therewith and such logos and/or marks are used solely in a manner that is not reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Obligations of Merger Subsidiary. Parent shall take all actions necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Subsidiary of each of the covenants, obligations and undertakings required to be performed by Merger Subsidiary under this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Subsidiary in the first instance.

Section 7.02. Director and Officer Liability.

(a) For 6 years after the Effective Time, to the extent permitted by Applicable Law, Parent shall cause the Surviving Corporation to exculpate, indemnify and hold harmless the present and former officers, managers and directors of the Company and any of its Subsidiaries (each, an “Indemnified Person”) against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable and documented fees, costs and expenses, including reasonable and documented attorneys’ fees and disbursements, incurred in connection with any actual or threatened claim, action, suit, assessment, audit, Proceeding or investigation arising out of or pertaining to or by reason of the fact that an Indemnified Person is or was an officer, manager or director of the Company or any of its Subsidiaries or, while serving as an officer, manager or director of the Company or any of its Subsidiaries, is or was serving at the request of the Company or any of its Subsidiaries as a director, manager, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, in each case, including such matters that exist or occur prior to the Effective Time, including the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time (each, an “Indemnified Proceeding”). In the event of any Indemnified Proceeding, (A) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of such Indemnified Proceeding from the Surviving Corporation; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification, (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Indemnified Proceeding in which indemnification could be sought by such Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Indemnified Proceeding or such Indemnified Person otherwise consents thereto in writing, and (C) the Surviving Corporation shall cooperate in the defense of any such matter to the fullest extent provided by Applicable Law and under the Company’s Organizational Documents in effect on the date hereof. Notwithstanding anything herein to the contrary, if any actual or threatened Proceeding (whether asserted or claimed prior to, at or after the Effective Time) requiring indemnification or advancement under this Section 7.02 is instituted against any Indemnified Person on or prior to the 6th anniversary of the Effective Time, the provisions of this Section 7.02 shall continue in effect until the final disposition of such Proceeding.

(b) For 6 years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) The Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the Effective Time, covering, without limitation, the transactions contemplated hereby; provided, however, that the Company shall not expend more than 300% of the last annual premium the Company paid for such current policies for the premium of such tail coverage; and provided, further, that if the aggregate premiums of such tail coverage exceed such amount, the Company is only permitted to obtain tail coverage with the greatest coverage available for a cost not exceeding such amount. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

(e) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law, or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. It is expressly agreed by the parties that each Indemnified Person shall be a third-party beneficiary of this Section 7.02 and shall be entitled to enforce the covenants contained herein.

Section 7.03. Employee Matters.

(a) For a period of one year following the Effective Time, Parent shall provide each employee of Parent or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) who are employed by Parent or one of its Subsidiaries during such period with compensation and benefits (other than equity based compensation, defined benefit pension benefits and retiree medical benefits) that are no less favorable in the aggregate either to such compensation and benefits as in effect immediately prior to the Effective Time or the compensation and benefits provided to similarly situated employees of Parent’s other Subsidiaries. Without limiting the foregoing, Parent shall provide each Continuing Employee who participated in the AIP with a cash bonus incentive opportunity for fiscal 2019 that, together with the AIP payment the Continuing Employee received pursuant to Section 2.05, if any, will be no less favorable than and on the same terms as the Continuing Employee’s original full year cash bonus opportunity under the AIP (it being understood that any guaranteed minimum bonus shall only apply once and, if the full amount of any such guaranteed minimum bonus is paid to an individual pursuant to Section 2.05, the guaranteed minimum bonus shall cease to apply).

(b) Following the Effective Time, Parent will, subject to Applicable Law, give each Continuing Employee full credit for prior service with the Company and its Subsidiaries for purposes of (i) waiting periods to participate and vesting under any employee benefit plans (other than defined benefit pension plans and equity or other long-term incentive plans) and (ii) determination of benefit levels relating solely to vacation, sick, personal time off or severance plans and policies, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, except if such credit would result in a duplication of benefits. In addition, Parent shall use commercially reasonable efforts to (A) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company or its Subsidiaries applicable to such Continuing Employee prior to the Effective Time and (B) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.

(c) Except as otherwise provided in this Agreement, from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, retention, severance and termination protection plan (including the severance policy set forth on Section 7.03(c) of the Company Disclosure Schedule) or agreement of or between the Company or any of its Subsidiaries and any current or former officer, director or employee of that company, (ii) its obligations to pay annual bonuses with respect to the fiscal year in which the Effective Time occurs and (iii) all vested and accrued benefits under any Company Employee Plan.

(d) If directed in writing by Parent at least 5 Business Days prior to the Effective Time, the Company shall take all actions that are necessary to cause any Company Employee Plan intended to qualify as a cash or deferred arrangement under Section 401(k) of the Code to terminate effective as of no later than immediately prior to the Effective Time. All resolutions, notices or other documents issued, adopted or executed in connection with the implementation of this Section 7.03(c) shall be subject to Parent’s prior review and approval. The Company shall promptly provide all information about the Continuing Employees’ participation in the Company Employee Plans (including regarding elections) that Parent reasonably requests to permit Parent to meet its obligations pursuant to this Section 7.03(c).

(e) Through the Closing, Parent and the Company shall work together in good faith to consult with, or obtain the consent or advice of, any labor or trade union, works council or other employee representative body as required or appropriate to consummate the transactions contemplated by this Agreement, to the extent applicable.

(f) Neither Parent nor any of its Affiliates shall be obligated to continue to employ any Continuing Employee for any period of time following the Effective Time. Subject to any obligations under Section 8.03(a), (i) Parent or its Affiliates may revise, amend or terminate any Company Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (ii) nothing in this Agreement shall be construed as an amendment of any Company Employee Plan and (iii) no provision of this Section 7.03 shall create any third-party beneficiary rights in any Company Service Provider or former Company Service Provider (including any beneficiary or dependent of such Company Service Provider or former Company Service Provider) in respect of continued employment (or resumed employment) or any other matter.

Section 7.04. Cooperation. Prior to the Closing, Parent shall not take any actions inconsistent with the terms of any Contract between Parent or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other hand, that would reasonably be expected to have a material and adverse impact on the Outlet Segment, including any material delay or any failure to deliver any merchandise under any such Contract (which, for the avoidance of doubt, shall not include any actions taken in accordance with the course of dealing between the parties thereto prior to the date of this Agreement). Prior to the Outlet Closing Deadline, Parent shall, and shall cause its Affiliates to, not take any action that would unreasonably interfere with the Company’s ability to conduct the Outlet Sale Process (subject to Parent’s rights under Section 6.03(e) and the rights of any such Person under any Contract between such Person, on the one hand, and the Company or any of its Subsidiaries, on the other hand). Parent and the Company shall cooperate reasonably and in good faith with one another to make effective any Outlet Sale conducted in accordance with the terms of this Agreement that meets the Outlet Sale Requirements (which, for the avoidance of doubt, shall not require Parent or the Company to waive any rights under, and shall not permit Parent or the Company to take any actions prohibited by, this Agreement).

Section 7.05. Equity Financing. Parent shall take all actions and do all things reasonably necessary, proper or advisable to obtain the Equity Financing at the Closing, including by (i) maintaining in effect the Equity Commitment Letter, (ii) using reasonable best efforts to ensure the accuracy of all representations and warranties of Parent, if any, set forth in the Equity Commitment Letter, (iii) complying with its obligations under the Equity Commitment Letter, (iv) satisfying on a timely basis all conditions applicable to Parent in the Equity Commitment Letter that are within its control, (v) using its reasonable best efforts to enforce its rights under the Equity Commitment Letter, and (vi) consummating the Equity Financing at or prior to the Closing, including by causing ESL to fund the Equity Financing at the Effective Time.

Section 7.06. Debt Financing. If Parent elects to pursue the Debt Financing, Parent shall provide the Company with fully executed copies of any related engagement, commitment or fee letter for the Debt Financing (in each case subject to customary redactions for “flex” provisions, fees and other economic amounts) promptly following their execution and in any event not later than 45 days following the earlier of (a) the later of (x) the date that any Outlet Purchase Agreement shall have been executed prior to the expiration of the Sale Period and (y) in the event an Outlet Purchase Agreement shall have been executed prior to the expiration of the Sale Period and later is terminated, 45 days after the date Parent is notified of such termination and (b) the expiration of the Sale Period if no Outlet Purchase Agreement shall have been executed prior thereto; provided, further, that without limitation of the foregoing, Parent shall not agree to, permit or enter into, any amendment, waiver, supplement or other modification to the terms of the letters relating to the Debt Financing without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that it would be reasonable for the Company to withhold or otherwise delay or condition such consent if any such amendments, waivers, supplements or modifications would reasonably be expected to cause the anticipated Closing Date to occur past the End Date) if such amendment, waiver, supplement or other modification would reasonably be expected to (x) impose any new or additional conditions precedent or materially or unreasonably expand any existing condition to the funding of the Debt Financing contained in such letters, or (y) otherwise materially modify or expand any of the Financing Information required to be delivered by the Company (any such amendment, waiver, supplement or other modification, an “Adverse Amendment”); provided, further, that Parent shall be permitted to agree, permit or enter into any amendment, waiver, supplement or other modification that does not constitute an Adverse Amendment. Parent shall promptly deliver to Company copies of any Adverse Amendment.

Section 7.07. Existing Company Indebtedness. Subject to (a) the satisfaction of the conditions set forth in Section 9.01 and Section 9.02 (other than Section 9.01(f)(i)(A), Section 9.01(f)(i)(B) and Section 9.01(f)(ii)(A)), (b) the Company’s satisfaction of its obligations under Section 6.10 in all material respects and (c) the Company’s delivery of copies of the Payoff Letters to Parent at least 4 Business Days prior to the anticipated Closing Date, Parent shall take all actions necessary to cause the conditions set forth in Section 9.01(f)(i)(A), Section 9.01(f)(i)(B) and Section 9.01(f)(ii)(A) to be satisfied at or prior to the Closing.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall reasonably cooperate with one another and use (and cause their Subsidiaries to use) their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under

Applicable Law to consummate the transactions contemplated by this Agreement, including (A) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other Third Party all documentation to effect all necessary Filings, and (B) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b) In connection with any of the transactions contemplated by this Agreement, to the extent permitted by Applicable Law, and subject to Section 8.01(a), each of Parent and the Company shall use its reasonable best efforts to (i) cooperate in all reasonable respects with each other in connection with any Filing and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party, (ii) promptly inform the other party of any Filing or communication received from, or intended to be given to, any Governmental Authority and of any material communication received or intended to be given in connection with any Proceeding by a private party, and prior to submitting any Filing, substantive written communication, correspondence or other information or response by such party to any Governmental Authority (or members of the staff of any Governmental Authority) or in connection with any Proceeding by a private party, the submitting party shall permit the other party and its counsel the opportunity to review as reasonably in advance as practicable under the circumstances, and consider in good faith the comments of the other party in connection with, any such Filing, communication or inquiry and further each of the Company and Parent shall furnish each other with a copy of any Filing, communication or, if in written form, inquiry, it or any of its Affiliates makes to or receives from any Governmental Authority or in connection with any Proceeding by a private party and (iii) consult with each other in advance of any meeting or conference with any such Governmental Authority or, in connection with any Proceeding by a private party, with any other Person, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) Without limiting the generality of, and in furtherance of, the other provisions of this Section 8.01, each of the parties, as applicable, agrees to prepare and file, as promptly as practicable after the good faith determination by the parties that such a Filing is required, a Notification and Report Form pursuant to the HSR Act. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 8.01, each of the Company and Parent agree to, as promptly as reasonably practicable, provide or cause to be provided to each and every U.S. federal or state Governmental Authority with jurisdiction over enforcement of any applicable antitrust, competition or similar Applicable Laws non-privileged information and documents requested by any such Governmental Authority or that are necessary, proper or advisable to permit consummation of the Merger and the other transactions contemplated by this Agreement.

Section 8.02. Public Announcements. No earlier than 6:00 a.m. (New York City time) on June 3, 2019, each party may issue a press release announcing the execution of this Agreement and the transactions contemplated hereby in the forms previously agreed upon by the Company and Parent. Following such initial press release, (a) Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and (b) neither Parent nor the Company shall issue any such press release, make any such other public statement or schedule any such press conference or conference call without the consent of the other party; provided, however, that the restrictions set forth in this Section 8.02 shall not apply to any release or public statement (i) required by Applicable Law or any applicable listing authority (in which case the parties shall use commercially reasonable efforts to (x) consult with each other prior to making any such disclosure and (y) to the extent practicable, cooperate (at the other party’s expense) in connection with the other party’s efforts to obtain a protective order), or (ii) made or proposed to be made by the Company in compliance with Section 6.03 with respect to the matters contemplated by Section 6.03 (or by Parent in response thereto). Notwithstanding the foregoing, (i) the parties may make oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements was publicly disclosed and previously subject to the foregoing requirements and (ii) Parent may communicate with the Company’s dealers and franchisees with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed).

Section 8.03. Information Statement Filing; Schedule 13E-3.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Information Statement and the Company and Parent shall jointly prepare and file with the SEC the Schedule 13E-3. The Company shall use reasonable best efforts as promptly as reasonably practicable (and after consultation with Parent) to respond to any comments or requests for additional information made by the SEC with respect to the Information Statement and the Company and Parent shall use reasonable best efforts as promptly as reasonably practicable to jointly respond to any comments or requests for additional information made by the SEC with respect to the Schedule 13E-3.

(b) As promptly as reasonably practicable after the Information Statement has been cleared by the SEC or promptly after 10 calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, the Company shall file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to Company’s stockholders of record.

(c) Parent and Merger Subsidiary shall cooperate with the Company in the preparation of the Information Statement. Without limiting the generality of the foregoing, (i) each of Parent and Merger Subsidiary will furnish to the Company the information relating to it and its Affiliates required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement, that is customarily included in information statements prepared in connection with transactions of the type contemplated by this Agreement or that is reasonably requested by the Company, and (ii) prior to the filing with the SEC or the mailing to the stockholders of the Company of the Information Statement, the Company shall provide Parent with a reasonable opportunity to review and comment on, and the Company shall reasonably consider all comments reasonably proposed by Parent with respect to, the Information Statement. The Company shall promptly (A) notify Parent upon the receipt of any comments or requests from the SEC and its staff related to the Information Statement and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, to the extent such correspondence relates to the Information Statement.

(d) Parent and the Company shall cooperate in the preparation and filing of the Schedule 13E-3. Without limiting the generality of the foregoing, each of Parent and the Company will furnish to the other the information relating to it and its Affiliates required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Schedule 13E-3, that is customarily included in transaction statements on Schedule 13E-3 prepared in connection with transactions of the type contemplated by this Agreement or that is reasonably requested by the other party. Parent and the Company shall promptly (A) notify the other party upon the receipt of any comments or requests from the SEC and its staff related to the Schedule 13E-3 and (B) provide the other party with copies of all correspondence between such party and its Representatives, on the one hand, and the SEC and its staff, on the other hand, to the extent such correspondence relates to the Schedule 13E-3.

Section 8.04. [Reserved].

Section 8.05. Notice of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication received by the Company or any of its Affiliates or Parent or any of its Affiliates from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, (i) that, if pending on the date of this Agreement, would have been required to have been disclosed by the Company or Parent pursuant to any Section of this Agreement or (ii) that relate to this Agreement or the consummation of the transactions contemplated hereby;

(d) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof that would reasonably be expected to cause any condition to Closing set forth in Article 9 not to be satisfied; and

(e) any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligation of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or, to the extent permissible under Applicable Law and this Agreement, waiver, as of the Closing, of the following conditions:

(a) the Stockholder Approval shall have been obtained;

(b) (i) no Applicable Law shall have been enacted, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Authority that remains in effect and that directly or indirectly renders illegal, or otherwise restrains or prohibits, the consummation of the Merger; and (ii) there shall not be instituted or pending any Proceeding by any Governmental Authority that seeks any remedy described in the preceding clause (i); provided, however, that the party seeking to assert this condition shall have used those efforts required hereunder to resist, lift or resolve such order or Applicable Law;

(c) either (i) an Outlet Sale shall have been consummated and the process set forth in Section 2.09 to determine and calculate the Merger Consideration shall have been completed, (ii) the Sale Period shall have expired and no Outlet Purchase Agreement shall have been executed, or (iii) the Outlet Closing Deadline shall have occurred, any Outlet Purchase Agreement entered into prior to the expiration of the Sale Period shall have been terminated and neither the Company nor any of its Subsidiaries shall have or be subject in the future to any material liability for any breach by the Company of such Outlet Purchase Agreement prior to its termination;

(d) if a Notification and Report Form pursuant to the HSR Act is required to be filed in connection with the transactions contemplated by this Agreement, the applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated;

(e) the Information Statement shall have been mailed to the Company’s stockholders in accordance with Section 8.03 at least 20 days prior to the Closing Date and the consummation of the Merger shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act); and

(f) (i) unless waived by Bank of America, N.A. (the “ABL Facility Agent”) and the applicable Lenders (under and as defined in the ABL Facility), (A) all Obligations (as defined in the ABL Facility) under the ABL Facility shall have been paid in full in cash, (B) all Letters of Credit (as defined in the ABL Facility) under the ABL Facility shall have been terminated or Cash Collateralized (as defined in the ABL Facility) and (C) all Commitments of the Lenders (each as defined in the ABL Facility) shall have been terminated, and (ii) unless waived by Gordon Brothers Finance Company (the “Term Loan Agent”) and the applicable Lenders (under and as defined in the Term Loan), (A) all Obligations (as defined in the Term Loan) under the Term Loan shall have been paid in full in cash and (B)  all Commitments of the Lenders (each as defined in the Term Loan) shall have been terminated.

Section  9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligation of Parent and Merger Subsidiary to consummate the Merger is subject to the satisfaction or, to the extent permissible under Applicable Law and this Agreement, waiver, as of the Closing, of the following conditions:

(a) (i) the representations and warranties of the Company contained in Section 4.05(a), Section 4.05(b) and Section 4.05(d) shall be true and correct in all but de minimis respects, (ii) the representations and warranties of the Company contained in any of Section 4.01, Section 4.04, Section 4.06, Section 4.23, Section 4.24, and Section 4.25 that are qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects and any such representations and warranties that are not so qualified shall be true and correct in all material respects, (iii) the representations and warranties of the Company contained in Section 4.02 and Section 4.10(a) shall be true and correct in all respects and (iv) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications and limitations contained therein) shall be true and correct with, in the case of this clause (iv) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of each of clauses (i) through (iv) as of the date of this Agreement and as of the date of the Closing as if made at and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time); provided that (A) (x) if an Outlet Sale has been consummated, the representations and warranties of the Company contained in Article 4 of this Agreement shall be disregarded for purposes of this Section 9.02(a) to extent related to the Outlet Segment, and (y) any failure of a representation or warranty contained in Article 4 of this Agreement to be true and correct as of the Closing as required by this Section 9.02(a) shall be disregarded to the extent the failure of such representation or warranty to be so true and correct results from the taking of any action or change by the Company regarding the operations of the Hometown Segment proposed by Parent in accordance with clause (a) of Section 6.09, and (B) in the case of the representation and warranty in Section 4.27, to the extent the failure of such representation or warranty to be so true and correct results solely from actions taken by Parent in violation of this Agreement or ESL in violation of the ESL Letter Agreement, the failure of such representation to be so true and correct as required by this Section 9.02(a) shall be disregarded;

(b) no Credit Agreement Event of Default shall have occurred and be continuing, other than any Credit Agreement Event of Default arising solely from actions taken by Parent in violation of this Agreement or ESL in violation of the ESL Letter Agreement;

(c) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the date of the Closing; provided that failure by the Company to perform in all material respects its obligations under Section 6.10 shall not constitute a failure to satisfy the condition in this Section 9.02(c) except to the extent such failure by the Company to so perform results from the bad faith or gross negligence of the Company or a willful breach of Section 6.10 by the Company and, if capable of being cured, is not cured by the Company within five Business Days following delivery of written notice of such breach or failure to perform from Parent;

(d) since the date of this Agreement, there shall not have occurred any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; provided that no such event, occurrence, development or state of circumstances or facts that results from the taking of any action or change by the Company regarding the operations of the Hometown Segment proposed by Parent in accordance with clause (a) of Section 6.09; and

(e) Parent shall have received at the Closing a certificate executed by an authorized executive officer of the Company dated as of the Closing certifying that the conditions to Closing specified in Section 9.02(a), Section 9.02(b), Section 9.02(c) and Section 9.02(d) have been satisfied.

Section 9.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, or to the extent permissible under Applicable Law and this Agreement, waiver, as of the Closing, of the following conditions:

(a) the representations and warranties of Parent and Merger Subsidiary contained in Article 5 shall be true and correct on the date hereof and on the Closing Date, except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality” or words of similar import) would not, individually or in the aggregate, prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement;

(b) (i) Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date (other than those obligations required to be performed by Parent under Section 7.07) and (ii) Parent shall have performed all obligations required to be performed by it under Section 7.07 at or prior to the Closing Date; and

(c) the Company shall have received at the Closing a certificate executed by an authorized executive officer of Parent certifying that the conditions to Closing specified in Section 9.03(a) and Section 9.03(b) have been satisfied.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any approval of this Agreement by the stockholders of the Company:

(a) by mutual written agreement of the Company (provided that such termination has been approved by the Special Committee) and Parent;

(b) by the Company if ESL does not deliver the Stockholder Consent to the Company within 4 hours after the execution and delivery of this Agreement by the parties hereto; provided that the termination right under this Section 10.01(b) must be exercised by the Company no later than 5:00 p.m. (New York City time) on the Business Day immediately succeeding the date of this Agreement;

(c) by either the Company (provided that such termination has been approved by the Special Committee) or Parent, if:

(i) the Merger has not occurred on or before 5:00 p.m. (New York City time) on the End Date; provided that the right to terminate this Agreement pursuant to this Section 10.01(c)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; or

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) permanently enjoins Merger Subsidiary from consummating the Merger or the

Company, Parent or Merger Subsidiary from consummating the Merger and in each case such Applicable Law shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the existence of any fact or occurrence described in the foregoing clause (A) or (B);

(d) by Parent, if, prior to the Effective Time, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 9.02(a) or Section 9.02(c) not to be satisfied and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, the Company does not cure such breach or failure within 30 days after receipt by the Company of written notice from Parent of such breach or failure (or, if sooner, the End Date); provided, that Parent shall not have the right to terminate this Agreement pursuant to this paragraph if Parent or Merger Subsidiary is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this paragraph as a result of the Company’s failure to satisfy or being unable satisfy the condition set forth in Section 9.02(b) if such failure or inability to satisfy is solely the result of actions taken by Parent in violation of this Agreement or ESL in violation of the ESL Letter Agreement; and

(e) by the Company, if, prior to the Effective Time, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, Parent does not cure such breach or failure within 30 days after receipt by Parent of written notice from the Company of such breach or failure (or, if sooner, the End Date); provided, that the Company shall not have the right to terminate this Agreement pursuant to this paragraph if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder or Representative of such party) to the other party hereto; provided that, nothing herein shall relieve any party from liability for damages resulting from such party’s fraud or willful and material breach of this Agreement. The parties hereto agree that any breach of Section 7.07 shall be deemed to be a willful and material breach of this Agreement. The provisions of this Section 10.02, Section 8.03, Section 11.01, Section 11.03, Section 11.04, Section 11.07, Section 11.08 and Section 11.09 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email, so long as a receipt of such email is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

Transform Holdco LLC

3333 Beverly Road

Hoffman Estates, IL 60179

Attention: Luke J. Valentino, General Counsel

Email: luke.valentino@searshc.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Facsimile: 212-225-3999

Attention: Benet J. O’Reilly, Neil R. Markel

Email: boreilly@cgsh.com, nmarkel@cgsh.com

if to the Company, to:

Sears Hometown and Outlet Stores, Inc.

5500 Trillium Boulevard, Suite 501

Hoffman Estates, Illinois 60192

Attention: Charles J. Hansen, Vice President, General Counsel and Secretary

Email: Charles.Hansen@shos.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Facsimile: 212-848-7179

Attention: Creighton O’M. Condon, Rory B. O’Halloran

Email: ccondon@shearman, rory.o’halloran@shearman.com

or to such other address or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. No Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) any such amendment or waiver by the Company shall be at the direction of and approved by the Special Committee, (ii) there shall be no amendment or waiver that would require the approval of the stockholders of the Company under Applicable Law without such approval having first been obtained and (iii) Section 9.01(f) may not be modified, waived or otherwise amended without the prior written consent of the ABL Facility Agent and the Term Loan Agent.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses.

Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05. Disclosure Schedule and SEC Document References.

(a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other representations and warranties would be readily apparent to a reasonable Person who has read that reference and such representations and warranties without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b) The parties hereto agree that any information contained in any part of any Company SEC Document described in the first sentence of Article 4 shall only be deemed to be an exception to (or a disclosure for purposes of) the representations and warranties of the Company if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable Person who has read that information concurrently with such representations and warranties, together with the Company Disclosure Schedule, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; in each case, excluding any disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures to the extent they are cautionary, predictive or forward-looking in nature, and excluding any information incorporated by reference or exhibits attached to any of the foregoing.

Section 11.06. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for the right of holders of Shares to receive the Merger Consideration as set forth in Article 2 (which, from and after the Effective Time, shall be for the benefit of Persons who are holders of Shares immediately prior to the Effective Time) and Section 7.02 (which shall be for the benefit of the Indemnified Persons) and Section 11.15 (which shall be for the benefit of the Parent Related Parties), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their respective Affiliates or any other Affiliate of ESL at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary or prejudice the rights of holders of Shares to receive the Merger Consideration.

Section 11.07. Governing Law. This Agreement and all claims and causes of action arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflicts of law rules of such state that would result in the application of the laws of any other jurisdiction.

Section 11.08. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates), other than any matters with respect to the determination of the final amount of the Merger Consideration (which shall be decided by the Arbiter in accordance with Section 2.09), shall be brought in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING ANY DEBT FINANCING) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF AND SUCH WAIVERS AND CERTIFICATIONS SHALL EXTEND TO THE DEBT FINANCING SOURCES.

Section 11.10. Debt Financing. Notwithstanding anything in Sections 11.07, 11.08 and 11.09 to the contrary, with respect to any claim, suit, action or proceeding (whether in law or in equity and whether based on contract, in tort or otherwise) involving any Debt Financing Source arising out of or relating to the transactions contemplated in this Agreement or the Debt Financing, the parties agree that (i) such claims, suits, actions or proceedings shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan and any appellate court therefrom and (ii) they shall not bring, or permit any of their respective Affiliates to bring any claim, suit, action or proceeding referred to in this Section 11.10, or voluntarily support any other Person in bringing such claim, suit, action or proceeding, in any other courts.

Section 11.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transaction, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 11.12. Entire Agreement. This Agreement, the Annexes and Exhibits attached hereto, and the Company Disclosure Schedule constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate reasonably and in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.14. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and that money damages would not be an adequate remedy for any such harm. Prior to the valid termination of this Agreement pursuant to

Section 10.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 11.08, in addition to any other remedy to which they are entitled at law or in equity without any requirement for the posting of any bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity, subject to the terms and provisions of this Agreement.

Section 11.15. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, the Equity Commitment Letter, any Debt Financing Document or the ESL Letter Agreement, and then only to the extent of the specific obligations of such party set forth in this Agreement, the Equity Commitment Letter, any Debt Financing Document or the ESL Letter Agreement, as the case may be, no Parent Related Party or any prospective lender shall have any liability for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement, the Equity Commitment Letter or the ESL Letter Agreement or for any claim based upon, arising out of or related to this Agreement, the Equity Commitment Letter, the ESL Letter Agreement, any Debt Financing Document or any of the transactions contemplated by any such agreement, or in respect of any other document or theory of law or in equity, or in respect of any written or oral representations made or alleged to have been made in connection herewith or such documents or transactions, whether in contract, in tort, in equity or otherwise.

[The remainder of this page has been intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

SEARS HOMETOWN AND OUTLET STORES, INC.

By:	/s/ Charles J. Hansen
Name: Charles J. Hansen
Title: Vice President, General Counsel and Secretary

TRANSFORM HOLDCO LLC

By:	/s/ Edward S. Lampert
Name: Edward S. Lampert
Title: Chief Executive Officer

TRANSFORM MERGER CORPORATION

By:	/s/ Kunal Kamlani
Name: Kunal Kamlani
Title: President

[Signature page to Agreement and Plan of Merger]

ANNEX I

FORM OF STOCKHOLDER CONSENT

See attached.

A-I-1

SEARS HOMETOWN AND OUTLET STORES, INC.

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

The undersigned stockholders of Sears Hometown and Outlet Stores, Inc., a Delaware corporation (the “Company”), constituting the holders of a majority of the outstanding shares of common stock, par value $0.01 per share, of the Company, acting pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) and Article I, Section 1.10 of the Amended and Restated Bylaws of the Company (the “Bylaws”), DO HEREBY IRREVOCABLY CONSENT (this “Consent”) to the adoption of, and DO HEREBY IRREVOCABLY ADOPT, the following resolutions as of June 1, 2019. Each capitalized term or other term used and not defined herein but defined in the Merger Agreement (as defined below) shall have the meaning ascribed to it in the Merger Agreement.

Approval of the Merger Agreement

WHEREAS, the Company has entered into an Agreement and Plan of Merger in the form approved by each of the Company Board (as defined below) and the Special Committee (as defined below) and attached hereto as Exhibit A (such Agreement and Plan of Merger, as executed and delivered by the parties thereto, including the exhibits and schedules thereto, the “Merger Agreement”), among Transform Holdco LLC, a Delaware corporation (“Parent”), Transform Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (the “Merger Subsidiary”), and the Company, which provides for the merger of the Merger Subsidiary with and into the Company (the “Merger”) with the Company surviving the Merger as a subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has established a special committee of the Company Board consisting solely of an independent director (the “Special Committee”) to review, consider, evaluate, negotiate, reject or recommend or not recommend to the Company Board any offer by Parent to acquire securities of the Company or any other proposal for a business combination transaction with Parent;

WHEREAS, the Special Committee has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders (other than ESL Investments, Inc. and its investment affiliates, including Edward S. Lampert (together, “ESL”)), (ii) approved the Merger Agreement and the transactions contemplated thereby and declared the Merger Agreement advisable and (iii) recommended that the Company Board adopt resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated thereby and recommending that the Merger Agreement be adopted by the stockholders of the Company;

WHEREAS, the Company Board (acting upon the unanimous recommendation of the Special Committee) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders (other than ESL), (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, (iii) directed that the Merger Agreement be submitted to the stockholders of the Company for their adoption and approval, and (iv) resolved to recommend that the Merger Agreement be adopted by the stockholders of the Company;

WHEREAS, the Merger Agreement will be submitted to the stockholders of the Company for its adoption immediately following its execution and delivery by the parties thereto, and the Company Board has resolved to recommend that the stockholders irrevocably approve the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger; and

WHEREAS, the undersigned stockholders have determined that it is desirable to irrevocably approve the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.

NOW, THEREFORE, BE IT:

RESOLVED, that the Merger Agreement and the terms and conditions set forth therein and the transactions contemplated thereby, including the Merger, be, and hereby are, irrevocably adopted and approved in all respects

(the “Merger Agreement Approval”); provided, however, that the Merger Agreement Approval shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms.

Approval of the Outlet Sale

WHEREAS, the Company desires to conduct the Outlet Sale Process between the execution of the Merger Agreement and the Closing; and

WHEREAS, to the extent that a sale of the Outlet Segment in accordance with the terms of the Merger Agreement that meets the Outlet Sale Requirements would constitute a sale of substantially all of the Company’s property and assets and be subject to the stockholder approval requirements of Section 271(a) of the DGCL, the undersigned stockholders have determined that it is desirable to irrevocably approve such sale of the Outlet Segment in accordance with the requirements of Section 271(a) of the DGCL.

NOW, THEREFORE, BE IT:

RESOLVED, that, to the extent that a sale of the Outlet Segment in accordance with the terms of the Merger Agreement that meets the Outlet Sale Requirements would constitute a sale of substantially all of the Company’s property and assets and be subject to the stockholder approval requirements of Section 271(a) of the DGCL, such sale of the Outlet Segment be, and hereby is, irrevocably approved in all respects (the “Outlet Sale Approval”); provided, however, that the Outlet Sale Approval shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms;

RESOLVED, FURTHER, that this Consent and the resolutions set forth herein shall be effective upon delivery to the Company in accordance with Section 228 of the DGCL and Article I, Section 1.10 of the Bylaws;

RESOLVED, FURTHER, that this Consent may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same written consent; and

RESOLVED, FURTHER, that this Consent shall be filed with the minutes of the proceedings of the stockholders of the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned stockholders have executed this Consent effective as of the date written above.

ESL PARTNERS, L.P.

By:
Name:
Title:

[Signature Page to Written Consent of Stockholders]

EDWARD S. LAMPERT

[Signature Page to Written Consent of Stockholders]

ANNEX II

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SEARS HOMETOWN [AND OUTLET] STORES, INC.

ARTICLE ONE

The name of the corporation is Sears Hometown [and Outlet] Stores, Inc. (the “Corporation”).

ARTICLE TWO

The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801, and the name of the Corporation’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE FOUR

The total number of shares of capital stock that the Corporation has authority to issue is 25,000 shares, which will be designated common stock, par value $0.001 per share.

ARTICLE FIVE

The number of directors of the Corporation shall be such as fixed by, or in the manner provided in, the Bylaws of the Corporation (the “Bylaws”). Unless, and except to the extent that, the Bylaws so require, the election of directors need not be by written ballot.

ARTICLE SIX

The board of directors of the Corporation (the “Board of Directors”) may from time to time adopt, amend or repeal the Bylaws, subject to the power of the stockholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board of Directors.

ARTICLE SEVEN

A. LIABILITY

No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall

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be liable under Section 174 of the DGCL or any amendment thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (1) shall have breached the director’s duty of loyalty to the Corporation or its stockholders, (2) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (3) shall have derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of a director, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. INDEMNIFICATION

Each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a direct or indirect subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another entity or enterprise at the request of such predecessor corporation, shall be indemnified and held harmless by the Corporation, and the Corporation shall advance all expenses incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the DGCL. In any proceeding against the Corporation to enforce these rights, such person shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that such person has not met the standards of conduct for permissible indemnification set forth in the DGCL. The rights to indemnification and advancement of expenses conferred by this Article 7 shall be presumed to have been relied upon by the directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Such rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may, upon written demand presented by a director or officer of the Corporation or of a direct or indirect subsidiary of the Corporation, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into contracts to provide such persons with specified rights to indemnification, which contrasts may confer rights and protections to the maximum extent permitted by the DGCL, as amended and in effect from time to time.

If a claim under this Article 7 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the claimant shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the DGCL.

If the DGCL hereafter is amended to permit the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment, the indemnification rights conferred by this Article 7 shall be broadened to the fullest extent permitted by the DGCL, as so amended.

ARTICLE EIGHT

The directors shall have powers without the assent or vote of the stockholders to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any

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part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

ARTICLE NINE

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest or for any other reason.

ARTICLE TEN

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this Amended and Restated Certificate of Incorporation (this “Certificate”), and of any Bylaws from time to time made by the stockholders; provided, however, that no Bylaws so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

ARTICLE ELEVEN

Section 203 of the DGCL, as amended from time to time, shall not apply to the Corporation.

ARTICLE TWELVE

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

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ANNEX III

OUTLET SALE TERM SHEET

All capitalized terms used but not defined herein have the meanings ascribed to them in the main body of the Agreement and Plan of Merger to which this annex is attached.

1.	Transaction Structure

A Third Party buyer (the “Outlet Buyer”) will acquire the Outlet Segment pursuant to an Outlet Purchase Agreement.

The Outlet Buyer will (i) acquire all of the equity of Sears Outlet Stores, LLC and Outlet Merchandising, LLC and any or all of the other Outlet Segment assets specified on Annex V as agreed between the Company and the Outlet Buyer (together, the “Outlet Assets”) and (ii) assume and agree to pay, perform and discharge all liabilities and obligations of the Company and its Subsidiaries primarily arising out of or relating to the Outlet Segment (together, the “Outlet Liabilities”) without further recourse to the Company or any of its Subsidiaries (other than in connection with (x) the Transition Assistance described in Item 5 below, (y) the Post-Closing Obligations described in Item 8 below and (z) a customary post-closing mechanism to true-up actual closing Net Working Capital to the amount estimated for purposes of calculating the closing payment as further described in Item 2 below).

For the avoidance of doubt, the Outlet Buyer shall assume all of the Outlet Liabilities upon the closing of the Outlet Sale (the “Outlet Sale Closing”), whether or not the Outlet Assets associated with such Outlet Liabilities are transferred to the Outlet Buyer. For example, the Outlet Liabilities shall include the liabilities and obligations of the Company and its Subsidiaries under any Real Property Lease primarily used or held for use in the conduct of the Outlet Segment, whether or not the Company and the Outlet Buyer determine to include such lease as an Outlet Asset.

Any cash (but, for the avoidance of doubt, not cash equivalents, including credit card receivables that are eligible to be pledged as collateral under the Credit Agreements) held by Sears Outlet Stores, LLC or Outlet Merchandising, LLC shall be distributed to the Company prior to the Outlet Sale Closing, other than cash held in stores in the ordinary course of business.

2.	Consideration and Purchase Price

Consideration will be payable to the Company in full at the closing of the Outlet Sale exclusively in cash in U.S. dollars (and the assumption of Outlet Liabilities) and will result in Net Proceeds that are no less than the Outlet Sale Minimum Proceeds.

If the Outlet Sale contemplates a post-closing Net Working Capital adjustment: (1) Parent shall be permitted to approve any estimate of Net Working Capital provided to the Outlet Buyer in connection with the Outlet Sale Closing and to discuss the calculation of such estimates with the Company’s management (Parent’s approval not to be unreasonably conditioned, withheld or delayed), (2) the maximum post-closing liability of the Company with respect to such post-closing adjustment shall not exceed $2.5 million, (3) the Net Working Capital “target” included in the Outlet Purchase Agreement shall be no higher than $75 million and (4) Net Working Capital shall be calculated on the same basis as it is calculated under the Agreement.

3.	Employee Matters

The Outlet Buyer will agree to offer comparable employment to the Company employees dedicated to the Outlet Segment (the “Outlet Employees”) such that the Company will have no severance obligations to the Outlet Employees.

Any offers made to Outlet Employees must contemplate compensation (including a full year bonus opportunity for fiscal 2020) and benefits (excluding any equity incentives, defined benefit pensions or retiree medical benefits) for 1 year following the Outlet Sale Closing on terms no less favorable than either the applicable employee’s current employment terms or the employment terms of similarly situated employees of the Outlet Buyer.

The Company shall not be permitted to accelerate any compensation, bonus or other employment-related obligations in connection with the Outlet Sale except as expressly contemplated by Section 2.05 of the Agreement.

The Outlet Buyer will bear (1) 50% of any payments made to Messrs. Powell, Bird, Gray and Hansen and Ms. Joffe-Turjemon (whether or not they transfer in the Outlet Sale) under Section 2.05 of the Agreement and (2) 100% of any such payments made to any employees (excluding any of those five) who become employees of the Outlet Buyer or any of its affiliates in connection with the Outlet Sale, including in the case of clauses (1) and (2) the employer portion of any payroll Taxes due in connection with such payments (or, to the extent Outlet Buyer does not agree to bear such costs, they will reduce Net Proceeds).

4.	Leases	The parties will use commercially reasonable efforts prior to the Outlet Sale Closing to obtain any consents or other approvals of landlords necessary to assign the Real Property Leases to one of Sears Outlet Stores, L.L.C, Outlet Merchandising, LLC, or the Outlet Buyer or its Affiliates.

5.	Contract Separation / Cooperation	Third Party Contracts. With respect to any Outlet Asset that is a Contract (other than Contracts with Parent or its Subsidiaries) that is utilized by both the Outlet Segment and the Hometown Segment, the Company and the Outlet Buyer, respectively, shall be entitled to continue to derive benefits, and required to assume any obligations and economic burdens related to such benefits, following the Outlet Sale Closing. The Company and Outlet Buyer shall reasonably cooperate and negotiate in good faith with each other and any applicable third party in an effort to agree to such amendments, assignments, partial assignments, consents or other instruments as are reasonably requested and desired to enable the continued use following the Outlet Sale

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Closing by each of the Outlet Segment and the Hometown Segment of the products or services provided under such Contract. If, on the Outlet Closing Date, any such amendment, assignment, partial assignment, consent or other instrument is not obtained, the Company and the Outlet Buyer shall cooperate in a mutually acceptable arrangement under which the Company or the Outlet Buyer, as applicable, would, in compliance with applicable Law, obtain the appropriate benefits and assume the related obligations and bear the related economic burdens in respect of such Contract, including by means of subcontracting, sublicensing or subleasing arrangements, or enforcement by the party to such Contract for the benefit (and at the expense) of the other party that is an intended beneficiary thereof.

Contracts with Parent and its Subsidiaries. With respect to any Outlet Asset that is a Contract with Parent or its Subsidiaries and which is utilized by the Outlet Segment, the Company may assign such Contract to the Outlet Buyer, subject to the terms and conditions thereof; provided that:

(i) if Parent chooses to exercise its termination right under the Store License Agreement or the Trademark License Agreement as a result of a sale of the Outlet Segment to a “Seller Competitor”, Parent shall grant the Outlet Buyer a limited transitional license under the licensed SEARS marks, subject to customary terms and conditions, for a period of no more than 180 days following the Outlet Sale Closing;

(ii)  if Parent does not terminate or does not have the right to terminate the Store License Agreement or the Trademark License Agreement upon an Outlet Sale Closing, then upon the request of Parent, the parties shall amend the Store License Agreement or the Trademark License Agreement to include (A) rights of Parent to receive reasonable samples of licensed materials, to suspend non-compliant uses of the licensed marks 30 days after notice is provided to the Outlet Buyer or immediately if such non-compliant use may reasonably cause material detriment to the licensed marks or the goodwill therein and to terminate the license 60 days after notice is provided to the Outlet Buyer of its material non-compliant use of the licensed marks to the extent such non-compliant use has not been cured, and (B) with respect to the Trademark License Agreement, limit the scope of such license to the promotion of the business of the Outlet Segment and use for the Outlet Segment of the SEARS mark in the “Sears Outlet Stores, LLC” corporate name or, subject to the approval of Parent (not to be unreasonably withheld, conditioned or delayed), another corporate name containing “Sears Outlet”;

(iii)  Parent shall grant the Outlet Buyer a limited transitional license under the “Sears Hometown and Outlet” and related marks and domain names, including theshocorp.com, that were used in the Outlet Segment as of

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the Outlet Sale Closing (and, with respect to the domain names, not used in the Hometown Segment as of the date hereof), subject to customary terms and conditions, for a period of no more than 180 days following the Outlet Sale Closing and for uses substantially similar to those of the Outlet Segment prior to the Outlet Sale Closing;

(iv) upon the Outlet Sale Closing, the Outlet Buyer and the Company shall enter into a cross-license agreement whereby each party licenses the other party (i) the Intellectual Property (other than Trademarks) and (ii) on a limited transitional basis, subject to customary terms and conditions, for a period of no more than 180 days following the Outlet Sale Closing and for uses substantially similar to those of the Hometown Segment (in the case that Outlet Segment is licensor) or the Outlet Segment (in the case that Hometown Segment is licensor) prior to the Outlet Sale Closing, the trademarks, in each of (i) and (ii), that were used or held for use as demonstrated by a bona fide, documented intention of future use (but not primarily used or held for use) in the Hometown Segment (in the case that Outlet Segment is licensor) or in the Outlet Segment (in the case that Hometown Segment is licensor) prior to the Outlet Sale Closing for use within such business;

(v)   with respect to the HQ Lease, the Outlet Buyer shall have the option of either (1) excluding such lease (and any associated liabilities) from the Outlet Sale (in which case, access to the premises may be provided to the Outlet Buyer on a transitional basis pursuant to Section 6 below) or (2) assuming such lease (provided that if the Outlet Buyer assumes the HQ Lease, the lease shall be amended to permit Parent to terminate the lease without making any early termination or similar payment on 6 months’ notice to the Outlet Buyer); and

(vi) in the case of a sale of the Outlet Segment to a “Seller Competitor” (as defined in the Store License Agreement), the parties shall negotiate in good faith to make other reasonable changes to such Contracts as requested by Parent to ensure that the Outlet Buyer would not obtain rights or assume obligations that could be used by the Outlet Buyer to the direct material detriment of Parent or any of its Subsidiaries.

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6.	Transition Assistance

The Outlet Purchase Agreement may provide for the Company and the Outlet Buyer entering into a transition services agreement whereby the Company would provide customary transition services to the Outlet Buyer based on fully-loaded costs for no more than 180 days following the Outlet Sale Closing. Such transition services would be permitted to include the benefits that the Company currently receives under Parent’s Contracts with First Data, Discover Card, ValueLink, Telecheck and Citibank (including the Citibank Merchant Services Agreement).

If requested by Parent, the Outlet Purchase Agreement shall provide for the Company and the Outlet Buyer entering into a transition services agreement whereby the Outlet Segment would provide customary transition services to the Company based on fully-loaded costs for no more than 180 days following the Outlet Sale Closing.

7.	Representations and Warranties; Pre-Closing Obligations

Each party will make customary representations for an asset sale transaction of this type.

None of the representations and warranties or covenants, obligations and agreements (to the extent contemplating or requiring performance at or prior to the Outlet Sale Closing) will survive the Outlet Sale Closing.

8.	Post-Closing Obligations and Recourse

None, other than customary mutual indemnification by the Outlet Buyer for assumed liabilities and by the Company for excluded liabilities and customary “wrong pockets” obligations.

Other than as expressly contemplated by this term sheet, the Company shall have no obligations under the Outlet Purchase Agreement that survive the Outlet Sale Closing.

9.	Conditions	The Company and the Outlet Buyer’s respective obligations to close the Outlet Sale will be subject to customary conditions. No condition to the Company’s obligation to close the Outlet Sale may be waived without the consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed).

10.	Termination	The Outlet Purchase Agreement must be terminable by the Company without any further liability or obligation to the Company from and after the Outlet Closing Deadline, other than any liability for any breach by the Company of the Outlet Purchase Agreement prior to its termination.

11.	Fees and Expenses

Each party will be responsible for its own fees and expenses incurred in negotiating the Outlet Purchase Agreement and consummating the Outlet Sale.

The Outlet Buyer will bear 50% of the aggregate premiums of any tail coverage obtained by the Company pursuant to Section 7.02 (or, to the extent Outlet Buyer does not agree to bear such premiums, they will reduce Net Proceeds).

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ANNEX IV

COMPETITIVELY SENSITIVE INFORMATION

•	Margin by product category

•	Revenues by product category (e.g., by types of appliances)*

•	Specific pricing in supplier agreements*

*	This shall only be restricted for strategic bidders or financial bidders with portfolio companies in the retail space.

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Annex B

EXECUTION VERSION

EQUITY AND ASSET PURCHASE AGREEMENT

by and between

SEARS HOMETOWN AND OUTLET STORES, INC.,

FRANCHISE GROUP NEWCO S, LLC

and

solely for purposes of Section 10.17,

LIBERTY TAX, INC.

Dated as of August 27, 2019

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B-ii

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EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement

Exhibit B	Form of Transfer Instrument

SCHEDULES

Schedule I	Purchased Assets

B-iv

EQUITY AND ASSET PURCHASE AGREEMENT

This EQUITY AND ASSET PURCHASE AGREEMENT, dated as of August 27, 2019 (this “Agreement”), has been entered into by and between Sears Hometown and Outlet Stores, Inc., a Delaware corporation (the “Seller”), Franchise Group Newco S, LLC, a Delaware limited liability company (the “Purchaser”), and, solely for purposes of Section 10.17, Liberty Tax, Inc., a Delaware corporation (“Parent” and, together with the Seller and the Purchaser, the “Parties”, and each, a “Party”).

RECITALS

WHEREAS, the Seller intends to sell the businesses of the Seller’s Sears Outlet segment and Buddy’s Home Furnishings Stores, each as described in the Seller’s annual report on Form 10-K for the fiscal year ended February 2, 2019 (collectively, as conducted as of the date hereof and as of the Closing, the “Business”), to the Purchaser, and the Purchaser intends to purchase and acquire the Business from the Seller, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Purchaser and Transform Holdco LLC, a Delaware limited liability company (“Transform”), are entering into a Consent Agreement (the “Consent Agreement”) pursuant to which, among other things, Transform has agreed to the assignment to the Purchaser, one or more Subsidiaries of the Purchaser or one or more of the Transferred Entities (as defined below) of the rights and obligations of the Seller and its Subsidiaries (other than the Transferred Entities) under the Transform Contracts (as defined below) to the extent relating to the Business and certain amendments to the duration of the term of certain Transform Contracts (and services provided thereunder), in each case, effective as of the Closing and in accordance with the terms of the Consent Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Seller and Transform are entering into a letter agreement (the “Letter Agreement”) providing, among other things, that this Agreement shall be deemed to satisfy the Outlet Sale Requirements under the Merger Agreement (each as defined below) for all purposes under the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meaning:

“ABL Facility” means the Amended and Restated Credit Agreement, dated November 1, 2016, among Sears Authorized Hometown Stores, LLC, the other borrowers and guarantors party thereto, and Bank of America, N.A., as administrative agent and collateral agent, as amended on May 3, 2019.

“Accounting Principles” means the principles applied in the preparation of the Audited Financial Statements and the Interim Financial Statements; provided, however, that in the event of any conflict between such principles and GAAP, GAAP shall control; provided, further, that in the event of any conflict between the principles applied in the preparation of the Audited Financial Statements, on the one hand, and the principles applied in the preparation of the Interim Financial Statements, on the other hand, the principles applied in the preparation of the Audited Financial Statements shall control.

“Acquisition Proposal” means any offer or proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution, acquisition or other transaction which involves any purchase of at least 25% of the assets of the Business (including the Transferred Entities and the Purchased Assets), taken as a whole, or any capital stock or other equity interests of any of the Transferred Entities, other than the transactions contemplated by this Agreement and the Merger Agreement.

“Action” means any claim, litigation, counterclaim, action, cause of action, complaint, charge, dispute, allegation, audit, arbitration, mediation, hearing, demand, suit, inquiry, examination, proceeding or investigation of any kind by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The word “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or credit arrangement or otherwise. For purposes of this Agreement and any Ancillary Agreement, and notwithstanding anything to the contrary herein, (a) none of the Seller or any of its Subsidiaries shall be considered to be an Affiliate of any ESL Person and no ESL Person shall be considered to be an Affiliate of the Seller or any of its Subsidiaries and (b) no Liberty Equityholder shall be considered to be an Affiliate of Parent or any of its Subsidiaries and none of Parent of any of its Subsidiaries shall be considered to be an Affiliate of any Liberty Equityholder.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Transfer Instruments, the Transition Services Agreement and any other agreements, documents, instruments and certificates that are to be delivered by any Party or its Affiliates or entered into between or among the Parties or any of their respective Affiliates, in each case, pursuant to this Agreement.

“Assignment and Assumption Agreement” means the Bill of Sale and Assumption Agreement to be executed by the Parties at the Closing, substantially in the form of Exhibit A.

“Business” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Business Employee” means (a) as of the date of this Agreement, each individual listed on the Business Employee List, and (b) at any time after the date of this Agreement and through and including the Closing Date, (i) any individual identified on the Business Employee List who remains employed or engaged by the Seller or any of its Affiliates as of such date and (ii) any other individual hired by the Transferred Entities after the date hereof to fill a vacant position with respect to the Business in a manner compliant with Section 5.1(c)(iv) who remains employed or engaged by the Seller or any of its Affiliates as of such date; provided that, with respect to the representations set forth in Article III (other than Section 3.19(a)), each reference to Business Employee therein shall mean (x) each current and former employee of a Transferred Entity, (y) each Business Executive, and (z) each other individual who is actively providing services to the Seller or any of its Subsidiaries (other than the Transferred Entities) and whose service is primarily dedicated to the Business.

“Business Employee List” means the letter provided by the Seller to the Purchaser simultaneously with the execution and delivery of this Agreement, which letter contains a true and complete list of (a) each Business Executive other than the Excluded Business Executive, (b) each individual who is employed by a Transferred Entity and (c) each individual who is actively providing services to the Seller or any of its Subsidiaries (other than the Transferred Entities) and whose service is primarily dedicated to the Business, together with such individual’s title or position, leave status, employing entity, work location, full-time or part-time status, accrued vacation, dates of service, years of credit service, current rate of hourly wage or salary, annual target cash bonus opportunity and any other compensatory entitlements.

“Business Executives” means Will Powell, E.J. Bird, Michael A. Gray, Charles J. Hansen and Lauri Joffe-Turjemon.

“Change in Control Payment” means any transaction, retention, change in control or similar bonuses, “single-trigger” severance payments and other employee related change of control payments payable by the Seller or any of its Affiliates or any of the Transferred Entities as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith calculated (with respect to each applicable employee) as if, prior to the receipt of the applicable payment, such employee had previously received compensation from the Transferred Entities equal to such employee’s annual base salary for such year) as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement, and, in each case, that is not disclosed on Section 3.18 of the Disclosure Schedule. For the avoidance of doubt, Change in Control Payments shall not include any amounts payable pursuant to Section 2.05(d) of the Merger Agreement or in respect of any of the restricted stock unit awards, long-term incentive plan awards or annual incentive plan awards covered by Section 2.05(d) of the Merger Agreement.

“Closing Net Working Capital” means, as of the Closing, the aggregate amount (which may be a positive or negative number) of the current assets included in the Purchased Assets minus the aggregate amount of the current liabilities included in the Assumed Liabilities, in each case, using the same line items set forth in Section 1.1(a) of the Disclosure Schedule and determined in accordance with GAAP applied consistently with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986.

“Company Employee Plan” means (i) each Employee Plan that is solely sponsored, maintained, or contributed to or required to be contributed to, by the Transferred Entities or pursuant to which the Purchaser or any of its Affiliates (including the Transferred Entities) will have any current or potential Liability from and after the Closing, and (ii) each Assumed Plan.

“Consent” means any consent, approval, authorization, consultation, waiver, permit, grant, agreement, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person or under any Law, or the expiration or termination of a waiting period under any Regulatory Law, in each case, required to permit the consummation of the transactions contemplated by this Agreement without breach or violation of any Law, Governmental Order or Contract.

“Contract” means any contract, agreement, instrument, license, sublicense, mortgage, bond, guaranty, loan or credit agreement, purchase order, lease, sublease, sales or purchase order, obligation, promise, commitment or undertaking, in each case, whether written or oral, which is legally binding, and including any amendment, restatement, supplement or modification thereto or therefor.

“Credit Agreements” means the ABL Facility and the Term Loan.

“Cured Default Waiver” has the meaning given to such term in the Merger Agreement.

“Data Protection Laws” means all applicable laws pertaining to data protection, data privacy, data security, data breach notification, and cross-border data transfer in the United States of America and elsewhere in the world.

“Data Protection Requirements” means all applicable (i) Data Protection Laws; (ii) Seller Privacy Policies; (iii) terms of any Contracts relating to the collection, use, storage, disclosure, or cross-border transfer of Personal Data; and (iv) the Payment Card Industry Data Security Standards.

“Debt Financing Sources” means the Lenders, including the parties to any joinder agreements to the Debt Commitment Letters or relating thereto, together with their respective Affiliates, officers, directors, employees, agents, equity holders and representatives and their respective successors and assigns.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered by the Seller to the Purchaser in connection with this Agreement.

“D&O Insurance” means the six-year prepaid “tail policy” in respect of directors’ and officers’ liability insurance and fiduciary liability insurance to be purchased by the Seller prior to the consummation of the transactions contemplated by the Merger Agreement in accordance with the terms thereof.

“D&O Insurance Cost” means an amount equal to 50% of the cost of the D&O Insurance.

“Effective Time” means 12:01 a.m. New York time on the Closing Date.

“Employee Costs Amount” means an amount equal to the sum of (i) the Executive Employee Cost plus (ii) the Transferred Employee Cost plus (iii) the D&O Insurance Cost.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), including each Multiemployer Plan, (ii) compensation, employment, individual consulting, collective bargaining, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit sharing, equity or equity based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case, whether or not written and, in each case, that is sponsored, maintained, administered, contributed to, required to be contributed to, or entered into by the Seller or any of its Subsidiaries for the benefit of any current or former Business Employee, or under which the Seller or any of its Subsidiaries has any current or potential Liability in respect of any Business Employee or former employee who was primarily dedicated to the Business (or any covered dependent of any of the foregoing).

“Environmental Claim” means any Action by any Person and any order of any Governmental Authority alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, or penalties) arising out of, based on or resulting from or relating to (a) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Law” means any Law now or hereafter in effect relating to (i) the protection of the natural environment, including natural resources, (ii) the protection of human health and safety as it pertains to exposure to Hazardous Materials, (iii) the manufacture, registration, distribution, formulation, packaging or labeling of Hazardous Materials or products containing Hazardous Materials, or (iv) the handling, use, presence, generation, treatment, storage, disposal, Release or threatened Release of or exposure to any Hazardous Materials.

“Environmental Liability” means any Liability relating to, or arising out of, any Releases of Hazardous Materials or any violation of any Environmental Law or Environmental Permit.

“Environmental Permit” means any Permit required under or issued pursuant to any applicable Environmental Law.

“Equity Interests” means all of the limited liability company interests in the Transferred Entities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to a specified Person, any other Person that is (a) a member of a controlled group with such specified Person for purposes of Section 414(b) of the Code, (b) under common control with such specified Person for purposes of Section 414(c) of the Code, (c) part of an affiliated service group with such Person for purposes of Section 414(m) of the Code or (d) part of a group with such specified Person described in Section 414(o) of the Code or 4001(b)(1) of ERISA, or that is, or was at the relevant time, a member of the same “controlled group” as such specified Person or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

“ESL Person” means any of ESL Investments, Inc. and its investment affiliates, including Edward S. Lampert, Transform or any their respective Subsidiaries, other than the Seller and its Subsidiaries.

“Excluded Business Executive” means the individual identified on Section 1.1(c) of the Disclosure Schedule.

“Excluded Employee Plan” means (i) the Seller DC Plan, (ii) each Employee Plan to the extent that it is insured, (iii) each Employee Plan that provides equity or equity-based compensation and (iv) each Employee Plan pursuant to which the compensation relating to any of the Executive Employee Costs or Transferred Employee Costs are paid or payable.

“Excluded HR Liabilities” means any and all Liabilities (i) incurred pursuant to, or arising from or in connection with, any Excluded Employee Plan, whether prior to, on or after the Closing (except for Liabilities with respect to the rollover of account balances from the Seller DC Plan to the Purchaser DC Plan pursuant to Article VI below for any period following the applicable rollover), (ii) in respect of or relating to any current or former employee or other service provider of the Seller or any of its Subsidiaries (other than Business Employees, former employees of the Transferred Entities or former employees or other service providers of the Seller or any of its Subsidiaries whose service was primarily dedicated to the Business in respect of their service to the Business) in respect of any period, whether prior to, on or following the Closing, (iii) in respect of any Change in Control Payments (other than Change in Control Payments payable by any of the Transferred Entities), (iv) in respect of any amounts payable pursuant to Section 2.05(d) of the Merger Agreement or any of the restricted stock unit awards, long-term incentive plan awards or annual incentive plan awards covered by Section 2.05(d) of the Merger Agreement, (v) claims or other Liabilities arising from, or in connection with, the employment or service of the Delayed Transfer Executive in respect of the period between the Closing and the date the Delayed Transfer Executive becomes a Transferred Employee other than any amounts payable in respect of such service by the Purchaser or its Affiliates pursuant to the Transition Services Agreement, (vi) in respect of any Inactive Offeree Employee who has not returned to active employment prior to his or her Last Reinstatement Date, in respect of any period after such Inactive Offeree Employee’s Last Reinstatement Date, and in respect of any Inactive Offeree Employee who returns to active employment prior to the Last Reinstatement Date but who does not accept the Purchaser’s offer of employment pursuant to Section 6.2(b), in respect of any period from and after the earlier of the date on which such offer is rejected or the date on which such offer by its terms expires, or (vii) in respect of or relating to the Excluded Business Executive.

“Excluded Intellectual Property” means any Intellectual Property not included in the Purchased Intellectual Property, including the Seller Marks and the Retained Intellectual Property.

“Executive Employee Cost” means an amount equal to 50% of the aggregate of any payments, including the employer portion of any payroll Taxes due in connection with such payments, made or to be made to the Business Executives pursuant to Section 2.05(d) of the Merger Agreement and set forth on Section 3.18(i) of the Disclosure Schedule, which, for the avoidance of doubt, shall include 50% of the AIP Retention Bonus Amount payable to each such Business Executive.

“FDD” means the Franchisor’s franchise disclosure documents (including documents prepared as “Franchise Disclosure Documents”, “FDDs”, or other pre-contractual information statements) prepared in accordance with the FTC Rule, or any applicable Franchise Law, and all variations of such forms which have been approved for use or used by the Franchisor in any country, state, province or jurisdiction requiring the filing and/or approval of any Franchise Agreement, franchise offering, and/or such franchise disclosure documents.

“Franchise” means any grant by the Franchisor to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any trademark, which constitutes a “franchise”, as that term is defined under (i) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates, or (ii) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any.

“Franchise Agreement” means any Contract pursuant to which the Franchisor grants or has granted to any Franchisee a Franchise or the right or option (whether or not subject to certain qualifications or conditions) to acquire any Franchise, including any development agreements, multi-unit license or franchise agreements, master franchise agreements, and similar agreements that cover the development or franchising of Franchises within any area or the delegation of duties by the Franchisor with respect to its obligations as the Franchisor or otherwise under any such agreements.

“Franchise Law” means the FTC Rule and any other Law regulating the offer or sale of Franchises, business opportunities, seller-assisted marketing plans or similar relationships, or governing the relationships between franchisors and franchisees, manufacturers and dealers, or grantors and distributors, including those laws that address unfair practices related to, or the default, termination, non-renewal or transfer of, franchises, dealerships and distributorships.

“Franchise System” means the franchise system of the Business as operated by Franchisor.

“Franchisee” means a Person who is a party to a Franchise Agreement with the Franchisor with respect to the Business.

“Franchisor” means Sears Home Appliance Showrooms, LLC, a Delaware limited liability company.

“Fraud” means the actual and knowing misrepresentation of facts made with the intent to mislead or deceive with respect to the making of the representations and warranties set forth in Article III or Article IV, as applicable, and induce reliance upon such representations and warranties. For the avoidance of doubt, the definition of Fraud in this Agreement does not include (i) constructive fraud or other similar fraud claims based on constructive knowledge, negligence, misrepresentation or similar theories or (ii) equitable fraud, promissory fraud, unfair dealings fraud, or any other similar fraud-based claim or similar theory.

“FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq.

“GAAP” means generally accepted accounting principles in the United States, excluding, for the purposes of this Agreement and any Ancillary Agreement, the effects of Accounting Standards Codification Topic 842 (Leases).

“Going Concern Waiver” has the meaning given to such term in the Merger Agreement.

“Governmental Authority” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or other government, governmental, non-governmental self-regulatory, regulatory or administrative authority, organization, agency, authority or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, decision, ruling or award promulgated or entered by or with, or any settlement or other agreement under the jurisdiction of, any Governmental Authority.

“Hazardous Material” means any (a) chemical, material, waste or substance regulated or defined as hazardous, toxic, deleterious, radioactive, noxious or harmful, or as a contaminant or pollutant, pursuant to Environmental Law, and (b) petroleum and petroleum products, by-products, derivatives or wastes, asbestos or asbestos-containing materials or products, polychlorinated biphenyls or materials containing same, lead-based paints or fungus, mold or mycotoxin in quantities or concentrations that adversely affect human health or materially affect the value of the building(s) in which they are present.

“Headquarters Lease” means the real property lease between the Seller and Transform for the Seller’s corporate headquarters located at 5500 Trillium Blvd., Suite 501, Hoffman Estates, IL 60192.

“Indebtedness” means, with respect to any Person as of any time, (a) the principal amount, plus any related accrued and unpaid interest, fees and prepayment or termination premiums or penalties, breakage costs, or other unpaid similar costs, fees or expenses (if any) required to fully discharge such Person’s obligations in respect of (i) indebtedness for borrowed money, including overdrafts, of such Person as of such time, (ii) indebtedness evidenced by bonds, notes, debentures or similar instruments of such Person as of such time, and (iii) all letters of credit issued as of such time for the account of such Person to the extent drawn, (b) all obligations of such Person as of such time as lessee under leases that have been or should be, in accordance with GAAP as in effect as of the Closing Date, recorded as capital leases, (c) reimbursement and other obligations of such Person as of such time with respect to bankers’ acceptances, surety bonds, other financial guarantees that have been drawn or funded, in each case, to the extent payable if the applicable contract is terminated at such time (without duplication of other indebtedness supported or guaranteed thereby), (d) all obligations of such Person with respect to earn-out payments, installment payments, purchase price adjustments or other similar payments of deferred or contingent purchase price, (e) all obligations of such Person under all interest rate and currency swaps, caps, collars or similar agreements or hedging devices and (f) any guarantees of indebtedness or other obligations of the types described above under which such Person would be liable.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Seller pursuant to Section 8.3 and the Purchaser pursuant to Section 8.4, as the case may be.

“Information Statement” has the meaning given to such term in the Merger Agreement.

“Intellectual Property” means all intellectual property rights in the following, whether arising under the Laws of the United States or any other jurisdiction: (a) patents, patentable inventions, and patent applications, including continuations, continuations-in-part, extensions, reexaminations, divisionals and reissues; (b) Trademarks; (c) copyrights, including copyrights in computer software, works of authorship, and mask work rights; (d) registrations and applications for registration of any of the foregoing under subclauses (a) – (c) of this definition; (e) trade secrets, know-how, formulae, concepts, methods, techniques, processes, customer lists, mailing lists, and confidential and proprietary information; and (f) other intellectual property or proprietary rights.

“Investor” means Tributum, L.P., a Delaware limited partnership and Affiliate of Vintage Capital Management, LLC.

“IRS” means the Internal Revenue Service of the United States.

“IT Assets” means computers, software, hardware, networks and network equipment, firmware, middleware, servers, workstations, appliances, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all documentation associated with any of the foregoing.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, choate or inchoate, or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“Liberty Equityholder” means (i) any direct or indirect equity holder of Parent, (ii) except for Parent, any direct or indirect equity holder of Franchise Group New Holdco, LLC, a Delaware limited liability company, or (iii) except for Parent and its Subsidiaries, any Affiliate of any equity holder described in clauses (i) or (ii) of this definition.

“Lien” means any security interest, pledge, hypothecation, mortgage, lien, proxy, option, voting trust, voting agreement, judgment, right of first offer, right of first refusal, preemptive right, charge, easement, collateral assignment or other encumbrance of any kind.

“Losses” means any losses, damages, Liabilities, Taxes, assessments, fines, costs, disbursements, fees, expenses, settlements, interest, awards, judgments, fines and penalties (including reasonable attorneys’, accountants’ and consultants’ fees and expenses) of any kind or nature.

“Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence or effect that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, properties, condition (financial or otherwise) or results of operations of the Business, taken as a whole, or (b) prevents, or would reasonably be expected to prevent, the Seller from consummating the transactions contemplated by this Agreement; provided, however, that, in the case of clause (a), no state of facts, circumstance, condition, event, change, development, occurrence or effect shall, individually or in the aggregate, constitute or be taken into account in determining the occurrence of a “Material Adverse Effect” to the extent it relates to, arises out of or results from any one or more of the following: (i) changes that generally affect the industries in which the Business operates; (ii) changes in economic, market, business, regulatory or political conditions generally in the United States, or in the global financial or securities markets generally (including interest rates, exchange rates and commodity prices) or in the financial markets of any such jurisdiction; (iii) changes in any Law; (iv) changes in GAAP; (v) natural disasters, acts of war (whether declared or undeclared), sabotage or terrorism, or an escalation or worsening thereof; (vi) except with respect to the representations and warranties set forth in Section 3.3, the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, or the identity of the Purchaser as the purchaser of the Business, including any actions taken by competitors, customers or employees in connection therewith; or (vii) any action taken at the written request of the Purchaser under this Agreement or any action not taken solely because the Purchaser withheld, delayed or conditioned its consent under this Agreement; except in the case of the foregoing clauses (i), (ii), (iii), (iv) or (v), to the extent any such state of facts, event, circumstance, condition, event, change, development, occurrence or effect has a disproportionate effect on the Business, taken as a whole, relative to other participants operating in the same or similar businesses as the Business.

“Merger” has the meaning given to such term in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of June 1, 2019, by and among the Seller, Transform and Transform Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Transform, as is in effect as of the date hereof, as amended and supplemented by the Letter Agreement and any other amendments from time that are not adverse to the Purchaser or its Subsidiaries or the Business.

“Multiemployer Plan” means each “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Neutral Accounting Firm” means Deloitte & Touche LLP or such other internationally recognized public accounting firm to be mutually agreed by the Seller and the Purchaser; provided that the Neutral Accounting Firm shall not have been retained by any Party with respect to the Sale; provided, further, that the team at such Neutral Accounting Firm dedicated to the Sale shall be independent from any other transactions involving the Seller or the Purchaser or their respective Affiliates.

“Offeree Employee” means each Business Employee who is not employed by a Transferred Entity.

“Outlet Sale Amendments” has the meaning given to such term in the Merger Agreement.

“Outlet Sale Requirements” has the meaning given to such term in the Merger Agreement.

“Outside Date” means the “Outlet Closing Deadline” as defined in the Merger Agreement (as it may be extended pursuant to the terms thereof).

“Permit” means any qualification, registration, license, permit, approval, authorization, certificate, accreditation, variance, exemption, franchise, waiver, agreement, order, or similar right issued or granted by or obtained from any Governmental Authority.

“Permitted Cash” means cash held in store facilities of the Business in the ordinary course and cash equivalents (including credit card receivables (but not, for the avoidance of doubt, credit card reserves or holdbacks posted by the Seller or any of its Subsidiaries)) generated by or relating to the Business.

“Permitted Liens” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded on the Financial Statements in accordance with GAAP, (ii) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens and security deposits incurred in the ordinary course of business consistent with past practice, in each case, for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business consistent with past practice in connection with pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation that, individually or in the aggregate, are not material in amount or nature, (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, individually or in the aggregate, are not material in amount or nature and that do not, in any case, materially detract from the value or use of the property subject thereto, and (v) Liens securing obligations arising under any Credit Agreement in accordance with the terms thereof.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint enterprise, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Data” has the same meaning as the terms “personal data”, “personal information” or the equivalent under the applicable Data Protection Requirement.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Purchaser’s Knowledge” means the actual knowledge of each of the Chief Executive Officer and Chief Financial Officer of Parent, in each case, after reasonable inquiry of such individual’s direct reports with responsibility for the matter at hand.

“Registered Intellectual Property” means Intellectual Property issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Regulatory Law” means any antitrust, competition or trade regulation Law that prohibits, restricts or regulates actions having the purpose or effect of monopolization or restraint of trade or lessening competition.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon, from, or migrating through, within or into, any soil, sediment, subsurface strata, ambient air (indoor or outdoor), surface water, or groundwater.

“Remedial Action” means any action required to investigate, clean up, remove or remediate, or conduct remedial, responsive, monitoring or corrective actions with respect to, any Release of Hazardous Materials.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, representatives, consultants and advisors.

“Retained Business” means the businesses of the Seller or any of its Subsidiaries other than the Business.

“SEC” means the Securities and Exchange Commission.

“Seller Privacy Policies” means the Seller’s or any of its Subsidiaries’ applicable policies and procedures made available to the public relating to the Seller’s collection, use, storage, disclosure, or cross-border transfer of Personal Data, as they exist or existed on or prior to the date of this Agreement.

“Seller’s Knowledge” or “Knowledge of the Seller” means the actual knowledge of each of the individuals listed in Section 1.1(b) of the Disclosure Schedule, in each case, after reasonable inquiry of such individual’s direct reports with responsibility for the matter at hand.

“Specified Transform Contracts” means the Store License Agreement and the Trademark License Agreement.

“Store License Agreement” means that certain Store License Agreement, dated as of August 8, 2012, between Transform (as assignee from Sears Holdings Corporation) and Sears Outlet Stores, L.L.C., as amended.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, association, limited liability company or other entity of which such first Person owns, directly or indirectly, more than 50% of the outstanding voting stock or other ownership interests or directly or indirectly has the right to elect a majority of the board of directors or other Persons performing similar functions.

“Target Working Capital Amount” means $75,000,000.

“Tax” or “Taxes” means all U.S. federal, state, provincial, local, non-U.S. taxes, charges, fees, duties, levies, imposts, impositions, tolls, deficiencies or other assessments of any kind whatsoever (including income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes), imposed by any Governmental Authority, together with any interest, penalties, and additions to tax with respect thereto.

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) filed or required to be filed with a Governmental Authority with respect to Taxes.

“Term Loan” means the Term Loan Credit Agreement, dated February 16, 2018, among the Seller, Sears Authorized Hometown Stores, LLC and the other borrowers party thereto, Gordon Brothers Finance Company, as agent, lead arranger, and sole bookrunner, and Gordon Brothers Finance Company, LLC, as lender, as amended on May 3, 2019.

“Trademark License Agreement” means that certain Trademark License Agreement, dated as of August 8, 2012, between Transform (as assignee from Sears Holdings Corporation) and the Seller, as amended.

“Trademarks” means trademarks, service marks, trade names, business names, slogans, trade dress, logos and other indicia of origin, and Internet domain names and social medial accounts and handles, whether registered or not, together with the goodwill associated therewith and all registrations and applications for registration therefor.

“Transaction Expenses” means an amount equal to the sum, without duplication, of (i) all fees and out-of-pocket expenses (including all fees and expenses of counsel, accountants, experts and consultants and the costs of any filing required by any Governmental Authority, including for the transfer of any Permit) paid (or estimated to be payable) by the Seller or any of its Subsidiaries in connection with the Sale (but not in connection with the transactions contemplated by the Merger Agreement), (ii) the amount of any Taxes paid (or estimated to be payable) by the Seller or any of its Subsidiaries in connection with the Sale (it being understood, for the avoidance of doubt, that any net operating losses, Tax credits, Tax basis or any other Tax attributes that would reduce such Taxes payable by the Seller or any of its Subsidiaries shall be taken into account in calculating such amount), (iii) the amount of any waiver, amendment or consent fees paid in connection with (x) any Going Concern Waivers to the extent in excess of $100,000 in the aggregate, (y) the Outlet Sale Amendments and (z) any Cured Default Waiver, and (iv) any Change in Control Payments payable by any of the Transferred Entities.

“Transfer Instruments” means the duly executed instruments of transfer, in the form attached hereto as Exhibit B, evidencing the transfer and assignment of the Equity Interests from the Seller to the Purchaser.

“Transfer Taxes” means all transfer, documentary, sales, use, registration, stamp and other such similar Taxes (including all applicable real estate transfer Taxes), including any penalties, interest and additions to any Tax.

“Transferred Employee Cost” means an amount equal to the aggregate of any payments, including the employer portion of any payroll Taxes due in connection with such payments, made or to be made to Transferred Employees (other than, as applicable, the Business Executives) pursuant to Section 2.05(d) of the Merger Agreement and set forth on Section 3.18(i) of the Disclosure Schedule, which, for the avoidance of doubt, shall include the AIP Retention Bonus Amount (if any) payable to each such Transferred Employee.

“Transferred Entities” means Sears Outlet Stores, L.L.C., a Delaware limited liability company, Outlet Merchandising, LLC, a Delaware limited liability company, and Leasing Operations, LLC, a Delaware limited liability company.

“Transferred Entity Employee” means each Business Employee who is employed by a Transferred Entity.

“Transform Contract” means each Contract between Transform or any of its Affiliates, on the one hand, and Seller or any of its Subsidiaries (including the Transferred Entities), on the other hand, in each case, relating to the Business, any of the Purchased Assets or any of the Assumed Liabilities.

“Vintage Person” means any of Vintage Capital Management, LLC, its affiliated funds, investment advisers, limited partners, general partners or managers, or any of its portfolio companies, other than the Purchaser and its Subsidiaries.

“Willful Breach” means a material breach of this Agreement, or a material failure to perform an obligation under this Agreement, in each case, by a Party that is the consequence of an intentional act or intentional failure to take an act by such Party with the actual knowledge that the taking of such act or failure to take such act would cause, or would be reasonably likely to cause, a material breach of this Agreement.

“Working Capital Adjustment Amount” means the amount (which may be positive or negative) equal to the result of the Closing Net Working Capital minus the Target Working Capital Amount.

Section 1.2 Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
10-Q Financial Statements	3.5(a)
Acquisition Financing	4.4(a)
Additional Obligations	10.17(a)
Agreement	Preamble
AIP Retention Bonus Amounts	6.3
Alternate Debt Financing	5.10(a)(iii)
Apportionment Principles	2.7(a)
Assumed Contract Liabilities	2.1(d)(i)
Assumed Liabilities	2.1(d)
Assumed Plan	6.2(e)
Assumed Taxes	2.1(d)(vi)
Audited Financial Statements	3.5(a)
Bankruptcy Code	5.11(i)
Base Purchase Price	2.2(a)
Business	Recitals
Business Permits	3.9(b)
Cap	2.2(a)
Closing	2.3(a)
Closing Adjustment Statement	2.6(a)
Closing Date	2.3(a)
Closing Overpayment	2.6(e)(ii)
Closing Payment	2.2(b)
Closing Underpayment	2.6(e)(i)
Confidentiality Agreement	5.3(a)
Consent Agreement	Recitals
Credit Support Arrangements	3.5(e)
Debt Commitment Letters	4.4(a)
Debt Financing	4.4(a)
Debt Financing Provisions	10.10
Delayed Transfer Executives	6.2(a)
Disputed Items	2.6(c)
Employment Commencement Date	6.2(b)

Definition	Location
Equity Commitment	4.4(a)
Equity Financing	4.4(a)
Equity Securities	5.1(b)(ii)(A)
Estimated Employee Costs Amount	2.3(b)
Estimated Transaction Expenses	2.3(b)
Estimated Working Capital Adjustment Amount	2.3(b)
Exchange Act	7.1(a)
Excluded Assets	2.1(c)
Excluded Liabilities	2.1(e)
Final Apportionment	2.7(b)
Financial Statements	3.5(a)
Financing Commitments	4.4(a)
Guaranteed Obligations	10.17(a)
Improvements	5.11(c)
Inactive Offeree Employee	6.2(b)
Initial Term	5.12
Interim Apportionment	2.7(a)
Interim Financial Statements	3.5(a)
Labor Agreements	6.2(g)
Last Reinstatement Date	6.2(b)
Leased Real Property	3.11(a)
Lenders	4.4(a)
Letter Agreement	Recitals
Material Contracts	3.16(a)
Material Suppliers	3.17
New Debt Commitment Letter	5.10(a)(iii)
Non-Recourse Parties	10.16
Notice of Disagreement	2.6(c)
OFAC	3.23
Outlet Segment	3.5(a)
Owned Real Property	3.11(d)
Parent	Preamble
Parties	Preamble
Party	Preamble
Post-Closing Covenant	8.1(b)
Preliminary Closing Statement	2.3(b)
Proprietary Software	3.13(e)
Purchased Assets	2.1(b)
Purchased Intellectual Property	2.1(b)(viii)
Purchased Inventory	2.1(b)(iv)
Purchaser	Preamble
Purchaser Bank Account	10.1(a)
Purchaser DC Plan	6.2(e)
Purchaser Indemnified Party	8.3
Purchaser Intellectual Property	5.11(f)

Definition	Location
Purchaser Licensees	5.11(b)
Purchaser Marks	5.11(e)
Purchaser Released Claims	5.20(b)
Purchaser Released Parties	5.20(a)
Purchaser Releasing Person	5.20(a)
R&W Insurance Policy	8.2
Real Property Leases	3.11(a)
Remedy Action	5.4(b)
Retained Intellectual Property	5.11(c)
Retained Seller Insurance Policies	5.16(a)
Review Period	2.6(b)
Sale	2.1
Satisfaction Date	2.3(a)
Seller	Preamble
Seller Bank Account	10.1(a)
Seller DC Plan	6.2(e)
Seller Disclosure Documents	3.27
Seller Indemnified Party	8.4
Seller Licensees	5.11(e)
Seller Marks	5.11(a)
Seller Released Claims	5.20(a)
Seller Released Parties	5.20(b)
Seller Releasing Person	5.20(a)
Seller’s Apportionment Notice	2.7(a)
Severance Liabilities	6.2(i)
Shared Contract	2.9(a)
Third Party Claim	8.5(b)
Transferred Contracts	2.1(b)(i)
Transferred Employee	6.2(a)
Transform	Recitals
Transition Services Agreement	5.12
Unresolved Objections	2.6(d)(ii)
WARN	6.2(i)

Section 1.3 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) the words “include”, “includes” and “including” are deemed to be followed by the words “without limitation”;

(d) the words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such definitions;

(g) references to a Person are also to its successors and permitted assigns;

(h) pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender;

(i) the phrase “ordinary course”, “ordinary course of business” or “ordinary course of business consistent with past practice” means the ordinary course of business of the applicable Person or Persons or business, as applicable, consistent with past practices (including with respect to quantity and frequency);

(j) if the last day of a period measured hereunder is a non-Business Day, the period in question will end on the next succeeding Business Day;

(k) all references to days or months will be deemed references to calendar days or months unless otherwise expressly specified;

(l) references to any Law shall be deemed to refer to such Law as amended from time to time (including any successor Law) and to any rules or regulations promulgated thereunder;

(m) any Action that has been initiated but with respect to which process or other written notice has not been served on or delivered to the indicated Person shall be deemed to be “threatened” rather than “pending”; and

(n) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

Section 1.4 Disclosure Schedule. Notwithstanding anything to the contrary contained in this Agreement, the information and disclosures contained in any Section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Disclosure Schedule as though fully set forth in such other Section to the extent the applicability and relevance of such information to such other Section is reasonably apparent on the face of such information. Certain items and matters are listed in the Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. Except as otherwise expressly provided in this Agreement or in the applicable Section of the Disclosure Schedule, in no event shall the listing of items or matters in the Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties set forth in Article III or the covenants contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of the Disclosure Schedule shall be construed as an admission or indication that such item or matter is material. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

ARTICLE II

PURCHASE AND SALE

Section 2.1 The Sale. Upon the terms and subject to the conditions set forth in this Agreement, for the payment by the Purchaser of the consideration set forth in Section 2.2 and the assumption by the Purchaser of the Assumed Liabilities pursuant to Section 2.1(d), but subject to Section 2.8, the Parties hereby agree with respect to the sale and purchase of the Business as follows (the “Sale”):

(a) Purchase and Sale of the Equity Interests. At the Closing, the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all right, title and interest in, to and under the Equity Interests, free and clear of all Liens (other than Liens imposed by applicable securities Laws).

(b) Purchased Assets. At the Closing, the Seller shall sell, transfer, convey, assign and deliver, or shall cause its Subsidiaries other than the Transferred Entities to sell, transfer, convey, assign and deliver, to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller or such Subsidiaries, all of the Seller’s or such Subsidiaries’ right, title and interest in, to and under the following assets, properties and rights, to the extent such right, title and interest exist as of immediately prior to the Closing and are not otherwise sold, transferred, conveyed, assigned and delivered to the Purchaser indirectly by the Purchaser’s purchase of the Equity Interests (the “Purchased Assets”), free and clear of all Liens (other than Liens of the type specified in clauses (i) through (iv) of the definition of Permitted Liens and, in the case of Liens of the type specified in clauses (i) through (iii) of the definition of Permitted Liens, solely to the extent that such Liens are related to the Business):

(i) subject to Section 2.8 and Section 2.9, all of the Seller’s or such Subsidiaries’ rights, interests, claims and benefits under (A) the Contracts set forth in Section I of Schedule I, (B) any other Contracts that are primarily related to the Business, but not, for the avoidance of doubt, the Credit Agreements or any other documents entered into in connection therewith, and (C) any other Contracts that are related to the Business (but not primarily related to the Business) that the Purchaser and the Seller (each acting reasonably) agree is reasonably necessary for the continued operation of the Business and should be treated in accordance with Section 2.9 ((A) through (C) collectively, the “Transferred Contracts”), in each case, to the extent related to the Business;

(ii) subject to Section 2.8 and Section 2.9, all prepaid expenses, credits, deposits and advance payments (including prepaid leases and prepaid rentals) to the extent related to any Transferred Contract or any Contract to which to any Transferred Entity is a party, in each case, to the extent related to the Business;

(iii) subject to Section 2.8 and Section 2.9, all accounts receivable (including all categories of accounts receivable set forth in Section 1.1(a) of the Disclosure Schedule) and other claims for money, in each case, to the extent related to Transferred Contracts or the Business;

(iv) all finished or unfinished goods, merchandise, products, raw materials, supplies, works in progress, inventory, packaging, labels, supplies and stock in trade, goods in transit, in each case primarily used or held for use in the conduct of the Business (the “Purchased Inventory”);

(v) all fixtures, tools, equipment, machinery, parts, spare parts, tools and other tangible assets located at the Leased Real Property or the Owned Real Property and used or held for use primarily in connection with the Business;

(vi) all motor vehicles and other transportation equipment used or held for use primarily in connection with the Business;

(vii) (A) the tangible IT Assets set forth in Section III(a) of Schedule I and (B) the tangible IT Assets owned by the Seller or one of its Subsidiaries that are primarily used or held for use in connection with the Business;

(viii) (A) the Registered Intellectual Property set forth in Section III(b) of Schedule I, (B) the unregistered Intellectual Property owned by the Seller or one of its Subsidiaries which is primarily used or held for use in connection with the Business and (C) the right to enforce the rights described in the immediately preceding clauses (A) and (B) (collectively, the “Purchased Intellectual Property”);

(ix) subject to Section 2.8, all Permits that are primarily related to the Business to the extent such Permits may be transferred to the Purchaser under applicable Law and by the terms of such Permits;

(x) (A) all books and records, invoices, manifests, reports, policies, materials, ledgers, files, photographs, literature, research, data, lists, plats, drawings, correspondence and other documents and files, whether in paper, computer, electronic or other form, that are exclusively related to the Business, including all sales, promotion, advertising, Transferred Employee records and files (including emails, contact lists and archived emails and chat logs) (except to the extent prohibited under applicable Law), market research and other files exclusively related to the Business (other than Tax Returns of the Seller or its Subsidiaries (other than the non-income Tax Returns of the Transferred Entities and any income Tax Returns of the Transferred Entities that are filed on a separate basis)) and (B) copies of all items listed in clause (A) to the extent such items are related to the Business but not exclusively related to the Business, redacted as appropriate with respect to matters that are not related to the Business;

(xi) any other asset, property or right listed or described in Schedule I;

(xii) any owned real property primarily used or held for use in the conduct of the Business;

(xiii) all Permitted Cash as of the Effective Time;

(xiv) any assets reflected or accounted for in Closing Net Working Capital;

(xv) any rights to insurance recoveries with respect to the Business, the Purchased Assets or the Assumed Liabilities under any current or prior insurance policies of the Seller and its Subsidiaries;

(xvi) all rights in respect of any loans made by the Seller or its Subsidiaries to current or former Business Employees;

(xvii) any Company Employee Plan and any assets of any such Company Employee Plan;

(xviii) (A) all attorney-client privilege and attorney-work product protection of the Seller or its Subsidiaries to the extent relating to the Business or otherwise associated with the Business as a result of legal counsel representing the Seller, its Subsidiaries or the Business, other than in connection with the transactions contemplated by this Agreement, the process conducted by the Seller and its Representatives for the sale of the Business or the Seller’s entry into the Merger Agreement; and (B) all documents subject to the attorney-client privilege and work-product protection described in the immediately preceding clause (A); provided, however, that the Seller shall be entitled to assert (but not, for the avoidance of doubt, to waive) any such privilege or protection in connection with any third party claim not involving the Purchaser or any of its Affiliates (including for this purpose any Vintage Person), on the one hand, and the Seller or any of its Affiliates (including for this purpose any ESL Person), on the other hand;

(xix) subject to Section 2.8 and Section 2.9, any other asset, property or right of the Seller or any of its Subsidiaries primarily used or held for use in the conduct of the Business; and

(xx) all Actions, choses in action, rights of recovery and rights of set-off or reimbursement of any kind, whether choate or inchoate, known or unknown, contingent or non-contingent, of the Seller or any of its Subsidiaries with respect to the assets listed in the preceding clauses of this Section 2.1(b) or otherwise primarily related to the Business, including rights to recover past, present and future Losses in connection therewith.

(c) Excluded Assets. The Purchaser and the Seller acknowledge and agree that the Seller does not agree to sell to the Purchaser and the Purchaser does not agree to purchase from the Seller or any of its Subsidiaries other than the Transferred Entities any right, title or interest in, to and under any asset, property or right other than the Equity Interests and the Purchased Assets. Without limiting the generality of the foregoing, the Purchased Assets do not include any right, title or interest in, to or under any of the following assets, properties or rights of the Seller or any of its Subsidiaries other than the Transferred Entities (the “Excluded Assets”):

(i) any bank account;

(ii) any cash, other than Permitted Cash as of the Effective Time;

(iii) any securities, stock, membership or equity interests or similar ownership rights in any Person, other than the Equity Interests;

(iv) with respect to the Purchased Assets, any rights to Tax refunds or credits relating to any Tax for any Pre-Closing Period (other than any Tax refunds or credits in respect of Taxes reflected or accounted for in Closing Net Working Capital);

(v) the company seal, minute books, charter documents, stock or equity record books and such other books and records pertaining to the organization, existence or capitalization, as well as any other records or materials generally, in each case, not involving or related to, the Purchased Assets or the operations of the Business;

(vi) all Excluded Intellectual Property, except as expressly licensed pursuant to Section 5.10;

(vii) the Headquarters Lease (other than any sublease thereof contemplated pursuant to Section 5.12);

(viii) any rights of the Seller under this Agreement and the Ancillary Agreements;

(ix) except as otherwise expressly provided in this Agreement, any current and prior insurance policies and any rights of any nature with respect thereto;

(x) any claims, defenses, causes of action, choses in action, rights of recovery for reimbursement, contribution, refunds, indemnity or other similar payment recoverable by the Seller from or against any third party to the extent related to any Excluded Liabilities;

(xi) except for the IT Assets included in the Purchased Assets, the IT Assets owned or used by the Seller or any of its Affiliates, including those used to provide services under the Transition Services Agreement;

(xii) (A) all attorney-client privilege and attorney work-product protection of the Seller or associated with the Business as a result of legal counsel representing the Seller or the Business in connection with the transactions contemplated by this Agreement, the process conducted by the Seller and its Representatives for the sale of the Business or the Seller’s entry into the Merger Agreement; (B) all documents subject to the attorney-client privilege and work-product protection described in the immediately preceding clause (A); and (C) all documents prepared by the Seller or any of its Representatives, or received by the Seller or any of its Representatives from any Person, in connection with the transactions contemplated by this Agreement, the process conducted by the Seller and its Representatives for the sale of the Business or the Seller’s entry into the Merger Agreement; provided, however, that the Purchaser shall be entitled to assert (but not, for the avoidance of doubt, to waive) any such privilege or protection in connection with any third party claim not involving the Seller or any of its Affiliates (including for this purpose any ESL Person), on the one hand, and the Purchaser or any of its Affiliates (including for this purpose any Vintage Person), on the other hand;

(xiii) any Employee Plan (other than a Company Employee Plan) and any assets of any such Employee Plan; and

(xiv) all rights in respect of any loans made by the Seller or any of its Subsidiaries to current or former employees of the Seller and its Subsidiaries, other than current or former Business Employees.

For the avoidance of doubt, subject to Section 5.7(a), the Excluded Assets do not include any assets, properties or rights of the Transferred Entities.

(d) Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser shall, from and after the Closing, assume and agree to pay, perform and discharge when due, any and all of the Liabilities of the Seller or its Subsidiaries primarily arising out of or relating to the Business, the Purchased Assets or the Transferred Entities (except for the Excluded Liabilities), whether or not such Liabilities are accrued or incurred prior to, at or following the Closing (the “Assumed Liabilities”), including the following:

(i) subject to Section 2.8 and Section 2.9, all Liabilities of the Seller or its Subsidiaries arising under the Transferred Contracts to the extent that such Liabilities relate to or arise out of the Business (the “Assumed Contract Liabilities”, which, for the avoidance of doubt, include all Liabilities of the Seller or its Subsidiaries arising under any Transferred Contract that is exclusively related to the Business);

(ii) all accounts payable of the Seller or its Subsidiaries primarily relating to the Business;

(iii) all Liabilities of the Seller or its Subsidiaries (including Liabilities for Taxes) reflected or accounted for in Closing Net Working Capital;

(iv) all Liabilities in respect of any and all Business Employees, former employees of the Transferred Entities or former employees or other service providers of the Seller or any of its Subsidiaries whose service was primarily dedicated to the Business in respect of their service to the Business, including any Liabilities that are explicitly assumed pursuant to Article VI, but excluding all Excluded HR Liabilities;

(v) all Environmental Liabilities primarily relating to the Business; and

(vi) all Liabilities for Taxes with respect to the Business for taxable periods beginning on or after the Closing Date (collectively, the “Assumed Taxes”).

(e) Excluded Liabilities. The Assumed Liabilities do not include, and the Purchaser shall not assume and shall not be responsible to pay, perform, satisfy or discharge, any Liabilities that are not Assumed Liabilities, including the following Liabilities of the Seller and its Subsidiaries other than the Transferred Entities (the “Excluded Liabilities”):

(i) all Liabilities of the Seller and its Subsidiaries (other than Liabilities of the Transferred Entities) for Taxes, other than the Assumed Taxes or Taxes reflected or accounted for in Closing Net Working Capital, including, for the avoidance of doubt, all Taxes arising out of or in respect of the consummation of the transactions contemplated by this Agreement to the extent the amount of such Taxes, together with the Employee Costs Amount and the amount of the other Transaction Expenses, exceeds the Cap;

(ii) all Indebtedness (other than, to the extent primarily related to the Business or the Purchased Assets, Indebtedness of the types specified in clauses (b) and (d) of the definition of Indebtedness);

(iii) all Excluded HR Liabilities (without prejudice to the Purchaser’s obligations under this Agreement with respect to payment of the Employee Costs Amount);

(iv) all Liabilities in respect of the Employee Costs Amount and the Transaction Expenses to the extent the aggregate amount of such Liabilities exceeds the Cap;

(v) the Seller’s and its Subsidiaries’ obligations under this Agreement and the Ancillary Agreements;

(vi) all Liabilities arising from or relating to any Action brought by or on behalf of any stockholder of the Seller or the SEC, as the case may be, against the Seller with respect to books and records demands, any disclosures to or filings with the SEC made by the Seller (other than Liabilities arising out of any information supplied by the Purchaser or any of its Affiliates (including for this purpose any Vintage Person), any breach or alleged breach of fiduciary duties by the board of directors of the Seller, Rule 10b-5 promulgated under the Exchange Act or any other similar securities laws or stockholder Action; and

(vii) all Liabilities arising under or pursuant to any Transferred Contract, other than the Assumed Contract Liabilities.

Section 2.2 The Purchase Price and the Closing Payment.

(a) The purchase price (the “Purchase Price”) for the Purchased Assets and the Equity Interests shall be an amount equal to the sum of (i) $121,000,000 (the “Base Purchase Price”) plus (ii) the Working Capital Adjustment Amount plus (iii) the lesser of (A) $11,900,000 (the “Cap”) and (B) the sum of (x) the Employee Costs Amount plus (y) the Transaction Expenses.

(b) The payment to be made by the Purchaser to the Seller at the Closing (the “Closing Payment”) shall be an amount equal to the sum of (i) the Base Purchase Price plus (ii) the Estimated Working Capital Adjustment Amount plus (iii) the lesser of (A) the Cap and (B) the sum of (x) the Estimated Employee Costs Amount plus (y) the Estimated Transaction Expenses.

Section 2.3 Closing and Pre-Closing Estimates.

(a) Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York, at 10:00 am New York time on the fourth (4th) Business Day following the date on which the satisfaction or written waiver (to the extent permitted by applicable Law) of the conditions to the obligations of the Parties hereto set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) occurs (such date on which such satisfaction or written waiver occurs, the “Satisfaction Date”) or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing; provided that, in the event the date that is the fourth (4th) Business Day following the Satisfaction Date is on or after the Outside Date, the Parties shall work together in good faith to take each of the actions described in Section 2.3(b) as promptly as reasonably practicable (disregarding any specified time periods set forth in Section 2.3(b)) and cause the Closing to occur prior to the Outside Date; provided, further, that, unless otherwise agreed to in writing by the Purchaser and the Seller, in no event shall the Closing be required to occur prior to the date that is forty-five (45) days following the date of this Agreement (the day on which the Closing actually takes place, the “Closing Date”); and provided, further, that in the event that Transform exercises its right under Section 1 of the Letter Agreement to defer the closing of the Merger by up to an additional seven (7) Business Days, the Seller shall be permitted to defer the Closing by the same number of Business Days upon written notice to the Purchaser; provided, that in no event shall such deferral of the Closing result in or cause the Closing to occur after the Outside Date. The Closing shall be deemed effective as of the Effective Time for accounting purposes.

(b) No later than three (3) Business Days prior to the Closing Date and not earlier than five (5) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a statement prepared in good faith (the “Preliminary Closing Statement”), together with reasonably detailed supporting information, setting forth (i) the Seller’s reasonable and good faith estimates of (A) the Closing Net Working Capital and (B) the resulting Working Capital Adjustment Amount (the “Estimated Working Capital Adjustment Amount”), (ii) the Seller’s

reasonable and good faith estimates of the Employee Costs Amount (the “Estimated Employee Costs Amount”) and each of its three components, (iii) the Seller’s reasonable and good faith estimate of the Transaction Expenses (the “Estimated Transaction Expenses”), and (iv) the amount of the Closing Payment calculated in accordance with Section 2.2(b) resulting therefrom. Prior to the Closing Date, the Seller shall incorporate reasonable comments on the Preliminary Closing Statement, if any, received from the Purchaser and shall deliver to the Purchaser an updated Preliminary Closing Statement reflecting such comments. For the avoidance of doubt, no proposed comments provided by the Purchaser or any such updated Preliminary Closing Statement or estimated amounts in accordance with this Section 2.3(b), or any consummation of the Closing regardless of any dispute with respect to the Preliminary Closing Statement or any estimated amounts as provided in this Section 2.3(b), shall constitute acceptance by the Purchaser of the Preliminary Closing Statement for purposes of any post-Closing adjustment.

Section 2.4 Closing Deliveries by the Seller. At the Closing, the Seller shall deliver to the Purchaser:

(a) executed counterparts of each Ancillary Agreement, in each case, duly executed by the Seller;

(b) a certificate of non-foreign status for the Seller pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations promulgated under the Code;

(c) a receipt for the Closing Payment received by the Seller; and

(d) a resignation or other evidence of the removal, in each case, in form and substance reasonably satisfactory to the Purchaser, of any member of the board of directors (or equivalent governing body) or officer of any Transferred Entity who is not employed by a Transferred Entity or a Transferred Employee.

Section 2.5 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:

(a) the Closing Payment by wire transfer in immediately available funds to the Seller Bank Account; and

(b) executed counterparts of each Ancillary Agreement to which the Purchaser is a party.

Section 2.6 Adjustment of the Closing Payment.

(a) Within seventy-five (75) days after the Closing Date, the Purchaser shall deliver to the Seller a statement prepared in good faith (the “Closing Adjustment Statement”), together with reasonably detailed supporting information, setting forth the Purchaser’s determination of (i) (A) the Closing Net Working Capital and (B) the resulting Working Capital Adjustment Amount, (ii) the Employee Costs Amount and each of its three components, (iii) the Transaction Expenses and (iv) the Purchase Price calculated in accordance with Section 2.2(a) resulting therefrom. The Purchaser may not modify the Closing Adjustment Statement once it has been delivered to the Seller in accordance with this Section 2.6(a), except in connection with the resolution of any disputes contemplated by this Section 2.6.

(b) For a period of sixty (60) days following the delivery of the Closing Adjustment Statement (the “Review Period”), the Purchaser shall, and shall cause its Subsidiaries to, permit the Seller and its Representatives reasonable access, during normal business hours upon reasonable advance notice, to the relevant financial books and records of the Business and the employees of the Purchaser and its Subsidiaries responsible for the preparation of the Closing Adjustment Statement solely for the purposes of the Seller’s exercise of its review and objection right contemplated in this Section 2.6. If the Purchaser employs a firm of independent accountants in connection with the preparation of the Closing Adjustment Statement, subject to the execution by the Seller of a customary non-reliance letter, the Purchaser shall cause such independent accountants to deliver to the Seller and its Representatives any work papers used in the preparation of the Closing Adjustment Statement.

(c) The Seller shall notify the Purchaser within the Review Period if the Seller objects to any matter set forth in the Closing Adjustment Statement, which notice shall include a reasonably detailed statement describing the basis for such objection and the Seller’s proposed correction(s) (the “Notice of Disagreement”). If no Notice of Disagreement is received by the Purchaser within the Review Period, then the Closing Adjustment Statement and the amounts set forth therein shall be deemed to have been accepted by the Seller and will become final and binding upon the Parties. If the Seller timely delivers a Notice of Disagreement, only those matters that the Seller specifies in such Notice of Disagreement as being in disagreement shall be deemed to be in dispute (such matters, the “Disputed Items”). The Seller may not modify its Notice of Disagreement once it has been delivered to the Purchaser in accordance with this Section 2.6(c), except in connection with the resolution of any disputes contemplated by this Section 2.6. The Notice of Disagreement shall set forth in reasonable detail each Disputed Item, the disputed amount of each Disputed Item, the Seller’s alternative amount of each Disputed Item and the basis for such alternative calculation, and the Seller’s alternative calculation of the Purchase Price after taking into account the Seller’s alternative amount of each Disputed Item. Any component of the calculations set forth in the Closing Adjustment Statement that is not the subject of a timely delivered Notice of Disagreement and a properly included Disputed Item in accordance with this Section 2.6(c) by the Seller shall be final and binding upon the Parties, unless the resolution of any Disputed Item affects an undisputed component of the Closing Adjustment Statement, in which case such undisputed component shall, notwithstanding the failure to object to such component in the Notice of Disagreement, be considered a Disputed Item to the extent affected by such resolved Disputed Item.

(d) The Disputed Items shall be resolved as follows:

(i) The Seller and the Purchaser shall first negotiate in good faith to resolve the Disputed Items during the thirty (30) days following delivery of the Notice of Disagreement. Any resolution agreed to in writing by the Seller and the Purchaser as to any of the Disputed Items shall be final and binding upon the Parties.

(ii) If the Seller and the Purchaser do not reach a resolution of all Disputed Items within thirty (30) days after delivery of the Notice of Disagreement pursuant to Section 2.6(d)(i), then any such unresolved objections (the “Unresolved Objections”) shall be resolved conclusively and bindingly for the Parties through a determination made by the Neutral Accounting Firm (acting solely as an expert and not as an arbitrator) based on the definitions related to the Purchase Price set forth herein and otherwise in accordance with the provisions of this Agreement. The Neutral Accounting Firm shall be instructed to make such determination with respect to the Unresolved Objections and not to assign a value to any Disputed Item that is (i) greater than the greatest value for such Disputed Item claimed by either the Seller or the Purchaser or (ii) lower than the lowest value for such Disputed Item claimed by either the Seller or the Purchaser. The Parties shall provide the Neutral Accounting Firm with all necessary documents as requested by it as soon as possible and shall instruct the Neutral Accounting Firm to render its decision in accordance with the terms set forth in this Section 2.6 and as promptly as reasonably practicable (but in any event no later than thirty (30) days after the referral of the Unresolved Objections to the Neutral Accounting Firm). The Neutral Accounting Firm shall be instructed to grant the Parties the opportunity to state their points of view and, if the Neutral Accounting Firm determines that a hearing would be appropriate, the Neutral Accounting Firm may conduct a hearing on the Unresolved Objections. All submissions by the Seller or the Purchaser to the Neutral Accounting Firm shall be in writing and shall simultaneously be delivered to the other Party and there shall be no ex parte communication with the Neutral Accounting Firm. The Neutral Accounting Firm shall be instructed to submit its decision and its reasoning in writing to the Parties. Absent fraud, intentional misconduct or manifest error, the resolution by the Neutral Accounting Firm of the Unresolved Objections shall be final and binding upon the Parties. The fees and disbursements of the Neutral Accounting Firm shall be allocated between the Seller and the Purchaser on an inversely proportional basis, based on the relative portions of the aggregate amount of Unresolved Objections so submitted to the Neutral Accounting Firm for resolution that ultimately are awarded to each of the Seller and the Purchaser by the Neutral Accounting Firm in its final determination (e.g., if $100,000 is in dispute, and of that amount the Neutral Accounting Firm awards $75,000 to the Purchaser and $25,000 to the Seller, then the Purchaser will be responsible for 25%, and the Seller will be responsible for 75%, of the costs, fees and expenses of the Neutral Accounting Firm).

(e) Within three (3) Business Days after the Closing Adjustment Statement becomes final and binding upon the Parties pursuant to Section 2.6(c) or the Closing Adjustment Statement (as modified) becomes final pursuant to Section 2.6(d), one of the following payments shall be made:

(i) If the Purchase Price, as finally determined in accordance with the foregoing provisions of this Section 2.6, exceeds the Closing Payment (such amount, the “Closing Underpayment”), the Purchaser shall pay to the Seller an amount equal to the Closing Underpayment to the Seller Bank Account; provided that in no event shall the Closing Underpayment exceed $2,500,000.

(ii) If the Purchase Price, as finally determined in accordance with the foregoing provisions of this Section 2.6, is less than the Closing Payment (such amount, the “Closing Overpayment”), the Seller shall pay to the Purchaser an amount equal to the Closing Overpayment to the Purchaser Bank Account; provided that in no event shall the Closing Overpayment exceed $2,500,000.

Section 2.7 Allocation of the Purchase Price.

(a) The Seller and the Purchaser agree to apportion and, as applicable, to cause their relevant Affiliates to further apportion, the Purchase Price and any other items that are treated as additional consideration for Tax purposes (including the Assumed Liabilities) among the Transferred Entities (including, as applicable, the assets and liabilities of the Transferred Entities) and the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and applicable rules in the jurisdiction in which the Transferred Entities and Purchased Assets are located (the “Apportionment Principles”) and the procedures as set forth herein. No later than ninety (90) days after the Closing Date, the Purchaser shall deliver to the Seller a proposed apportionment of the Purchase Price and any other items that are treated as additional consideration for Tax purposes as of the Closing Date determined in a manner consistent with the Apportionment Principles (the “Interim Apportionment”). If the Seller disagrees with the Interim Apportionment, the Seller may, within forty-five (45) days after delivery of the Interim Apportionment, deliver a notice (the “Seller’s Apportionment Notice”) to the Purchaser to such effect, specifying those items as to which the Seller disagrees and setting forth the Seller’s proposed apportionment.

(b) If the Seller’s Apportionment Notice is duly delivered, the Seller and the Purchaser shall, during the fifteen (15) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price and any other items that are treated as additional consideration for Tax purposes. If the Seller and the Purchaser are unable to reach such agreement, they shall promptly thereafter cause the Neutral Accounting Firm to resolve any remaining disputes in accordance with the terms and procedures set forth in Section 2.6(d)(ii), which shall apply to this Section 2.7(b), mutatis mutandis. Any apportionment of the Purchase Price and any other items that are treated as additional consideration for Tax purposes determined pursuant to the decision of the Neutral Accounting Firm shall incorporate, reflect and be consistent with the Apportionment Principles. The Interim Apportionment, as prepared by the Purchaser if the Seller’s Apportionment Notice has not been given, as adjusted pursuant to any agreement between the Seller and the Purchaser or as determined by the Neutral Accounting Firm in accordance with the Apportionment Principles (the “Final Apportionment”), shall be conclusive and binding on the Parties. No Party shall (and each shall cause their respective Affiliates not to) take any position inconsistent with the Final Apportionment on any Tax Return or in any Tax proceeding, in each case (i) except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign law) or pursuant to any other applicable Laws or (ii) without the consent of the other Party. Any subsequent adjustments to the Purchase Price including pursuant to Section 2.6 shall be allocated among the Transferred Entities (including, as applicable, the assets and liabilities of the Transferred Entities) and the Purchased Assets in a manner that is consistent with the Final Apportionment.

Section 2.8 Non-Assignment; Consents.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, transfer, convey, assign or deliver any Purchased Asset to the extent that an attempted sale, assignment, transfer, conveyance, assignment or delivery thereof would be prohibited by applicable Law or would, without the Consent of any third party, (i) constitute a breach or other contravention thereof, (ii) be ineffective, void or voidable, unless and until such Consent is obtained, or (iii) constitute a contravention of the Seller Privacy Policies.

(b) The Parties shall cooperate in good faith and shall use their commercially reasonable efforts to obtain or deliver, or cause to be obtained or delivered, any Consent (other than Consents of Governmental Authorities, which shall be governed by Section 5.4) required to sell, assign, transfer, convey, assign or deliver to the Purchaser or either Transferred Entity any Real Property Lease, Transferred Contract or other Purchased Asset, so that the Purchaser and the Transferred Entities will have good and valid title to (or good and valid leasehold interests in, as applicable) the Purchased Assets and be responsible for the Assumed Liabilities; provided that none of the Seller, the Purchaser or any of their respective Affiliates shall be required to incur any non-de minimis out-of-pocket costs in connection with identifying, obtaining or delivering any such Consent. In furtherance of the foregoing, the Purchaser agrees to provide such reasonable assurances as to its and its Affiliates’ financial capability, resources and creditworthiness as may be reasonably requested by any Person whose Consent is sought hereunder upon receipt of an executed confidentiality agreement in form and substance reasonably satisfactory to the Purchaser from such Person. If such Consent is not obtained prior to the Closing, then (i) the Seller shall (and shall cause its Subsidiaries to) provide, until the earlier of (A) such time that such Consent or Consents are obtained or delivered and (B) one (1) year after the Closing Date, the Purchaser and the Transferred Entities, to the fullest extent possible, the economic and other claims, rights and benefits of any such Purchased Assets and (ii) the Purchaser and the Transferred Entities shall bear all Assumed Liabilities thereunder from and after the Closing Date in accordance with this Agreement (including any costs or Liabilities of the Seller incurred pursuant to any Contract in respect of the reimbursement of costs and expenses of any third party in connection with such third party’s review, negotiation or response to a request for any Consent); provided that the Seller shall not be required to provide any services that would violate any Law or result in the disclosure of confidential information of the Seller or any of its Affiliates (other than confidential information to the extent relating to the Business or the Purchased Assets); and provided, further, that, in each case, the Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to make appropriate substitute arrangements to provide such services under circumstances in which the restrictions of the preceding sentence apply. The Seller agrees that prior to obtaining such Consent with respect to any Real Property Lease, Transferred Contract or Purchased Asset, (i) the Seller will not, and will cause its Subsidiaries not to, without the prior written consent of the Purchaser, amend, modify, terminate, or waive any of their respective rights or accelerate any of their respective obligations under, any such Real Property Lease, Transferred Contract or Purchased Asset and (ii) the Seller will, and will cause its Subsidiaries to, exercise and enforce all rights and pursue all remedies in respect thereof on behalf of and at the direction or request of (and at the sole cost of) the Purchaser and its Subsidiaries, in the case of each of clauses (i) and (ii), except to the extent required by or prohibited by applicable Law.

(c) Subject in all respects to the other provisions of this Section 2.8, for such time from and after the Closing as the Seller holds any Purchased Assets and provides the Purchaser any claims, rights and benefits of any such Purchased Asset in accordance with this Section 2.8, the Purchaser shall indemnify and hold the Seller harmless from and against any and all Losses incurred or asserted to the extent resulting from the Seller’s post-Closing direct or indirect ownership, management or operation of any such Purchased Assets in the ordinary course of business consistent with past practice in connection with any arrangement described above in this Section 2.8 (only to the extent that such Losses relate to or arise out of the Business).

Section 2.9 Shared Contracts; Specified Transform Contracts.

(a) Between the date of this Agreement and the Closing Date, with respect to each Transferred Contract that is not exclusively related to the Business (a “Shared Contract”), the Seller and the Purchaser shall reasonably cooperate and negotiate in good faith with each other and any counterparty to such Shared Contract to agree to such amendments, assignments, partial assignments, consents or other instruments as are reasonably requested and desired to enable the continued use by each of the Seller and the Purchaser and their respective Subsidiaries following the Closing of the products or services provided under such Shared Contract, the equitable apportionment between the Seller and the Purchaser of all rights and obligations thereunder, including any prepaid expenses, credits, deposits and advance payments in respect of such Shared Contract, and the several (and not joint) liability of the Seller and its Affiliates, on the one hand, and the Purchaser and its Affiliates, on the other hand, for any obligations or breaches under such Shared Contract (including with respect to any rights of the counterparty thereunder such that a breach of such Shared Contract by the Seller or any of its Subsidiaries shall not give rise to any right or remedy (including any right of termination or acceleration) of the counterparty or its Affiliates thereunder against the Business, the Purchaser or any of its Affiliates and a breach of such Shared Contract by the Purchaser or any of its Subsidiaries shall not give rise to any right or remedy (including any right of termination or acceleration) of the counterparty or its Affiliates thereunder against the Retained Business, the Seller or any of its Affiliates). If, on the Closing Date, any such amendment, assignment, partial assignment, consent or other instrument has not been obtained with respect to any Shared Contract, such Shared Contract shall not be assigned to the Purchaser and the Seller and the Purchaser shall cooperate in a mutually acceptable arrangement under which the Seller or the Purchaser, as applicable, shall, in compliance with applicable Law, obtain the appropriate benefits and assume the related obligations and bear the related economic burdens in respect of such Shared Contract, including by means of subcontracting, sublicensing or subleasing arrangements, or enforcement by the party to such Shared Contract for the benefit (and at the expense) of the other party that is an intended beneficiary thereof. For the avoidance of doubt, in no event shall the Purchaser or any of its Affiliates bear any costs, payments, fees or Liabilities under any Shared Contract to the extent that such costs, payments, fees or Liabilities do not relate to or arise out of the Business, and in no event shall the Seller or any of its Affiliates bear any costs, payments, fees or Liabilities under any Shared Contract to the extent that such costs, payments, fees or Liabilities relate to or arise out of the Business. Notwithstanding anything to the contrary in this Agreement, to the extent there is any conflict between this Section 2.9 and the Consent Agreement with respect to any Transform Contract that is a Shared Contract, the Consent Agreement shall govern with respect to such conflict. The Seller agrees (and shall cause its Subsidiaries to agree) to the treatment of each Transform Contract as provided in the Consent Agreement, including any assignment and assumption of its or any of its Subsidiaries’ (other than the Transferred Entities’) rights and obligations relating to the Business under such Transform Contract to or by, as applicable, the Purchaser, one or more of its newly formed Subsidiaries or one or more of the Transferred Entities, in each case, in accordance with all terms and conditions set forth in the Consent Agreement. The Seller shall, and shall cause its Subsidiaries to, take all actions and execute and deliver such agreements, documents or other instruments necessary or appropriate to effectuate such treatment of the Transform Contracts as provided in the Consent Agreement.

(b) The Purchaser acknowledges that, with respect to each Specified Transform Contract, upon the request of Transform, the Seller and Transform shall amend such Specified Transform Contract effective as of the Closing to include (i) rights of Transform to receive reasonable samples of licensed materials with reasonable prior written notice to the Purchaser, to suspend non-compliant uses of the licensed marks thirty (30) days after notice is provided to the Purchaser or immediately if such non-compliant use may reasonably cause material detriment to the licensed marks or the goodwill therein and to terminate the license sixty (60) days after notice is provided to the Purchaser of its material non-compliant use of the licensed marks to the extent such non-compliant use has not been cured, and (ii) with respect to the Trademark License Agreement, limit the scope of the license granted therein to the promotion of the Business and use of the SEARS mark in the “Sears Outlet Stores, L.L.C.” corporate name or, subject to the approval of Transform (not to be unreasonably withheld, conditioned or delayed), another corporate name containing “Sears Outlet”. For the avoidance of doubt, nothing in this Section 2.9 shall prevent Transform from terminating any Specified Transform Contract in accordance with its terms.

Section 2.10 Reimbursement of Employee Costs Amount. Following the Closing, if the Merger Agreement is terminated prior to the consummation of the Merger (as defined therein), the Seller shall, substantially concurrently with the termination of the Merger Agreement, pay to the Purchaser the Employee Costs Amount less the portion of the AIP Retention Bonus Amounts actually paid to Transferred Employees that was included in the Employee Costs Amount, and the Purchaser shall promptly pay to each Transferred Employee the portion of the Executive Employee Cost or Transferred Employee Cost (as applicable, but in each case excluding the employer portion of any payroll Taxes due in connection with such payments) corresponding to the amount (if any) that would have been paid to such Transferred Employee pursuant to Section 2.05(d) of the Merger Agreement had the Merger been consummated on the Closing Date less the portion of the AIP Retention Bonus Amounts actually paid to Transferred Employees that was included in the Employee Costs Amount. For the avoidance of doubt, no portion of the Employee Costs Amount that is paid to the Purchaser pursuant to this Section 2.10 shall reduce the calculation of the Employee Costs Amount for purposes of any adjustment of the Closing Payment made pursuant to Section 2.6.

Section 2.11 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as may be required under Law to be deducted and withheld with respect to Taxes. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Purchaser. Without limiting the foregoing, the Purchaser shall use commercially reasonable efforts to deliver written notice to the Seller, no later than fifteen (15) Business Days prior to any payment pursuant to this Agreement giving rise to such withholding, describing any amounts required to be withheld from such payment. The Seller shall use commercially reasonable efforts to provide withholding tax exemption documentation with respect thereto no later than five (5) Business Days prior to such payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser, except as set forth (or deemed to be set forth in accordance with Section 1.4) in the applicable section of the Disclosure Schedule, as follows:

Section 3.1 Organization, Authority and Qualification.

(a) The Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The execution and delivery of this Agreement and the Ancillary Agreements by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller. This Agreement has been, and upon their execution the Ancillary Agreements will have been, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser and Parent) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(b) Each of the Transferred Entities is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all necessary organizational power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted. Each Transferred Entity is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for those jurisdictions where failure to be so qualified would not have a Material Adverse Effect.

Section 3.2 Ownership of Equity Interests; Capitalization.

(a) The Equity Interests are owned of record and beneficially by the Seller free and clear of all Liens (other than Liens imposed by applicable securities Laws and Liens securing obligations arising under the Credit Agreements in accordance with the terms thereof that will be released in full at the Closing). All of the Equity Interests are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal, rights of first offer or other similar rights. Except for the Equity Interests, there are no authorized, issued or outstanding (i) Equity Securities of the Transferred Entities or (ii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal, rights of first offer, registration rights or other Contracts, rights, commitments or other arrangements that require the Seller or any Transferred Entity to issue, sell, dispose of or otherwise cause to become issued or outstanding or to acquire, repurchase or redeem or vote any Equity Securities of any Transferred Entity. There are no Contracts or understandings in effect, and neither the Seller nor any Transferred Entity is bound by any Contracts in respect of, or the voting or transfer of any of, the Equity Securities of the Transferred Entities.

(b) No Transferred Entity owns, directly or indirectly, any equity securities of, or other ownership interest in, any Person.

Section 3.3 No Conflict. Assuming that all filings and notifications described in Section 3.4 have been made, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws of the Seller, (b) conflict with or violate any Law or Governmental Order applicable to the Seller, any of its Subsidiaries or the Purchased Assets, (c) conflict with, result in any breach or violation of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give to others any rights of termination, acceleration, amendment or cancellation of, any Contract (including any Real Property Lease) to which the Seller or any of its Subsidiaries is a party (other than any Contract that is agreed to be a Transferred Contract pursuant to clause (C) of the definition of Transferred Contracts), or (d) result in the creation of any Lien on any of the Purchased Assets or the Equity Interests pursuant to a Contract to which the Seller or one of its Subsidiaries is a party, except in the case of clauses (b), (c) and (d), as would not have a Material Adverse Effect. Except for any consents, approvals or notices that are expressly required pursuant to the terms of the Merger Agreement or that would not reasonably be expected to prevent or materially impair or delay the consummation by the Seller of the transactions contemplated by this Agreement and the Ancillary Agreements, no consent or approval of, or notice to, Transform or any other ESL Person, is required to be obtained or provided, as applicable, in connection with the execution and delivery of this Agreement or any Ancillary Agreement, the performance by the Seller or any of its Subsidiaries of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby. The Seller has made available to the Purchaser a correct and complete copy of the Letter Agreement, and the Letter Agreement is in full force and effect and constitutes a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, Transform, except, in each case, as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

Section 3.4 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Seller do not and will not require any Consent of any Governmental Authority, except (a) the filing of the Information Statement with the SEC or (b) where failure to obtain such Consent would not, individually or in the aggregate with all such Consents, reasonably be expected to prevent or materially impair or delay the consummation by the Seller of the transactions contemplated by this Agreement and the Ancillary Agreements or would not reasonably be expected to be material to the Business.

Section 3.5 Financial Information.

(a) Section 3.5(a) of the Disclosure Schedule contains true and correct copies of (i) the audited consolidated balance sheets of the Seller and its Subsidiaries as of January 28, 2017, February 3, 2018 and February 2, 2019, the related audited consolidated statements of operations, cash flows and stockholders’ equity of the Seller and its Subsidiaries for the fiscal years ended as of such dates, and the audited summary of segment data for the Seller’s Sears Outlet reporting segment (the “Outlet Segment”) for the fiscal years ended as of January 28, 2017, February 3, 2018 and February 2, 2019 (collectively, the “Audited Financial Statements”), (ii) the unaudited consolidated balance sheet of the Seller and its Subsidiaries as of May 4, 2019, the related unaudited consolidated statements of operations, cash flows and stockholders’ equity of the Seller and its Subsidiaries for the thirteen-week period ended as of such date, and the unaudited summary of segment data for the Outlet Segment for the thirteen-week period ended as of such date (the “10-Q Financial Statements”), and (iii) the unaudited balance sheet of the Business as of May 4, 2019 (the “Interim Financial Statements” and, together with the Audited Financial Statements and the 10-Q Financial Statements, the “Financial Statements”). The Financial Statements (A) were prepared from and in accordance with the books of account and other financial records of the Seller and its Subsidiaries (except as may be indicated in the notes thereto), (B) in the case of the Audited Financial Statements and the 10-Q Financial Statements only, comply in all material respects with the rules and regulations of the SEC with respect thereto, and present fairly in all material respects (x) the consolidated financial condition and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Seller and its Subsidiaries and (y) the results of operations of the Outlet Segment, in each case, as of the dates thereof or for the periods covered thereby, (C) were prepared in accordance with GAAP consistently applied throughout the periods indicated (except as indicated in the related notes thereto), and (D) in the case of the Interim Financial Statements only, present fairly in all material respects the assets and liabilities of the Business as of May 4, 2019; provided that, in the case of clauses (C) and (D), (x) the 10-Q Financial Statements and the Interim Financial Statements are subject to normal recurring year-end adjustments not material in nature or amount, individually or in the aggregate, and as permitted by the rules and regulations of the SEC and, in the case of the Interim Financials only, the absence of notes and (y) the Interim Financial Statements are presented on a carve-out basis to include the historical financial position of the Business on a standalone basis, and any and all allocations made with respect to assets and liabilities not solely related to the Business are made on a reasonable basis.

(b) The books and records of the Seller and its Subsidiaries have been maintained in material compliance with applicable legal and accounting requirements (including GAAP), and such records accurately reflect, in all material respects, all transactions in respect of the conduct of the Business.

(c) The Seller and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that, with respect to the Business, (i) transactions are executed in accordance with the board of directors’ or board of managers’ (or equivalent governing body’s) general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP (except as otherwise provided in Section 3.5(a)), (iii) the recorded accountability for assets are compared with the existing assets at reasonable intervals so that appropriate action can be taken with respect to any differences, and (iv) the obligations of the Seller and its Subsidiaries are satisfied in a timely manner and as required under the terms of any applicable Contract. Such internal accounting controls provide reasonable assurance regarding the reliability of the Seller’s and its Subsidiaries’ financial reporting (including as required by Rule 13a-15 under the Exchange Act) and the preparation of Seller’s and its Subsidiaries’ consolidated financial statements with respect to the Business for external purposes in accordance with GAAP. Since January 31, 2016, to the extent related to the Business, the Seller’s principal executive officer and its principal financial officer have disclosed to the Seller’s auditors and the audit committee of the Seller’s Board of Directors (A) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Seller’s ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Seller’s and its Subsidiaries’ internal controls and the Seller has made available to the Purchaser copies of any such disclosure.

(d) All outstanding accounts receivable, bills receivable and trade accounts of the Seller and its Subsidiaries relating to the Business have resulted from bona fide arm’s-length transactions in the ordinary course of business. Except as set forth on Section 3.5(d) of the Disclosure Schedule, no defense, set-off or counterclaim has been asserted since February 2, 2019 with respect to any such receivable and no such receivable is past due more than ninety (90) days.

(e) Section 3.5(e)(i) of the Disclosure Schedule sets forth a list of any and all Contracts pursuant to which guarantees (including of performance under Contracts included in the Purchased Assets, letters of credit or other credit arrangements, including surety and performance bonds) were issued by, or for the account of, the Seller and/or any of its Subsidiaries to support or facilitate transactions or obligations of the Business (collectively, the “Credit Support Arrangements”) and the amount of each Credit Support Arrangement. Section 3.5(e)(ii) of the Disclosure Schedule sets forth a list of any and all Contracts pursuant to which guarantees (including of performance under Contracts included in the Purchased Assets, letters of credit or other credit arrangements, including surety and performance bonds) were issued by any Transferred Entity for the benefit of the Seller and/or any of its Subsidiaries (other than the Transferred Entities) or to support or facilitate transactions or obligations of the businesses of the Seller and/or its Subsidiaries (other than the Business and the Transferred Entities) and the amount of each such arrangement.

Section 3.6 Absence of Undisclosed Liabilities. There are no material Liabilities of the Seller or any of its Subsidiaries related to the Business, other than Liabilities (a) reflected in or reserved against on the Interim Financial Statements or the balance sheet set forth in the 10-Q Financial Statements or the notes thereto or (b) incurred since May 4, 2019, in the ordinary course of business that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Business (excluding any such liabilities resulting or arising from a breach or violation of any Contract, warranty or applicable Law or tort or infringement). The Seller and its Subsidiaries do not maintain any “off balance sheet arrangements” within the meaning of Item 303 of Regulation S-K of the SEC.

Section 3.7 Conduct in the Ordinary Course. Since February 3, 2019, (a) the Seller and its Subsidiaries (i) have conducted the Business in the ordinary course and (ii) have not taken any action or omitted to take any action which if taken or omitted to be taken after the date hereof would constitute a violation of Section 5.1(b) or Section 5.1(c), and (b) there has not occurred any Material Adverse Effect.

Section 3.8 Litigation; Governmental Orders. There is no Action by or against the Seller or any of its Subsidiaries pending, or to the Seller’s Knowledge, threatened, by or before any Governmental Authority that, individually or in the aggregate, would reasonably be expected to (a) prevent or materially impair or delay the consummation by the Seller of the transactions contemplated by this Agreement or any Ancillary Agreement, (b) affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or (c) be material to the Business. There is no outstanding Governmental Order of, or pending or, to the Seller’s Knowledge, threatened by, any Governmental Authority relating to the Business that, individually or in the aggregate, would reasonably be expected to (i) prevent or materially impair or delay the consummation by the Seller of the transactions contemplated by this Agreement or any Ancillary Agreement, (ii) affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or (iii) be material to the Business.

Section 3.9 Compliance with Laws; Permits.

(a) The Seller and its Subsidiaries are conducting, and since January 31, 2016 have conducted, the Business in compliance with all applicable Laws and Governmental Orders in all material respects. Since January 31, 2016, the Seller and its Subsidiaries have not received any notice of any material noncompliance with, violation of or default under any Law or Governmental Order relating to the Business or any Action in respect thereof. None of the Seller or any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to any alleged material noncompliance with, violation or default under any Law or Governmental Order relating to the Business.

(b) The Seller and its Subsidiaries hold, and since January 31, 2016 have held, all material Permits (the “Business Permits”) necessary for the conduct of the Business. All Business Permits are, and since January 31, 2016 have been, valid and in full force and effect, and no Action is pending, or to the Seller’s Knowledge, threatened, seeking the revocation, amendment, cancellation or suspension of any such Business Permit. The Seller and its Subsidiaries are in compliance with, and since January 31, 2016 have complied with, in all material respects, all terms and conditions of the Business Permits and no default or violation (or event that, with the lapse of time or giving of notice or both, would become a default or violation) has occurred that would give rise to any right of revocation, amendment, cancellation or suspension of any Business Permit.

(c) The Seller and each of its Subsidiaries has timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority relating to the Business, and has timely paid all fees and assessments due and payable in connection therewith, except where the failure to make such filings or payments would not reasonably be expected to be material to the Business.

Section 3.10 Environmental Matters.

(a) Except as would not have a Material Adverse Effect, (i) since January 31, 2016, the Business has been in compliance with all applicable Environmental Laws and the Seller or one of its Subsidiaries has obtained and has been in compliance with all Environmental Permits and Environmental Laws required for the conduct of the Business, (ii) there is no Environmental Claim relating to the Business pending or, to the Seller’s Knowledge, threatened, against the Seller or any of its Subsidiaries, and all such past Environmental Claims have been finally and fully resolved, and (iii) to the Seller’s Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Materials, that could reasonably be expected to form the basis of any Environmental Claim relating to the Business against the Seller or any of its Subsidiaries or require any Remedial Action by the Business pursuant to applicable Environmental Law.

(b) The Seller has provided to the Purchaser copies of all material studies, audits, assessments and reports, in its possession or control and issued within the past five (5) years, relating to Hazardous Materials or Environmental Claims, pertaining to the environmental condition of the real properties of the Business, or the compliance (or noncompliance) by the Seller or any of its Subsidiaries, with respect to the Business, with Environmental Laws.

Section 3.11 Real Property.

(a) Section 3.11(a) of the Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases, licenses, sublicenses and other occupancy agreements, together with any amendments, modifications, supplements and guarantees relating thereto, under which the Seller or any of its Subsidiaries leases, subleases, licenses, uses or otherwise occupies any real property primarily held for use by the Business, including, for the avoidance of doubt, the Headquarters Lease (each, a “Leased Real Property,” and such leases, subleases, licenses, sublicenses and occupancy agreements, together with any amendments, modifications, supplements and guarantees relating thereto, the “Real Property Leases”).

(b) The Seller or one of its Subsidiaries has a valid leasehold, subleasehold, license or similar interest in each Leased Real Property, free and clear of all Liens except for Permitted Liens. No Real Property Lease is subject to any material defenses, setoffs or counterclaims, and no material obligations of any landlords or sublandlords thereunder are delinquent. Either the Seller or one of its Subsidiaries, as applicable, has performed all material obligations required to be performed by it to date under each Real Property Lease. With respect to each Leased Real Property, neither the Seller nor any of its Subsidiaries has subleased, licensed, sublicensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any material portion thereof. Neither the Seller nor any of its Subsidiaries is (and, to the Seller’s Knowledge, no other party thereto is) in material default under any Real Property Lease. No written notice of any material default under any Real Property Lease, which default remains uncured, has been sent or received by the Seller or any of its Subsidiaries. To the Seller’s

Knowledge, no conditions or circumstances exist which, with the lapse of time or the giving of notice, or both, would constitute a material default or breach under any Real Property Lease. Each Real Property Lease is in full force and effect, and is the valid, binding and enforceable obligation of the Seller or one of its Subsidiaries in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). To the Seller’s Knowledge, no portion of the Leased Real Property is subject to any pending condemnation or eminent domain proceeding by any Governmental Authority and there is no threatened condemnation or eminent domain action with respect thereto.

(c) All improvements located on the Leased Real Property and the Owned Real Property (as defined below) are in sufficiently good condition and repair (ordinary wear and tear excepted) to allow the Business to be operated in all material respects in the ordinary course of business as currently operated and as presently proposed to be operated. To the Seller’s Knowledge, no fact or condition exists which could result in the termination or reduction (other than to a de minimis extent) of the current access from the Leased Real Property or the Owned Real Property to existing roads or to sewer or other utility services presently serving such Leased Real Property and the Owned Real Property that would materially impact the use of the Leased Real Property or the Owned Real Property, as applicable. Each Owned Real Property and Leased Real Property is suitable for its current use, and no other real property is being used or is otherwise reasonably required to operate the Business as currently conducted. The Seller or one of its Subsidiaries has exclusive possession of each parcel of Owned Real Property and Leased Real Property, other than any occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business and set forth on Section 3.11(a) or Section 3.11(d) of the Disclosure Schedule. There are no third party contracts in effect to which any of the Seller or its Subsidiaries is a party for the performance any material repairs, work, and/or capital improvements at any Owned Real Property or Leased Real Property, and there is currently no ongoing construction work in, on, or about any Owned Real Property or Leased Real Property other than normal, immaterial maintenance and repairs being performed in the ordinary course of business. There are no leasing commissions due from the Seller or any of its Subsidiaries with respect to any Owned Real Property or Leased Real Property.

(d) Section 3.11(d) of the Disclosure Schedule list all real property owned by the Seller or one of its Subsidiaries and held for use by the Business (collectively, the “Owned Real Property”). The Seller or one of its Subsidiaries has valid title to the Owned Real Property, free and clear of all Liens except for Permitted Liens. The Seller or one of its Subsidiaries has exclusive possession of each parcel of Owned Real Property, other than any occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business. No portion of the Owned Real Property is subject to any pending condemnation or eminent domain proceeding by any Governmental Authority and, to the Seller’s Knowledge, there is no threatened condemnation or eminent domain action with respect thereto. There are no options, first refusal, first offer or first opportunity rights or other similar rights with respect to any portion of the Owned Real Property. There are no tax reduction proceedings pending with respect to all or any portion of the Owned Real Property. To the Seller’s Knowledge, except as would not have a Material Adverse Effect, (i) there is no existing breach or default by any party under any easements or restrictive covenants affecting the Owned Real Property which breach or default has not yet been cured, (ii) neither the Seller nor any of its Subsidiaries has received written notice of any default under any easements or restrictive covenants affecting the Owned Real Property which default has not yet been cured, and (iii) there does not exist any condition or event that with the lapse of time or the giving of notice, or both, would constitute such a breach or default under any easements or restrictive covenants affecting the Owned Real Property.

Section 3.12 Tangible Personal Property; Purchased Inventory.

(a) The Seller or one of its Subsidiaries has good and valid title to any tangible personal property primarily used or held for use in the conduct of the Business and reflected on the Interim Financial Statements as being owned by the Seller and its Subsidiaries, free and clear of all Liens except for Permitted Liens, other than tangible personal property sold or disposed of since May 4, 2019 in the ordinary course of business. The items of tangible personal property primarily used or held for use by the Seller and its Subsidiaries in the conduct the Business (other than the Purchased Inventory, which is addressed in Section 3.12(b)) are in good working order, condition and repair consistent with normal industry standards and subject to normal wear and tear, and conform in all material respect to all applicable Laws and Business Permits, except where the failure of such tangible personal property to be as described would not be, individually or in the aggregate, material to the Business.

(b) All Purchased Inventory (i) is of good and merchantable quality and fit for the purpose for which it was procured or manufactured (taking into account the nature of the Business with respect to the applicable type of Purchased Inventory), (ii) is held by the Seller or one of its Subsidiaries free and clear of any Liens (other than Permitted Liens) and is located on the premises of the Seller or one of its Subsidiaries, and (iii) is of a quality and quantity that is usable and saleable in the ordinary course of business, except, in each of the foregoing cases, where the failure of such Purchased Inventory to be as described would not be material to the Business. No Purchased Inventory is held by the Seller or any of its Subsidiaries as a consignee.

(c) All items of Purchased Inventory were purchased for use in the Business by the Seller and its Subsidiaries in the ordinary course of business. All items in the Purchased Inventory have been valued at the lower of (x) cost, using the Retail Inventory Method and assuming historic costs on a last-in, first-out basis, and (y) net realizable value. The reserve for obsolescence with respect to all items of Purchased Inventory is adequate and calculated consistently with past practice in all material respects. The Purchased Inventory does not include a material amount of obsolete or slow moving items. The quantities of each item included in the Purchased Inventory are not excessive and are reasonable, in each case, in the circumstances of the Business.

Section 3.13 Intellectual Property.

(a) The Seller or one of its Subsidiaries exclusively owns all right, title and interest in and to the Purchased Intellectual Property, free and clear of any and all Liens, except for Permitted Liens, and the Registered Intellectual Property and, to the Seller’s Knowledge, the unregistered Intellectual Property, in each case, included in the Purchased Intellectual Property is valid, subsisting and enforceable. To the Seller’s Knowledge, the Seller and each of its Subsidiaries owns or has valid licenses to use all material Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted by the Seller or such Subsidiary.

(b) To the Seller’s Knowledge, (i) the conduct of the Business conducted by the Seller as of the date of this Agreement does not infringe, dilute, misappropriate or otherwise violate, and Seller has not engaged during the prior four (4) years in any activity that infringed, diluted, misappropriated or otherwise violated, any Intellectual Property of any other Person; and (ii) no Person is engaging, as of the date of this Agreement, in any activity that infringes, dilutes, misappropriates or otherwise violates any Purchased Intellectual Property. As of the date of this Agreement, there is no Action initiated by any other Person pending or, to the Seller’s Knowledge, threatened in writing against the Seller concerning the infringement, dilution, misappropriation or otherwise violation of any Intellectual Property of any other Person.

(c) The Seller has taken commercially reasonable steps to protect the confidentiality of, and protect against the misuse or misappropriation of, the material trade secrets and confidential information included in the Purchased Intellectual Property. To the Seller’s Knowledge, (i) none of the material confidential Purchased Intellectual Property has been disclosed by the Seller to any Person except pursuant to appropriate non-disclosure or license agreements governing the use thereof, and (ii) no officer, employee, contractor, consultant or agent of the Seller or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of her, his or its duties relating to the Business.

(d) No present or former officer, director, employee, agent, outside contractor, or consultant of the Seller or any of its Subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to the Purchased Intellectual Property, except as would not be material to the Business.

(e) None of the proprietary software owned by the Seller or its Subsidiaries included in the Purchased Intellectual Property (the “Proprietary Software”) or the IT Assets used by the Business contains any computer code or any other mechanisms that (i) to the Seller’s Knowledge, contain any virus or Trojan horse, (ii) to the Seller’s Knowledge, may materially disrupt, disable, erase or harm in any way such Proprietary Software’s or IT Asset’s operation, or cause such Proprietary Software or IT Asset to materially damage or corrupt any data, hardware, storage media, programs, equipment or communications of an IT Asset or (iii) to the Seller’s Knowledge solely with respect to such IT Assets (i.e, not Proprietary Software), contain any “backdoor” or any other mechanism that would permit any Person to access such Proprietary Software or IT Asset, and data contained therein, without authorization. None of the Proprietary Software contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of data) that (x) adversely affects the use, functionality or performance of such Proprietary Software or (y) fails to comply with any applicable warranty, specification or other contractual commitment relating to the use, functionality or performance of such Proprietary Software, in each case (x) and (y), in a material manner, and there are no pending or, to the Seller’s Knowledge, threatened claims against the Seller alleging any such failure.

(f) In the past eighteen (18) months, there have been no (i) failures or crashes affecting such IT Assets that have caused a material disruption to the Business or (ii) security breaches materially affecting such IT Assets. In connection with the Business, the Seller and its Subsidiaries have implemented and maintain commercially reasonable backup and disaster recovery policies, procedures and technologies, and have taken commercially reasonable actions to protect the integrity and security of the IT Assets used by the Business and the information stored thereon from unauthorized use, access or modification by third parties.

Section 3.14 Data Protection and Security.

(a) The Seller’s and its Subsidiaries’ conduct of the Business complies in all material respects with, and has since January 31, 2016 complied in all material respects with, all Data Protection Requirements applicable to the conduct of the Business.

(b) To the Seller’s Knowledge, neither the Seller nor any of its Subsidiaries have received in connection with the Business any subpoenas, demands, or other notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and, to the Seller’s Knowledge, neither the Seller nor any of its Subsidiaries is, in connection with the Business, under investigation by any Governmental Authority for any actual or potential violation of any Data Protection Law. No written notice, complaint, claim, enforcement action, or litigation of any kind has been served on, or initiated against the Seller or any of its Subsidiaries alleging any material violations of any Data Protection Requirement, including in connection with any failures, crashes, security breaches, unauthorized access, use or disclosure of, or other adverse incident related to, Personal Data, in connection with the Business.

(c) The Seller and its Subsidiaries have each taken commercially reasonable steps to protect (i) the operation, confidentiality, integrity, and security of the software, systems, and websites that are involved in the collection and/or processing of Personal Data in connection with the Business and (ii) Personal Data in the possession and/or control of the Seller or its Subsidiaries in connection with the Business from unauthorized use, access, disclosure, and modification.

(d) To the Seller’s Knowledge, there has been no unauthorized access, use, or disclosure of, or other adverse events or incidents related to, Personal Data, in each case, in connection with the Business that would require notification of individuals, law enforcement, or any Governmental Authority, under any applicable Data Protection Requirement.

Section 3.15 Sufficiency of Assets. The Seller or one of its Subsidiaries has good and valid title to, a valid leasehold interest in, or a valid license to use, the Purchased Assets free and clear of all Liens except for Permitted Liens. The Purchased Assets, together with the services and licenses contemplated to be provided under this Agreement and the Transition Services Agreement, constitute all of the assets, properties, rights, services and facilities necessary and sufficient to enable the Purchaser and its Subsidiaries, immediately following the Closing, to continue to conduct the Business in substantially the same manner as conducted by the Seller and its Subsidiaries as of the date hereof and as of the Closing Date, as applicable.

Section 3.16 Material Contracts.

(a) Section 3.16(a) of the Disclosure Schedule sets forth a true and complete list of each of the following Contracts as of the date hereof (x) to which any Transferred Entity is a party or by which any of the assets of such Transferred Entity or any Purchased Asset is bound (other than the Credit Agreements or any other documents entered into in connection therewith) or (y) which are Transferred Contracts, and which would, in each case, following the Closing by virtue of the transactions contemplated by this Agreement and the Ancillary Agreements, bind the Purchaser or any of its Affiliates (such Contracts set forth in Section 3.16(a) of the Disclosure Schedule or of the type listed below (whether entered on or prior to, or following, the date hereof), together with all amendments, modifications, supplements, exhibits, annexes, extensions and renewals thereof or thereto, the “Material Contracts”):

(i) any Contract (A) evidencing Indebtedness of any of the Transferred Entities or the Business (B) creating any Lien (other than Permitted Liens) upon any assets of any Transferred Entity or any Purchased Assets;

(ii) any license agreement pursuant to which the Transferred Entities or, with respect to the Business, the Seller or any of its Affiliates, (A) has acquired the right to use any material Intellectual Property relating to the Business, other than off-the-shelf software that is generally commercially available on non-discriminatory terms and not customized for use in the Business or (B) has granted to any third party any license to use any material Intellectual Property relating to the Business;

(iii) any agreement providing for capital expenditures in excess of $100,000;

(iv) any Contract for the sale of (A) any of the assets of any Transferred Entity or (B) any of the Purchased Assets, other than the sale of inventory in the ordinary course of business consistent with past practice;

(v) any Contract relating to any acquisition by any Transferred Entity or, with respect to the Business, the Seller or any of its Affiliates, of any operating business or the material assets, capital stock or business division of any other Person (whether through any merger, consolidation, purchase or otherwise) that was either completed during the last three (3) years or that is pending;

(vi) any Contract containing a covenant that prohibits, limits or impairs, or purports to prohibit, limit or impair, during any period of time the ability of any Transferred Entities or, with respect to the Business, the Seller or any of its Affiliates, to (A) compete or engage in the Business or any line of business in any geographic area for any period of time; (B) solicit customers or clients; or (C) solicit or hire any employees (other than non-disclosure agreements containing such employee non-solicit or no hire provisions in the ordinary course with respect to the acquisition of any business);

(vii) any Contract that provides for any minimum purchase obligations, “most favored nation” pricing or similar provisions or that provides for exclusive or “single source” supply, distribution, marketing, sales or similar rights to or by any third party;

(viii) any Real Property Lease;

(ix) any Related Party Contract and any Contract between the Seller or any of its Subsidiaries, on the one hand, and a Subsidiary of the Seller, on the other hand;

(x) any Contract pursuant to which a Transferred Entity or, with respect to the Business, the Seller or any of its Affiliates, makes or receives payments of more than $2,000,000 in any calendar year;

(xi) any Contract under which any of the Transferred Entities or, with respect to the Business, the Seller or any of its Affiliates, (A) is a lessee of, or holds or operates any tangible personal property owned by any other party, or (B) is a lessor or makes available for use of any other party, any tangible personal property owned or leased by the Transferred Entities or, with respect to the Business, the Seller or any of its Affiliates, in each case of (A) or (B), for which the annual lease payments exceeds $100,000;

(xii) any collective bargaining, shop, enterprise or recognition agreement or other Contract with any labor union, trade union or other similar association;

(xiii) any Contract (A) creating or governing a partnership, joint venture or similar arrangement (including any stockholder, operating, limited liability company, partnership or similar agreement), (B) involving a commitment of capital or the sharing of revenues, profits or losses of the Transferred Entities or the Business, or (C) setting forth any rights (including tag-along rights, preemptive rights, rights of first refusal or rights of first offer) or restrictions or obligations (including restrictions on transfer) in respect of any Equity Interests;

(xiv) any power of attorney granted to any Person to act on behalf of any of the Transferred Entities or, with respect to the Business, the Seller or any of its Subsidiaries;

(xv) any Contract involving any resolution or settlement of any actual or threatened Action within the last three years (other than settlement agreements related to Excluded Liabilities);

(xvi) each Transform Contract;

(xvii) all Contracts with any Material Supplier;

(xviii) each Franchise Agreement;

(xix) each Contract with any Governmental Authority; and

(xx) each Contract (other than any organizational documents) providing for indemnification, exculpation or advancement of expenses to any current or former officers, employees or directors of the Transferred Entities or the Seller or any of its Affiliates relating to the Business.

(b) Each Material Contract is a legal, valid and binding obligation of the Seller or one of its Subsidiaries, enforceable against the Seller or such Subsidiary, as applicable, and, to the Seller’s Knowledge, each other counterparty thereto, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and is in full force and effect. None of the Seller, any of its Subsidiaries or, to the Seller’s Knowledge, any other party to any Material Contract are in material breach, default or violation of or under any of the Material Contracts, and no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute such a breach, default or violation by the Seller, any of its Subsidiaries or, to the Seller’s Knowledge, any other party thereto. Neither the Seller nor any of its Subsidiaries has received any written notice of (A) any default or event that, with notice or lapse of time, or both, would constitute a default under any Material Contract, or (B) the intention of any Person to terminate any Material Contract. The Seller has made available to the Purchaser true and complete copies of all Material Contracts.

Section 3.17 Material Suppliers. Section 3.17 of the Disclosure Schedule lists the five (5) largest suppliers of the Business (measured by aggregate amounts paid or payable by the Seller and its Subsidiaries) for each of the Seller’s fiscal years 2017 and 2018 (the “Material Suppliers”). During the last twelve (12) months, (a) no Material Supplier has notified the Seller or any of its Subsidiaries that such Material Supplier intends to terminate, materially alter the volume of, or materially increase the price of, supplying products to the Business and (b) none of the Seller or its Subsidiaries has been engaged in any material dispute with any Material Supplier. During the last twelve (12) months, the Seller’s Knowledge, there has not occurred any change, event, circumstance or condition that has resulted in, or would reasonably be likely to result in, (i) a material change in the Seller’s or any of its Subsidiaries’ relationship with any Material Supplier with respect to the Business, (ii) a material decrease in the distribution channels or points for such Material Supplier’s products to the Business or (iii) a material and adverse change in the delivery, payment, discount, rebate or warranty terms that such Material Supplier has made available to the Seller or its Subsidiaries in connection with the Business, in each case, other than with respect to commercial negotiations in the ordinary course of business.

Section 3.18 Employee Benefit Plans.

(a) Section 3.18(a) of the Disclosure Schedule sets forth a true and complete list of each material Employee Plan that is not a Company Employee Plan and separately lists each Company Employee Plan. There are no Company Employee Plans other than the Assumed Plans. No Company Employee Plan covers any employees outside of the United States. With respect to each Company Employee Plan and each material Employee Plan that is not a Company Employee Plan, the Seller has provided to the Purchaser or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Company Employee Plan or material Employee Plan that is not a Company Employee Plan and all amendments thereto, and a written description of any material unwritten Company Employee Plan or material Employee Plan that is not a Company Employee Plan; and (ii) copies of any material correspondence with the IRS, Department of Labor or other Governmental Authority.

(b) Since September 7, 2012, neither the Seller nor any of its ERISA Affiliates (including any entity that was an ERISA Affiliate of the Seller since such date) has sponsored, maintained or contributed to, or been required to contribute to, any plan, and no Employee Plan is (i) subject to, whether directly or indirectly, Title IV of ERISA, including any Multiemployer Plan, or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. Neither the Seller nor any of its ERISA Affiliates has incurred, or is reasonably expected to incur, any Liability under Title IV of ERISA. Neither the Seller nor any of its ERISA Affiliates has withdrawn at any time within the preceding six years from any Multiemployer Plan, or incurred any withdrawal Liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such Liability to any of the Seller or any of its ERISA Affiliates. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to an Employee Plan other than an Excluded Employee Plan or the imposition of any Lien on the assets of any of the Transferred Entities or on the Purchased Assets under ERISA or the Code. Each Employee Plan has been established, maintained and funded at all times in compliance with its terms and, in all material respects, with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan, in each case, other than as would not result in any Liability to Purchaser or any of its Subsidiaries (including the Transferred Entities).

(c) Each Employee Plan that is a defined contribution retirement plan intended to be qualified under Section 401(a) of the Code has at all times since its adoption been so qualified and has received a favorable determination or opinion letter on which the Seller can rely that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and, to the Knowledge of the Seller, there is no reason to expect that any such determination letter would be revoked and nothing has occurred with respect to the operation of any such plan which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material Liability, penalty or tax under ERISA or the Code.

(d) There are no pending or, to the Knowledge of the Seller, threatened actions, claims or lawsuits against or relating to any Employee Plans other than an Excluded Employee Plan. All payments required to be made under, or with respect to, any Employee Plan in respect of any Business Employee for all prior periods have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Employee Plans, applicable Law and GAAP.

(e) Except as set forth in Section 3.18(e) of the Disclosure Schedule or as expressly provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any Business Employee to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit or (ii) with respect to any Business Employee, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan. The Seller has provided or made available to the Purchaser a list of all agreements, arrangements and other instruments which give rise to any of the obligations described in clauses (i) or (ii) of the immediately preceding sentence prior to the execution hereof. Neither the Seller nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any Business Employee for any Tax incurred by such Business Employee, including income taxes, or taxes incurred under Section 409A or 4999 of the Code.

(f) The consummation of the transactions contemplated by this Agreement and/or the Merger Agreement (either alone or together with any other event) will not result in the payment or benefit (whether in cash or property or the vesting of property) by the Purchaser or any of its Affiliates (including any Transferred Entity) to a Business Employee pursuant to any Employee Plan of any amount that would not be deductible under Section 280G of the Code (whether individually or in combination with any other such payment).

(g) Neither the Seller nor any of its Affiliates has any current or projected Liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any Business Employee or any former employee of the Transferred Entities (other than coverage mandated by applicable Law).

(h) No Severance Liabilities will be payable pursuant to the terms of any Employee Plan in the event that the Purchaser complies with its obligations pursuant to Section 6.2(a), (b), (c) and (d) below.

(i) Section 3.18(i) of the Disclosure Schedule sets forth a true and complete list of each payment that may be payable to each Business Employee (or, in the case of AIP bonuses to be paid to field and store employees, in the aggregate) pursuant to Section 2.05(d) of the Merger Agreement, separately stating each type of payment and the applicable payment date or event; provided, however, that such list shall (i) be based on the assumption that the Closing Date is a date in October 2019 and (ii) provide no more than an approximation of values in respect of employer payroll taxes.

Section 3.19 Labor Matters.

(a) The Seller has delivered the Business Employee List to the Purchaser and all of the information included on the Business Employee List is true and accurate as of the date hereof. The Seller shall update and deliver to the Purchaser an updated Business Employee List at least ten (10) Business Days prior to the Closing Date to reflect (a) any terminations and new hires and reallocations permitted or consented to by the Purchaser pursuant to Section 5.1(c)(iv), (b) any Business Employee who commences a leave of absence or who returns from a leave of absence prior to the Closing Date, (c) Business Employees who are no longer employed by the Seller or a Transferred Entity, and (d) other changes agreed in writing by the Parties. Other than the Business Employees included on the Business Employee List, no employee or other individual service provider primarily provides services to the Business. To the Knowledge of the Seller, the services provided by the Business Employees constitute all of the services reasonably required to conduct and operate the Business in the same manner as of the Closing Date, in all material respects, as conducted by the Seller as of the date hereof. Each of the Business Employees is primarily dedicated to the Business.

(b) With respect to any Business Employee, the Seller and its Subsidiaries (including the Transferred Entities) are, and have been since January 31, 2016, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, worker classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers’ compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes. None of the Seller or any of its Subsidiaries is delinquent in payment to any of the Business Employees or other individual service providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such employees, officers, directors or other individual service providers or in payments owned upon any termination of such person’s employment or service.

(c) Except as set forth on Section 3.19(c) of the Disclosure Schedule, neither the Seller nor any of its Subsidiaries is or has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or works council agreement relating to any Business Employee, and, to the Seller’s Knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit or works council relating to any Business Employee. There are no unfair labor practice complaints pending or, to the Seller’s Knowledge, threatened in writing against the Seller or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority involving Business Employees or any current union representation questions involving Business Employees. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout involving Business Employees pending or, to the Seller’s Knowledge, threatened in writing against or affecting the Seller or any of its Subsidiaries, and there are no charges with respect to or relating to any of the Business Employees pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(d) The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Seller to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(e) To the Knowledge of the Seller, (i) except as with respect to accepting an offer of employment from the Purchaser, no Business Executive intends to terminate his or her employment with the Seller or its Subsidiaries, as applicable, and none of the Seller or its Subsidiaries has a present intention to terminate the employment of any of the foregoing, and (ii) no Business Executive has received an offer to join a business that is competitive with the Business.

(f) None of the Seller or any of its respective Affiliates effectuated a “plant closing” or “mass layoff” (as defined under WARN) or has taken any other action that would trigger notice or Liability with respect to any Business Employee or the Business, in each case, under any state, local or foreign plant closing notice Law. Each of the Seller, each Transferred Entity and each of their respective Affiliates, as applicable, is, and has been, in compliance in all material respects with WARN with respect to any Business Employee and the Business. Section 3.19(f) of the Disclosure Schedule sets forth a true and complete list of each former employee of the Business whose employment has been terminated involuntarily within the ninety (90) day period prior to the date hereof, together with such former employee’s work location.

(g) To the Knowledge of the Seller, since January 1, 2014, (i) no allegations of sexual harassment or sexual misconduct have been made against any Business Employee (other than any which, having been appropriately investigated, have been found to not have been substantiated), and (ii) none of the Seller or any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any Business Employee.

Section 3.20 Taxes.

(a) All Tax Returns required to have been filed by or with respect to the Business, the Purchased Assets and the Transferred Entities have been timely filed (taking into account any extension of time to file granted or obtained) and such Tax Returns are true, correct and complete in all material respects.

(b) All Taxes due and payable by or with respect to the Business, the Purchased Assets and the Transferred Entities (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes with respect to the Business, the Purchased Assets and the Transferred Entities did not exceed the provisions for such Taxes set forth on the face of the balance sheets (rather than in any notes thereto) included in the Financial Statements, as of the dates thereof. The Transferred Entities have not incurred any Taxes other than in the ordinary course of business since the date of the Interim Financial Statements.

(c) All Taxes required to be deducted or withheld under any applicable Law by or with respect to the Business, the Purchased Assets and the Transferred Entities have been timely withheld and paid over to the appropriate Governmental Authority.

(d) No audit, litigation, examination, contest or other proceeding relating to Taxes of or with respect to the Business, the Purchased Assets and the Transferred Entities is currently in progress, pending or, to the Knowledge of the Seller, threatened. There is no proposed deficiency or assessment from any Governmental Authority with respect to Taxes for which the Transferred Entities or the Purchaser (with respect to the Business or the Purchased Assets) may be liable. No deficiencies or adjustments for any Taxes have been proposed, asserted or assessed against or with respect to the Business, the Purchased Assets or the Transferred Entities.

(e) None of the Transferred Entities is a party to any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than an agreement the principal subject matter of which is not Taxes).

(f) No claim has been made by a Governmental Authority in a jurisdiction in which (i) the Seller has not filed a Tax Return with respect to the Business and the Purchased Assets or (ii) the Transferred Entities have not filed a Tax Return, that it is or may be subject to taxation by that jurisdiction.

(g) No ruling, technical advice memorandum or similar document from any Governmental Authority has been received with respect to the Business, the Purchased Assets and the Transferred Entities with respect to Taxes.

(h) None of the Transferred Entities (i) has been a member of a consolidated, combined, unitary, or affiliated Tax group (other than by reason of the Transferred Entities being treated as disregarded entities for income tax purposes) or (ii) has any actual or potential liability for Taxes of another Person by reason of having been a member of a consolidated, combined, unitary, or affiliated Tax group, by operation of Law, as a transferee or successor, by contract or otherwise.

(i) None of the Transferred Entities (i) currently is the beneficiary of any extension of time within which to file any income or other material Tax Return, (ii) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency or (iii) made or entered into any material consent or agreement as to Taxes that will remain in effect following the Closing Date.

(j) There are no encumbrances for Taxes (other than Permitted Liens) upon any of the Purchased Assets or any of the Transferred Entities’ assets.

(k) Each Transferred Entity, is, and has been since its inception, treated and properly classified as a disregarded entity for purposes of U.S. federal and applicable state income Tax purposes and has not made any filing with any taxing authority, including Form 8832 with the Internal Revenue Service, to be treated as an association taxable as a corporation for income Tax purposes.

Section 3.21 Brokers. Except for PJ Solomon, L.P. and PJ Solomon Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller or any of its Subsidiaries and for which the Purchaser or any Transferred Entity could become liable.

Section 3.22 Anti-Corruption. The Seller and its Subsidiaries, and its and their respective directors, officers, employees and, to the Seller’s Knowledge, any other Persons acting on its or their behalf, are and have been in compliance with all applicable U.S. (federal, state, and local) and non-U.S. anti-corruption or anti-bribery Laws (including with each provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, including 15 U.S.C. §§ 78dd-1, et seq. and 15 U.S.C. § 78m(b)(2)), and all rules and regulations promulgated under any such Laws (collectively, the “Anti-Corruption Laws”), in each case, with respect to the Business. None of the Seller or its

Subsidiaries, or any of its or their respective directors, officers, employees or, to the Seller’s Knowledge, any other Person acting on its or their behalf, has (i) been charged with or convicted of violating any Anti-Corruption Laws or (ii) been subjected to any investigation by a Governmental Authority for the potential violation of any Anti-Corruption Laws, in each case, with respect to the Business.

Section 3.23 Economic Sanctions Compliance. The Seller and each of its Subsidiaries is and has been since January 31, 2016 in compliance with all applicable economic sanctions laws and regulations, including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), in each case, with respect to the Business. To the Knowledge of the Seller, since January 31, 2016, none of the Seller or its Subsidiaries has engaged in, nor is it engaging in, any dealings or transactions with (i) any Person that at the time of the dealing or transaction is or was the subject or the target of sanctions administered by OFAC or (ii) any person in Cuba, Iran, Syria, North Korea, or the Crimea region of Ukraine, in each case, with respect to the Business. Without limiting the foregoing, there have been no Actions, nor are there any pending, or to the Seller’s Knowledge, any threatened Actions, by any Governmental Authority of potential violations against the Seller or any of its Subsidiaries with respect to compliance with economic sanctions laws or regulations, in each case, relating to the Business.

Section 3.24 Product Warranties; Product Recalls.

(a) None of the Seller or any of its Subsidiaries processes or is responsible for making any payments in respect of warranty claims made in respect of products sold or provided by the Seller or any of its Subsidiaries. All such warranty claims are handled directly by the applicable manufacturers or suppliers to the Seller and its Subsidiaries of such products.

(b) Since January 31, 2016, with respect to the Business, the Seller and its Subsidiaries have not (i) received written notice of (and, to the Seller’s Knowledge, there have not been) any Actions declaring any of the goods, products or inventory sold or distributed by the Seller or its Subsidiaries to be defective or unsafe, (ii) issued or received any recalls with respect to any of their goods, products or inventory or (iii) received written notice of (and, to the Seller’s Knowledge, there have not been) any recalls ordered by any Governmental Authority with respect to any such goods, products or inventory.

Section 3.25 Franchise Matters.

(a) The Franchisor is the only Person that has operated the Franchise System or sold Franchises of the Business. All such Franchises were sold and/or operated only in the United States of America. Solely for purposes of this Section 3.25, the term “Business” shall not be deemed to include the operation of the Buddy’s Home Furnishings stores by the Seller and its Subsidiaries.

(b) Section 3.25(b) of the Disclosure Schedule sets forth a complete and accurate list of the Franchisees of the Franchise System, indicating the address of each franchised Sears Outlet store operated by the Franchisee and the scheduled expiration date of the Franchise Agreement evidencing such franchised Sears Outlet store. Except as set forth in the Franchise Agreements, the Franchisor is not limited in its right to grant Franchises or develop (or grant rights to any other Person to develop) any business that competes with any Franchise of the Business.

(c) Each Franchise Agreement is similar in all material respects to the form of Franchise Agreement contained in the FDD that was issued to the applicable Franchisee, except for deviations from such form that are contained in such Franchise Agreement or an addendum to such Franchise Agreement, a copy of which has been made available to Purchaser. There are no oral modifications of any Franchise Agreement or oral agreements between any Franchisee and Franchisor relating to matters pertaining to material obligations of such Franchisee thereunder.

(d) Since January 31, 2016, the Franchisor has been at all times in compliance in all material respects with all applicable Franchise Laws in connection with the offer or sale of Franchises of the Business, relationships with Franchisees, the operation of the Franchise System and the termination, non-renewal and transfers of Franchises of the Business and, to the Seller’s Knowledge, no current or former Franchisee or any Governmental Authority has alleged that Franchisor has failed to comply in all material respects with any applicable Franchise Laws during its operation of the Franchise System. No financial performance representations (as defined in the FTC Rule) or any other representations concerning actual or projected revenues, earnings, income or profits have been made to any Franchisee or any prospective Franchisee by the Franchisor or any franchise broker, agent or other franchise seller (as defined in the FTC Rule) of the Franchisor, other than as disclosed in the franchise disclosure document for the Franchise System. All FDDs that the Franchisor has used to offer or sell Franchises at any time since January 31, 2016 were prepared and delivered to prospective Franchisees in compliance in all material respects with Franchise Laws.

(e) Each Franchisee who left the Franchise System since December 1, 2015 has executed agreements with the Franchisor which released the Franchisor and its Subsidiaries and affiliates from any and all Liabilities and claims that such Franchisee had, has or may have against the Franchisor and its Affiliates which relate in any way to the Franchisee’s Franchise Agreement.

(f) Since January 31, 2016, all rebates, allowances, discounts or other payments or remunerations received by the Franchisor or the Seller from vendors, suppliers or other third parties, on account of any Franchisee’s direct or indirect purchases from those vendors, suppliers or third parties, have been received, administered, disclosed and spent in accordance with the operation manuals utilized by the Franchise System, all Franchise Laws, the FDDs delivered to such Franchisees, the applicable Franchise Agreement, and other applicable Contracts associated with the Franchise System, in each case, in all material respects. Except as set forth in the Franchise Agreements, there are no material restrictions on the Franchisor’s use of any such rebates, allowances, discounts or other payments or remuneration for any purpose.

(g) Since January 31, 2016, no Person has alleged, to the Seller’s Knowledge, the Franchisor to be, and the Franchisor has not received any written complaint, allegation or notice of inquiry or investigation from any Franchisee, employee of a Franchisee, third party or Governmental Authority, alleging that the Franchisor is or may be joint employers with, or subject to joint employment liability with, any Franchisee. The Franchisor has properly classified each Franchisee as an independent contractor and not an employee under applicable Law, and to the Seller’s Knowledge, no written allegation has been made since January 31, 2016 that any Franchisee or any of a Franchisee’s employees have been or are employees of the Franchisor, the Seller or any of its Subsidiaries or improperly classified as independent contractors in accordance with applicable Law.

Section 3.26 Transactions with Related Parties. Since January 31, 2016, except as set forth on Section 3.26 of the Disclosure Schedule, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Seller or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended, in each case, with respect to the Business (each, a “Related Party Contract”).

Section 3.27 Seller Disclosure Documents. Each document required to be filed by the Seller with the SEC or required to be distributed or otherwise disseminated to the stockholders of the Seller in connection with the transactions contemplated by this Agreement (including the Information Statement) and any amendments or supplements thereto, will, when filed, distributed or disseminated, as applicable, (a) comply as to form in all material respects with the requirements of the Exchange Act and applicable state Law and (b) assuming that any information supplied by the Purchaser or its Subsidiaries or any ESL Person for inclusion therein does not or will not, as applicable, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, not contain any untrue statement of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading.

Section 3.28 Insurance. Section 3.28 of the Disclosure Schedule lists each material insurance policy maintained by the Seller or any of its Subsidiaries with respect to the Business (including its properties, assets, directors, officers and employees). Such policies are in amounts and have coverages adequate to satisfy the insurance-related requirements set forth in any Contract to which any Transferred Entity is a party or by which any assets or properties of the Business are bound. All such insurance policies are in full force and effect. Neither the Seller nor any its Subsidiaries is in material default with respect to its obligations under any such insurance policies or has received written notice of cancellation or termination in respect of any such policy, and, to Knowledge of the Seller, no cancellation or termination of any such policy is pending or threatened. During the past three (3) years, neither the Seller nor any of its Subsidiaries has received written notice from any insurers denying any claims.

Section 3.29 No Other Representations and Warranties. The Seller acknowledges and agrees that (i) other than the representations and warranties expressly made by the Purchaser in Article IV (and, with respect to such representations and warranties, subject to any limitations expressly set forth in this Agreement) and the representations and warranties expressly made by the Purchaser in any Ancillary Agreement, none of the Purchaser, any of the Purchaser’s Representatives or any other Person has made or makes any representation or warranty, written or oral, express or implied, at law or in equity, and (ii) except in the case of Fraud, the Seller and its Affiliates will have no right or remedy (and none of the Purchaser, the Purchaser’s Representatives and any other Person will have any Liability whatsoever) arising out of, and the Seller expressly disclaims any reliance upon, any representation, warranty or other statement made by, on behalf of or relating to the Purchaser, any of the Purchaser’s Representatives or any other Person, other than the representations and warranties expressly set forth in Article IV (and, with respect to such representations and warranties, subject to any limitations expressly set forth in this Agreement) and the representations and warranties of the Purchaser in any Ancillary Agreement, and the rights of the Seller expressly set forth in this Agreement or any such Ancillary Agreement, as applicable, in respect of such representations and warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

Section 4.1 Organization and Authority of the Purchaser. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary limited liability company power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party will have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

Section 4.2 No Conflict. Assuming that all Consents described in Section 4.3 have been obtained, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of any provision of the organizational documents of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its assets, properties or businesses or (c) conflict with, result in any breach or violation of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

Section 4.3 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Purchaser do not and will not require any Consent of any Governmental Authority, except where failure to obtain such Consent would not reasonably be expected to prevent or materially impair or delay the consummation by the Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.4 Financing.

(a) The Purchaser has delivered to the Seller true and complete copies of executed commitment letters with the lenders and arrangers party thereto (collectively, the “Lenders”) (including (i) all exhibits, schedules, annexes and amendments to such letters in effect as of the date of this Agreement (other than any fee letters) and (ii) any fee or engagement letters with the Lenders associated therewith that contain any conditions to funding or “flex” provisions, but excluding provisions related solely to fees and economic terms (other than covenants) agreed to by the parties) (collectively, the “Debt Commitment Letters”), pursuant to which the Lenders have agreed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the transactions contemplated by this Agreement (the “Debt Financing”). The Purchaser has also delivered to the Seller a true and complete copy of the executed equity commitment letter (including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement), dated as of the date of this Agreement, between Parent and the Investor (the “Equity Commitment” and together with the Debt Commitment Letters, the “Financing Commitments”), pursuant to which the Investor has agreed, subject to the terms and conditions set forth therein, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding a portion of the funds required to pay the Closing Payment upon the Closing pursuant to this Agreement (the “Equity Financing” and, together with the Debt Financing, the “Acquisition Financing”). The Financing Commitments, together with any available cash of Parent and its Subsidiaries, will be sufficient for the Purchaser to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein. The Purchaser or Parent has fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. The Seller is an express third party beneficiary of the Equity Commitment and is entitled to enforce such agreement, and the Investor has agreed, subject in all respects to Section 10.14(b), not to oppose the granting of an injunction, specific performance or other equitable relief on the basis that Parent or the Seller, as applicable, has an adequate remedy at law.

(b) As of the date of this Agreement, the Financing Commitments are in full force and effect and are the legal, valid and binding obligation of the Purchaser (in the case of the Debt Commitment Letters), Parent (in the case of the Equity Commitment) and, to the Purchaser’s Knowledge, the other parties thereto, enforceable against such parties in accordance with their terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally. As of the date of this Agreement, the obligations of the Lenders and the Investor, as applicable, to fund the commitments under the Financing Commitments are not subject to any conditions other than as expressly set forth in the Financing Commitments. Except as previously disclosed to the Seller, as of the date of this Agreement, there are no side letters, understandings or other agreements, arrangements or other Contracts relating to the funding or investing, as applicable, of the full amount of the Acquisition Financing other than as expressly set forth in the Financing Commitments furnished to the Seller pursuant to Section 4.4(a). As of the date of this Agreement, to the Purchaser’s Knowledge, no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Financing Commitments by the Purchaser or Parent. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 of this Agreement, to the Purchaser’s Knowledge, there are no facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Financing Commitments not being satisfied or (ii) the Acquisition Financing not being made available to the Purchaser on a timely basis in order to consummate the transactions contemplated by this Agreement. As of the date of this Agreement, (A) none of the Financing Commitments have been amended or modified and (B) the respective commitments contained in the Financing Commitments have not been withdrawn, modified or rescinded in any respect. Notwithstanding anything in this Agreement to the contrary, the Purchaser acknowledges and agrees that the obtaining of all or any part of the Acquisition Financing is not a condition to Closing or the consummation of the transactions contemplated by this Agreement, and that, irrespective and independently of the availability of the Acquisition Financing, the Purchaser shall be obligated to pay the Purchase Price and meet all its financial obligations under this Agreement and the Ancillary Agreements, subject only to the satisfaction or waiver of the conditions set forth in Article VII.

Section 4.5 Solvency. The Purchaser is not entering into this Agreement, and the Purchaser and Parent (as applicable) are not entering into the Financing Commitments, with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, including the Acquisition Financing pursuant to the Financing Commitments and the payment of the Closing Payment and the payment of the fees and expenses of the Purchaser and its Affiliates incurred in connection with the Closing, and assuming that (i) the representations and warranties made by the Seller herein are true and correct, (ii) the Seller has complied in all material respects with its covenants and other agreements hereunder and (iii) the conditions set forth in Section 7.1 and Section 7.2 have been satisfied:

(a) the Purchaser will own property and assets that have a fair saleable value (determined on a going concern basis) greater than the total amount required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities);

(b) the Purchaser will be able to pay its debts and obligations in the ordinary course of business as they become due; and

(c) the Purchaser will have adequate capital to carry on its business as currently conducted.

Section 4.6 Litigation. There is no Action by or against the Purchaser pending, or to the Purchaser’s Knowledge, threatened, by or before any Governmental Authority that, individually or in the aggregate, would reasonably be expected to (a) prevent or materially impair or delay the consummation by the Purchaser of the transactions contemplated by this Agreement or any Ancillary Agreement or (b) affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement.

Section 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Purchaser.

Section 4.8 Purchaser Disclosure Documents. Each document required to be filed by the Purchaser with the SEC in connection with the transactions contemplated by this Agreement and any amendments or supplements thereto, will, when filed, distributed or disseminated, as applicable, (a) comply as to form in all material respects with the requirements of the Exchange Act and applicable state Law and (b) assuming that any information supplied by the Seller or its Subsidiaries for inclusion therein does not or will not, as applicable, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, not contain any untrue statement of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading.

Section 4.9 Independent Investigation; No Other Representations and Warranties.

(a) The Purchaser has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the Business and its operations, assets, condition (financial or otherwise) and prospects. The Purchaser and its Representatives have been provided with access to the personnel, properties, premises, records and other documents and information of and relating to the Business for such purpose. The Purchaser has been represented by, and had the assistance of, counsel in the conduct of its due diligence, the preparation and negotiation of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on and is not relying on any representation, warranty or other statement made by, on behalf of or relating to the Seller, the Seller’s Representatives or the Business except for the representations and warranties expressly set forth in Article III (and, with respect to such representations and warranties, subject to any limitations expressly set forth in this Agreement and as such representations and warranties may be qualified by the Disclosure Schedule) and in any Ancillary Agreement.

(b) The Purchaser acknowledges and agrees that (i) other than the representations and warranties expressly made by the Seller in Article III (and, with respect to such representations and warranties, subject to any limitations expressly set forth in this Agreement and as such representations and warranties may be qualified by the Disclosure Schedule) and the representations and warranties expressly made by the Seller in any Ancillary Agreement, none of the Seller, any of the Seller’s Representatives or any other Person has made or makes any representation or warranty, written or oral, express or implied, at law or in equity, with respect to the Business, the Purchased Assets, the Equity Interests or the Assumed Liabilities, including any representation or warranty as to (A) merchantability or fitness for a particular use or purpose, (B) the operation or probable success or profitability of the Business following the Closing, (C) the accuracy or completeness of any information regarding the Business made available to the Purchaser and its Representatives in connection with this Agreement or their investigation of the Business, (D) the ability of the Purchaser to successfully and timely complete any migration off the Seller’s or its Affiliates’ information technology systems and data, and (ii) except in the case of Fraud or in respect of the Purchaser’s rights against any insurer under any R&W Insurance Policy, the Purchaser will have no right or remedy (and none of the Seller, the Seller’s Representatives or any other Person will have any Liability whatsoever) arising out of, and the Purchaser expressly disclaims any reliance upon, any representation, warranty or other statement made by, on behalf of or relating to the Seller, any of the Seller’s Representatives or the Business, including in any materials, documentation or other information regarding the Business made available to the Purchaser or any of its Representatives in connection with this Agreement or their investigation of the Business (including the Confidential Information Memorandum, dated June 2019, and any other information memoranda, data room materials, projections, estimates, management presentations, budgets and financial data and reports), or any errors therein or omissions therefrom, other than the representations and warranties expressly set forth in Article III (and, with respect to such representations and warranties, subject to any limitations expressly set forth in this Agreement and as such representations and warranties may be qualified by the Disclosure Schedule) and the representations and warranties expressly made by the Seller in any Ancillary Agreement, and the rights of the Purchaser expressly set forth in this Agreement or any such Ancillary Agreement, as applicable, in respect of such representations and warranties.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as (w) otherwise expressly provided in this Agreement, (x) set forth in Section 5.1 of the Disclosure Schedule, (y) required by any Law or Governmental Order applicable to the Seller or any of its Subsidiaries or the assets or operation of the Business or (z) consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) the Seller shall, and shall cause its Subsidiaries to, (i) operate the Business in the ordinary course (including with respect to the purchase and sale of inventory, the collection of accounts receivable and the payment of accounts payable), (ii) use commercially reasonable efforts to complete the information technology projects specified on Section 5.1(a)(ii) of the Disclosure Schedule, (iii) use commercially reasonable efforts to preserve the current operations, organization and goodwill of the Business and its current relationships with customers, suppliers, vendors and key employees and any other material commercial or business relationships of the Business, (iv) timely file any Tax Return required to be filed and timely pay any Taxes due and payable by or with respect to the Business, the Purchased Assets and the Transferred Entities, taking into account any automatic extensions, and (v) use commercially reasonable efforts to make the capital expenditures described in Section 5.1(a)(v) of the Disclosure Schedule in accordance with the schedule described therein; provided, however, that the failure of the Seller or any of its Subsidiaries to take any action prohibited by Section 5.1(b) or Section 5.1(c) shall not be deemed a breach of this Section 5.1(a);

(b) the Seller shall cause each of the Transferred Entities not to:

(i) (A) amend or propose to amend its governing or organizational documents, whether by merger, consolidation or otherwise, or (B) split, combine, subdivide, recapitalize or reclassify its outstanding capital stock or equity interests;

(ii) (A) issue, sell, pledge, mortgage, encumber, transfer or dispose of or agree to issue, sell, pledge, mortgage, encumber, transfer or dispose of, any shares of, or options, warrants or rights of any kind to acquire any shares of, its capital stock or equity securities of any class, any debt or equity securities which are convertible into or exchangeable for such capital stock or equity securities, or any contingent value rights, “phantom” stock, stock appreciation rights, profit participation or similar securities or rights that are derivative of, or provide economic benefit based on, directly or indirectly, the value or price of such capital stock or equity securities (collectively, “Equity Securities”), or amend any term or provision of any outstanding Equity Securities or make any change to its capital structure, or (B) purchase, redeem or otherwise acquire or cancel, or offer to purchase, redeem or otherwise acquire or cancel any Equity Interests or other Equity Securities;

(iii) incur, assume, guarantee or otherwise become liable with respect to any Indebtedness (other than any Indebtedness that constitutes an Excluded Liability) that is not paid off (or, in the case of any guarantee or similar obligation, not defeased or released) substantially contemporaneously with or prior to the Closing, or amend the terms of any such Indebtedness (except for any Outlet Sale Amendments or other amendments to the Credit Agreements that do not increase the aggregate principal amount thereof or that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements);

(iv) declare, set aside or pay any dividend or other distribution of Permitted Cash (except to the extent permitted by Section 5.13) or equity interests, property or any combination thereof in respect of any shares of its Equity Interests or other Equity Securities;

(v) adopt any plan of, or consummate, any merger, consolidation, other business combination, reorganization, liquidation or dissolution or file a petition of bankruptcy under any provision of bankruptcy Law; or

(vi) agree, resolve or commit to take any of the actions specified in this Section 5.1(b); and

(c) with respect to the Business, the Seller shall not, and shall cause its Subsidiaries (including the Transferred Entities) not to:

(i) (A) sell, assign, transfer or acquire any assets, real property or business (other than (x) acquisitions with third parties in the ordinary course of business where such assets, real property or business have a fair market value of less than $500,000, (y) sales and acquisitions of inventory in the ordinary course of business) and (z) collateral assignments to the extent permitted by the immediately succeeding clause (B)) or (B) create or cause or permit the creation of any Lien on any assets or property included in or constituting the Equity Interests or the Purchased Assets, other than Permitted Liens;

(ii) grant or announce any increase in the salaries, bonuses, annual long-term incentive awards or other benefits or compensation to any Business Employees, other than as required by Law, pursuant to any Employee Plans existing on the date hereof and set forth on Section 3.18(a) of the Disclosure Schedule or as explicitly contemplated hereunder;

(iii) accelerate the vesting, funding, or payment of any compensation or benefits, bonus, equity or equity-based award of any Business Employee, except as explicitly contemplated by Section 2.05 of the Merger Agreement;

(iv) other than as required by an Employee Plan set forth on Section 3.18(a) of the Disclosure Schedule or as explicitly contemplated hereunder, (A) enter into, amend or terminate any Company Employee Plan (or any plan, program, agreement or arrangement that would be a Company Employee Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (B) terminate without “cause” any Business Employee or other individual service provider engaged in the Business who is eligible to earn a base salary or base compensation equal to or greater than $150,000, (C) hire or engage any new employee or other individual service provider engaged in the Business who is eligible to earn a base salary or base compensation equal to or greater than $150,000, (D) make any loan to any present Business Employee (other than advancement of expenses in the ordinary course of business consistent with past practices), or (E) enter into, amend or terminate any collective bargaining, works council or similar agreement with a labor union, works council or similar employee representative body relating to any Business Employee;

(v) other than in the ordinary course of business, (A) enter into, amend or terminate any Material Contract or Real Property Lease or (B) otherwise waive or release any material right, claim or benefit of the Seller or any of its Subsidiaries under any Material Contract or Real Property Lease;

(vi) enter into any commitment for, or make any, capital expenditures of the Business in excess of $500,000, individually or in the aggregate, except to the extent set forth on the most recent capital expenditure budget for fiscal year 2019 made available to the Purchaser;

(vii) change or amend any method of accounting or accounting practice or policy used by the Seller or any of its Subsidiaries (as it relates to the Business), or change or amend in any material respect (A) any credit and collection policies of the Business or (B) any policies, procedures or other practices with respect to accounts receivable, accounts payable, expenses, working capital, cash management, accrual of revenue, payments, intercompany receivables or intercompany payables of the Business, in each case, other than any changes or amendments required by Law or GAAP;

(viii) change in any material respect any inventory procurement, inventory management or product sales policies, procedures or practices;

(ix) assign, transfer, sell, license, abandon, cancel, permit to lapse or enter the public domain or otherwise dispose of any material Purchased Intellectual Property other than, in each case, (A) non-exclusive licenses granted in the ordinary course of business consistent with past practice and (B) any collateral assignment to the extent permitted by Section 5.1(c)(i);

(x) settle, waive, release or compromise (or consent to the entry of any judgment in respect of) any Actions of the Seller or any of its Subsidiaries to the extent such claims are not Excluded Liabilities, other than settlements of any such Actions against the Seller or any of its Subsidiaries (A) solely for money damages payable prior to the Closing Date not in excess of $500,000, individually or in the aggregate, and that do not impose any injunctive or other equitable relief on the Seller or any of its Subsidiaries and would not reasonably be expected to result in the amendment, termination or revocation of any Business Permit, (B) that do not involve any Material Supplier, and (C) that include a full and unconditional release and waiver of claims against the Transferred Entities and the Business;

(xi) change or make any Tax election, change any Tax accounting period, change or adopt any method of Tax accounting, file any amendment to a Tax Return, enter into any closing agreement with respect to Taxes, waive or extend any statute of limitations with respect to Taxes, surrender any right to claim a refund of Taxes, or settle or compromise any Tax claim or assessment;

(xii) make any loans, capital contributions or advances to, investments in, or guarantees for the benefit of, any Person (except to employees in the ordinary course of business (to the extent not forgivable upon the Closing)) or cancel or forgive any debts owed to or claims held by the Transferred Entities or in respect of the Business;

(xiii) cancel (and not replace on substantially similar terms to the extent available), reduce or fail to renew any insurance coverage under commercial insurance policies covering the Business; or

(xiv) agree or commit to take any of the actions specified in this Section 5.1(c).

Section 5.2 Access to Information.

(a) From the date hereof until the Closing, upon reasonable notice, the Seller shall, and shall cause its Representatives to, (i) afford the Purchaser and its Representatives reasonable access to the offices, properties and books and records of the Seller and its Subsidiaries to the extent related to the Business or any Business Employee and (ii) furnish to the Representatives of the Purchaser such additional financial and operating data and other information regarding the Business (or copies thereof) as the Purchaser may from time to time reasonably request; provided that any such access or furnishing of information shall be conducted at the Purchaser’s sole expense, during normal business hours, under the supervision of the Seller’s personnel and in a manner that minimizes disruption of the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, neither the Seller nor any of its Subsidiaries shall be required to disclose any information to the Purchaser if such disclosure would, as reasonably determined by the Seller’s counsel, (A) jeopardize any attorney-client or other legal privilege or (B) contravene any applicable Laws (including any Regulatory Law) or binding agreement with a third party entered into prior to the date hereof; provided that, in each case, the Seller shall, and shall cause its Representatives to, use commercially reasonable efforts to make appropriate substitute arrangements to provide such information (or portions thereof) under circumstances in which the restrictions of the preceding sentence apply.

(b) Solely in order to facilitate the resolution of any claims made against or incurred by the Seller relating to the Business, for purposes of compliance with securities, employment and other Laws and for Tax and financial reporting purposes (but, in each case, not with respect to any dispute between the Parties), for a period of seven (7) years after the Closing or, if shorter, the applicable period specified in the Purchaser’s document retention policy, the Purchaser shall (i) retain the books and records relating to the Business relating to periods prior to the Closing and (ii) upon reasonable notice, afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s sole expense, photocopies), during normal business hours under the supervision of the Purchaser’s personnel and in a manner that minimizes disruption of the normal operations of the Purchaser’s business, to such books and records; provided that the Purchaser shall notify the Seller at least forty-five (45) days in advance of destroying any such books and records prior to the seventh anniversary of the Closing in order to provide the Seller the opportunity to copy such books and records, at the Seller’s sole expense, in accordance with this Section 5.2(b); and provided, further, that any Tax information shall be provided on a pro forma basis (solely with respect to the Business). Notwithstanding the foregoing, the Purchaser shall not be required to disclose any information to the Seller or its Representatives if such disclosure would, as reasonably determined by the Purchaser’s counsel, (A) waive any attorney-client or other legal privilege or (B) contravene any applicable Laws or any binding agreement with a third party not entered into for the purposes of frustrating the rights granted to the Seller under this Section 5.2(b); provided, that, in each case, the Purchaser shall, and shall cause its Representatives to, use commercially reasonable efforts to make appropriate substitute arrangements to provide such information (or portions thereof) under circumstances in which the restrictions of the preceding sentence apply.

(c) Solely in order to facilitate the resolution of any claims made against or incurred by the Purchaser relating to the Business, for purposes of compliance with securities, employment and other Laws and for Tax and financial reporting purposes (but, in each case, not with respect to any dispute between the Parties), for a period of seven (7) years after the Closing or, if shorter, the applicable period specified in the Seller’s document retention policy, the Seller shall (i) retain the books and records relating to the portion of the Business conducted by it relating to periods prior to the Closing which shall not otherwise have been delivered to the Purchaser and (ii) upon reasonable notice, afford the Representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s sole expense, photocopies), during normal business hours under the supervision of the Seller’s personnel and in a manner that minimizes disruption of the normal operations of the Purchaser’s business, to such books and records; provided that the Seller shall notify the Purchaser at least forty-five (45) days in advance of destroying any such books and records prior to the seventh anniversary of the Closing in order to provide the Purchaser the opportunity to copy such books and records, at the Purchaser’s sole expense, in accordance with this Section 5.2(c); and provided, further, that any Tax information shall be provided on a pro forma basis (solely with respect to the Business). Notwithstanding the foregoing, neither the Seller nor any of its Subsidiaries shall be required to disclose any information to the Purchaser or its Representatives if such disclosure would, as reasonably determined by the Seller’s counsel, (A) waive any attorney-client or other legal privilege or (B) contravene any applicable Laws or any binding agreement with a third party not entered into for the purposes of frustrating the rights granted to the Purchaser under this Section 5.2(c); provided, that, in each case, the Seller shall, and shall cause its Representatives to, use commercially reasonable efforts to make appropriate substitute arrangements to provide such information (or portions thereof) under circumstances in which the restrictions of the preceding sentence apply.

(d) No investigation or access pursuant to this Section 5.2 or information provided, made available or delivered pursuant to this Agreement, will affect or be deemed to modify any of the representations or warranties of the Parties contained in this Agreement or the conditions hereunder to the obligations of the Parties.

Section 5.3 Confidentiality.

(a) The terms of the Confidentiality Agreement, dated as of June 4, 2019 (the “Confidentiality Agreement”), by and between the Seller and Vintage Capital Management LLC are incorporated herein by reference and shall continue in full force and effect until the consummation of the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this Section 5.3 shall terminate only in respect of that portion of the Information (as defined in the Confidentiality Agreement) relating to the Business or the transactions contemplated by this Agreement, and all other terms of the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

(b) Nothing provided to the Purchaser pursuant to Section 5.2(a) shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. The Purchaser acknowledges and agrees that any information provided to the Purchaser pursuant to Section 5.2(a) or otherwise by the Seller or any of its Representatives shall be treated as Information (as defined in the Confidentiality Agreement) under, and shall be subject to the terms and conditions of, the Confidentiality Agreement.

(c) From and after the Closing until the date that is two (2) years after the Closing Date, the Seller shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential any non-public information to the extent related to the Business and learned or otherwise obtained by the Seller or any of its Affiliates prior to the Closing; provided, however, that the Seller shall not be liable hereunder with respect to any disclosure of any such information to the extent such disclosure is reasonably determined by the Seller (with the advice of counsel) to be required by any applicable Law or Governmental Order, including applicable rules of any securities exchange on which the Seller’s securities are traded. In the event that the Seller or any of its Affiliates or its or their Representatives intend to disclose any such non-public information pursuant to the exception noted in the proviso above, the Seller shall, (i) to the extent permitted by applicable Law and practicable under the circumstances, provide the Purchaser with prompt written notice of such intended disclosure, and (ii) use commercially reasonable efforts to preserve the confidentiality of such non-public information. Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes generally available to the public after the Closing other than as a result of a disclosure by the Seller or any of its Affiliates or its or their respective Representatives in breach of this Section 5.3(c) or (B) becomes available to the Seller or any of its Affiliates or its or their respective Representatives after the Closing from a source other than the Purchaser or its Subsidiaries or its or their respective Representatives if the source of such information is not known, after reasonably inquiry under the circumstances, by the Seller or its Affiliates or its or their respective Representatives to be bound by a confidentiality agreement with, or other contractual, legal or professional obligation or duty of confidentiality to, the Purchaser or its Affiliates or any Vintage Person with respect to such information.

Section 5.4 Regulatory Authorizations.

(a) Each of the Purchaser and the Seller shall use its reasonable best efforts to promptly obtain all Consents of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will use reasonable best efforts to cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) Without limiting the generality of the Purchaser’s undertaking pursuant to Section 5.4(a), the Purchaser agrees to use, and to cause its Affiliates to use, reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any Regulatory Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously close the transactions contemplated hereby no later than the Outside Date, including (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Business or the Purchaser or its Affiliates, (ii) terminating existing relationships, contractual rights or obligations of the Business or the Purchaser or its Affiliates, (iii) terminating any venture or other arrangement, (iv) creating any relationship, contractual rights or obligations of the Business or the Purchaser or its Affiliates or (v) effectuating any other change or restructuring of the Business or the Purchaser or its Affiliates (any such action in clauses (i) through (v), a “Remedy Action”) (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing; provided that any such Remedy Action may be conditioned upon the occurrence of the Closing) in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary herein, the Purchaser shall not be obligated to (or be obligated to cause any of its Affiliates to) take any Remedy Action that would, or would be reasonably likely to, result in a Material Adverse Effect or a material adverse effect on the business, assets, operations or financial condition of the Purchaser and its Affiliates (including, after giving effect to the Closing, the Transferred Entities), taken as a whole.

(c) Each Party shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other Parties to review in advance, and consider in good faith the view of the other Parties regarding, any proposed communication by such Party to any Governmental Authority. No Party shall agree to participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or discussion. Subject to the terms of the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as any Party may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Purchaser and the Seller shall provide each other with copies of all correspondence, filings or written communications, or summaries of any oral communications, between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that such materials may be redacted (i) to remove references concerning the valuation of the Business; (ii) as necessary to comply with contractual arrangements or applicable Law; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Section 5.5 Bulk Transfer Laws. The Purchaser hereby waives compliance by the Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the Sale.

Section 5.6 Further Action. The Purchaser and the Seller shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing provisions of this Section 5.6, prior to the Closing, the Seller shall, and shall cause its Subsidiaries and their respective Representatives to, use commercially reasonable efforts to obtain executed copies of the agreements, documents and instruments described in Section 7.1(c).

Section 5.7 Misallocated Assets and Misdirected Payments and Correspondence.

(a) If, following the Closing, any right, property or asset not forming part of the Business is found to be owned or held by the Purchaser or any Transferred Entity, or any right, property or asset that is not a Purchased Asset is otherwise found to have been transferred to the Purchaser in error, then the Purchaser shall transfer at no cost to the Seller such right, property or asset (and any related Liability) as soon as practicable to the Seller. If, following the Closing, any right, property or asset that is a Purchased Asset is found to have been retained by the Seller or any of its Subsidiaries, then the Seller shall transfer, or cause such Subsidiary to transfer, at no cost to the Purchaser, such right, property or asset (and any related Liability) as soon as practicable to the Purchaser.

(b) Following the Closing, the Seller shall promptly forward to the Purchaser (i) any payment which per the terms of this Agreement belongs to the Purchaser that is received by the Seller or any of its Subsidiaries after the Closing and (ii) copies of any communications received by the Seller or any of its Subsidiaries after the Closing from a customer or other business partner to the extent related to the Business.

(c) Following the Closing, the Purchaser shall promptly forward to the Seller (i) any payment which per the terms of this Agreement belongs to the Seller that is received by the Purchaser or any of its Subsidiaries after the Closing and (ii) copies of any communications received by the Purchaser or any of its Subsidiaries after the Closing from a customer or other business partner to the extent related to the Retained Business.

Section 5.8 Tax Matters.

(a) Transfer Taxes. The Seller shall be liable for and shall pay one hundred percent (100%) of all Transfer Taxes imposed or arising with respect to the sale and purchase hereunder of the Transferred Entities and Purchased Assets, unless and to the extent any such Transfer Taxes are included in the calculation of Transaction Expenses pursuant to this Agreement. The Party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other Parties’ cooperation, and file, such Tax Return.

(b) Tax Cooperation. Without limiting the obligations set forth in Section 5.2, each Party agrees to furnish or cause to be furnished to the others, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority and the prosecution or defense of any claim, suit or proceeding relating to any Taxes. Each of the Purchaser and the Seller shall retain all books and records in their possession with respect to Taxes of the Transferred Entities, the Purchased Assets or the Business for a period of at least seven (7) years following the Closing Date. Without limiting the foregoing, the Seller will cooperate with the Purchaser, if the Purchaser so elects, to enable the Purchaser to utilize, at the sole expense of the Purchaser, the Transferred Entities’ existing tax return preparation firm through a separate billing arrangement between the Purchaser, on the one hand, and the accounting firm, on the other hand.

(c) Post-Closing Actions. Without the Seller’s consent, the Purchaser shall not, and shall not permit any of its Affiliates (including after the Closing, for the avoidance of doubt) to (i) voluntarily approach any Governmental Authority regarding any Taxes or Tax Returns relating to the Purchased Assets or the Business (other than the Transferred Entities) for any Pre-Closing Period or (ii) on the Closing Date after the Closing, take any action relating to Taxes outside the ordinary course of business (other than as expressly contemplated by this Agreement).

Section 5.9 Representations and Warranties Insurance. Prior to the Closing, subject to the other provisions of this Article V, the Seller and its Affiliates and Representatives shall reasonably cooperate with the Purchaser and its Representatives in connection with responding to any reasonable additional diligence requests by any insurer under any R&W Insurance Policy and other matters reasonably required by such insurer under such R&W Insurance Policy to bring down and finalize coverage under such R&W Insurance Policy at the Closing.

Section 5.10 Financing; Financing Cooperation.

(a) Financing.

(i) The Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letters (including any “flex” provisions contained in any fee letter) and, if required to satisfy the Closing Payment, to obtain the Equity Financing on the terms and conditions described in the Equity Commitment and, prior to the Closing, shall not, and shall cause Parent not to, permit any amendment or modification to be made to, replacement of, or any waiver of any provision or remedy under, the Financing Commitments or the definitive agreements with respect thereto, if such amendment, modification, replacement or waiver would (A) reduce the aggregate amount of the Acquisition Financing (including by changing the amount of fees to be paid or original issue discount except in connection with the exercise of any “flex” provisions) below the amount necessary to satisfy the Closing Payment or (B) impose new or additional conditions precedent or otherwise expand, amend, replace or modify any of the conditions precedent to the receipt of the Acquisition Financing or other terms in a manner that would reasonably be expected to (I) delay, impair or prevent the consummation of the Sale, (II) make the timely funding of the Acquisition Financing or satisfaction of the conditions to obtaining the Acquisition Financing materially less likely to occur or (III) adversely impact the ability of the Purchaser or Parent (as applicable) to enforce its rights against other parties to the Financing Commitments or to draw upon and consummate the Acquisition Financing. Any reference in this Agreement to (1) “Acquisition Financing” or “Lenders” shall include the lenders and financing contemplated by the Financing Commitments as amended, replaced or modified in compliance with this Section 5.10(a) and (2) “Financing Commitments”, “Equity Commitment” or “Debt Commitment Letters” shall include such documents as amended, replaced or modified in compliance with this Section 5.10(a).

(ii) The Purchaser shall use its commercially reasonable efforts to (A) subject to Section 5.10(a)(i) and Section 5.10(a)(iii), maintain in effect and satisfy, and cause Parent to satisfy, on a timely basis all conditions set forth in the Financing Commitments within the Purchaser’s or Parent’s (as applicable) control in accordance with the terms and subject to the conditions thereof, (B) negotiate and enter into definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters on the terms and conditions (including the flex provisions) no less favorable to the Purchaser than those contained in the Debt Commitment Letters and related fee letters, (C) satisfy all conditions to such definitive agreements that are applicable to the Purchaser that are within the Purchaser’s control, (D) draw upon and consummate the Debt Financing at or prior to the Closing, in any case, subject to the terms and conditions of the Debt Commitment Letters and, if required to satisfy the Closing Payment, cause Parent to draw upon and consummate the Equity Financing at or prior to the Closing, in any case, subject to the terms and conditions of the Equity Commitment, and (E) upon satisfaction of all of the conditions herein to the Purchaser’s obligations to effect the Closing (except as set forth in Section 7.4) and satisfaction of the conditions precedent to the initial funding set forth in the Debt Commitment Letters, at the request of the Seller, enforce its rights under the Debt Commitment Letters to draw upon and consummate the Debt Financing, subject to the terms and conditions of the Debt Commitment Letters and, if required to satisfy the Closing Payment, at the request of the Seller, cause Parent to enforce its rights under the Equity Commitment to draw upon and consummate the Equity Financing, subject to the terms and conditions of the Equity Commitment. Upon the request of the Seller, the Purchaser shall keep the Seller informed on a reasonably current basis and in reasonable detail with respect to all material activity concerning the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, the Purchaser shall notify the Seller promptly after the Purchaser or Parent becomes aware thereof, (I) of any material breach or default by any party to any Financing Commitments or definitive documents related to the Acquisition Financing, (II) of the receipt by the Purchaser of any written notice or other written communication (other than negotiations of the definitive agreements with respect to the Acquisition Financing) from any Acquisition Financing source with respect to any breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Acquisition Financing of any provisions of the Financing Commitments or any definitive document related to the Acquisition Financing or (III) of the occurrence of an event or development that could reasonably be expected to adversely impact the ability of the Purchaser or Parent (as applicable) to obtain all or any portion of the Acquisition Financing necessary to consummate the transactions contemplated by this Agreement.

(iii) If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions) contemplated in the Debt Commitment Letters, the Purchaser shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and conditions no less favorable, in the aggregate, to the Purchaser than those contained in the Debt Commitment Letters and the related fee letter and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (the “New Debt Commitment Letter”) which (to the extent applicable) shall replace the existing Debt Commitment Letter, a copy of which shall be promptly provided to the Seller. In the event that any New Debt Commitment Letter is obtained, (A) any reference in this Agreement to the “Lenders,” or the “Debt Financing” shall mean the lenders debt financing contemplated by the Debt Commitment Letters as modified pursuant to clause (B) below and (B) any reference in this Agreement to the “Debt Commitment Letters” shall be deemed to include the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and the New Debt Commitment Letters to the extent then in effect.

(b) Financing Cooperation. In connection with the Debt Financing, the Seller shall use commercially reasonable efforts to provide, and shall use its commercially reasonable efforts to cause its Representatives, including legal and accounting advisors, to provide (in all cases prior to the Closing), reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by the Purchaser and that is necessary or customary and is reasonably requested by the Purchaser in connection with the Purchaser’s efforts to obtain the Debt Financing, including using commercially reasonable efforts to:

(i) as promptly as practicable furnish the Purchaser with information regarding the Business customarily included in marketing materials for financings similar to the financings contemplated by the Debt Commitment Letter;

(ii) upon reasonable prior notice, reasonably participate in a reasonable number of meetings, conference calls, presentations and roadshows with prospective lenders and investors, and drafting sessions and otherwise reasonably cooperate with customary marketing efforts for any of the debt financing contemplated by the Debt Commitment Letter;

(iii) reasonably assist the Purchaser and the Lenders with the timely preparation of any customary bank information memoranda, lender presentations, investor presentations and similar customary documents for use in connection with the financing contemplated by the Debt Commitment Letter;

(iv) cause the Transferred Entities to promptly execute and deliver to the Purchaser and the Lenders at least four Business Days prior to the Closing Date all documentation and other information with respect to the Business that is required in connection with the Debt Financing under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and the requirements of 31 C.F.R. §1010.230, provided that such documentation and other information is requested at least eight Business Days prior to the Closing Date; and

(v) cause the Transferred Entities to execute and deliver as of Closing (but not prior to Closing) any guarantee, pledge and security documents, and other definitive financing documents, or other certificates or documents as may be reasonably requested by the Purchaser or the Lenders (but not including any certificate from any officer or employee of the Business with respect to solvency matters) it being understood that such documents will not take effect until the Closing, and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the financing contemplated by the Debt Commitment Letter (including using commercially reasonable efforts to deliver any original stock certificates and related powers and any original promissory notes and related powers to the extent intended to constitute collateral in respect of the Debt Financing), it being understood that such pledge and such documents with not take effect until the Closing;

provided that, in connection with complying with this Section 5.10(b), (A) none of the Seller, any of its Subsidiaries or any of their respective officers, directors, managers, employees, accountants, consultants, legal counsel, agents or other Representatives shall be required to pay (or agree to pay) any commitment or other fee or incur any Liability with respect to matters relating to the Debt Financing or enter into any agreement in connection with the Debt Financing (except to the extent with regard to a Transferred Entity and effective upon or after the Closing), (B) the Seller and its Subsidiaries and their respective officers and employees shall not be required to take any action that would materially and unreasonably interfere with the operation of the business of the Seller or any of its Subsidiaries, (C) no such cooperation shall be required to the extent that it would (i) cause any condition to Closing in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement, (ii) reasonably be expected to cause any director, officer or employee of the Seller or any of its Subsidiaries to incur any personal liability or (iii) cause any breach of any applicable Law or any Material Contract or organizational document to which the Seller or any of its Subsidiaries is a party, (D) Seller and its Subsidiaries other than the Transferred Entities shall not be required to enter into, execute, or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation except as otherwise expressly contemplated by this Agreement, and (E) the only financial statements that the Seller or any of its Subsidiaries shall be required to deliver in connection with this Section 5.10(b) shall be the Financial Statements. Nothing in this Agreement will require the Seller or any of its Subsidiaries or any of its or their respective Representatives to provide (or be deemed to require the Seller or any of its Subsidiaries to prepare) in connection with the Debt Financing (1) a third-party solvency opinion, (2) any legal opinions or (3) any projections, pro forma financial statements or proposed debt and equity capitalization that is required for such pro forma financial statements relating to the transactions contemplated hereby or the Debt Financing (provided, customary information for Purchaser to prepare pro forma financial statements shall not be excluded by this clause (3)).

(c) The Purchaser shall, promptly upon the written request of the Seller, reimburse the Seller for all reasonable and documented out-of-pocket third party costs incurred by the Seller or any of its Representatives in connection with cooperation provided for in Section 5.10(b) and shall indemnify and hold harmless the Seller and its Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Seller or any of its Subsidiaries to the extent such information was materially inaccurate or misleading), other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Seller and its Representative. All non-public or otherwise confidential information regarding the Seller or any of its Subsidiaries obtained by the Purchaser or its representatives pursuant to this Section 5.10 shall be kept confidential in accordance with the Confidentiality Agreement and Section 5.3.

Section 5.11 Intellectual Property Cross-License.

(a) The Purchaser acknowledges and agrees that neither the Purchaser nor any of its Subsidiaries is purchasing, acquiring or otherwise obtaining any right, title or interest in or to any Intellectual Property owned by the Seller or any of its Subsidiaries (other than under the Transition Services Agreement or pursuant to this Section 5.11 and the Purchased Assets). The Purchaser further acknowledges and agrees that (other than pursuant to Section 5.11(b)) neither the Purchaser nor any of its Subsidiaries is purchasing, acquiring or otherwise obtaining any right, title or interest in or to, or shall make any use of, the names “Sears Hometown and Outlet” and “theshocorp.com” or any Trademarks included in the Excluded Intellectual Property (collectively, the “Seller Marks”) or any other name or source identifiers confusingly similar thereto including, in each case, any registrations and applications thereof.

(b) Effective upon the Closing, the Seller shall, and shall cause its Subsidiaries to, grant, and does hereby grant, to the Purchaser and its Subsidiaries (collectively, the “Purchaser Licensees”), a limited, non-exclusive, non-transferable, non-sublicensable, fully paid-up, royalty-free right and license to use the Seller Marks (other than any Internet domain names that are used in the Retained Business as of the Closing Date and, for the avoidance of doubt, any Trademarks licensed to the Purchaser or its Subsidiaries under the Transferred Contracts, including under the Specified Transform Contracts) that are used or held for use (as demonstrated by a bona fide, documented intention of future use prior to the Closing Date) in the Business as of the Closing Date for a period of one hundred and eighty (180) days following the Closing solely in connection with the conduct and operation of the Business as conducted as of the Closing Date for uses substantially similar to those of the Business prior to the Closing Date. After such period, the Purchaser shall, and shall cause its Subsidiaries, to cease use of the Seller Marks, and any other name or source identifier confusingly similar thereto, and to remove or obliterate such Seller Marks and such similar names and source identifiers from any and all of the Purchaser Licensees’ promotional materials, products, labels packaging and other documentation and materials, or destroy each of the foregoing, and provide the Seller with a signed certification that the requirements of this Section 5.11(b) have been satisfied. In addition to any and all other available remedies, from and after the Closing Date, a Seller Indemnified Party (as defined below) shall be indemnified and held harmless by the Purchaser from and against any and all Losses to the extent arising out of or resulting from the use of the Seller Marks by the Purchaser Licensees (whether in accordance with the terms and conditions of this Section 5.11(b) or in violation of or outside the scope permitted by this Section 5.11(b)). Notwithstanding anything in this Agreement to the contrary, the Purchaser hereby acknowledges that in the event of any breach or threatened breach of this Section 5.11(b), the Seller, in addition to any other remedies available to the Seller, shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining the Purchaser Licensees from any such breach or threatened breach.

(c) Effective as of the Closing Date, the Seller shall, and shall cause its Subsidiaries to, grant, and does hereby grant, a perpetual, worldwide, exclusive, irrevocable, transferable (solely as set forth in Section 5.11(d)), sublicenseable (solely as set forth in Section 5.11(d)), royalty-free, fully paid-up license to the Purchaser Licensees in, to and under any and all Intellectual Property (excluding Trademarks) that is used or held for use (as demonstrated by a bona fide, documented intention of future use) in connection with the operation of the Business and natural extensions thereof as conducted or contemplated to be conducted (as demonstrated by a bona fide, documented intention of future use) prior to the Closing Date and owned by the Seller or any of its Subsidiaries as of the Closing Date following consummation of the transactions contemplated by this Agreement (the “Retained Intellectual Property”), to use the Retained Intellectual Property in connection with the conduct and operation of the Business and all natural extensions thereof following the Closing. The foregoing license includes the right for the Purchaser Licensees to make, and have made on their behalf, copies, modifications, enhancements, derivative works and improvements (collectively, “Improvements”) of or to the Retained Intellectual Property, and as between the Parties, (i) any and all such Improvements made by the Purchaser Licensees shall be owned by the Purchaser or its Subsidiaries, as applicable, without any duty of disclosure or accounting to the Seller or its Subsidiaries, subject to the Seller’s or one of its Subsidiaries’ underlying rights in the Retained Intellectual Property and (ii) any Improvements of or to the Retained Intellectual Property made by the Seller or its Subsidiaries shall be owned by the Seller or its Subsidiaries, as applicable, without any duty of disclosure or accounting to the Purchaser or its Subsidiaries. Neither the Purchaser nor any of its Subsidiaries shall use the Retained Intellectual Property except as expressly authorized in this Section 5.11(c). The Purchaser shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to safeguard and maintain the confidentiality of any confidential Retained Intellectual Property and shall not provide or disclose any confidential Retained Intellectual Property to any third parties, except as expressly provided herein, without the Seller’s prior written consent.

(d) The Purchaser Licensees may sublicense the rights granted in Section 5.11(c) without prior written consent of the Seller only to their suppliers, manufacturers, service providers, contractors, consultants, or representatives for the purpose of providing products and services in connection with the Business to, or otherwise acting on behalf of and at the direction of, the Purchaser or its Subsidiaries (and not for any such supplier’s, manufacturer’s, service provider’s, contractor’s, consultant’s or representative’s, as applicable, independent benefit); provided that (i) each such sublicensee is under a written obligation to comply with terms at least as restrictive as those set forth in Section 5.11(c) and (ii) the sublicense is granted in a manner consistent with the operation of the Business as a whole. The Purchaser shall remain liable for any breaches by its or any of the other Purchaser Licensees’ sublicensees of this Section 5.11. The Purchaser Licensees may not assign the rights granted to them in the Retained Intellectual Property in Section 5.11(c) without the express written consent of the Seller; provided, however, that without the prior written consent of the Seller, the Purchaser Licensees may assign any of their rights or obligations in Section 5.11(c) following the Closing, to a buyer in the sale of all or substantially all of the assets of the Business as operated by the Purchaser Licensees hereunder or pledge or assign such rights or obligations in connection with any debt financing. For the avoidance of doubt, the license granted in Section 5.11(c) will survive a change of control of the Purchaser, following which the successor of the Purchaser will be deemed “the Purchaser” for all purposes.

(e) Effective upon the Closing, the Purchaser shall, and shall cause its Affiliates to, grant, and does hereby grant, to the Seller and its Subsidiaries (collectively, the “Seller Licensees”), a limited, non-exclusive, non-transferable, non-sublicensable, fully paid-up, royalty-free right and license to use the Trademarks included in the Purchased Assets (collectively, the “Purchaser Marks”) that are used or held for use (as demonstrated by a bona fide, documented intention of future use prior to the Closing Date) in the Retained Business as of the Closing Date for a period of one hundred and eighty (180) days following the Closing solely in connection with the conduct and operation of the Seller’s or such Subsidiary’s business as conducted as of the Closing Date for uses substantially similar to those of the Retained Business prior to the Closing Date. After such period, the Seller shall, and shall cause its Subsidiaries to, cease use of the Purchaser Marks and any other name or source identifier confusingly similar thereto and to remove or obliterate such Purchaser Marks and any such other name or source identifier from any and all of the Seller Licensees’ promotional materials, products, labels packaging and other documentation and materials, or destroy each of the foregoing, and provide the Purchaser with a signed certification that the requirements of this Section 5.11(e) have been satisfied. In addition to any and all other available remedies, from and after the Closing Date, a Purchaser Indemnified Party (as defined below) shall be indemnified and held harmless by the Seller from and against any and all Losses to the extent arising out of or resulting from the use of the Purchaser Marks by the Seller Licensees (whether in accordance with the terms and conditions of this Section 5.11(e) or in violation of or outside the scope permitted by this Section 5.11(e)). Notwithstanding anything in this Agreement to the contrary, the Seller hereby acknowledges that in the event of any breach or threatened breach of this Section 5.11(e), the Purchaser, in addition to any other remedies available to the Purchaser, shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining the Seller Licensees from any such breach or threatened breach.

(f) Effective as of the Closing Date, the Purchaser shall, and shall cause its Subsidiaries to, grant, and does hereby grant, a perpetual, worldwide, exclusive, irrevocable, transferable (solely as set forth in Section 5.11(g)), sublicenseable (solely as set forth in Section 5.11(g)), royalty-free, fully paid-up license to the Seller Licensees in, to and under any and all Intellectual Property (excluding Trademarks) that is used or held for use (as demonstrated by a bona fide, documented intention of future use) in connection with the operation of the Retained Business and natural extensions thereof as conducted or contemplated to be conducted (as demonstrated by a bona fide, documented intention of future use) prior to the Closing Date, and owned by the Purchaser or its Subsidiaries as of the Closing Date following consummation of the transactions contemplated by this Agreement (the “Purchaser Intellectual Property”), to use the Purchaser Intellectual Property in connection with the conduct and operation of the Seller Licensees’ businesses and all natural extensions thereof following the Closing. The foregoing license includes the right for the Seller Licensees to make, and have made on their behalf Improvements of or to the Purchaser Intellectual Property, and as between the Parties, (i) any and all such Improvements made by the Seller Licensees shall be owned by the Seller or its Subsidiaries, as applicable, without any duty of disclosure or accounting to the Purchaser or its Subsidiaries, subject to the Seller’s or one of its Subsidiaries’ underlying rights in the Purchaser Intellectual Property and (ii) any Improvements of or to the Purchaser Intellectual Property made by the Purchaser or its Subsidiaries shall be owned by the Purchaser or its Subsidiaries, as applicable, without any duty of disclosure or accounting to the Seller or its Subsidiaries. Neither the Seller nor any of its Subsidiaries shall use the Purchaser Intellectual Property except as expressly authorized in this Section 5.11(f). The Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to safeguard and maintain the confidentiality of any confidential Purchaser Intellectual Property and shall not provide or disclose any confidential Purchaser Intellectual Property to any third parties, except as expressly provided herein, without the Purchaser’s prior written consent.

(g) The Seller Licensees may sublicense the rights granted in Section 5.11(f) without prior written consent of the Purchaser only to their suppliers, manufacturers, service providers, contractors, consultants, or representatives for the purpose of providing products and services in connection with their businesses to, or otherwise acting on behalf of and at the direction of, the Seller or its Subsidiaries (and not for any such supplier’s, manufacturer’s, service provider’s, contractor’s, consultant’s or representative’s, as applicable, independent benefit); provided that (i) each such sublicensee is under a written obligation to comply with terms at least as restrictive as those set forth in Section 5.11(f) and (ii) the sublicense is granted in a manner consistent with the operation of the Seller Licensees’ businesses as a whole. The Seller shall remain liable for any breaches by its or any of the other Seller Licensees’ sublicensees of this Section 5.11. The Seller Licensees may not assign the rights granted to them in the Purchaser Intellectual Property in this Section 5.11 without the express written consent of the Purchaser; provided, however, that without the prior written consent of the Purchaser, the Seller Licensees may assign any of their rights or obligations in this Section 5.11 following the Closing to a buyer in the sale of all or substantially all of the assets of the Retained Business as operated by the Seller Licensees hereunder or pledge or assign such rights or obligations in connection with any debt financing. For the avoidance of doubt, the licenses granted in Section 5.11(e) and Section 5.11(f) will survive a change of control of the Seller, following which the successor of the Seller will be deemed “the Seller” for all purposes.

(h) To the extent permissible under applicable Law, no Party shall challenge the validity, enforceability, registrability or ownership of the Trademarks licensed to such Party by any other Party under this Agreement.

(i) The licenses granted in this Section 5.11 are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses to rights in “intellectual property” as defined under the Bankruptcy Code. As licensees of such rights under this Agreement, each Party and its respective Subsidiaries shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code. Upon the commencement of bankruptcy or insolvency proceedings by or against the licensor party under the Bankruptcy Code, (i) each Party and its respective Subsidiaries shall be entitled to retain all of their rights under this Section 5.11 and (ii) for the avoidance of doubt, if such licensor party rejects this Agreement, the licenses granted in this Section 5.11 shall not be deemed to be automatically terminated without action by the licensee.

Section 5.12 Transition Services. Prior to the Closing Date, the Seller and the Purchaser shall negotiate in good faith and finalize the form of a transition services agreement (the “Transition Services Agreement”) to be entered into at the Closing pursuant to which the Seller and its Affiliates will provide to the Purchaser and its Affiliates, and the Purchaser and its Affiliates will provide to the Seller and its Affiliates, certain transition, migration and separation services mutually agreed upon by the Seller and the Purchaser, which shall include those services specified in Section 5.12 of the Disclosure Schedule and any other services that may be requested to be received by the Purchaser or the Seller and that were provided by the Seller or its Affiliates to the Business or by the Business to the Seller or its Affiliates (other than the Transferred Entities), as applicable, in the six (6) months prior to the Closing Date. Each service under the Transition Services Agreement shall be provided for a period of six (6) months following the Closing Date, or to the extent a different term for such service is agreed to or is provided in Section 5.12 of the Disclosure Schedule, such different term (such term, the “Initial Term”). The Initial Term in respect of such service shall be subject to an extension for up to three (3) months by the service recipient, which extension the service provider shall grant if, at the end of the Initial Term, the service recipient has undertaken in good faith to complete the transition, migration or separation of such service prior to the end of the Initial Term but has not yet completed such transition or migration. Either service recipient shall be entitled to terminate all or any of the services provided to it or its Affiliates thereunder, for any reason or for no reason, at any time upon at least thirty (30) days’ prior written notice to the service provider. The Transition Services Agreement will provide that in consideration for the services provided under the Transition Services Agreement, the service recipient shall pay to the service provider (a) with respect to each service described in Section 5.12 of the Disclosure Schedule, the amount provided with respect to such service, and (b) with respect to any other requested service, the amount of such service provider’s reasonable costs incurred in providing such service (which costs shall be determined using a methodology reasonably consistent with the determination of the fees charged by such service provider set forth on Section 5.12 of the Disclosure Schedule) or such other amount as may be agreed to by the service provider and the service recipient.

Section 5.13 Cash Distribution. Prior to the Closing Date, the Seller shall cause each of the Transferred Entities to distribute to the Seller all cash that would otherwise be held by such Transferred Entity as of the Effective Time; provided that the Seller and its Subsidiaries (including the Transferred Entities) shall not distribute (or cause to be distributed) any cash to the extent that it would result in the amount of cash held in store facilities of the Business to be less than $200,000 in the aggregate as of the Effective Time.

Section 5.14 Release of Credit Support Arrangements. Prior to the Closing, the Purchaser shall use its commercially reasonable efforts to, effective as of the Closing, (i) obtain replacements for the Credit Support Arrangements or (ii) arrange for itself or one of its Subsidiaries to be substituted as the obligor for the Credit Support Arrangements and, in each case, obtain the release of the Seller and its Subsidiaries (excluding any of the Transferred Entities) from any such Credit Support Arrangements; provided that, to the extent any Credit Support Arrangement supports or facilitates transactions or obligations of any portion of the Retained Business in addition to transactions or obligations of any portion of the Business, the foregoing clauses (i) and (ii) shall apply only to that portion of such Credit Support Arrangement that supports or facilitates transactions or obligations of the Business. If the Purchaser cannot obtain the release of the Seller and its Subsidiaries (excluding the Transferred Entities) from any such Credit Support Arrangements effective as of or prior to the Closing, from and after the Closing the Purchaser shall indemnify and hold the Seller and such Subsidiaries harmless for any Losses incurred by the Seller or such Subsidiaries with respect to such Credit Support Arrangements to the extent that such Losses relate to the Business.

Section 5.15 Information Statement.

(a) The Purchaser acknowledges that the Seller prepared and filed with the SEC the Information Statement in preliminary form on or around July 26, 2019. The Seller shall use reasonable best efforts as promptly as reasonably practicable (and after consultation with the Purchaser) to respond to any comments or requests for additional information made by the SEC with respect to the Information Statement.

(b) As promptly as reasonably practicable after the Information Statement has been cleared by the SEC, the Seller shall file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to Seller’s stockholders of record.

(c) The Purchaser shall reasonably cooperate with the Seller in any revision of the Information Statement relating to this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, (i) the Purchaser will furnish to the Seller the information relating to it and its Affiliates (for this purpose, including any Vintage Person) to the extent required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement, that is customarily included in information statements prepared in connection with transactions of the type contemplated by this Agreement or that is reasonably requested by the Seller, and (ii) prior to the filing with the SEC or the mailing to the stockholders of the Seller of the Information Statement, the Seller shall provide the Purchaser with a reasonable opportunity to review and comment on, and the Seller shall reasonably consider all comments reasonably proposed by the Purchaser with respect to, portions of the Information Statement relating to this Agreement and the transactions contemplated hereby. The Seller shall promptly (A) notify the Purchaser upon the receipt of any comments or requests from the SEC and its staff related to the Information Statement and (B) provide the Purchaser with copies of all correspondence between the Seller and its Representatives, on the one hand, and the SEC and its staff, on the other hand, to the extent such correspondence relates to the Information Statement and this Agreement and the transactions contemplated hereby.

Section 5.16 Insurance Matters.

(a) From and after the Closing, the Transferred Entities and the Business shall cease to be insured by the insurance policies of Seller and its Subsidiaries for claims occurring on or after the Closing. With respect to occurrences, acts, omissions, claims, or circumstances prior to the Closing relating to the Business or the employees and former employees of the Business that are covered by the Seller’s and its Subsidiaries’ occurrence-based insurance policies (the “Retained Seller Insurance Policies”), following the Closing, the Purchaser may submit to Seller and Seller shall (and shall cause its Subsidiaries to), on behalf of the Business, make claims under such Retained Seller Insurance Policies subject to the terms and conditions of such Retained Seller Insurance Policies and pay to the Purchaser the amounts received by the Seller or any of its Subsidiaries in respect of such claims under such Retained Seller Insurance Policies, to the extent such coverage and limits are available under such policies and programs; provided, however, that the Purchaser shall indemnify the Seller and its Subsidiaries for, and pay to them the amount of any reasonable and documented out-of-pocket fees and expenses or other Losses (including any increased insurance premiums) incurred by the Seller and its Subsidiaries in connection with or as a result of the making of any such claims. Nothing in this Section 5.16(a) shall require the Seller to continue any Retained Seller Insurance Policy or prevent the Seller from amending the terms of or terminating any such Retained Seller Insurance Policy.

(b) Prior to, but effective upon, the consummation of the Merger, the Seller shall purchase, and maintain in effect for a period of six (6) years thereafter, the D&O Insurance.

Section 5.17 Exclusive Dealing. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Seller shall not, and it shall cause its Subsidiaries and its and their respective Representatives and Affiliates not to, directly or indirectly: (a) solicit, initiate, or knowingly facilitate or actively encourage the submission of, or any inquiries with respect to, any Acquisition Proposal; (b) participate in any discussions or negotiations regarding, or furnish to any Person, information with respect to any Acquisition Proposal; or (c) enter into any agreement with respect to any Acquisition Proposal. The Seller shall, and shall cause its Subsidiaries and its and their respective Representatives and Affiliates to, immediately terminate all discussions with Persons other than the Purchaser and its Affiliates concerning any Acquisition Proposal, including terminating access to any electronic or other data room maintained in connection with a potential strategic transaction regarding the Business. Any breach of this Section 5.17 by Representatives or Affiliates of the Seller or any of its Subsidiaries will be deemed a breach by the Seller.

Section 5.18 Financial Information. From and after the date hereof (including after the Closing), the Seller shall, and shall cause its Subsidiaries and its and their respective Representatives to, use commercially reasonable efforts to prepare and deliver to the Purchaser and its Representatives such financial information regarding the Business and the historical performance thereof as the Purchaser may reasonably request, including such financial information as the Purchaser may reasonably request in connection with the preparation by the Purchaser of (a) pro forma financial statements that reflect the consummation of the transactions contemplated hereby and (b) any financial statements (including audited financial statements) in respect of the Business that the Purchaser may require to comply with federal securities Laws, including Rule 3-05 and Rule 8-02 of Regulation S-X; provided that, from and after the Closing Date, the Seller shall not be obligated to prepare any new financial information that cannot be prepared by the Seller without the expenditure by the Seller of a material amount of time and effort. The Purchaser shall reimburse the Seller or any Subsidiary thereof for any costs incurred in preparing such information (which costs shall be determined using a methodology reasonably consistent with the determination of the fees charged by the Seller set forth on Section 5.12 of the Disclosure Schedule).

Section 5.19 Certain Covenants. From and after the date hereof until the Closing, the Seller shall, and shall cause each of its Subsidiaries to, as applicable, (a) enforce its rights and the obligations of Transform and its Affiliates (as applicable) under, the Merger Agreement, the Letter Agreement and any other agreements entered into in connection with the Merger Agreement or the Letter Agreement by the Seller and its Subsidiaries, on the one hand, and Transform and its

Affiliates, on the other hand, in each case, to the extent relating to the transactions contemplated by this Agreement and the Ancillary Agreements, and (b) not amend, modify or waive any provision of the Merger Agreement, the Letter Agreement or any other agreements entered into in connection therewith in a manner that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement. If the Closing would not reasonably be likely to occur prior to the Outside Date, then the Seller agrees that if the Purchaser so elects and to the extent the Seller is permitted to do so under the Merger Agreement and/or the Letter Agreement, the Seller will extend the “Outlet Closing Deadline” in accordance with the Merger Agreement and the Letter Agreement to permit the Closing to occur prior to the Outside Date; provided that his Section 5.19 shall not be construed to require that the Seller seek or obtain any extension of the Credit Agreement Default Waiver Expiration Date.

Section 5.20 Mutual Release.

(a) Effective upon the Closing and without further action by any Person, the Seller, on behalf of itself and each of its Subsidiaries (other than the Transferred Entities) (each, a “Seller Releasing Person”), hereby irrevocably, unconditionally and fully waives, acquits, remises, and forever discharges and releases each of the Purchaser, its direct parent entity and the Transferred Entities (collectively, the “Purchaser Released Parties”) from any and all Liabilities of any kind or nature whatsoever, in each case arising or occurring or that could have arisen or occurred from any actions, omissions or state of facts occurring, not occurring or in existence (whether or not known) on or prior to the Closing and whether absolute or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, matured or unmatured or determined or determinable, and whether arising under any Law, Contract, arrangement, or understanding, whether written or oral (other than this Agreement and any Ancillary Agreement) or otherwise at law or in equity (collectively, the “Seller Released Claims”), and the Seller, on behalf of itself and each other Seller Releasing Person, covenants and agrees not to sue, assert or otherwise seek to recover any amounts in any forum in regard to any Seller Released Claims from any of the Purchaser Released Parties (except as provided in this Agreement or any Ancillary Agreement, in each case, only to the extent set forth herein or therein). The Seller, on behalf of itself and each other Seller Releasing Person, acknowledges and agrees that facts in addition to or different from those which are now known or believed to be true with respect to the subject matter of this release may hereafter be discovered, but the Seller, on behalf of itself and each other Seller Releasing Person, agrees to remain bound hereby and hereby fully releases all Seller Released Claims without regard to the subsequent discovery or existence of different or additional facts and waives the protection of any statute or doctrine limiting a release of unknown or unsuspected Seller Released Claims. Without limitation of the foregoing, the Seller, on behalf of itself and each other Seller Releasing Person, hereby waives the application of any provision of Law, including California Civil Code Section 1542, that purports to limit the scope of a general release.

(b) Effective upon the Closing and without further action by any Person, the Purchaser, on behalf of itself and each of the Transferred Entities (each, a “Purchaser Releasing Person”), hereby irrevocably, unconditionally and fully waives, acquits, remises, and forever discharges and releases each of the Seller and its Subsidiaries (other than the Transferred Entities) (collectively, the “Seller Released Parties”) from any and all Liabilities of any kind or nature whatsoever, in each case arising or occurring or that could have arisen or occurred from any actions, omissions or state of facts occurring, not occurring or in existence (whether or not known) on or prior to the Closing and whether absolute or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, matured or unmatured or determined or determinable, and whether arising under any Law, Contract, arrangement, or understanding, whether written or oral (other than this Agreement and any Ancillary Agreement) or otherwise at law or in equity (collectively, the “Purchaser Released Claims”), and the Purchaser, on behalf of itself and each other Purchaser Releasing Person, covenants and agrees not to sue, assert or otherwise seek to recover any amounts in any forum in regard to any Purchaser Released Claims from any of the Seller Released Parties (except as provided in this Agreement or any Ancillary Agreement, in each case, only to the extent set forth herein or therein). The Purchaser, on behalf of itself and each other Purchaser Releasing Person, acknowledges and agrees that facts in addition to or different from those which are now known or believed to be true with respect to the subject matter of this release may hereafter be discovered, but the Purchaser, on behalf of itself and each other Purchaser Releasing Person, agrees to remain bound hereby and hereby fully releases all Purchaser Released Claims without regard to the subsequent discovery or existence of different or additional facts and waives the protection of any statute or doctrine limiting a release of unknown or unsuspected Purchaser Released Claims. Without limitation of the foregoing, the Purchaser, on behalf of itself and each other Purchaser Releasing Person, hereby waives the application of any provision of Law, including California Civil Code Section 1542, that purports to limit the scope of a general release.

(c) Section 1542 of the California Civil Code provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

(d) For the avoidance of doubt, nothing in this Section 5.20 constitutes, or shall be deemed to constitute, a release of any claim that any party to this Agreement or any Ancillary Agreement may have hereunder or thereunder.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.1 List of Employees. Following the date hereof and through the Closing Date, the Seller shall regularly update the Business Employee List to reflect changes in accordance with Section 3.19(a).

Section 6.2 Offer of Employment.

(a) At least ten (10) Business Days prior to the Closing, the Purchaser shall, or shall cause one of its Affiliates to, provide to each (i) Offeree Employee listed in the Business Employee List, including any such Offeree Employee on vacation or paid time off as of the Closing and excluding Inactive Offeree Employees (as defined below) an offer of employment in writing, or (ii) Transferred Entity Employee a written notice setting forth the terms and conditions of such Transferred Entity Employee’s continued employment with a Transferred Entity. The Purchaser shall cause all offers of employment and all notices of continued employment to: (x) state that the Purchaser will assume all accrued vacation and sick leave on the Closing Date and (y) provide compensation and benefits in accordance with Section 6.2(c). In the case of offers of employment, the Purchaser shall promptly (and in any event within two (2) Business Days of becoming aware that any such employee is not accepting the Purchaser’s offer of employment) notify the Seller in writing if any such employee rejects such offer of employment. In the case of offers of employment to the Offeree Employees set forth on Section 6.2(a) of the Disclosure Schedule (such Offeree Employees, the “Delayed Transfer Executives”), the offer letter shall comply in all respects with the requirements of this Section 6.2(a), except, with respect to timing, such offer shall be to commence active employment with the Purchaser or one of its Affiliates (including a Transferred Entity) on the earlier of (x) the date on which the closing of the Merger occurs and (y) the date that is seven (7) Business Days following the Closing Date. As used herein, “Transferred Employee” means each (i) Transferred Entity Employee, as well as each (ii) Offeree Employee who affirmatively accepts the Purchaser’s offer of employment pursuant to this Section 6.2(a).

(b) Immediately following the date on which any Offeree Employee who is on an approved short-term disability, long-term disability leave, workers compensation leave or other approved leave of absence (each, an “Inactive Offeree Employee”) returns to active duty and subject to receipt of notice from the Seller at least five (5) Business Days prior to such date, the Purchaser shall, or shall cause one of its Affiliates to, provide an offer of employment to such Inactive Offeree Employee with an offer letter that complies in all respects with the requirements of Section 6.2(a), except with respect to timing, such offer shall be to commence active employment with the Purchaser or one of its Affiliates (including a Transferred Entity) within ten (10) days following such Inactive Offeree Employee’s return to active status (the date of such return, the “Employment Commencement Date”). For the avoidance of doubt, the Purchaser shall be under no obligation to offer employment to any Inactive Offeree Employee who has not returned to active employment on or prior to the date on which such Inactive Offeree Employee is entitled to reinstatement pursuant to applicable Law (the “Last Reinstatement Date”). The Purchaser shall reimburse the Seller for compensation costs (including the employer portion of payroll taxes) other than any costs incurred pursuant to any Excluded Employee Plan incurred by the Seller in respect of service provided by any Inactive Offeree Employee during the period commencing on the Closing Date and ending on the earlier of the Employment Commencement Date of such Inactive Offeree Employee or the Last Reinstatement Date of such Inactive Offeree Employee; provided, however, that the Purchaser shall be under no obligation to reimburse the Seller in accordance with this sentence for any compensation costs covered by the Seller’s or any of its Affiliates’ insurance in respect of any Inactive Offeree Employee who is on an approved long-term disability leave under any long-term disability plan or policy (it being understood and agreed that the Purchaser shall be under no obligation to reimburse for any compensation costs that would have been covered by the Seller’s or any of its Affiliates’ insurance in the event Seller or its Affiliates elect not to maintain coverage that is at least as favorable to the Seller and its Subsidiaries as the coverage maintained as of the date hereof).

(c) For a period of one (1) year following the Closing Date, the Purchaser shall provide each Transferred Employee who is employed by the Purchaser or one of its Subsidiaries during such period with compensation (including a full year bonus opportunity for the 2020 fiscal year) and benefits (other than equity-based compensation, defined benefit pension benefits and retiree medical benefits) that, in the reasonable discretion of the Purchaser, are either (i) no less favorable in the aggregate than such Transferred Employee’s compensation and benefits as in effect immediately prior to the Effective Time or (ii) no less favorable in the aggregate than the compensation and benefits provided to similarly situated employees of the Purchaser from time to time.

(d) Following the Closing Date, the Purchaser shall, subject to applicable Law, give each Transferred Employee full credit for prior service with the Seller and its Subsidiaries (including the Transferred Entities) for purposes of (i) waiting periods to participate and vesting under any employee benefit plans (other than defined benefit pension plans and equity or other long term incentive plans) and (ii) determination of benefit levels relating solely to vacation, sick, personal time off or severance plans and policies, in each case, for which the Transferred Employee is otherwise eligible and in which the Transferred Employee is offered participation, in each case, except (A) if such credit would result in a duplication of benefits, (B) such service was not credited under the corresponding Employee Plan immediately prior to Closing Date, (C) to the extent prior service (whether service with a predecessor employer or service with the Purchaser and its Affiliates) is not generally credited under such plan for other employees of the Purchaser and its Affiliates, or (D) for purposes of any retiree health and welfare plan or agreement. In addition, the Purchaser shall use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Seller or its Subsidiaries applicable to such Transferred Employee prior to the Effective Time. Notwithstanding anything contained herein to the contrary, Transferred Employees who are employed by the Purchaser or any of its Affiliates as of and after the Closing pursuant to the Labor Agreements shall be provided the benefits that are required by the respective Labor Agreement as in effect from time to time.

(e) Except as otherwise provided in this Agreement, from and after the Closing Date, the Purchaser shall, or shall cause one of its Subsidiaries (including a Transferred Entity) to, and the Purchaser shall take all actions necessary to cause the Purchaser or its applicable Subsidiary to, assume any and all Liabilities, obligations and rights arising prior to, on and after the Closing Date (or the applicable Employment Commencement Date, if later) pursuant to each individual employment and severance agreement set forth on Section 6.2(e)(i) of the Disclosure Schedule (each, an “Assumed Plan”), such assumption to be effective as of the Closing Date (or the applicable Employment Commencement Date, if later). Further, the Purchaser shall, or shall cause an Affiliate to, assume the Seller’s and its Subsidiaries’ (including the Transferred Entities’) obligations to pay the portion of the annual bonuses, if any, that become payable to Transferred Employees in respect of the portion of the 2019 fiscal year from the Closing Date through December 31, 2019, that become payable to Transferred Employees pursuant to the bonus plans and agreements set forth on Section 6.2(e)(ii) of the Disclosure Schedule (which shall also contain a true and complete description of all applicable performance objectives and targets) in accordance with and subject to the terms and conditions set forth therein (including the achievement of any applicable performance objectives), such amounts to be paid at the same time as annual bonuses are payable to other similarly-situated employees of Purchaser and its Affiliates and subject to the applicable Transferred Employee’s continued employment through the applicable payment date.

(f) As soon as reasonably practicable after the Closing, with respect to each Transferred Employee who is a participant in the Sears Hometown and Outlet Stores 401(k) Savings Plan (the “Seller DC Plan”), the Seller shall cause the plan administrator of the Seller DC Plan to provide each such Transferred Employee with the right (but not the obligation) to receive a distribution of such Transferred Employee’s vested interest under the Seller DC Plan and the option to elect to roll over such Transferred Employee’s vested interest in the Seller DC Plan to a defined contribution plan established or maintained by the Purchaser or one of its Affiliates (each, a “Purchaser DC Plan”) intended to be qualified under Section 401(a) of the Code. Effective (i) as of the Closing Date, the Seller shall, or shall cause its Subsidiaries to, cause the Transferred Employees to cease participation under the Seller DC Plan and (ii) as of the Closing Date, or as soon as practicable thereafter, the Purchaser shall, or shall cause its Affiliates to, cause the Transferred Employees to be eligible to participate in the Purchaser DC Plan. The Purchaser shall take, or shall cause one of its Affiliates to take, all such action as may be necessary or appropriate (including amending the Purchaser DC Plans, if necessary) to permit the Transferred Employees to roll over their vested interests in cash and together with any loans in the Seller DC Plan to a Purchaser DC Plan if such rollover is elected in accordance with applicable Law by such Transferred Employee. The Purchaser shall cooperate, or cause one of its Affiliates to cooperate, with the Seller in providing information to the Transferred Employees regarding rollovers of their interests from the Seller DC Plan to a Purchaser DC Plan.

(g) On or prior to the Closing Date, the Seller or its Subsidiaries shall, effective as of the Closing Date, transfer and assign the collective bargaining agreements to which the Seller or any of its Subsidiaries is a party relating to any Transferred Employees (the “Labor Agreements”) to the Purchaser or the Affiliate of the Purchaser that will employ the relevant Transferred Employees. The Purchaser shall, or shall cause such applicable Affiliate to, adopt and assume the Labor Agreements and recognize the unions that are party to the Labor Agreements with respect to the Transferred Employees. From the Closing Date, the Purchaser or its relevant Affiliate shall be solely responsible for all duties, obligations and Liabilities related to the Labor Agreements. The Purchaser hereby acknowledges that it has been notified of the existence of each of the Labor Agreements to the extent required by, and in accordance with, the relevant terms and conditions of each such Labor Agreement.

(h) To the extent permissible under applicable Law, (a) the Purchaser shall treat the Purchaser or its applicable Affiliate as a “successor employer” and the Seller as a “predecessor” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code with respect to Transferred Employees for purposes of taxes imposed under the U.S. Federal Unemployment Tax Act and the U.S. Federal Insurance Contributions Act and (b) both the Seller and the Purchaser shall cooperate in good faith and use commercially reasonable efforts (including by exchanging information on a reasonably timely basis) to avoid the restart of taxes imposed under the U.S. Federal Insurance Contribution Act and U.S. Federal Unemployment Tax Act.

(i) The Seller shall terminate the employment of each Offeree Employee who has not affirmatively accepted the offer of employment from the Purchaser or its Affiliates made in accordance with the terms of Section 6.2(a) above, effective as of the Closing Date. From and after the Closing, the Purchaser shall assume, and indemnify and hold the Seller and its Subsidiaries harmless against, all Liabilities for severance pay or separation benefits payable to any Offeree Employee who has not accepted an offer of employment from Purchaser that was made in accordance with this Article VI in connection with any termination of such Offeree Employee’s employment on the Closing Date (“Severance Liabilities”), including any Losses and Liabilities arising on or after the Closing with respect to such Offeree Employees’ termination of employment under the Worker Adjustment and Retraining Notification Act of 1988 and any applicable state or local equivalent (collectively, “WARN”) or any other applicable Law. The Parties agree to cooperate in good faith to determine whether any notification may be required under WARN as a result of the transactions contemplated by this Agreement and to provide any such notice that may be required.

(j) Unless otherwise required by applicable Law, none of the Seller or any of its Subsidiaries shall offer or agree to pay any severance pay or benefits to any Offeree Employee in excess of the amounts required to be paid to such Offeree Employee in accordance with the applicable Employee Plan listed on the Disclosure Schedules.

(k) From and after the Closing (or the applicable Employment Commencement Date, if later), the Purchaser shall, or shall cause one of its Subsidiaries to, assume all Liabilities in respect of any and all accrued but unused vacation and sick leave (in each case, to the extent not required to be paid out by the Seller and its Affiliates in connection with the transactions contemplated hereby) of each Transferred Employee and each former Transferred Entity Employee, in each case, to the extent such Liabilities are accrued as current liabilities in Closing Net Working Capital.

(l) From and after the date hereof through the Closing, the Seller and its Subsidiaries shall, and shall cause their respective Affiliates and employees and agents to, provide all reasonable assistance to the Purchaser or its Affiliates in facilitating access to the Business Employees and other service providers of the Business and, to the extent applicable, their appropriate Representatives, with a view to the Purchaser seeking to agree to terms and conditions of employment with such employees or retention of other service providers to be effective from the Closing Date. From and after the date hereof, the Seller and its Subsidiaries shall, and shall cause their respective Affiliates and employees and agents to use commercially reasonable efforts to assist the Purchaser, its Affiliates and their respective Representatives, and to provide all such documentation and information as may be required by the Purchaser, its Affiliates and their respective Representatives, in each case, in connection with the hiring of the Business Employees, including taking all actions necessary to assist the Purchaser, its Affiliates and their respective Representatives with the hiring and transitioning of any such employees, and the transitioning of related payroll, accounting, tax and other functions.

(m) From and after the date of this Agreement until the Closing Date, the Seller shall consult the Purchaser before distributing any communications to any Business Employee to the extent materially relating to post-Closing terms of employment. The Seller shall provide the Purchaser with advance copies of, and a reasonable opportunity to comment on, all such communications.

(n) Neither the Purchaser nor any of its Affiliates shall be obligated to continue to employ any Transferred Employee for any period of time following the Effective Time. Subject to any obligations under this Agreement, (i) the Purchaser or its Affiliates may revise, amend or terminate any Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (ii) nothing in this Agreement shall be construed as an amendment of any Employee Plan and (iii) no provision of this Article VI shall create any third party beneficiary rights in any Business Employee or Transferred Employee (including any beneficiary or dependent of such Business Employee or Transferred Employee) in respect of continued employment (or resumed employment) or any other matter.

Section 6.3 AIP Retention Bonus Payments. The Seller shall pay, or shall cause to be paid, on the Closing Date (or as soon as practicable thereafter), but in all events no later than the first regularly scheduled payroll date that is no less than three (3) Business Days following the Closing Date, all amounts payable to each Business Employee pursuant to each retention agreement by and between the Seller and a Business Employee providing for a guaranteed minimum annual incentive plan bonus (the “AIP Retention Bonus Amounts”), in each case, in accordance with the terms of such retention agreement. Seller acknowledges and agrees that the consummation of the transaction contemplated by this Agreement shall be deemed a sale of the business segment for which each Business Employee primarily provides services for all purposes pursuant to such retention agreements.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to Obligations of Each Party. The respective obligations of each Party hereunder to consummate the Sale shall be subject to the fulfillment (or, if legally permissible, mutual written waiver by the Seller and the Purchaser), prior to or at the Closing, of each of the following conditions:

(a) At least twenty (20) days shall have elapsed since the mailing of the Information Statement to the stockholders of the Seller and the consummation of the Sale shall be permitted under Regulation 14C of the Securities Exchange Act of 1934 (the “Exchange Act”) (including Rule 14c-2 promulgated under the Exchange Act).

(b) No Governmental Order that prohibits the consummation of the Sale shall have been entered and shall continue to be in effect.

(c) The Seller shall have received or obtained and delivered to the Purchaser duly executed copies of customary documentation from the applicable administrative and/or collateral agent under the Credit Agreements that are effective as of the Closing, releasing all Liens and terminating all obligations under the Credit Agreements, in each case, with respect to the Purchased Assets and the Transferred Entities, in form and substance reasonably satisfactory to the Seller and the Purchaser.

Section 7.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Sale shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) (i) The representations and warranties of the Seller contained in Section 3.1, Section 3.2(a), Section 3.3(a), the last two sentences of Section 3.3, and Section 3.21 shall be true and correct in all respects as of the date hereof and as of the Closing as if made at and as of the Closing (except that those representations and warranties which are made as of a specified time, date or period shall be true and correct as of such specified time, date or period) and (ii) each of the other representations and warranties contained in Article III shall be true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or similar materiality qualifiers set forth therein) in all respects as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which are made as of a specified time, date or period shall be true and correct as of such specified time, date or period), except in the case of this clause (ii) where the failure to be so true and correct would not have a Material Adverse Effect.

(b) The covenants and agreements of the Seller to be complied with on or prior to the Closing pursuant to the terms of this Agreement (other than those set forth in Section 5.18) shall have been complied with in all material respects.

(c) Since the date hereof, there shall not have occurred a Material Adverse Effect.

(d) The Purchaser shall have received at the Closing a certificate, dated as of the Closing Date and executed by a duly authorized officer of the Seller, certifying that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e) The Purchaser shall have received each of the items and documents required to be delivered pursuant to Section 2.4.

Section 7.3 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the Sale shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) (i) The representations and warranties of the Purchaser contained in Section 4.1 and Section 4.7 shall be true and correct in all respects as of the date hereof and as of the Closing as if made at and as of the Closing (except that those representations and warranties which are made as of a specified time, date or period shall be true and correct as of such specified time, date or period), and (ii) each of the other representations and warranties contained in Article IV shall be true and correct (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or similar materiality qualifiers set forth therein) in all respects as of the Closing as though made on and as of the date hereof and as of the Closing (except that those representations and warranties which are made as of a specified time, date or period shall be true and correct as of such specified time, date or period), except in the case of this clause (ii) where the failure to be so true and correct would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

(b) The covenants and agreements of the Purchaser to be complied with on or prior to the Closing pursuant to the terms of this Agreement shall have been complied with in all material respects.

(c) The Seller shall have received at the Closing a certificate, dated as of the Closing Date and executed by a duly authorized officer of the Purchaser, certifying that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) The Seller shall have received each of the items and documents required to be delivered pursuant to Section 2.5.

Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s breach of (or, as applicable, such Party’s failure to perform or comply with) its representations, warranties, covenants or obligations under this Agreement.

ARTICLE VIII

SURVIVAL, R&W INSURANCE AND INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties and Covenants.

(a) The representations and warranties set forth in Article III and Article IV shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or its Affiliates with respect to the representations and warranties set forth in Article III and Article IV.

(b) After the Closing, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement set forth in this Agreement to be performed prior to the Closing. The covenants and agreements set forth in this Agreement that contemplate actions (or inaction) to be taken (or not taken) after the Closing (each, a “Post-Closing Covenant”) shall survive in accordance with their terms.

(c) Notwithstanding anything to the contrary herein (including the foregoing provisions of this Section 8.1), nothing herein or otherwise shall be deemed to limit or inhibit the rights of the Purchaser or any of its Affiliates (i) against the Seller or its Affiliates with respect to Fraud, (ii) against any insurer under any R&W Insurance Policy or (iii) under any Ancillary Agreement (other than any Closing certificate required to be delivered at or prior to the Closing pursuant to Section 7.2(d) or Section 7.3(c)), and in no event shall the Purchaser or any of its Affiliates be deemed to have waived, released or relinquished any of such rights.

Section 8.2 R&W Insurance Policy. The Parties acknowledge that, at the Closing, the Purchaser may obtain and bind a purchaser-side representations and warranties insurance policy with respect to the representations and warranties set forth in Article III (a “R&W Insurance Policy”). The Purchaser acknowledges and agrees that any R&W Insurance Policy shall at all times provide that the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against the Seller or any of its Representatives (except in the case of fraud by the Seller with respect to the representations and warranties set forth in Article III) and the Seller and its Representatives shall be third party beneficiaries of such waiver. Any costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission for the Purchaser’s broker, Taxes related to such policy and other fees and expenses of such policy shall be borne by the Purchaser.

Section 8.3 Indemnification by the Seller. From and after the Closing Date, the Purchaser and its Affiliates and their respective officers, directors, employees, successors and permitted assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Seller from and against any and all Losses to the extent arising out of or resulting from (a) any breach of any Post-Closing Covenant by the Seller or its Subsidiaries or (b) any Excluded Asset or Excluded Liability.

Section 8.4    Indemnification by the Purchaser. From and after the Closing Date, the Seller and its Subsidiaries and their respective officers, directors, employees, successors and permitted assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser from and against any and all Losses to the extent arising out of or resulting from:

(a)    any breach of any Post-Closing Covenant by the Purchaser; or

(b)    any Purchased Asset or Assumed Liability.

Section 8.5    Notice of Loss; Third Party Claims.

(a)    An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement, as promptly as reasonably practicable following (and in any event within thirty (30) days of) such determination, including a reasonably detailed description of the facts alleged to constitute the basis of such claim, stating the amount or estimated amount of the Loss, if known or reasonably ascertainable, and the method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)    If an Indemnified Party shall receive notice from a third party of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it which could reasonably be expected to give rise to a claim for Loss under this Article VIII, as promptly as reasonably practicable following (and in any event within thirty (30) days of) the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the defenses or other rights available to the Indemnifying Party are actually and materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnifying Party not be entitled to assume and control the defense of such Third Party Claim, and shall be liable for the fees and expenses of counsel to the Indemnified Party in defending such Third Party Claim, if, (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, (C) such Third Party Claim seeks non-monetary relief (including injunctive or other equitable relief) or (D) there is a criminal or regulatory enforcement Action brought by any Governmental Authority, or any other dispute involving the Indemnified Party, on the one hand, and any Governmental Authority, on the other hand. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all pertinent records, materials and information in the

Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as may be reasonably requested by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such Third Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 8.5 or if the Indemnifying Party does not assume and conduct the defense of any Third Party Claim, the Indemnified Party may continue to defend such Third Party Claim at the sole cost of the Indemnifying Party, and the Indemnifying Party may participate in, but not control, the defense of such Third Party Claim at the Indemnifying Party’s sole cost and expense.

(c)    The Indemnified Party shall not settle any matter relating to a Third Party Claim, consent to the entry of any Governmental Order or make an admission of fact with a comparable effect without the prior written consent of the Indemnifying Party. Conversely, in exercising its right of control in accordance with Section 8.5(b), the Indemnifying Party shall not settle a Third Party Claim, consent to the entry of any Governmental Order or admit a fact with a comparable effect without the prior written consent of the Indemnified Party, except if and to the extent such settlement provides for (A) the unconditional release of the Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, (B) there is no finding or admission of any violation of Law, any violation of the rights of any Person or any other wrongdoing by the Indemnified Party and (C) the sole relief provided is monetary damages for which the Indemnified Party will have no obligation of payment. The Party controlling the defense of any Third Party Claim shall promptly notify the other Party of each settlement offer with respect to the Third Party Claim.

Section 8.6    Tax Treatment. To the extent permitted by Law, the Parties agree to treat all payments made under this Article VIII, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants, as adjustments to the Purchase Price for all Tax purposes.

Section 8.7    Exclusive Remedy. From and after the Closing, except with respect to Fraud or under any Ancillary Agreement (other than any Closing certificate required to be delivered at or prior to the Closing pursuant to Section 7.2(d) or Section 7.3(c)), (i) this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties (including the Purchaser and the Seller) in connection with this Agreement and the transactions contemplated hereby, (ii) neither the Purchaser nor the Seller shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for a breach of this Agreement or in connection with any of the transactions contemplated by this Agreement, including the purchase of the Purchased Assets and the Equity Interests pursuant hereto, except pursuant to the indemnification provisions set forth in this Article VIII and (iii) each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (A) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or (B) otherwise relating to the subject matter of this Agreement, in each case, that it may have against the other Party and its Representatives arising under or based upon any applicable Law, except pursuant to the indemnification provisions set forth in this Article VIII or in respect of Fraud; provided, however, that nothing in this Section 8.7 shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person pursuant to (or shall otherwise operate to interfere with the operation of) Section 2.6, Section 2.7, Section 2.10, Section 5.11 or Section 10.14; provided, further, that nothing herein shall prevent any Purchaser Indemnified Party from seeking recovery, or recovering, under the R&W Insurance Policy in accordance with its terms.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either the Purchaser or the Seller if the Closing shall not have occurred on or before the Outside Date; provided that the right to terminate this Agreement under this Section 9.1(a) shall not be available to the Purchaser if the Purchaser’s failure to fulfill any of its material obligations under this Agreement shall have been the principal cause of, or shall have principally resulted in, the failure of the Closing to occur on or prior to such date;

(b) by either the Purchaser or the Seller in the event that (i) any Law (it being understood, for the avoidance of doubt, that Governmental Orders are addressed in the following clause (ii) and not this clause (i)) is enacted and has become effective that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or (ii) any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if such Party’s failure to fulfill any of its material obligations under this Agreement shall have been the principal cause of, or shall have principally resulted in, such Governmental Order;

(c) by the Seller if the Purchaser shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement in a manner which would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b), which breach (i) cannot be cured by the Outside Date or (ii) if capable of being cured by the Outside Date, shall not have been cured by the earlier of the Outside Date and twenty (20) Business Days after the giving of written notice by the Seller to the Purchaser specifying such breach; provided, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if the Seller is then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement in a manner which would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b);

(d) by the Purchaser if the Seller shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement in a manner which would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), which breach (i) cannot be cured by the Outside Date or (ii) if capable of being cured by the Outside Date, shall not have been cured by the earlier of the Outside Date and twenty (20) Business Days after the giving of written notice by the Purchaser to the Seller specifying such breach; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if the Purchaser is then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement in a manner which would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(e) by the Seller if the Merger Agreement shall have been validly terminated in accordance with its terms and the Seller delivers written notice thereof to the Purchaser within one (1) Business Day of such valid termination of the Merger Agreement; or

(f) by the mutual written consent of the Seller and the Purchaser.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party; provided that (a) the provisions set forth in Section 5.3(a), Section 5.3(b), Section 5.10(c) and Article X shall remain in effect and (b) nothing herein shall relieve any Party from liability for any Willful Breach or Fraud occurring prior to such termination. The Parties agree that any failure of the Purchaser to consummate the transactions contemplated by this Agreement in accordance with Section 2.3(a), notwithstanding the Purchaser’s compliance with its other obligations under this Agreement or any unavailability of the Acquisition Financing, shall constitute a Willful Breach of this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Payments.

(a) Any payments to be made under this Agreement shall be made by irrevocable wire transfer on the relevant due date in immediately available funds. Payments to the Seller shall be made to such bank account in the United States of America hereafter designated by the Seller to the Purchaser at least three (3) Business Days before a payment by the Purchaser to the Seller becomes due and payable (such bank account, the “Seller Bank Account”) and payments to the Purchaser shall be made to such bank account in the United States of America hereafter designated by the Purchaser to the Seller at least three (3) Business Days before any payment by the Seller to the Purchaser becomes due and payable (such account, the “Purchaser Bank Account”).

(b) Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States dollars and all payments hereunder shall be made in United States dollars.

(c) Neither the Seller nor the Purchaser shall be entitled to exercise any right of set-off or retention against any claims of the Purchaser or the Seller, respectively, for payment or any other claim of the Purchaser or the Seller, respectively, under or in connection with this Agreement.

Section 10.2 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given, delivered and/or provided when delivered personally by hand or by overnight courier or other method or when sent by electronic mail transmission (provided that, in the case of electronic mail transmission, no notice of non-delivery is generated), in each case, to the following physical and electronic mail addresses (or to such other physical and electronic mail address as a Party may have specified by notice pursuant to this provision):

(a)	If to the Seller:

Sears Hometown and Outlet Stores, Inc.

5500 Trillium Boulevard, Suite 501

Hoffman Estates, Illinois 60192

Attention:         Charles J. Hansen, Vice President, General Counsel and Secretary

Email:               Charles.Hansen@shos.com

With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Facsimile:         212-848-7179

Attention:         Rory B. O’Halloran; Cody L. Wright

Email:               rory.o’halloran@shearman.com;

cody.wright@shearman.com

(b)	If to the Purchaser:

Franchise Group Newco S, LLC

c/o Liberty Tax, Inc.

1716 Corporate Landing Parkway

Virginia Beach, VA 23454

Attention:       Michael S. Piper

Email:             msp@libtax.com

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Email: rleaf@willkie.com

Attention: Russell L. Leaf

(c)	If to Parent:

Liberty Tax, Inc.

1716 Corporate Landing Parkway

Virginia Beach, VA 23454

Attn:         Michael S. Piper

Email:       msp@libtax.com

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Email: rleaf@willkie.com

Attention: Russell L. Leaf

Section 10.4 Public Announcements. The Seller and the Purchaser will make a joint initial press release promptly following the execution of this Agreement, which press release shall be mutually agreed. Thereafter, no Party shall, and each Party shall not and shall cause its controlled Affiliates not to, issue any press release or public announcement concerning this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby without obtaining the prior written approval of the other Parties (which approval shall not be unreasonably withheld, delayed or conditioned) unless such Party determines, after consulting with counsel, that disclosure is required by applicable Law (including the rules and regulations of the SEC, and applicable rules of any securities exchange on which the Seller’s or the Purchaser’s securities are traded); provided that each Party shall be permitted to make disclosures or announcements that are substantially consistent with such joint initial press release. If a Party so determines that disclosure of such information is required by applicable Law, such Party shall use its commercially reasonable efforts consistent with applicable Law to consult with the other Parties with respect thereto prior to making such disclosure.

Section 10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.6 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.

Section 10.7 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided that the Purchaser may collaterally assign any of its rights to a Debt Financing Source and the Seller may collaterally assign any of its rights to its secured financing providers; provided, further, that the Purchaser may assign any of its rights or obligations under this Agreement to an Affiliate if such assignment will not result in any non-de minimis delay in the consummation of the Sale or any incremental non-de minimis liabilities, costs or expenses for which the Seller or any of its Affiliates would be responsible, and no such assignment shall release the Purchaser from its obligations hereunder and, if the Purchaser assigns the right and obligation to enter into any Ancillary Agreement at the Closing to any of its Affiliates, then the Purchaser shall be liable for all obligations of such Affiliate under such Ancillary Agreement.

Section 10.8 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 10.9. Notwithstanding anything herein to the contrary, no Debt Financing Provision may be amended, supplemented, changed or waived without the consent of the Debt Financing Sources.

Section 10.9 Waiver. Either the Seller, on the one hand, or the Purchaser, on the other hand, may (a) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto or (b) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 10.10 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article VIII relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement. Notwithstanding the foregoing, each of the Debt Financing Sources shall be an express third party beneficiary with respect to this Section 10.10, Section 10.8, Section 10.12(b), Section 10.13 and Section 10.16 (such provisions, collectively, the “Debt Financing Provisions” and each other Non-Recourse Party shall be an express third party beneficiary with respect to this Section 10.10 and Section 10.16.

Section 10.11 Governing Law. This Agreement and all claims arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the choice of law principles of such state that would require or permit the application of the Laws of another jurisdiction.

Section 10.12 Submission to Jurisdiction.

(a) Each of the Parties (i) consents to submit itself to the exclusive jurisdiction of the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, in any Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of any such Action may be heard and determined in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iv) agrees not to bring any Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (whether in contract, tort, common or statutory law, equity or otherwise) in any other court and (v) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action brought in accordance with this Section 10.12.

(b) Notwithstanding the foregoing, each of the Parties agrees that it will not, and it will not permit any of its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity and whether in contract or tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby (including any dispute arising out of or relating to the Debt Financing or the performance thereof) in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan or, in either case, any appellate court from any thereof.

Section 10.13 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE DEBT FINANCING AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION AGAINST ANY DEBT FINANCING SOURCE. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

Section 10.14 Specific Performance.

(a) The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Each Party further acknowledges that a breach or violation of this Agreement cannot be sufficiently remedied by money damages alone and, accordingly, subject to the limitations in Section 10.14(b), each Party shall be entitled, without the need to post a bond or other security, in addition to damages and any other remedies provided at law or in equity, to specific performance, injunctive and other equitable relief to enforce or prevent any violation. Each Party agrees not to oppose the granting of such equitable relief, and to waive, and to cause its representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

(b) Notwithstanding Section 10.14(a), it is acknowledged and agreed that the right of the Company to a remedy of specific performance to enforce Parent’s or the Purchaser’s obligation to cause the Equity Financing to be funded and to consummate the Closing will be subject to the requirements that (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing); (ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing; (iii) Parent or the Purchaser fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.3; and (iv) the Company has irrevocably confirmed in a written notice to the Purchaser that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions that are required of it by this Agreement to cause the Closing to occur. In no event will the Company be entitled to enforce or seek to enforce specifically Parent’s or the Purchaser’s obligation to cause the Equity Financing to be funded or to complete the Closing if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).

Section 10.15 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 10.16 Non-Recourse.

(a) Except with respect to Actions arising under the R&W Insurance Policy or any Ancillary Agreement, this Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties and signatories hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No Person who is not a named party and signatory to this Agreement, including any past, present or future director, officer, employee, incorporator, manager, member, current or future direct or indirect equityholder, controlling person, trustee, partner, stockholder, Affiliate, agent, attorney or other representative of the Purchaser (including any Vintage Person (other than the Investor to the extent set forth in the Equity Commitment)), the Debt Financing Sources, their respective Affiliates and any of their Representatives, partners, managers, members or equityholders) or the Seller, of any Affiliate of any Party or of any ESL Person, or any of their successors or permitted assigns (collectively, “Non-Recourse Parties”), shall have any liability for any obligations or liabilities of any Party under this Agreement or for any Action based on, in respect of or by reason of the transactions contemplated hereby, including any alleged nondisclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

(b) Without limiting clause (a) above and without limiting any rights the Purchaser may have against any Debt Financing Source under the Debt Commitment Letters, no Debt Financing Source who is not a party to this Agreement shall have any liability to the Seller or any of its Affiliates for any obligations or liabilities of the Purchaser or for any claim (whether at law or in equity, tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without prejudice to the Seller’s rights in Section 5.10(a), in no event shall the Seller or any of its Affiliates (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Debt Financing Source or (ii) seek to enforce the Debt Financing or the Debt Commitment Letters against, make any claims for breach of the Debt Financing or the Debt Commitment Letters against, or seek to recover monetary damages from, or otherwise sue, any Debt Financing Source for any reason, including in connection with the Debt Financing or the Debt Commitment Letters or the obligations of the Debt Financing Sources thereunder.

Section 10.17 Guaranteed Obligations; Additional Obligations.

(a) Parent hereby guarantees the full and punctual performance and payment when due of all covenants and obligations and sums due and owing to the Seller by the Purchaser pursuant to this Agreement, in each case, on or prior to the Closing (collectively, the “Guaranteed Obligations”). In addition to the Guaranteed Obligations, Parent independently agrees to (i) make or cause to be made the Equity Contribution (as defined in, and as contemplated by, the Debt Commitment Letter) prior to the Closing, (ii) maintain in effect and satisfy on a timely basis all conditions set forth in the Equity Commitment within Parent’s control in accordance with the terms and subject to the conditions thereof, (iii) if required to satisfy the Closing Payment, draw upon and consummate the Equity Financing at or prior to the Closing, subject to the terms and conditions of the Equity Commitment, and (iv) if required to satisfy the Closing Payment, at the request of the Seller, enforce its rights under the Equity Commitment to draw upon and consummate the Equity Financing, subject to the terms and conditions of the Equity Commitment ((i) through (iv) collectively, the “Additional Obligations”). Parent’s obligations hereunder shall remain in full force and effect until the Guaranteed Obligations and the Additional Obligations have been paid or performed in full. Notwithstanding anything to the contrary herein, following the earlier to occur of the consummation of the Closing and the termination of this Agreement pursuant to its terms, Parent shall have no further liability or obligation under this Agreement; provided that, in the case of a termination of this Agreement resulting from a Willful Breach of this Agreement by the Purchaser, Parent’s obligations in respect of such Willful Breach shall survive until such matter is finally resolved.

(b) The guarantee set forth in Section 10.17(a) is absolute, unconditional and irrevocable and constitutes a guarantee of payment, performance and discharge and not merely of collection. Such guarantee shall not be subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense for any reason whatsoever. Except as provided in the last sentence of Section 10.17(a), Parent shall have no right to terminate such guarantee or to be released, relieved or discharged from the Guaranteed Obligations or the Additional Obligations for any reason whatsoever.

(c) Parent hereby agrees that a separate action may be brought against it whether or not an action is commenced against the Purchaser with respect to any of the Guaranteed Obligations. Except as provided in the last sentence of Section 10.17(a), it is the intention of the Parties that Parent shall remain liable as principal until the full amount of all sums payable with respect to the Guaranteed Obligations, if any, have been fully paid, and the Guaranteed Obligations have been fully performed.

(d) Parent hereby represents and warrants to the Seller as follows:

(i) Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by Parent of this Agreement and the performance by Parent of its obligations hereunder have been duly authorized by all requisite action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(ii) The execution, delivery and performance by Parent of this Agreement and the consummation of its obligations hereunder do not and will not (a) violate, conflict with or result in the breach of any provision of the organizational documents of Parent, (b) conflict with or violate any Law or Governmental Order applicable to Parent or its assets, properties or businesses or (c) conflict with, result in any breach or violation of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which Parent is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of Parent to carry out its obligations under this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SEARS HOMETOWN AND OUTLET STORES, INC.

By:	/s/ Charles Hansen
Name: Charles Hansen
Title: Vice President, General Counsel and Secretary

FRANCHISE GROUP NEWCO S, LLC

By:	/s/ Michael S. Piper
Name: Michael S. Piper
Title: Chief Financial Officer

LIBERTY TAX, INC.,
solely for purposes of Section 10.17

By:	/s/ Michael S. Piper
Name: Michael S. Piper
Title: Chief Financial Officer

[Signature Page to Equity and Asset Purchase Agreement]

Annex C

Execution Version

EDWARD S. LAMPERT

June 1, 2019

Sears Hometown and Outlet Stores, Inc.

5500 Trillium Boulevard, Suite 501

Hoffman Estates, IL 60192

Re:	Merger Agreement

Ladies and Gentlemen,

I refer to the Agreement and Plan of Merger (the “Merger Agreement”) among Sears Hometown and Outlet Stores, Inc., a Delaware corporation (the “Company”), Transform Holdco, LLC, a Delaware limited liability company (“Transform”), and Transform Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Transform (“Merger Subsidiary”), being executed and delivered concurrently with this letter agreement, pursuant to which, subject to the conditions therein, Merger Subsidiary will be merged with and into the Company, with the Company surviving such merger as an Affiliate of Transform. Capitalized terms not defined herein shall have the meaning assigned to them in the Merger Agreement.

I acknowledge that I am entering into this letter agreement with the Company as a material inducement to the Company to enter into the Merger Agreement and in recognition of substantial direct and indirect benefits to me therefrom.

I hereby agree not to, and to cause ESL not to, effect any amendment of the Company’s bylaws or take, or seek to take, any other stockholder action that is inconsistent with the terms of the Merger Agreement or that would reasonably be expected to frustrate the transactions contemplated thereby, the Outlet Sale Process or any sale of the Outlet Segment conducted in accordance with the terms of the Merger Agreement that meets the Outlet Sale Requirements.

Furthermore, upon your request, I agree to, and to cause ESL to, take all such action as may be necessary to exempt from the requirements of Section 2.10 of the Company’s bylaws the approval by the Company Board of the entry into any sale of the Outlet Segment conducted in accordance with the terms of the Merger Agreement that meets the Outlet Sale Requirements.

This letter agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered will constitute an original of this letter agreement, but all the counterparts will together constitute one and the same agreement. This letter agreement shall be governed by the substantive laws of the State of Delaware and all disputes arising under or in connection herewith shall be submitted to the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court.

[Signature page follows]

Sincerely,

/s/ Edward S. Lampert
Edward S. Lampert

Accepted and agreed as of the date first above written,

SEARS HOMETOWN AND OUTLET STORES, INC.

By:	/s/ Charles J. Hansen
Name:	Charles J. Hansen
Title:	Vice President, General Counsel and Secretary

[Signature Page to Letter Agreement between Edward S. Lampert and Sears Outlet and Hometown Stores, Inc.]

Annex D

SEARS HOMETOWN AND OUTLET STORES, INC.

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

The undersigned stockholders of Sears Hometown and Outlet Stores, Inc., a Delaware corporation (the “Company”), constituting the holders of a majority of the outstanding shares of common stock, par value $0.01 per share, of the Company, acting pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) and Article I, Section 1.10 of the Amended and Restated Bylaws of the Company (the “Bylaws”), DO HEREBY IRREVOCABLY CONSENT (this “Consent”) to the adoption of, and DO HEREBY IRREVOCABLY ADOPT, the following resolutions as of June 1, 2019. Each capitalized term or other term used and not defined herein but defined in the Merger Agreement (as defined below) shall have the meaning ascribed to it in the Merger Agreement.

Approval of the Merger Agreement

WHEREAS, the Company has entered into an Agreement and Plan of Merger in the form approved by each of the Company Board (as defined below) and the Special Committee (as defined below) and attached hereto as Exhibit A (such Agreement and Plan of Merger, as executed and delivered by the parties thereto, including the exhibits and schedules thereto, the “Merger Agreement”), among Transform Holdco LLC, a Delaware corporation (“Parent”), Transform Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (the “Merger Subsidiary”), and the Company, which provides for the merger of the Merger Subsidiary with and into the Company (the “Merger”) with the Company surviving the Merger as a subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has established a special committee of the Company Board consisting solely of an independent director (the “Special Committee”) to review, consider, evaluate, negotiate, reject or recommend or not recommend to the Company Board any offer by Parent to acquire securities of the Company or any other proposal for a business combination transaction with Parent;

WHEREAS, the Special Committee has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders (other than ESL Investments, Inc. and its investment affiliates, including Edward S. Lampert (together, “ESL”)), (ii) approved the Merger Agreement and the transactions contemplated thereby and declared the Merger Agreement advisable and (iii) recommended that the Company Board adopt resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated thereby and recommending that the Merger Agreement be adopted by the stockholders of the Company;

WHEREAS, the Company Board (acting upon the unanimous recommendation of the Special Committee) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders (other than ESL), (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, (iii) directed that the Merger Agreement be submitted to the stockholders of the Company for their adoption and approval, and (iv) resolved to recommend that the Merger Agreement be adopted by the stockholders of the Company;

WHEREAS, the Merger Agreement will be submitted to the stockholders of the Company for its adoption immediately following its execution and delivery by the parties thereto, and the Company Board has resolved to recommend that the stockholders irrevocably approve the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger; and

WHEREAS, the undersigned stockholders have determined that it is desirable to irrevocably approve the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.

NOW, THEREFORE, BE IT:

RESOLVED, that the Merger Agreement and the terms and conditions set forth therein and the transactions contemplated thereby, including the Merger, be, and hereby are, irrevocably adopted and approved in all respects (the “Merger Agreement Approval”); provided, however, that the Merger Agreement Approval shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms.

Approval of the Outlet Sale

WHEREAS, the Company desires to conduct the Outlet Sale Process between the execution of the Merger Agreement and the Closing; and

WHEREAS, to the extent that a sale of the Outlet Segment in accordance with the terms of the Merger Agreement that meets the Outlet Sale Requirements would constitute a sale of substantially all of the Company’s property and assets and be subject to the stockholder approval requirements of Section 271(a) of the DGCL, the undersigned stockholders have determined that it is desirable to irrevocably approve such sale of the Outlet Segment in accordance with the requirements of Section 271(a) of the DGCL.

NOW, THEREFORE, BE IT:

RESOLVED, that, to the extent that a sale of the Outlet Segment in accordance with the terms of the Merger Agreement that meets the Outlet Sale Requirements would constitute a sale of substantially all of the Company’s property and assets and be subject to the stockholder approval requirements of Section 271(a) of the DGCL, such sale of the Outlet Segment be, and hereby is, irrevocably approved in all respects (the “Outlet Sale Approval”); provided, however, that the Outlet Sale Approval shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms;

RESOLVED, FURTHER, that this Consent and the resolutions set forth herein shall be effective upon delivery to the Company in accordance with Section 228 of the DGCL and Article I, Section 1.10 of the Bylaws;

RESOLVED, FURTHER, that this Consent may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same written consent; and

RESOLVED, FURTHER, that this Consent shall be filed with the minutes of the proceedings of the stockholders of the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned stockholders have executed this Consent effective as of the date written above.

ESL PARTNERS, L.P.
By: RBS Partners, L.P., as its general partner
By: ESL Investments, Inc., as its general partner

By:	/s/ Edward S. Lampert
Name:	Edward S. Lampert
Title:	Chief Executive Officer

[Signature Page to Written Consent of Stockholders]

EDWARD S. LAMPERT

/s/ Edward S. Lampert

[Signature Page to Written Consent of Stockholders]

Annex E

SEARS HOMETOWN AND OUTLET STORES, INC.

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

The undersigned stockholders of Sears Hometown and Outlet Stores, Inc., a Delaware corporation (the “Company”), constituting the holders of a majority of the outstanding shares of common stock, par value $0.01 per share, of the Company, acting pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) and Article I, Section 1.10 of the Amended and Restated Bylaws of the Company (the “Bylaws”), DO HEREBY IRREVOCABLY CONSENT (this “Consent”) to the adoption of, and DO HEREBY IRREVOCABLY ADOPT, the following resolutions as of August 27, 2019. Each capitalized term or other term used and not defined herein but defined in the Merger Agreement (as defined below) shall have the meaning ascribed to it in the Merger Agreement.

Approval of the Outlet Sale

WHEREAS, the Company has entered into an Agreement and Plan of Merger dated as of June 1, 2019 (the “Merger Agreement”), among Transform Holdco LLC, a Delaware corporation (“Parent”), Transform Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (the “Merger Subsidiary”), and the Company, which provides for the merger of the Merger Subsidiary with and into the Company (the “Merger”) with the Company surviving the Merger as a subsidiary of Parent;

WHEREAS, the Company has advised the undersigned stockholders that it intends to enter into an Outlet Purchase Agreement in the form attached hereto as Exhibit A (such agreement, the “Liberty/Outlet Purchase Agreement”);

WHEREAS, the Special Committee (the “Special Committee”) of the Board of Directors of the Company (the “Company Board”) has (i) determined that the Liberty/Outlet Purchase Agreement and the transactions contemplated thereby are in the best interests of the Company and its stockholders (other than ESL Investments, Inc. and its investment affiliates, including Edward S. Lampert (together, “ESL”)), (ii) approved the Liberty/Outlet Purchase Agreement and the transactions contemplated thereby and (iii) recommended that the Company Board adopt resolutions approving the Liberty/Outlet Purchase Agreement and the transactions contemplated thereby, including for purposes of Section 2.10 of the Bylaws and Section 271 of the DGCL to the extent applicable;

WHEREAS, the Company Board (acting upon the recommendation of the Special Committee) has unanimously (i) determined that the Liberty/Outlet Purchase Agreement and the transactions contemplated thereby are advisable and in the best interests of the Company and its stockholders (other than ESL) and (ii) approved and adopted the Liberty/Outlet Purchase Agreement and the transactions contemplated thereby, including for purposes of Section 2.10 of the Bylaws and Section 271 of the DGCL to the extent applicable; and

WHEREAS, to the extent that a sale of the Outlet Segment consummated in all material respects in accordance with the terms set forth in the Liberty/Outlet Purchase Agreement would constitute a sale of substantially all of the Company’s property and assets and be subject to the stockholder approval requirements of Section 271(a) of the DGCL, the undersigned stockholders have determined that it is desirable to irrevocably approve such sale of the Outlet Segment in accordance with the requirements of Section 271(a) of the DGCL.

NOW, THEREFORE, BE IT:

RESOLVED, that, to the extent that a sale of the Outlet Segment consummated in all material respects in accordance with the terms set forth in the Liberty/Outlet Purchase Agreement would constitute a sale of substantially all of the Company’s property and assets and be subject to the stockholder approval requirements of Section 271(a) of the DGCL, such sale of the Outlet Segment be, and hereby is, irrevocably approved in all respects (the “Outlet Sale Approval”); provided, however, that the Outlet Sale Approval shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms.

RESOLVED, FURTHER, that this Consent and the resolutions set forth herein shall be effective upon delivery to the Company in accordance with Section 228 of the DGCL and Article I, Section 1.10 of the Bylaws;

RESOLVED, FURTHER, that this Consent may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same written consent; and

RESOLVED, FURTHER, that this Consent shall be filed with the minutes of the proceedings of the stockholders of the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned stockholders have executed this Consent effective as of the date written above.

ESL PARTNERS, L.P.

By: RBS Partners, L.P., as its general partner

By: ESL Investments, Inc., as its general partner

By:	/s/ Edward S. Lampert
Name:	Edward S. Lampert
Title:	Chief Executive Officer

[Signature Page to Written Consent of Stockholders Approving Outlet Purchase Agreement]

EDWARD S. LAMPERT

/s/ Edward S. Lampert

[Signature Page to Written Consent of Stockholders Approving Outlet Purchase Agreement]

Annex F

Sears Hometown and Outlet Stores, Inc.

5500 Trillium Boulevard, Suite 501

Hoffman Estates, Illinois 60192

August 27, 2019

Transform Holdco LLC

Transform Merger Corporation

3333 Beverly Road

Hoffman Estates, IL 60179

Attention: Luke J. Valentino, General Counsel

Re: Agreement and Plan of Merger

Ladies and Gentlemen:

We refer to the Agreement and Plan of Merger, dated as of June 1, 2019 (as amended from time to time in accordance with its terms, the “Merger Agreement”), among Sears Hometown and Outlet Stores, Inc., a Delaware corporation (the “Company”), Transform Holdco LLC, a Delaware limited liability company (“Parent”), and Transform Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

We have advised you that we intend to enter into an Outlet Purchase Agreement with a subsidiary of Liberty Tax, Inc. in the form attached hereto as Exhibit A (such agreement, the “Liberty/Outlet Purchase Agreement”) contemporaneously with the execution and delivery of this letter agreement. In that connection, the undersigned hereby agree as follows:

1. Notwithstanding anything in the Merger Agreement to the contrary (but without affecting any other rights and obligations of the parties hereto under the Merger Agreement, including, without limitation, the Company’s obligation to terminate the Liberty/Outlet Purchase Agreement in accordance with Section 6.03(e)(v)(B) of the Merger Agreement in the circumstances set forth therein), the Closing will take place substantially concurrently with the “Closing” as defined in the Liberty/Outlet Purchase Agreement (the “Outlet Closing”), subject to (a) the satisfaction of the conditions set forth in Article 9 of the Merger Agreement (or, to the extent permissible under Applicable Law, the waiver of such conditions by the party or parties entitled to the benefit thereof), other than conditions that by their nature are to be satisfied by actions to be taken at the Closing but subject to the satisfaction or, to the extent permissible under Applicable Law, waiver of those conditions at the Closing, (b) Parent having received the Financing Information set forth in clauses (iii) and (iv) of the definition thereof from the Company (subject to the last sentence of the definition of “Financing Information”) at least 3 Business Days prior to the Outlet Closing and (c) the Outlet Closing occurring no earlier than October 11, 2019; provided, however, that (i) the Company shall keep Parent reasonably informed of the anticipated date of the Outlet Closing (and in any event shall provide written notice to Parent of the anticipated date of the Outlet Closing at least 10 Business Days prior thereto) and (ii) the Closing may be deferred by Parent by up to an additional 7 Business Days upon written notice to the Company at least 5 Business Days prior to the anticipated date of the Outlet Closing; provided, that any such deferral of the Closing shall extend the Outlet Closing Deadline by the same number of days (but, for the avoidance of doubt, in no case shall the Outlet Closing Deadline be later than the earlier of (x) the Credit Agreement Default Waiver Deadline and (y) the End Date); and provided, further, that in the event of any such deferral by Parent, the Company will exercise its right under the Liberty/Outlet Purchase Agreement to similarly defer the Outlet Closing to the same date (but, for the avoidance of doubt, in no case shall the date of the Outlet Closing be later than the earlier of (x) the Credit Agreement Default Waiver Deadline and (y) the End Date); and (iii) the Outlet Closing shall be deemed for all purposes under the Merger Agreement to be consummated prior to the Closing. For purposes of this letter agreement, the condition set forth in Section 9.01(c)(i) of the Merger Agreement shall be deemed to be a condition to be satisfied by actions taken at the Closing.

2. In consummating the obligations of the parties under Section 2.09 of the Merger Agreement, clause (ii) of Section 2.09(d) shall be disregarded and the reference to “72 hours” in Section 2.09(e) shall be deemed to be a reference to “24 hours”.

3. The definition of “GAAP” in Section 1.01 of the Merger Agreement is amended and replaced in its entirety with the following: ““GAAP” means generally accepted accounting principles in the United States, excluding, for the purposes of this Agreement, the effects of Accounting Standards Codification Topic 842 (Leases).”

4. Section 1.01(c) of the Company Disclosure Schedule (Net Working Capital Line-Items and Allocation Descriptions) is amended and replaced in its entirety by Schedule 1.01(c) to this letter agreement.

5. The Liberty/Outlet Purchase Agreement, and any sale of the Outlet Segment consummated in accordance with and on the terms set forth in the Liberty/Outlet Purchase Agreement, shall be deemed for all purposes under the Merger Agreement to satisfy and comply with the requirements of clauses (ii) and (iii) of the definition of Outlet Sale Requirements.

6. The Company hereby represents and warrants to Parent and Merger Subsidiary that (i) the execution, delivery and performance by the Company of this letter agreement has been duly authorized by all necessary corporate action on the part of the Company (including the Special Committee) and (ii) this letter agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

7. Parent hereby represents and warrants to the Company that (i) the execution, delivery and performance by Parent and Merger Subsidiary of this letter agreement has been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary and (ii) this letter agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

F-2

8. The Merger Agreement, as modified and supplemented hereby, remains in full force and effect.

9. Sections 1, 2 and 5 of this letter agreement shall automatically terminate and be of no further force or effect following a termination of the Liberty/Outlet Purchase Agreement.

10. Sections 1.02 (Interpretive Provisions), 11.01 (Notices), 11.03 (Amendments and Waivers), 11.06 (Binding Effect; Benefit; Assignment), 11.07 (Governing Law), 11.08 (Jurisdiction), 11.09 (Waiver of Jury Trial), 11.11 (Counterparts; Effectiveness), 11.13 (Severability) and 11.14 (Specific Performance) of the Merger Agreement are hereby incorporated into this letter agreement mutatis mutandis as if set forth in full herein.

[The remainder of this page has been intentionally left blank; signature pages follow.]

F-3

Sincerely,

SEARS HOMETOWN AND OUTLET STORES, INC.

By:	/s/ Will Powell
Name: Will Powell
Title: CEO and President

Acknowledge and agreed as of

the date first set forth above:

TRANSFORM HOLDCO LLC

By:	/s/ Edward S. Lampert
Name: Edward S. Lampert
Title: Chief Executive Officer

TRANSFORM MERGER CORPORATION

By:	/s/ Kunal Kamlani
Name: Kunal Kamlani
Title: President

Annex G

May 31, 2019

Special Committee of the Board of Directors

and the Board of Directors

Sears Hometown and Outlet Stores, Inc.

5500 Trillium Boulevard, Suite 501

Hoffman Estates, Illinois 601 92

Gentlemen:

You have asked us to advise you with respect to the fairness to the holders (other than ESL Investments, Inc. and its affiliates, including Edward S. Lampert (collectively, “ESL”)) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Sears Hometown and Outlet Stores, Inc. (the “Company”) from a financial point of view of the $2.25 in cash of Base Merger Consideration (as defined in the Agreement) per share to be paid to the holders of the Shares pursuant to the terms of the Agreement and Plan of Merger, to be dated as of June 1, 2019 (the “Agreement”), by and among Transform Holdco, LLC, a Delaware limited liability company (“Parent”), Transform Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company.

We understand that the Agreement provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), and that, upon effectiveness of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares (i) held in the treasury of the Company or owned by any subsidiary of the Company, or (ii) owned by ESL or Parent) will be cancelled and converted into the right to receive the Merger Consideration (as defined in the Agreement).

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other information of the Company;

(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared and provided to us by the management of the Company and approved for our use by the Company;

(iii) reviewed certain financial projections for the Company prepared and provided to us by the management of the Company and approved for our use by the Company;

(iv) discussed the past and current operations, financial condition and prospects of the Company with management of the Company;

(v) reviewed the reported prices and trading activity of the Shares;

(vi) compared the financial performance and condition of the Company and the reported prices and trading activity of the Shares with that of certain other publicly traded companies that we deemed relevant;

(vii) reviewed publicly available information regarding the financial terms of certain transactions that we deemed relevant, in whole or in part, to the Merger;

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(viii) participated in certain discussions among management and other representatives of each of Parent and the Company;

(ix) reviewed a draft, dated May 31, 2019, of the Agreement;

(x) reviewed the organizational documents of the Company, including the Amended and Restated Bylaws of the Company, dated April 15, 2019 (the “Bylaws”); and

(xi) performed such other analyses and reviewed such other material and information as we have deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information and have relied on such information being complete and correct. We have relied on assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to our opinion. With respect to the financial projections, we have assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company of the future financial performance of the Company. We express no views as to the reasonableness of any such financial projections or the assumptions on which they are based. We have not conducted a physical inspection of the facilities or property of the Company. We have not assumed any responsibility for or performed any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuation or appraisal other than a plan for the liquidation of the Company’s Hometown business segment prepared by management as of April 8, 2019 (the “Management Liquidation Plan”). Although we reviewed the Management Liquidation Plan, we did not evaluate, and express no opinion regarding, the liquidation value of any entity, asset or business. Furthermore, we have not considered any tax, accounting or legal effects of the Merger or the transaction structure on any person or entity.

We have assumed that the final form of the Agreement will be substantially the same as the last draft reviewed by us and will not vary in any respect material to our analysis. We have also assumed that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement (including, without limitation, the Merger Consideration to be paid to the holders of the Shares in the Merger), and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger. We have further assumed that all representations and warranties set forth in the Agreement are and will be true and correct as of all the dates made or deemed made and that all parties to the Agreement will comply with all covenants of such parties thereunder.

We note that under the terms of the Agreement, the Company is permitted to conduct a process to potentially sell all of the Company’s Outlet business segment (the “Outlet Sale Process”), which may result in consideration in addition to the Base Merger Consideration becoming payable to the holders of the Shares. The outcome of the Outlet Sale Process, including whether a transaction involving the Outlet business segment will occur at all and the terms on which any such transaction may occur, is not currently known. Accordingly, at your direction, we have assumed for purposes of our analysis that no additional consideration will be payable to the holders of the Shares as a result of any transaction involving the Outlet business segment pursuant to the Outlet Sale Process.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, May 31, 2019. In particular, we do not express any opinion as to the prices at which the Shares may trade at any future time or as to the impact of the Merger on the solvency or viability of the Company, Parent or Merger Sub or the ability of the Company, Parent or Merger Sub to pay their

1345 AVENUE OF THE AMERICAS	NEW YORK, NY 10105	T 212.508.1600	PJSOLOMON.COM

respective obligations when they come due. Furthermore, our opinion does not address the Company’s underlying business decision to undertake the Merger, and our opinion does not address the relative merits of the Merger as compared to any alternative transactions or business strategies that might be available to the Company. Our opinion does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise except as expressly identified herein.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to a merger or other business combination transaction involving the Company or any of its assets. The Special Committee (as defined below) has also directed us, and we have assumed for purposes hereof, that the Company is prevented from undertaking any transaction contemplated by the Management Liquidation Plan or any other strategic or financial transaction alternative that is not in accordance with the Company’s organizational documents, including, without limitation, Section 2.10 of the Bylaws. We express no opinion with respect to the values that might have been obtained for the Company or its assets in any merger or business combination with any other party or in any other strategic or financial transaction, including, without limitation, any transaction contemplated by the Management Liquidation Plan.

Natixis, S.A. (“Natixis”), which became the holder of a majority of our outstanding equity on June

8, 2016, is, together with its affiliates, engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management, insurance and other financial and non-financial activities and services for various persons and entities. Natixis and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including ESL and its affiliates and portfolio companies, or any currency or commodity that may be involved in the Merger.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with this transaction and the Outlet Sale Process and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger and a portion of which is payable upon the delivery of this letter. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In the past we have provided financial advisory services to the Special Committee, including services in connection with a potential repurchase of a portion of the Company’s outstanding shares of common stock or the taking of other actions to maximize shareholder value. We have not during the two years prior to the date hereof provided any financial advisory services to ESL, Parent or their respective affiliates or, in the case of ESL, portfolio companies, for which we received payment. In the future, we, Natixis and our respective affiliates may provide financial advisory services to the Company, ESL, Parent and their respective affiliates and, in the case of ESL, portfolio companies and in the future may receive compensation for rendering these services.

This letter and our advisory services are provided for the information and assistance of the Special Committee and the Board of Directors of the Company (in their respective capacities as such) in connection with their consideration of the Merger. This letter may not be reproduced, summarized, described, referred to or used for any other purpose without our prior written consent, except as part of a proxy or information statement or Schedule 13E-3 that is required to be filed by the Company in connection with the Merger, except to the extent provided in our engagement letter dated November 13, 2018. We express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the Base Merger Consideration to be paid to the of the Shares pursuant to the Agreement or otherwise. This letter does not constitute a recommendation to any holder of Shares as to how any such holder should vote on the Merger or act on any matter relating to the Merger. The issuance of this opinion has been authorized by our fairness opinion committee.

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Based on, and subject to, the foregoing, we are of the opinion that on the date hereof, the Base Merger Consideration to be paid to the holders of the Shares (other than ESL or Parent) pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

PJ SOLOMON SECURITIES, LLC

1345 AVENUE OF THE AMERICAS	NEW YORK, NY 10105	T 212.508.1600	PJSOLOMON.COM

ANNEX H

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)    In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to

§ 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any “excluded stock” (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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